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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on January 19, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Cloopen Group Holding Limited
(Exact name of Registrant as specified in its Constitution)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16/F, Tower A, Fairmont Tower
33 Guangshun North Main Street
Chaoyang District, Beijing
People's Republic of China
(86) 10-5282-3178
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dan Ouyang, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing 100022
People's Republic of China
(86) 10-6529-8300	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong (852) 3740-4700
Robert G. Day, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.    ☐

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

              Emerging growth company    ☒

              If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Class A ordinary shares, par value US$0.0001 per share	US$100,000,000	US$10,910

(1)
American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-                  ). Each ADS represents                  Class A ordinary shares.

(2)
Includes (a) Class A ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (b) Class A ordinary shares represented by American depositary shares that may be purchased by the underwriters pursuant to their option to purchase additional ADSs. The Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

              The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                       , 2021

                           American Depositary Shares

Cloopen Group Holding Limited

Representing                           Class A Ordinary Shares

          This is an initial public offering of American depositary shares, or ADSs, of Cloopen Group Holding Limited.

          We are offering                          ADSs to be sold in this offering. Each ADS represents                          of our Class A ordinary share(s), par value of US$0.0001 per share, or Class A ordinary share(s).

          Prior to this offering, there has been no public market for the ADSs or our shares. It is currently estimated that the initial public offering price per ADS will be between US$             and US$             . We have applied to list the ADSs on the New York Stock Exchange under the symbol "RAAS".

          We are an "emerging growth company" as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements.

          Immediately prior to the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to ten votes. Each Class B ordinary share will be convertible into Class A ordinary share at the option of the holder thereof. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances.

          See "Risk Factors" on page 18 to read about factors you should consider before buying the ADSs.

          Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PRICE US$              PER ADS

	Per ADS	Total

Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses	US$	US$

(1)
See "Underwriting" for additional information regarding compensation payable by us to the underwriters.

          We have granted the underwriters an option to purchase up to an additional                          ADSs within 30 days after the date of this prospectus from us at the initial public offering price less the underwriting discounts and commissions.

          The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about                  , 2021.

Goldman Sachs	Citigroup	CICC

Prospectus dated                          , 2021

[Page intentionally left blank for graphics]

          Until                  (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy the ADSs offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

          Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where other action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

 PROSPECTUS SUMMARY

          This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". This prospectus contains information from an industry report commissioned by us and prepared by China Insights Consultancy, or CIC, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the CIC report.

Our Mission

          Our mission is to enhance the daily communication experience and operational productivity for enterprises.

          We aspire to drive the transformation of the enterprise communications industry by offering innovative marketing and operational tactics and SaaS-based tools.

Overview

          We are the largest multi-capability cloud-based communications solution provider in China, as measured by revenues in 2019, according to the CIC report(1). We are the only provider in China that offers a full suite of cloud-based communications solutions, according to the same source, covering communications platform as a service, or CPaaS, cloud-based contact centers, or cloud-based CC, and cloud-based unified communications and collaborations, or cloud-based UC&C. We serve a diverse and loyal customer base consisting of enterprises of all sizes across a variety of industries, including internet, telecommunications, financial services, education, industrial manufacturing and energy.

          China's cloud-based communications industry is still in the early stages of development relative to more mature markets globally, and is experiencing significant transformation driven by rapid advancements in cloud and AI technologies. Enterprises in China increasingly focus on digital solutions and are adopting new technologies to improve the efficiency and quality of their intra- and extra-organizational communications. We believe that we are well-positioned to capitalize on this great opportunity in the emerging China market and continue to contribute to the growth of this market. As an industry pioneer, we have accumulated extensive expertise, and developed a variety of proprietary products and services characterized by quality and reliability, to enable seamless connectivity across telecommunications networks.

          We believe that we are well adapted to serve China's unique market dynamics, leveraging our deep-rooted experience in China's cloud-based communications industry and insights in the specific communications needs of domestic enterprises. With our comprehensive business portfolio and feature-rich solutions, we can accommodate the disparate demands of a broad range of customers across public and private clouds, from small- to medium-sized enterprises to large enterprises. We have developed a highly efficient product development ecosystem, which enables us to capture complex and evolving customer demands and develop new and enhanced features and products that continue to represent compelling value propositions across our customer base. Moreover, we have developed industry-specific solutions with targeted features and functionalities

(1)
Ranking excludes ICT vendors whose business primarily focuses on infrastructure, equipment and devices in relation to information and communications technologies. See "Industry Overview" for more detail.

for players in a number of industries, making it efficient for us to scale expediently among enterprises within the same industries.

          We have experienced robust growth in recent years. As of December 31, 2018 and 2019 and September 30, 2020, we had an active customer base of over 10,200, 11,500 and 12,000 enterprises, respectively, among which 125, 152 and 173 were large-enterprise customers, respectively. In 2018, 2019 and the nine months ended September 30, 2020, the dollar-based net customer retention rate in relation to solutions that we offer on a recurring basis was 135.7%, 102.7% and 94.7%, respectively. We served 160, 193 and 128 customers for our project-based solutions in 2018, 2019 and the nine months ended September 30, 2020, respectively. Our revenues increased by 29.7% from RMB501.5 million in 2018 to RMB650.3 million (US$95.8 million) in 2019, and increased by 19.4% from RMB426.3 million in the nine months ended September 30, 2019 to RMB509.0 million (US$75.0 million) in the nine months ended September 30, 2020, of which 72.3%, 75.0%, 74.9% and 76.5% were recurring revenues in the same periods, respectively. In 2018 and 2019, we incurred net loss of RMB155.5 million and RMB183.5 million (US$27.0 million), respectively. In the nine months ended September 30, 2019 and 2020, we incurred net loss of RMB129.6 million and RMB203.7 million (US$30.0 million), respectively.

Our Industry

          China's cloud-based communications industry had a total market size of approximately RMB35.7 billion in 2019, and is expected to increase at a CAGR of 23.3% to approximately RMB101.5 billion in 2024, according to the CIC report. In particular, the sizes of cloud-based CC market and cloud-based UC&C market in terms of revenues are expected to enjoy premium-to-market growth, from RMB8.3 billion in 2019 to RMB35.8 billion in 2024 at a CAGR of 34.1% and from RMB3.5 billion in 2019 to RMB26.3 billion in 2024 at a CAGR of 49.3%, respectively, according to the CIC report.

          China's IT spending is expected to experience solid growth from RMB3.1 trillion in 2019 to RMB5.6 trillion in 2024 at a CAGR of 12.2%, according to the CIC report. This trend, accompanied by the availability of fiber internet, development in 5G technologies, and high penetration rates of smart devices, lays a solid foundation for the rapid adoption of cloud technologies in China. In addition, according to the CIC report, the traditional hardware-based communications systems of many enterprises are fast approaching the tail-end of their three-to-five-year product cycle. We believe these enterprises are increasingly inclined to adopt cloud-based, software-centric communications solutions as they upgrade their systems, for lower upfront investment, easy and fast deployment, flexible integration and scalable adaption to evolving business environment. We believe that, these market opportunities, together with the adoption of AI technologies, new use cases enabled by video technologies, and significant potential for consolidation presented by the fragmented industry, will contribute to the future growth in China's cloud-based communications industry.

Our Competitive Strengths

          We believe our success to date is primarily attributable to the following key competitive strengths.

  •
  recognized market leader with a full suite of solutions offerings;

  •
  proprietary top-tier technologies premised on innovation;

  •
  highly scalable business model;

  •
  omni-channel and effective sales capabilities; and

  •
  diverse and loyal customer base.

Our Growth Strategies

          Aligned with our mission, we intend to continuously innovate and expand our solutions to empower the digital transformation and integration in modern enterprises seeking to enhance their operational productivity. To this end, we intend to leverage our existing strengths and pursue the following strategies.

  •
  continuously innovate our solutions and capture new growth opportunities;

  •
  continuously optimize our product offering mix;

  •
  expand sales to existing customers;

  •
  grow customer base;

  •
  selectively pursue strategic alliances and acquisitions; and

  •
  explore new markets overseas.

Our Risks and Challenges

          Investing in the ADSs entails a significant level of risk. Before investing in the ADSs, you should carefully consider all of the risks and uncertainties mentioned in the section titled "Risk Factors", in addition to all of the other information in this prospectus, including the financial statements and related notes. The occurrence of one or more of the events or circumstances described in the section titled "Risk Factors", alone or in combination with other events or circumstances, may adversely affect our business, results of operations and financial condition. Such risks include, but are not limited to:

Risks related to our business and industry

  •
  our ability to attract new customers or retain existing ones;

  •
  continued development of our solutions and the markets our solutions target;

  •
  our limited operating history;

  •
  our ability to generate profits and positive cash flows;

  •
  our reliance on collaborations with China's major mobile network operators;

  •
  our ability to enhance or upgrade our existing solutions and introduce new ones;

  •
  compatibility of our solutions across devices, business systems and applications and physical infrastructure;

  •
  our ability to compete effectively in China's cloud-based communications industry and internationally;

  •
  our ability to collect accounts receivables from our customers in a timely manner;

  •
  our ability to maintain and enhance our brand image and generate positive publicity;

  •
  our ability to optimize the prices for our solutions;

  •
  our ability to manage our sales cycle to large enterprises;

  •
  our ability to comply with related laws and regulations associated with conducting business with state-owned enterprises;

  •
  real or perceived errors, defects, failures, vulnerabilities, or bugs in our solutions;

  •
  our ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions;

  •
  our ability to support and resolve intellectual property rights claims and other litigation matters;

  •
  our ability to protect or defend our intellectual property rights; and

  •
  our ability to comply with laws and contractual obligations related to data privacy and protection.

Risks related to regulatory compliance

  •
  compliance with extensive and evolving laws and regulations in the PRC;

  •
  third-party misconduct and misuse of our solutions in violation of relevant laws and regulations; and

  •
  our ability to implement and maintain an effective system of internal control over financial reporting.

Risks related to doing business in China

  •
  changes in China's economic, political or social conditions or government policies;

  •
  uncertainties with respect to the PRC legal system;

  •
  lack of PCAOB inspections on our independent registered public accounting firm that issues the audit report included in this prospectus;

  •
  difficulty for overseas regulators to conduct investigation or collect evidence within China;

  •
  misappropriation and misuse of our controlling non-tangible assets, including chops and seals; and

  •
  PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion.

Risks related to our corporate structure

  •
  compliance of the contractual arrangements that establish our corporate structure for operating our business;

  •
  failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them; and

  •
  actual or potential conflicts of interest of shareholders of the VIE with us.

Risks related to corporate governance

  •
  our status as an exempted company incorporated in the Cayman Islands;

  •
  our status as an foreign private issuer; and

  •
  our dual-class voting structure and the concentration of ownership which provide Class B ordinary shareholder considerable influence over corporate matters, including the election of board of directors.

Risks related to the ADS and this offering

  •
  lack of public market for the ADSs or our ordinary shares prior to this offering; and

  •
  volatility of the trading price of the ADSs.

          See "Risk Factors" and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

          We began to provide cloud-based communications solutions in 2014, and have primarily operated our business through Beijing Ronglian Yitong Information Technology Co. Ltd., or Ronglian Yitong. In January 2014, we incorporated Cloopen Group Holding Limited, our current ultimate holding company, as an exempted company with limited liability in the Cayman Islands, to facilitate our offshore financings.

          In February 2014, Cloopen Limited, a subsidiary wholly-owned by Cloopen Group Holding Limited was incorporated in Hong Kong. In April 2014, Anxun Guantong (Beijing) Technology Co., Ltd., or Anxun Guantong, a subsidiary wholly-owned by Cloopen Limited, was established in China.

          In July 2014, due to the restrictions imposed by current PRC laws and regulations on foreign ownership and investment in companies that engage in value-added telecommunications services, Anxun Guantong entered into a series of contractual arrangements with Ronglian Yitong and its shareholders, by which we exert control over and are the primary beneficiary of our affiliated entities and consolidate their financial results under U.S. generally accepted accounting principles, or U.S. GAAP. The contractual arrangements with Ronglian Yitong were subsequently amended and restated in 2018, 2019 and 2020. See "Corporate History and Structure — Contractual Arrangements" for details.

          The following diagram illustrates our simplified corporate structure, including our subsidiaries, our VIE and other principal affiliated entities in China, as of the date of this prospectus.

(1)
See "Principal Shareholders" for details of our shareholding structures immediately prior to and after this offering. Immediately upon completion of this offering, we anticipate that             % of our issued and outstanding shares will be held by our affiliates and             % will be held by non-affiliates.

(2)
Ronglian Yitong is owned as to 71.01% by Mr. Changxun Sun, our founder, chairman of board of directors and chief executive officer, 26.46% by Mr. Jianhong Zhou, our director, 1.55% by Beijing Hongshan Shengde Equity Investment Center (Limited Partnership), and 0.98% by Lhasa Heye Investment Management Co., Ltd.

(3)
Includes 34 wholly-owned subsidiaries and four non-wholly owned subsidiaries of our VIE, all of which are individually immaterial.

Implications of Being an Emerging Growth Company

          As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of our internal control over financial reporting. Under the JOBS Act, an emerging growth company does not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so. We have elected to take advantage of such exemption, and as a result, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

          We will remain an emerging growth company until the earliest of (1) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (2) the last day of our fiscal year following the fifth anniversary of completion of this offering; (3) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if we have been a public company for at least 12 months and the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

          Our principal executive offices are located at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing, the PRC. Our telephone number at this address is (86) 10-5282-3178. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

          Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is www.yuntongxun.com. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to this Prospectus

          Unless we indicate otherwise and for the purpose of this prospectus only:

  •
  "active customers" at the end of any period refers to customers which had over RMB50 in annual spending in the preceding 12 months;

  •
  "ADRs" refers to the American depositary receipts, which, if issued, evidence the ADSs;

  •
  "ADSs" refers to our American depositary shares, each of which represents                                        C lass A ordinary share(s);

  •
  "AI" or "artificial intelligence" refers to intelligence demonstrated by machines, in contrast to the natural intelligence displayed by humans and other animals;

  •
  "API" or "application programming interface" refers to an application-specific computing interface that allows third parties to utilize and extend the features and functions of the application;

  •
  "A2P SMS" or "application-to-person short message service" refers to a one-way process of sending messages from an application to mobile users;

  •
  "CAGR" refers to compound annual growth rate;

  •
  "CC" or "contact center" refers to a business's central point for managing all communications with customers, including customer service and acquisition, through all channels;

  •
  "CPaaS" or "communications platform as a service" refers to a cloud-based solution that allows enterprises to add real-time communications capabilities such as voice and messaging to their applications and systems by deploying APIs and SDKs;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

  •
  "Class A ordinary shares" refers to our Class A ordinary shares, par value US$0.0001 per share, upon the completion of this offering;

  •
  "Class B ordinary shares" refers to our Class B ordinary shares, par value US$0.0001 per share, which, upon the completion of this offering;

  •
  "dollar-based net customer retention rate" illustrates our ability to increase revenue generated from our existing customer base. To calculate dollar-based net customer retention rate for a given period, we first identify all customers for solutions that we offer on a recurring basis, unless otherwise specified, with over RMB1,000 in monthly spending in the preceding period, then calculate the quotient from dividing the revenue generated from such customers in the given period by the revenue generated from the same group of customers in the preceding period. Solutions that we offer on a recurring basis include our CPaaS solutions and cloud-based CC solutions deployed primarily on public cloud, for which we change a combination of seat subscription fees and related resource usage fees;

  •
  "IM" or "instant messaging" refers to the exchange or real-time messages over the internet;

  •
  "IoT" or "Internet of Things" refers to a network of interrelated computing devices that enables data transmissions without human-to-human or human-to-computer interactions;

  •
  "IVR" or "interactive voice response" refers to an automated telephony system that interacts with human callers through voice and keypad selections;

  •
  "large-enterprise customers" at the end of any period refers to customers which had over RMB700,000 (equivalent to approximately US$100,000) in annual spending in the preceding 12 months;

  •
  "multi-capability vendors" refers to vendors which offer a wide range of cloud-based communications services;

  •
  "pre-offering Class A ordinary shares" refers to our current effective Class A ordinary shares, par value US$0.0001 per share, each of which has one vote, which exists as of the date of this prospectus until immediately prior to the completion of this offering;

  •
  "pre-offering Class B ordinary shares" refers to our current effective Class B ordinary shares, par value of US$0.0001 per share, each of which has one vote, which exists as of the date of this prospectus until immediately prior to the completion of this offering;

  •
  "RMB" and "Renminbi" refers to the legal currency of China;

  •
  "shares" or "ordinary shares" refers to prior to the completion of this offering, our pre-offering Class A ordinary shares and pre-offering Class B ordinary shares, and upon and after the completion of this offering, are to our Class A ordinary shares, par value US$0.0001 per share, each of which has one vote and our Class B ordinary shares, par value US$0.0001 per share, each of which has ten votes;

  •
  "single-capability vendors" refers to vendors which focus on only one specific type of cloud-based communications services, with such service contributing over 75% of total revenues;

  •
  "SDK" or "software development kit" refers to an installable software package that contains the tools one needs to build a platform;

  •
  "UC&C" or "unified communications and collaboration" refers to the integration of enterprise communications and collaboration through a unified user interface, which allows consistent user experience across multiple devices, channels and communications formats;

  •
  "US$" and "U.S. dollars" refers to the legal currency of the United States;

  •
  "VIE" or "Ronglian Yitong" refers to Beijing Ronglian Yitong Information Technology Co. Ltd., and "affiliated entities" refers to, collectively, the VIE and its subsidiaries;

  •
  "we", "us", "our company", "our", "our group" or "Ronglian" refers to Cloopen Group Holding Limited, our Cayman Islands holding company, its predecessor entity, its subsidiaries and its affiliated entities, as the context requires; and

  •
  "WFOE" or "Anxun Guantong" refers to Anxun Guantong (Beijing) Technology Co., Ltd.

          Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs and conversation of all outstanding redeemable convertible preferred shares into Class A ordinary shares after this offering.

          We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

          Our reporting currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.7896 to US$1.00, the noon buying rate on September 30, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi at any particular rate or at all.

 THE OFFERING

Offering price per ADS	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs (or ADSs if the underwriters exercise in full their option to purchase additional ADSs).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise in full their option to purchase additional ADSs).
Ordinary shares outstanding immediately after this offering	Class A ordinary shares and Class B ordinary shares (or Class A ordinary shares and Class B ordinary shares if the underwriters exercise in full their option to purchase additional ADSs).
The ADSs	Every ADS represents Class A ordinary share(s).

The depositary, through its custodian, will be the holder of the Class A ordinary shares underlying your ADSs and you will have the rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

Subject to the terms of the deposit agreement relating to the ADSs, you may surrender your ADSs for cancellation to the depositary to receive Class A ordinary shares underlying your ADSs. The depositary will charge you fees for such cancellation.

We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

You should carefully read the section in this prospectus entitled "Description of American Depositary Shares" to better understand the terms of the ADSs. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Ordinary shares

Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. In respect of all matters subject to a shareholder vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Each Class B ordinary share is convertible into Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than Mr. Changxun Sun or any entity which is not ultimately controlled by Mr. Changxun Sun, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares. For a description of Class A ordinary shares and Class B ordinary shares, see "Description of Share Capital".

Option to purchase additional ADSs

We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of                      additional ADSs at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds

We estimate that we will receive net proceeds of             approximately US$             million (or US$             million if the underwriters exercise in full their option to purchase additional ADSs) from this offering, assuming an initial public offering price of US$             per ADS, which is the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for (1) enhancing and upgrading our existing solutions and introducing new ones, (2) investing in technologies, especially in video and artificial intelligence, (3) pursuing selective strategic investments and acquisitions, and (4) funding our working capital and general corporate purposes.

See "Use of Proceeds" for more information.
Lock-up

We, [our directors and executive officers, and existing shareholders] have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting".

Directed share program

At our request, the underwriters have reserved up to             ADSs being offered by this prospectus for sale at the initial public offering price to certain of our directors, executive officers, employees, business associates and members of their families. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs. Certain participants may be subject to the lock-up agreements as described in "Underwriting — Directed Share Program" elsewhere in this prospectus.

Listing	We have applied to list the ADSs on the New York Stock Exchange. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.
Proposed New York Stock Exchange Symbol	"RAAS".
Depositary	The Bank of New York Mellon.
Payment and settlement	The underwriters expect to deliver the ADSs against payment on , through the facilities of The Depository Trust Company, or DTC.
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

          The total number of ordinary shares that will be issued and outstanding immediately after this offering is based upon:

  •
  258,214,734 ordinary shares issued and outstanding on an as-converted basis as of the date of this prospectus, assuming (1) the re-designation of 25,649,839 pre-offering Class A ordinary shares beneficially owned by Mr. Changxun Sun, our founder, chairman of board of directors and chief executive officer, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (2) the conversion and/or re-designation, as the case may be, of all of our remaining outstanding 232,564,895 ordinary shares and preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

  •
                    Class A ordinary shares represented by the ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs,

  but excludes:

  •
  25,230,592 Class A ordinary shares issuable upon future exercise of our outstanding share options under the 2016 share incentive plan as of the date of this prospectus;

  •
  4,294,873 Class A ordinary shares issuable upon future exercise of our share options that may be granted under the 2016 share incentive plan;

  •
  15,144,221 Class A ordinary shares issuable upon future exercise of our share options that may be granted under the 2021 share incentive plan; and

  •
  661,376 Class A ordinary shares issuable upon full exercise of the series C warrant, subject to adjustment, assuming the conversion and redesignation of all series C preferred shares into Class A ordinary shares on a one-for-one basis.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

          The following summary consolidated statements of comprehensive loss data for the years ended December 31, 2018 and 2019, summary consolidated balance sheets data as of December 31, 2018 and 2019, and summary consolidated statements of cash flows data for the years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss data for the nine months ended September 30, 2020, summary consolidated balance sheet data as of September 30, 2020 and summary consolidated statements of cash flows data for the nine months ended September 30, 2020 have been derived from our audited interim consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss data for the nine months ended September 30, 2019 and summary consolidated statements of cash flows data for the nine months ended September 30, 2019 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. You should read the following information in conjunction with those financial statements and accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Our audited consolidated financial statements have been prepared in accordance with U.S. GAAP. We have prepared our unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. Historical results for any prior period are not necessarily indicative of results to be expected for any future period.

Summary Consolidated Statements of Comprehensive Loss Data

	Year Ended December 31,			Nine Months Ended September 30,

	2018	2019		2019	2020

	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amounts and per share data)
Revenues	501,489	650,282	95,776	426,286	508,998	74,967
Cost of revenues	(312,991)	(382,868)	(56,390)	(250,240)	(302,674)	(44,579)

Gross profit	188,498	267,414	39,386	176,046	206,324	30,388

Total operating expenses	(362,879)	(443,250)	(65,284)	(304,494)	(409,915)	(60,374)

Operating loss	(174,381)	(175,836)	(25,898)	(128,448)	(203,592)	(29,986)

Loss before income taxes	(152,793)	(182,842)	(26,930)	(129,160)	(201,225)	(29,637)

Income tax expense	(2,672)	(652)	(96)	(458)	(2,492)	(367)

Net loss	(155,465)	(183,494)	(27,026)	(129,618)	(203,717)	(30,004)

Net loss per share
— Basic and diluted	(2.88)	(3.62)	(0.53)	(2.50)	(5.19)	(0.76)
Weighted average number of shares outstanding used in computing net loss per share
— Basic and diluted	91,083,938	89,567,463	89,567,463	91,366,949	83,197,013	83,197,013
Pro forma net loss per share
— Basic and diluted(1)		(0.96)	(0.14)		(0.68)	(0.10)
Pro forma weighted average number of shares outstanding used in computing net loss per share
— Basic and diluted(1)		252,982,591	252,982,591		251,624,534	251,624,534
Non-GAAP financial measure(2)
Adjusted EBITDA	(159,910)	(140,089)	(20,633)	(111,098)	(116,726)	(17,192)

(1)
Pro forma loss per share available to ordinary shareholders is calculated assuming (i) 109,091,976 preferred shares outstanding as of September 30, 2020 had been converted into the equivalent number of ordinary shares at the beginning of the year/period; (ii) pro forma impact of RMB58,444,286 and reversal of RMB32,404,591 share based compensation expenses in the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, as well as the pro forma impact of 4,515,114 and 9,527,507 weighted average ordinary shares in the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, as a result of the 9,854,893 restricted shares (including 1,700,000 restricted shares owned by Mr. Xiaoguang Li and 8,154,893 restricted shares owned by Mr. Changxun Sun) as of December 31, 2019 had been vested at the beginning of the year/period and the related share-based compensation expenses on these restricted shares had been fully recognized in the year ended December 31, 2019; (iii) 31,581,509 series F preferred shares, as issued in November 2020, had been converted into the equivalent number of ordinary shares at the beginning of the year/period; and (iv) 11,799,685 series F preferred shares, as a result of the exercise of the series F warrants in January 2021, had been converted into the equivalent number of ordinary shares at the beginning of the year/period; and (v) 6,426,844 series E preferred shares, as a result of the exercise of the series E warrants in November 2020, had been converted into the equivalent number of ordinary shares at the beginning of the year/period. The table above excludes the impact as a result of (1) the fair value change of the series E warrant liabilities; and (2) the 1,424,312 ordinary shares issued for the acquisition of equity interest in a majority-owned subsidiary in Japan in January 2021, because the pro forma impact is not material.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure".

Summary Consolidated Balance Sheets Data

	As of December 31,

	2018	2019		As of September 30, 2020

	RMB	RMB	US$	RMB	US$
	(in thousands)
Cash	84,879	164,118	24,172	60,366	8,891
Restricted cash	2,045	195	29	695	102
Term deposits	—	69,762	10,275	—	—
Short-term investments	2,994	2,501	368	—	—
Accounts receivables, net	150,328	219,131	32,275	231,804	34,141
Contract assets	18,037	25,250	3,719	30,327	4,467
Amounts due from related parties	2,820	2,510	370	5,670	835
Prepayments and other current assets	86,670	117,711	17,337	111,330	16,397

Total current assets	347,773	601,178	88,544	440,192	64,833

Total non-current assets	58,650	66,254	9,758	86,993	12,813

Total assets	406,423	667,432	98,302	527,185	77,645

Total liabilities	271,153	475,389	70,017	463,565	68,276

Total mezzanine equity	1,077,924	1,444,141	212,699	1,631,699	240,322

Total shareholders' deficit attributable to Cloopen Group Holding Limited	(936,248)	(1,236,284)	(182,085)	(1,570,756)	(231,347)

Non-controlling interests	(6,406)	(15,814)	(2,329)	2,677	394

Total liabilities, mezzanine equity and shareholders' deficit	406,423	667,432	98,302	527,185	77,645

Summary Consolidated Statements of Cash Flows Data

	Year Ended December 31,			Nine Months Ended September 30,

	2018	2019		2019	2020

	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(160,618)	(166,385)	(24,506)	(87,574)	(168,187)	(24,771)
Net cash provided by / (used in) investing activities	2,048	(84,502)	(12,446)	(9,692)	62,106	9,147
Net cash provided by financing activities	165,411	325,409	47,928	218,514	3,081	454
Effect of foreign currency exchange rate changes on cash	7,821	2,867	422	(168)	(252)	(37)

Net increase / (decrease) in cash	14,662	77,389	11,398	121,080	(103,252)	(15,207)
Cash and restricted cash at the beginning of the period	72,261	86,924	12,802	86,924	164,313	24,201

Cash and restricted cash at the end of the period	86,924	164,313	24,201	208,004	61,061	8,993

Key Operating Metrics

	As of / For the 12 Months Ended

	December 31, 2018	December 31, 2019	September 30, 2020

Number of active customers	10,245	11,537	12,048
Number of large-enterprise customers	125	152	173
Percentage of revenue contribution by large-enterprise customers	70.7%	73.3%	75.7%

	For the Year Ended		For the Nine Months Ended

	December 31, 2018	December 31, 2019	September 30, 2020

Dollar-based net customer retention rate	135.7%	102.7%	94.7%

RISK FACTORS

          Investing in the ADSs entails a significant level of risk. Before investing in the ADSs, you should carefully consider all of the risks and uncertainties mentioned in this section, in addition to all of the other information in this prospectus, including the financial statements and related notes. We may face additional risks and uncertainties aside from the ones mentioned below. There may be risks and uncertainties that we are unaware of, or that we currently do not consider material but may become important factors that adversely affect our business in the future. Any of the following risks and uncertainties could have a material adverse effect on our business, results of operations, financial condition and prospects. In such case, the market prices of the ADSs could decline and you may lose part or all of your investment.

Risks Related to Our Business and Industry

If we fail to attract new customers or retain existing ones, our business, results of operations and financial condition could be materially and adversely affected.

          In order to increase our revenues and maintain future growth, we must attract new customers and encourage existing customers to continue their subscriptions, increase their usage, and purchase additional features and solutions from us.

          For customer demand and the adoption of our solutions to grow, the quality, cost and features of these solutions must compare favorably to those of competing products and services. To that end, we must continue to offer high-quality solutions and features at competitive prices. As our target markets mature, or as competitors introduce more differentiated products or services at lower costs that compete or are perceived to compete with ours, we may be unable to attract new customers or retain existing ones on favorable terms or at all, which could have an adverse effect on our revenues and future growth. The rate at which our existing customers purchase any new or enhanced feature and solution we may offer also depends on a number of factors, including the importance of these additional features and solutions to our customers, their quality and performance, the prices at which we offer them, and the general economic condition and specific industry landscape in relation to our customers. If our customers react negatively to our new and enhanced features and solutions, or our efforts to cross-sell and up-sell are otherwise not as successful as we anticipate, we may fail to maintain or grow our revenues and our customer base.

          Our sales and marketing strategies must also continue to evolve and adapt, including through various online and offline channels and direct and indirect sales efforts. In addition, marketing and selling new and enhanced features and solutions may require increasingly sophisticated and costly marketing campaigns. If we fail to do so cost-effectively, we may be unable to attract new customers or sell additional features and solutions to existing customers in a cost-effective manner.

          We must also continue to offer high-quality training, implementation and other customer support services in order to attract new customers and retain existing ones. These services require customer support personnel with industry-specific technical knowledge and expertise which may be difficult and costly to locate and hire. We also need to provide our customer support personnel with extensive training on our solutions and their features, which could make it difficult to scale up our operations rapidly or effectively, especially when we expand our business across different geographical markets or industries. If we fail to provide effective ongoing support and help our customers promptly resolve product issues, our ability to attract new customers and retain existing ones could be negatively affected, which, in turn, could materially and adversely affect our business, results of operations and financial condition.

Our future business growth and expansion is dependent on the continued development of our solutions and the markets our solutions target.

          We offer a comprehensive portfolio of cloud-based communications solutions to enterprises of all sizes, from which we generate most of our revenues. The markets we target are rapidly evolving and subject to a number of risks and uncertainties. Our success will depend to a substantial extent on the growth of these markets, especially the widespread adoption of cloud-based communications solutions as a replacement for legacy on-premise systems and other traditional forms of communications. The utilization of cloud-based technologies in communications is relatively nascent in China, and our target customers may not fully recognize the need for, or the benefits of, our solutions. Moreover, many enterprises have invested substantial technical and financial resources and personnel in the implementation and integration of legacy on-premise communications systems and, therefore, may be reluctant or unwilling to incur the switching costs required to migrate to cloud-based communications solutions such as ours.

          The growth of these addressable markets also depends on a number of other factors, including the refresh rate for legacy on-premise systems, the cost, performance and perceived value associated with cloud-based communications solutions, as well as their ability to address security, stability, and privacy concerns. In order to grow our business and extend our market position, we intend to educate our existing and prospective customers about the benefits of our solutions and continuously enhance and innovate our solutions and features to increase market acceptance. However, if ever the cloud-based communications technologies fail to develop in a way that satisfies the growing demands of customers, or develop more slowly than we anticipate, it could significantly harm our business. In addition, the cloud-based communications industry may fail to grow significantly or at all, or there could be a reduction in demand as a result of a lack of public acceptance, technological challenges, competing products and services, decreases in IT spending by current and prospective customers, weakening economic conditions and other causes. The occurrence of any of the foregoing could materially and adversely affect our business, results of operations and financial condition.

We have a limited operating history, which could make it difficult to forecast our revenues and evaluate our business and prospects.

          We began offering cloud-based communications solutions in 2014 and have experienced robust growth in recent years. As a result of our limited operating history, however, our ability to forecast our future results of operations is limited and subject to a number of uncertainties. We have encountered, and expect to continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties related to technological development and regulatory environment. We derive a significant portion of our revenues from project-based solutions focusing primarily on large enterprises, and the continued availability of such projects and customers is uncertain, which could materially affect the accuracy of our forecasts and our financial performance. For solutions that we offer on a recurring basis, our short operating history also limits our ability to predict our future pricing capabilities and sales volumes. If we do not successfully address these risks and uncertainties, our results of operations and financial condition could differ materially from our estimates and forecasts, which could materially and adversely impact our business and the trading price of the ADSs.

We have incurred significant net losses and negative operating cash flows since inception, and we may therefore not be able to achieve or sustain profitability in the future.

          We have incurred substantial net losses since our inception. In 2018, 2019 and the nine months ended September 30, 2019 and 2020, our net loss was RMB155.5 million, RMB183.5 million

(US$27.0 million), RMB129.6 million and RMB203.7 million (US$30.0 million), respectively, our operating cash outflow was RMB160.6 million and RMB166.4 million (US$24.5 million), RMB87.6 million and RMB168.2 million (US$24.8 million), respectively. Over the past few years, we have spent considerable amounts of time and financial resources to develop new cloud-based communications solutions and enhance or upgrade our existing ones in order to position us favorably for future growth. In addition, we have expended significant resources upfront to market, promote and sell our solutions through various direct and indirect channels, and expect to continue to do so in the future. Our aggressive investments continue to drive our negative cash flows and we expect to continue to invest in business operations, technological improvements, marketing campaigns and international expansion. Our future status as a public company could also incur significant additional accounting, legal and other expenses.

          Achieving profitability will require us to increase revenues, manage our cost structure, and avoid significant liabilities. We cannot guarantee, however, that we can achieve any of these goals as we continue to aggressively invest in the aspiration of continued revenue growth. Our failure to generate increased revenues to cover the expected increase in these various expenditures could prevent us from ever achieving profitability or positive cash flows from operating activities.

Our business relies on the communications infrastructure and telecommunications resources provided by China's major mobile network operators. If we fail to maintain our collaborations with these mobile network operators, our ability to serve our customers could be materially and adversely affected.

          We interconnect with mobile network operators in China and other countries to enable the use of our solutions by our customers. Specifically, we obtain telecommunications resources from mobile network operators and offer our CPaaS and other solutions to allow our customers to access and utilize these resources in a way that suits their specific communication needs. We currently collaborate with all three major mobile network operators in China. As all telecommunications resources in China are distributed among and managed by theses mobile network operators and their provincial branches, we expect that we will continue to rely heavily on our collaborations with them to offer our solutions. Any termination of our collaborations with any major mobile network operator in China would negatively impact our business.

          Our reliance on mobile network operators has reduced our operating flexibility as well as our ability to control quality and make rectifications. If our customers encounter errors or defective performance, whether or not caused by a mobile network operator or otherwise, we could find it difficult to identify the source of the problems and fail to make timely or effective rectifications, which could have a negative impact on customer satisfaction and lead to a loss of our existing customers or delay the adoption of our solutions by prospective customers.

          In addition, the fees charged by mobile network operators may fluctuate more frequently than we could charge our customers to pass on the increased cost, which may adversely affect our margins and business. Mobile network operators have also, at times, instituted additional fees due to regulatory, competitive or other reasons. We have historically responded to such fee increases by negotiating an agreed-upon fee arrangement with mobile network operators, passing on the increased cost to our customers, or accepting lower profit margins. Our ability to respond to any increased fees charged by mobile network operators may be constrained if all mobile network operators in a particular market implement similar fee increases, if the magnitude of the fees is disproportionately large when compared to the underlying prices we charge our customers, or if the market conditions and competitive landscape limit our ability to increase the price we charge our customers. If we are unable to respond to such fee increases in a way that preserves the competitiveness or profitability of our solutions, our business, results of operations and financial condition could be materially and adversely affected.

          Furthermore, although we have historically collaborated closely with a number of China's mobile network operators and their local branches, our contracts with them generally have fixed terms ranging from one to five years, and they may terminate our collaboration upon expiration. In the past, we were generally able to renew our contracts with mobile network operators and their local branches. However, if a significant portion of such mobile network operators and their local branches cease to provide us with access to their telecommunications resources or fail to provide services to us on favorable terms, it could be costly and time-consuming to switch to other qualified mobile network operators in the affected regions on commercially reasonable terms or at all, which could materially and adversely affect our business, results of operations and financial condition.

If we fail to enhance or upgrade our existing solutions and introduce new ones that are broadly accepted by the market and meet our customers' evolving demands in a timely and cost-effective manner, our business, results of operations and financial condition could be materially and adversely affected.

          Our ability to attract new customers and increase revenues from existing customers depends in part on our ability to enhance and improve our existing solutions and introduce new ones. The success of any enhancement or new solution depends on a number of factors, including timely completion, adequate quality testing, consistently high actual performance, market-accepted pricing levels and overall market acceptance. Enhancements and new solutions that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties or may not achieve the broad market acceptance necessary to generate significant revenues. We also have invested, and may continue to invest, in the acquisition of complementary businesses, technologies, services, products and other assets that benefit our innovation and overall business operations. Our investments may not result in enhancements or new solutions that will be accepted by existing or prospective customers. If we are unable to enhance or upgrade our existing solutions to meet the evolving customer requirements or develop new ones in a timely or cost-effective manner, we may not be able to maintain or increase our revenues or recoup our investments, and our business, results of operations and financial condition would be materially and adversely affected.

If we fail to maintain the compatibility of our solutions across devices, business systems and applications and physical infrastructure that we do not control, it could lead to increased integration costs and lowered customer satisfaction.

          One of the most important value propositions of our solutions is the compatibility with a wide range of devices, business systems and applications and physical infrastructure. The experience of our customers depends, in part, on our ability to integrate with their existing business systems and applications, many of which may have been developed by third-party providers. In addition, the functionality of our solutions depends on the seamless integration with our customers' legacy on-premise hardware and communications infrastructure, such as third-party video-conferencing systems. Third-party services and products are constantly evolving, and we may not be able to modify our solutions to assure the compatibility with that of other third parties following development changes. Furthermore, third-party providers or manufacturers may, without prior notice, change the configuration or features of their services and products, restrict our access, or adversely alter the terms and conditions of use. Any of these changes could functionally limit or terminate our ability to use these third-party products and services in conjunction with ours, which could have a material negative impact on our business. If we fail to properly integrate our solutions with our customers' existing business systems and applications and physical infrastructure, whether developed in-house or by third parties, we may be unable to offer the functionality that expected by our customers and is essential to our solutions, which would materially and adversely affect our business, results of operations and financial condition.

          Our customers are also able to use and manage our solutions on multiple terminals, including PCs and mobile devices such as smartphones and tablets. As new smart devices and operating systems are released, we may encounter difficulties supporting these devices and operating systems, and we may need to devote significant resources to the creation, support, and upgrade of our solutions. If we experience difficulties integrating our solutions into PCs, smartphones, tablets or other devices, our reputation, results of operations and future growth could be materially and adversely affected.

We operate in a highly competitive market. If we fail to compete effectively, our business, results of operations and financial condition could be materially and adversely affected.

          According to the CIC report, the cloud-based communications industry in China is rapidly evolving and highly competitive. With the introduction of new technologies and market entrants, we expect competition to continue to intensify in the future. The principal competitive factors in our market include comprehensiveness of business portfolio, innovation capabilities, brand awareness and reputation, strength of sales and marketing efforts as well as customer reach.

          Some of our competitors have greater financial, technological and other resources, greater brand recognitions, larger sales and marketing budgets and larger intellectual property portfolios. As a result, certain of our competitors may be able to respond more quickly and effectively than we can to new or evolving opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our solutions or in geographies or industry verticals where we do not operate or are less established. Our current and potential competitors may develop and market new products or services with functionality comparable to ours, which could lead to increased pricing pressures. In addition, some of our competitors have lower prices, which may be attractive to certain customers even if those products or services have different or lesser functionality. Moreover, as we expand the scope of our business, we may face additional competition. If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively.

          If we are unable to compete effectively or maintain favorable pricing, it could lead to reduced revenues, reduced margins, increased losses or the failure of our solutions to achieve or maintain widespread market acceptance, any of which could materially and adversely affect our business, results of operations and financial condition.

If we fail to collect contract assets and accounts receivables from our customers in a timely manner, our business, results of operations and financial condition may be materially and adversely affected.

          Our contract assets represented our right to consideration for work performed but not invoiced. When our right to consideration becomes unconditional, we reclassify the contract assets to accounts receivables. We had contract assets of RMB18.0 million, RMB25.2 million (US$3.7 million) and RMB30.3 million (US$4.5 million) as of December 31, 2018 and 2019 and September 30, 2020, respectively. We recorded allowance for contract assets of RMB0.9 million, RMB1.5 million (US$0.2 million) and RMB2.6 million (US$0.4 million), respectively, as of December 31, 2018 and 2019 and September 30, 2020. We typically extend to our customers payments terms ranging from 60 to 150 days after our customers have been billed, resulting in accounts receivables. We had accounts receivables, net of RMB150.3 million, RMB219.1 million (US$32.3 million) and RMB232.0 million (US$34.2 million) as of December 31, 2018 and 2019 and September 30, 2020, respectively. We recorded allowance for doubtful accounts in relation to accounts receivables of

RMB19.3 million, RMB22.4 million (US$3.3 million) and RMB31.6 million (US$4.7 million), respectively, as of December 31, 2018 and 2019 and September 30, 2020.

          We cannot assure you that we will be able to receive the full amount of contract assets as our works may not be fully accepted by our customers. We are also exposed to the risks that our customers may delay or even be unable to pay us in accordance with the payment terms included in our agreements with them. We make a credit assessment of our customers before entering into an agreement with them. Nevertheless, we cannot assure you that we are or will be able to accurately assess the creditworthiness of each customer. In particular, customers that are large enterprises generally have longer payment cycles, which may result in increased contract assets and accounts receivables. Furthermore, we also serve customers in certain rapidly evolving and competitive industries, some of which have also been highly regulated. Such customers' financial soundness is subject to changes in the industry trend or relevant laws and regulations, which are beyond our control. In particular, we experienced extended payment cycles and delayed collection of accounts receivables as a result of the COVID-19 outbreak. Any change in our customers' business and financial conditions may affect our collection of accounts receivables. Any delay in payment or failed payment may adversely affect our liquidity and cash flows, which in turn may have a material adverse effect on our business, results of operations and financial condition. In addition, as our business continues to scale up, our contract assets and accounts receivables may continue to grow, which may increase our credit risk exposure.

If we fail to maintain and enhance our brand image and generate positive publicity, our business, results of operations and financial condition could be materially and adversely affected.

          We believe that maintaining and enhancing our brands including "Ronglian", "7moor Cloud" and "RongVideo" and increasing market awareness of our company and solutions play an important role in achieving widespread acceptance as well as strengthening our relationships with existing customers and our ability to attract new customers. The successful promotion of our brands will depend largely on our continued marketing efforts, our ability to continue to offer high-quality solutions, our ability to successfully differentiate our solutions from competing products and services, and our ability to maintain market leadership. If we fail to maintain and enhance our brands, our pricing power may decline relative to competitors and we may lose existing or prospective customers, which could materially and adversely affect our business, results of operations and financial condition.

          We have conducted various online and offline branding and customer acquisition activities. For example, in 2019, we organized two themed forums targeting existing and prospective customers and business partners to initiate and reinforce business collaborations. These activities, however, may not be successful or yield increased revenues. The promotion of our brand also requires us to make substantial expenditures, and we anticipate these expenditures to increase as the markets we address become more competitive and as we expand into new markets. To the extent that these marketing activities lead to increased revenues, the additional revenues generated could nevertheless be insufficient to offset the increased expenses we incur.

          In addition, our customers may, from time to time, complain about our solutions, such as complaints about the quality of our solutions, our pricing and customer support. If we fail to handle customer complaints effectively, our brand and reputation may suffer, our customers may lose confidence in us, and they may reduce or cease their use of our solutions. In addition, many of our customers post and discuss on social media their experience with internet-based products and services, including ours. Our success depends, in part, on our ability to generate positive customer feedback and minimize negative feedback on social media channels where existing and potential customers seek and share information. If our customers are dissatisfied with any action we take or change we implement in our solutions, their online commentary to this effect could negatively affect our brand and reputation. Complaints or negative publicity about us or our solutions could materially and adversely affect our reputation and ability to attract and retain customers, and as a result, our business, results of operations and financial condition.

We may fail to optimize the prices for our solutions, and any adverse trend in pricing will impact our revenues and results of operations.

          We charge our customers on a combination of pricing methods, depending on the type of solutions they use. For example, for our CPaaS solutions, we typically charge our customers usage-based fees for sending text messages and making voice calls. For our cloud-based CC solutions, we typically charge our customers a combination of subscription and usage-based fees or project-based fees. We predominately offer our cloud-based UC&C solutions on a project basis. We may fail to optimize our pricing, which is predominantly determined by the competitive landscape and market conditions. In the past, we have sometimes reduced our prices either for individual customers in connection with long-term agreements or for a particular solution or project, and have also sometimes failed to increase our pricing levels to cover increased costs and expenses or to reach desirable profit margins.

          One of the challenges to our pricing is that the fees that we pay to mobile network operators over whose networks we transmit communications can vary frequently and are affected by volume and other factors that may be beyond our control and difficult to predict. This can cause us to incur increased costs that we may be unable or unwilling to pass through to our customers, which could adversely affect our business, results of operations and financial condition. Furthermore, as competitors introduce new products or services that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers based on our historical pricing. Moreover, large enterprises, which are a primary focus of our business, may demand substantial price concessions leveraging their significant bargaining power. In addition, if the mix of solutions sold changes, we may need to, or choose to, revise our pricing. As a result, in the future we may fail to increase our pricing levels, or may even be required or choose to reduce our prices or change our pricing model, which could materially and adversely affect our business, results of operations and financial condition.

Our sales cycle can be lengthy and unpredictable and requires considerable time and expense when we seek to serve large enterprises, and we may encounter configuration, integration, implementation and customer support challenges that could cause delays in revenue recognition.

          We currently derive a significant portion of our revenues from sales of our solutions to large enterprises. We generated 70.7%, 73.3% and 75.7% of our total revenues from large-enterprise customers in the 12 months ended December 31, 2018 and 2019 and September 30, 2020, respectively. We believe that increasing our sales to these customers is key to our future growth. The length of our sales cycle, which is the time between initial contact with a potential customer and the ultimate sale to that customer, is approximately four months on average and varies upon the size of potential customer and project. Based on our experience, the sales cycle for large enterprises, which generally ranges from four months to one year, is often lengthy and unpredictable, especially when we serve them with our project-based solutions. Many of our prospective customers do not have prior experience with cloud-based communications and, therefore, typically spend significant time and resources evaluating our solutions before they purchase from us. Similarly, we typically spend more time and effort determining their requirements and educating these customers about the benefits and uses of our solutions. Large enterprises also tend to demand more customizations, integrations and additional features than their smaller counterparts. As a result, we may be required to divert more sales and research and development resources to large enterprises and will have less personnel available to support other customers, or that we will need to hire additional personnel, which would increase our operating expenses. It is often difficult for us to forecast when a potential enterprise sale will close, the size of the customer's initial service order and the period over which the implementation will occur, any of which may impact the amount of revenues we recognize or the timing of revenue recognition. Large enterprises may delay their purchases as they assess their budget constraints, negotiate early contract terminations with their existing providers or wait for us to develop new features. Any delay in closing, or failure to close, a large-enterprise sales opportunity in a particular period or year could significantly harm our projected growth rates and cause the amount of new sales we book to vary significantly from period to period. We also may have to delay revenue recognition on some of these transactions until the customer's technical or implementation requirements have been met.

          In addition, we have experienced, and may continue to experience, challenges in configuring, integrating and implementing our solutions and providing ongoing support when serving large enterprises. Large enterprises' networks and operational systems are often more complex than those of smaller customers, and the configuration, integration and implementation of our solutions for these customers generally require more efforts as well as participation from the customer's IT team. There can be no assurance that the customer will make available to us the necessary personnel and other resources for a successful configuration. The lack of local resources may prevent us from proper configurations, which can in turn adversely impact the quality of solutions that we deliver over our customers' networks, and/or may result in delays in the implementation of our solutions. This may create a public perception that we are unable to deliver high-quality solutions to our customers, which could harm our reputation and make it more difficult to attract new customers and retain existing customers. Moreover, large enterprises tend to require higher levels of customer support and individual attention, including periodic business reviews and training sessions, which may increase our costs. If a customer is unsatisfied with the quality of solutions and customer support we provide, we may decide to incur costs beyond the scope of our contract with the customer in order to address the situation and protect our reputation, which may in turn reduce or eliminate the profitability of our contract with the customer. In addition, negative publicity related to our customer relationships, regardless of its accuracy, could harm our reputation and make it more difficult for us to compete for new business with current and prospective customers.

          If we fail to effectively execute the sale, configuration, integration, implementation and ongoing support of our solutions to large enterprises, our results of operations and our overall ability to grow our customer base could be materially and adversely affected.

We serve various levels and types of state-owned enterprises in China. Conducting business with state-owned enterprises can involve complexity that requires extra outlay of financial and managerial resources in order to comply with related laws and regulations.

          We have targeted and will continue to target more sales efforts on China's state-owned enterprises. The procurement process for state-owned enterprises is in many ways more challenging than contracting in the private sector. We must comply with laws and regulations relating to the formation, administration, performance and pricing of contracts with state-owned enterprises. These laws and regulations may impose additional costs on our business or prolong or complicate our sales efforts, and failure to comply with these laws and regulations or other applicable requirements could lead to claims for damages from our customers, penalties, termination of contracts and other adverse consequences. Any such damages, penalties, disruptions or limitations in our ability to do business with state-owned enterprises could have a material adverse effect on our business, results of operations and financial condition. In addition, sales to China's state-owned enterprise often involve open tendering processes, where we face intense competition and pricing pressure and may thus suffer increased operating expenses and lowered profit margins. If we cannot succeed in our competitive tenders, our customer base may decrease, and our brand image and reputation may be adversely affected.

          State-owned enterprises often require highly specialized contract terms that may differ from our standard arrangements, and often impose compliance requirements that are complicated, require preferential pricing, terms and conditions, or are otherwise time-consuming and expensive to satisfy. Compliance with these special standards or satisfaction of such requirements could complicate our efforts to obtain business or increase the costs of doing so. Even if we do meet these special standards or requirements, the increased costs associated with providing our solutions to state-owned enterprises could harm our margins.

Real or perceived errors, defects, failures, vulnerabilities, or bugs in our solutions could diminish customer demand, harm our business and results of operations and subject us to liability.

          Our customers use our solutions to manage important aspects of their businesses, and any errors, defects, failures, vulnerabilities, bugs or other performance problems of our solutions could hurt our reputation and may damage our customers' businesses. Our solutions and the underlying infrastructure are highly technical and complex. There can be no assurance that our solutions will not now or in the future contain undetected errors, defects, bugs, or vulnerabilities, which may cause temporary service outages for some customers. Certain errors in our software code may not be discovered until after the code has been released. Any error, defect, bug, or vulnerability discovered in our code after release could result in damage to our reputation, loss of customers, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results. We implement bug fixes and upgrades as part of our regularly scheduled operation maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of defects, or the loss, damage or inadvertent release of confidential customer data, could cause our reputation to be harmed, and customers may elect not to purchase or renew their agreements with us and subject us to warranty claims or other liabilities. The costs associated with any material defect or error in our solutions or other performance problems may be substantial and could materially and adversely affect our results of operations.

We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions. We may acquire or invest in companies in the future, which may divert our management's attention and result in debt or dilution to our shareholders.

          We have acquired several businesses in recent years, such as Beijing Ronglian Qimo Technology Co., Ltd., or Ronglian Qimo. We may make additional acquisitions in the future. In November 2020, we entered into a non-binding term sheet to acquire a company that develops certain cloud-based CC solutions for a combination of cash and our shares, which may cause dilutive effect to our then existing shareholders upon consummation. As the negotiation is at a preliminary stage as of the date of this prospectus, we cannot assure you whether or when we expect to enter into any related definitive transaction documents or complete the acquisition. Although we have not experienced any difficulty in integrating acquired businesses, there can be no assurance that we will be able to successfully integrate acquired businesses and, where desired, their business portfolios into ours, to realize the intended benefits in the future. If we fail to successfully integrate acquired businesses or their business portfolios, or if they fail to perform as we anticipate, our existing business and our revenues and results of operations could be adversely affected. If the due diligence of the operations and customer arrangements of acquired businesses performed by us and by third parties on our behalf is inadequate or flawed, or if we later discover unforeseen financial or business liabilities, acquired businesses and their assets may not perform as expected or we may come to realize that our initial investment was too large or unwarranted. Additionally, acquisitions could result in difficulties integrating acquired operations and, where deemed desirable, transitioning overlapping products and services into a single business line, thereby resulting in the diversion of capital and the attention of management and other key personnel away from other business issues and opportunities. We may fail to retain employees acquired through acquisitions, which may negatively impact our integration efforts. Consequently, the failure to integrate acquired businesses effectively may adversely impact our business, results of operations and financial condition.

          We may make additional acquisitions or investments or enter into joint ventures or strategic alliances with other companies. Such plans may divert our management's attention and result in debt or dilution to our shareholders.

We have been, and may be in the future, party to intellectual property rights claims and other litigation matters, which are expensive to support, and if resolved adversely, could harm our business.

          There has been substantial litigation in the cloud-based communications and related industries regarding intellectual property rights. Third parties may, from time to time, claim that we are infringing, misappropriating or otherwise violating their intellectual property rights, including patents, software copyrights and other intellectual property rights. Third parties may also claim that our employees have misappropriated or divulged their former employers' trade secrets or confidential information. We have been found, and may be found in the future, to have infringed upon third party's proprietary rights. For example, due to a dispute between the former chief executive officer of our affiliated entity, Ronglian Qimo, and his former employer on non-competition matters, Ronglian Qimo and such officer were sued in 2016 for unauthorized application of a source code in a call center software previously sold by Ronglian Qimo. We believe such source code was legally possessed and used by such officer according to his agreement with the former employer; however, a local court held us liable for infringement of software copyright in 2019. We ceased to deploy such source code in our solutions since 2016 and have fully fulfilled our obligations under the court judgment.

          Our broad range of proprietary technologies increases the likelihood that third parties may claim infringement by us of their intellectual property rights. Certain technologies necessary for our business may, in fact, be patented by other parties either now or in the future. If such technologies were held under a valid patent by a third party, we would have to negotiate a license for the use of that technology, which we may not be able to negotiate on commercially reasonable terms or at all. The existence of such a patent, or our inability to negotiate a license for any such technology on reasonable terms, could force us to cease using such technology and offering solutions incorporating such technology. In addition, even if we succeed in obtaining a license to continue using the relevant technology, we may incur substantial license fees, which could materially and adversely affect our business, results of operations and financial condition.

          If we are found to have infringed upon the intellectual property rights of any third party in legal or other proceedings that may be asserted against us, we could be subject to material monetary liabilities for such infringement. We could also be required to refrain from using, developing or selling certain solutions incorporating the affected intellectual property rights, which could materially and adversely affect our business and results of operations. We may continue to receive, in the future, notices of claims of infringement, misappropriation or misuse of other parties' proprietary rights. There can be no assurance that we will prevail in contesting these claims or that actions alleging infringement by us of third-party intellectual property rights will not be asserted or prosecuted against us. Furthermore, legal or other proceedings involving infringement of intellectual property rights may require significant time and expense to defend, may divert management's attention away from other aspects of our operations and, upon resolution, may have a material adverse effect on our business, results of operations, financial condition and cash flows. Any negative publicity about our claimed infringement of a third party's proprietary rights could also harm our business.

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

          We rely, in part, on patent, trademark, copyright, and trade secret law to protect our intellectual property in China and abroad. The intellectual property rights we have obtained may not be sufficient to provide us with a competitive advantage, and could be challenged, invalidated, infringed upon or misappropriated. As of the date of this prospectus, we have not obtained the trademark registrations for all requisite classes of goods or services in China for certain of our solutions. We cannot assure you that any of our ongoing intellectual property registration applications will ultimately be successful or will result in registrations with adequate scope for our business, or at all. If our applications are not successful, we may have to use different intellectual property rights for affected technologies or solutions, or seek to enter into arrangements with any third party who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms. We may not be able to protect our proprietary rights in China or internationally, and competitors may independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any patent of ours.

          We further protect our proprietary technologies and solutions by requiring our employees to enter into confidentiality agreements and business partners to enter into agreements with confidentiality clauses. These agreements and clauses may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure.

          Litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of our proprietary rights or the rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of managerial time and resources and could have a material adverse effect on our business, results of operations and financial condition. Any settlement or adverse determination in such litigation would also subject us to significant liability.

          As we expand our business internationally, we also may be required to protect our proprietary technologies and solutions in an increasing number of jurisdictions, a process that is expensive and may not be successful, or which we may not pursue in every location. In addition, effective intellectual property protection may not be available to us in every country, and the laws of some foreign countries may be different from those in China. Additional uncertainty may result from changes to intellectual property legislation enacted in China and elsewhere, and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage.

If we fail to comply with laws and contractual obligations related to data privacy and protection, our business, results of operations and financial condition could be materially and adversely affected.

          We have access to certain data and information of enterprises which use our solutions. We may also have access to certain personal data and information of our customers' end-users. We face risks inherent in handling and protecting such large volumes of data. In particular, we face a number of challenges relating to data protection, including:

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  protecting the data in and hosted on our solutions or infrastructure, including against attacks by third parties or fraudulent behaviors by our employees;

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  addressing concerns related to privacy and sharing, safety, security and other factors; and

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  complying with applicable laws, rules, regulations and contractual obligations relating to the collection, use, disclosure or security of personal information, including any request from regulatory and government authorities relating to such data.

          Any system failure or security breach or lapse that results in the release of data of our customers or their end-users could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability. In addition, our customers and business partners as well as their employees may improperly use or disclose the data we disclose to them for our operations, and we have limited control over such actions. Any failure, or perceived failure, by us, our employees, our customers and business partners, or their employees to comply with privacy policies or with any regulatory requirements or privacy protection-related laws, rules, regulations and contractual obligations owed to our customers and other third parties could result in proceedings or actions against us by regulatory agencies or private parties. These proceedings or actions may subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business.

          Our practices regarding the use, retention, transfer, disclosure and security of confidential data could become the subject of enhanced regulations and increased public scrutiny in the future. The regulatory frameworks regarding privacy issues in many jurisdictions are constantly evolving and can be subject to significant changes from time to time. For instance, a growing number of legislative and regulatory bodies have adopted user notification requirements in the event of unauthorized access to or acquisition of certain types of data. Pursuant to the PRC Cybersecurity Law, effective on June 1, 2017, network operators are required to fulfill certain obligations to safeguard cyber security and enhance network information management. See "Regulation — Regulations Relating to Cyber Security and Privacy Protection — Cyber security". Complying with these obligations could cause us to incur substantial costs. Any failure to comply with applicable regulations, whether by other third parties or us, or as a result of employee error or negligence or otherwise, could result in regulatory enforcement actions against us and materially and adversely affect business, results of operations and financial condition.

          Moreover, we may not disclose any personal data or information, unless required by the competent PRC authorities through certain procedures required by the laws, for the purpose of, among others, safeguarding the national security, investigating crimes, investigating infringement of information network communications rights, or cooperating with the supervision and inspection of telecommunications regulatory authorities. Failure to comply with these requirements could subject us to fines and penalties.

Security breaches and improper access to or disclosure of our data or our customers' data or other cyberattacks on our systems could result in litigation and regulatory risk and harm our reputation and our business.

          Our business operations involve the storage and transmission of our customers' and their end-users' proprietary and other sensitive data, including financial information and personally identifiable information. While we have security measures in place to protect our customers and their end-users' data, our solutions and underlying infrastructure may in the future be materially breached or compromised as a result of the following:

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  third-party attempts to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information to gain access to our customers' data, our data or our IT systems;

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  efforts by individuals or groups of hackers and sophisticated organizations;

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  cyberattacks on our internally built infrastructure;

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  vulnerabilities resulting from enhancements and upgrades to our existing solutions;

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  vulnerabilities in third-party infrastructure and systems and applications that our solutions operate in conjunction with or are dependent on;

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  vulnerabilities existing within newly acquired or integrated technologies and infrastructure;

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  attacks on, or vulnerabilities in, the many different underlying networks and services that power the internet that our solutions depend on, most of which are not under our control; and

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  employee or contractor errors or intentional acts that compromise our security systems.

          These risks are mitigated, to the extent possible, by our ability to maintain and improve business and data governance policies, enhanced processes and internal security controls, including our ability to escalate and respond to known and potential risks. Although we have developed systems and processes designed to protect our customers' and their end-users' proprietary and other sensitive data, we can provide no assurance that such measures will provide absolute security. For example, our ability to mitigate these risks may be affected by the following:

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  frequent changes to, and growth in complexity of, the techniques used to breach, obtain unauthorized access to, or sabotage IT systems and infrastructure, which are generally not recognized until launched against a target, possibly resulting in our being unable to anticipate or implement adequate measures to prevent such techniques;

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  the continued evolution of our internal IT systems as we early adopt new technologies and new ways of sharing data and communicating internally and with customers, which increases the complexity of our IT systems;

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  authorization by our customers to third-party technology providers to access their data, which may lead to our customers' inability to protect their data that is stored on our servers; and

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  our limited control over our customers or third-party technology providers, or the transmissions or processing of data by third-party technology providers, which may not allow us to maintain the integrity or security of such transmissions or processing.

          In the ordinary course of business, we have been the target of malicious cyberattack attempts such as distributed denial-of-service attacks. To date, such identified security events have not been material or significant to us, including to our reputation or business operations, or had a material financial impact. We have implemented procedures designed to shield us against potential cyberattacks. However, there can be no assurance that future cyberattacks would not have a material adverse effect on our business operations.

Any catastrophe, including outbreaks of health pandemics and other extraordinary events, could have a negative impact on our business operations.

          We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, wars, riots, terrorist attacks or similar events could cause severe disruption to our daily operations, and may even require a temporary closure of our facilities. Our business could also be adversely affected by the effects of Ebola virus diseases, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome (SARS), 2019 Coronavirus Disease (COVID-19) or other epidemics. Our business operation could be disrupted if any of our employees or contracted workers are suspected of having any of the aforementioned epidemics or another contagious disease or condition, since it could require our employees and contracted workers to be quarantined or our offices to be disinfected. In addition, our business, financial condition, results of operations and prospects could be materially and adversely affected to the extent that any of these epidemics harms the Chinese economy and the business operations of our customers and business partners in general. For example, an outbreak of respiratory illness caused by the COVID-19 has and is continuing to spread rapidly throughout the world since December 2019. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a "Public Health Emergency of International Concern (PHEIC)". Government efforts to contain the spread of COVID-19 through city lockdowns or "stay-at-home" orders, widespread business closures, restrictions on travel and emergency quarantines, among others, have caused significant and unprecedented disruptions to the global economy and normal business operations across sectors and countries. We experienced an increase in demand for our solutions following the COVID-19 outbreak due to the government-mandated quarantine measures which have resulted in many businesses requiring their employees to work from home and collaborate remotely via cloud-based communications channels. However, we have nonetheless experienced significant business disruptions as a result of the outbreak. Specifically, we experienced customer loss in the nine months ended September 30, 2020, primarily due to a decrease in the number of enterprise customers of smaller sizes that are less equipped to withstand the impact of COVID-19. We have also experienced delayed service delivery, extended payment cycles and delayed collection of accounts receivables. As a result of the COVID-19 outbreak, the Chinese economy is subject to the risk of a general slowdown in 2020 and beyond, all of which would have a material adverse effect on our results of operations and financial condition in the near term. Moreover, if the outbreak persists or escalates, we may be subject to further negative impact on our business operations. In addition, our business and results of operations could also be adversely affected to the extent the COVID-19 outbreak harms the business of our customers, which may reduce or cease their use of our solutions. For further details on the impact of COVID-19 outbreak on our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Impact of COVID-19 Outbreak".

We depend largely on the continued services of our senior management, core technical personnel, and qualified staff. Our inability to retain their services could adversely affect our business, results of operations and financial condition.

          Our future success heavily depends upon the continuing services of our senior management and other key employees. In particular, we rely on the expertise, experience and vision of Mr. Changxun Sun, our founder, chairman of board of directors and chief executive officer, as well as other members of our senior management team. We also rely on the technical know-how and skills of our core research and development personnel. If any of our senior management or core technical personnel becomes unable or unwilling to continue to contribute their services to us, we may not be able to replace them easily or at all. As a result, our business may be severely disrupted, our results of operations and financial condition may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain key employees.

          Our existing operations and future growth require a sizeable and qualified workforce. For example, the effective operation of our solutions and the underlying infrastructure depends in part on our professional employees. We also rely on experienced personnel for our business aspects of technology and solution design and development to anticipate and effectively respond to the changing customer preferences and market trends. However, our industry is characterized by high demand and intense competition for talents. In order to attract and retain talents, we may need to offer higher compensation, better trainings, more attractive career trajectory and other benefits to our employees, which may be costly and burdensome. We cannot assure you that we will be able to attract or retain qualified workforce necessary to support our future growth. We may fail to manage our relationship with our employees, and any disputes between us and our employees, or any labor-related regulatory or legal proceedings may divert managerial and financial resources, negatively impact staff morale, reduce our productivity, or harm our reputation and future recruiting efforts. In addition, as our business has grown rapidly, our ability to train and integrate new employees into our operations may not meet the increasing demands of our business. Any of the above issues related to our workforce may materially and adversely affect our results of operations and future growth.

We have experienced rapid growth and our recent growth rates may not be indicative of our future growth.

          We have experienced rapid growth in recent periods. Our total revenues increased by 29.7% from RMB501.5 million in 2018 to RMB650.3 million (US$95.8 million) in 2019. Our total revenues increased by 19.4% from RMB426.3 million in the nine months ended September 30, 2019 to RMB509.0 million (US$75.0 million) in the nine months ended September 30, 2020. In future periods, we may not be able to sustain revenue growth consistent with recent history or at all. Further, as we operate in a new and rapidly changing industry, widespread acceptance and use of our solutions are critical to our future growth and success. We believe our revenue growth depends on a number of factors, including our ability to:

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  attract new customers;

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  provide excellent customer experience;

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  retain our existing customers, expand usage of our solutions, and cross-sell and up-sell to our existing customers;

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  introduce and grow adoption of enhancements and new solutions we develop;

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  achieve widespread acceptance and use of our solutions;

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  adequately expand our sales and marketing force and other sales channels;

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  maintain the security and reliability of our solutions;

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  comply with existing and new applicable laws and regulations;

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  price our solutions effectively so that we are able to attract and retain customers without compromising our profitability;

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  successfully compete against established companies and new market entrants; and

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  increase awareness of our brand on a global basis and expand internationally.

          If we are unable to accomplish any of these tasks, our revenue growth will be harmed. We also expect our operating expenses to increase in absolute terms as we scale, and if our revenue growth does not increase to offset these anticipated increases in our operating expenses, our business, results of operations and financial condition could be harmed, and we may not be able to achieve or maintain profitability. We have also encountered in the past, and expect to encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries. If our assumptions regarding our projected growth and the associated risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks and uncertainties successfully, our costs may rise, growth rates may slow, and our business would suffer. Further, our rapid growth may make it difficult to evaluate our future prospects.

If we fail to effectively manage our growth, our business, results of operations and financial condition could be materially and adversely affected.

          Our rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. For example, our headcount has grown from 806 employees as of January 1, 2018 to 1,171 employees as of September 30, 2020. We have also experienced robust growth in the number of customers and the amount of data that our solutions support. Additionally, our organizational structure is becoming more complex as we scale our operational, financial and managerial controls as well as our reporting systems and procedures. For example, we have acquired several businesses, and have expanded our international operations into Japan and are in the process of expanding into regions and countries in Southeast Asia.

          To manage growth in our operations and personnel, we will need to continue to grow and improve our operational, financial, and managerial controls and our reporting systems and procedures, which will require significant investments and allocation of valuable managerial resources. Our expansion has placed, and our expected future growth will continue to place, a significant strain on our management, customer experience, research and development, sales and marketing, administrative, financial, and other resources. If we fail to manage our anticipated growth and change, the quality of our solutions may suffer, which could negatively affect our brand and reputation and results of operations.

          In addition, as we expand our business, it is important that we continue to maintain a high level of customer support and satisfaction. We currently derive a significant portion of our revenues from sales of our solutions to large enterprises. As our customer base continues to grow and we focus more on serving large enterprises, we will need to expand our customer support and other personnel and innovate our solutions to provide personalized services as well as personalized features, integrations and capabilities. If we are not able to continue to provide high levels of customer support, our reputation, as well as our business, results of operations, and financial condition, could be harmed.

If we fail to maintain and expand sales channels, it could limit the number of customers we serve and materially and adversely affect our ability to grow and expand.

          A portion of our revenues is generated through our sales and marketing team. Our future success requires continuing to develop and maintain a successful sales and marketing team that identifies and closes a significant portion of new sales opportunities. We also need to enhance our ability to cross-sell and up-sell additional features and solutions to existing customers. If our direct sales efforts are as not successful as anticipated, we may be unable to meet our revenue growth targets.

          A portion of our revenues is generated through indirect sales channels. Channel partners we cooperate with mainly consist of mobile network operators, distributors and system integrators. We typically have arrangements with them to distribute our solutions to their own customers, with which we do not contract or contract only to a limited extent. We expect these channels to continue to generate a considerable portion of our revenues in the future. Our sustained success requires continued efforts to develop and maintain successful relationships with these channel partners and increasing the portion of sales opportunities that they refer to us. If we fail to do so, or if our channel partners are not successful in their sales efforts, we may be unable to grow and expand our business, and our results of operations and financial condition could be materially and adversely affected.

If we fail to offer high-quality customer support, it could adversely affect our relationships with our current and prospective customers and materially and adversely affect our business, results of operations and financial condition.

          We have developed a customer support and success system designed to drive customer satisfaction and expand cross-selling and up-selling opportunities. Many of our customers depend on our customer support team to assist them in deploying or using our solutions effectively, help them resolve post-deployment issues quickly, and provide ongoing support. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers from adopting our solutions. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenues, could increase costs and adversely affect our business, results of operations and financial condition. Our business is highly dependent on our reputation and on positive recommendations from existing customers. Any failure to deliver and maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our ability to attract new customers, and therefore our business, results of operations and financial condition.

We provide service level commitments under our agreements with customers. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service, or face contract termination with refunds of prepaid amounts, which could harm our business and reputation.

          Most of our agreements with customers contain service level commitments. If we are unable to meet the stated service level commitments, including failure to meet the uptime and other requirements under the agreements, we may be contractually obligated to provide the affected customers with service credits which could significantly affect revenue of the periods in which the uptime or delivery failure occurs and the credits are applied. We could also face customer terminations, which could significantly affect both our current and future revenue. Any service level failures could harm our business and reputation.

Our revenues are concentrated in a limited number of enterprise customers.

          In 2018, 2019 and the nine months ended September 30, 2020, our ten largest customers in terms of revenues contributed an aggregate of 27.7%, 25.5% and 20.8% of our total revenues for the same periods, respectively. The high quality of our services and the time and expenses required for switching to other qualified cloud-based communications solution providers help us retain our customers. As we typically do not have long-term contracts with our customers, they may reduce their usage at any time or terminate their adoption of our solutions upon expiration of original terms. Although we have made considerable efforts to diversify our customer base and attract new customers, if any of our large customers cease or reduce their use of our solutions, or use our solutions on less favorable terms, our business, results of operations and financial condition could be materially and adversely affected.

Our physical infrastructure which supports our ability to offer our solutions is concentrated in a few facilities. Any disruptions or system failures in these facilities could adversely affect our ability to offer reliable communications solutions.

          Our physical infrastructure is subject to various points of failure. Problems with servers, routers, switches, cooling equipment, generators, uninterruptible power supply or other equipment,

whether or not within our control, could result in service interruptions for our customers as well as equipment damages. Because our solutions leveraging cloud infrastructure do not require geographic proximity of our physical infrastructure to our customers, they are consolidated into a few facilities. Any failure or downtime in one of such facilities could affect a significant percentage of our customers. The total destruction or severe impairment of any of our facilities could result in significant downtime of our solutions and the loss of customer data. Because our ability to attract and retain customers depends on our ability to provide customers with highly reliable solutions, even minor interruptions could harm our reputation. Additionally, in connection with the expansion or consolidation of our existing facilities from time to time, there is an increased risk that service interruptions may occur as a result of server relocation or other unforeseen construction-related issues.

          We have taken and continue to take steps to improve our infrastructure to prevent business interruptions, including on-going maintenance and upgrade. However, business interruptions continue to be a significant risk for us and could have a material adverse impact on our business. Any future interruptions could:

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  cause our customers to seek damages for losses incurred;

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  require us to replace existing equipment or add redundant facilities;

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  affect our reputation as a reliable provider of communications solutions;

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  cause existing customers to cancel or elect to not renew their contracts; or

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  make it more difficult for us to attract new customers.

          Any of these events could materially increase our expenses or reduce our revenues, which would have a material adverse effect on our results of operations.

          We may be required to transfer our servers to new facilities if we are unable to renew our leases on acceptable terms, or at all, or the owners of the facilities decide to close their facilities or refuse to enter into lease agreements with us, and we may incur significant costs and possible service interruption in connection with doing so. In addition, any financial difficulties, such as bankruptcy or foreclosure, faced by our third-party facility operators, or any of the service providers with which we or they contract, may have negative effects on our business, the nature and extent of which are difficult to predict.

We depend on cloud infrastructure operated by third parties and any disruption of or interference with our use of such third-party services would adversely affect our business, results of operations and financial condition.

          We cooperate with third-party cloud service providers to host our communications solutions. We are, therefore, vulnerable to problems experienced by these providers. We expect to experience interruptions, delays or outages with respect to our third-party cloud infrastructure in the future due to a variety of factors, including infrastructure changes, human, hardware or software errors, hosting disruptions and capacity constraints. Such issues could arise from a number of causes such as technical failures, natural disasters, fraud or security attacks. The level of service provided by these providers, or regular or prolonged interruptions in that service, could also affect the use of and our customers' satisfaction with our solutions and could harm our business and reputation. In addition, hosting costs will increase as our customer base grows, which could harm our business if we are unable to grow our revenues sufficiently to offset such increase.

          Furthermore, our providers have broad discretion to change and interpret the terms of service and other policies with respect to us, and those actions may be unfavorable to our business operations. Our providers may also take actions beyond our control that could seriously harm our business, including discontinuing or limiting our access to one or more services, increasing pricing terms, terminating or seeking to terminate our contractual relationship altogether, or altering how we are able to process data in a way that is unfavorable or costly to us. Although we expect that we could obtain similar services from other third parties, if our arrangements with our current providers were terminated, we could experience interruptions in our ability to make our solutions available to customers, as well as delays and additional expenses in arranging for alternative cloud infrastructure services.

          As a result, we may incur additional costs, fail to attract or retain customers, or be subject to potential liability, any of which could have an adverse effect on our business, results of operations and financial condition.

We may have insufficient transmission bandwidth, which could result in disruptions to our solutions and loss of revenue.

          Our operations are dependent in part upon transmission bandwidth provided by third-party network or cloud providers. There can be no assurance that we are adequately prepared for unexpected increases in bandwidth demands by our customers. Enterprises are increasingly inclined to adopt cloud-based communications solutions, especially as a result of residing demand for remote collaboration caused by the COVID-19 outbreak, and we may experience spikes in usage from time to time. Although we believe we are able to scale our network infrastructure in response, if we fail to cost-effectively maintain and expand our network infrastructure, due to the further spread or any resurgence of the COVID-19 outbreak or any other factors that are out of our control, our business and operations could be severely disrupted, and our results of operations and financial condition could be adversely affected.

          The bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including service outages, payment disputes, network providers going out of business, natural disasters, pandemics, networks imposing traffic limits, or governments adopting regulations that impact network operations. We also may be unable to move quickly enough to augment capacity to reflect growing traffic or security demands. Failure to put in place the capacity we require could result in a reduction in, or disruption of, service to our customers, require us to issue credits and ultimately a loss of those customers. Such a failure could also result in our inability to acquire new customers demanding capacity not available.

For some of our solutions, we recognize revenues over the subscription term, and thus downturns or upturns in new sales and renewals are not immediately reflected in full in our results of operations.

          We offer some of our solutions, such as cloud-based CC solutions deployed primarily on public cloud, on a subscription basis, and we recognize the related revenues ratably over the subscription period beginning on the date our solutions are made available to our customers. As a result, much of the revenues we report each period are the recognition of revenues generated from subscriptions entered into during previous periods. Consequently, a decline in new or renewed subscriptions in any single period may have a small impact on the revenues that we recognize for that period. However, such a decline will negatively affect our revenues in future periods. Accordingly, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer expansion or retention may not be fully reflected in our results of operations until future periods. In addition, a significant portion of our costs are expensed as incurred, while revenues are recognized over the term of the subscription. As a result, growth in the number of new customers could continue to result in our recognition of higher costs and lower revenues in the earlier periods of our subscriptions.

Our business may be subject to seasonal effects, and any disruption of business during any particular seasons could adversely affect our liquidity and results of operations.

          We have experienced, and expect to continue to experience in the future, seasonality in our business, results of operations and financial condition. We believe that our quarterly sales are affected by industry buying patterns. Our customers, especially large enterprises, tend to enter into contracts with us in the second half of each year in accordance with their budget cycles. As such, we generally record higher revenues during such periods. In addition, we typically generate lower revenues in the first quarter during or around Chinese New Year holiday. Our revenues may also fluctuate due to other factors such as the general economic environment in China. The seasonality changes may cause fluctuations in our financial results and any occurrence that disrupts our business during any particular seasons could have a disproportionately material adverse effect on our liquidity and results of operations.

We outsource certain non-core software development activities to third parties. Any failures by outsourcing service providers to meet our standards may adversely affect our business, reputation and relationship with customers.

          While we independently developed all the core features of and technologies underlying our cloud-based communications solutions, we outsource certain non-core software development activities in relation to our cloud-based UC&C solutions to third parties in order to enhance productivity and reduce labor costs. Typically, we enter into agreements with these third-party outsourcing service providers on a project basis, pursuant to which they deliver software according to our specifications. We may experience operational difficulties because of our outsourcing service providers, including their failure to comply with software specifications, reduced capacity, insufficient quality control and failure to meet deadlines. As a result, we may fail to deliver our communications solutions to the satisfaction of our customers and in a timely manner, which may adversely affect our reputation and relationship with customers. In addition, if one or more of our outsourcing service providers experience business interruptions or are otherwise unable or unwilling to fulfill their agreements with us, we may suffer delays and additional expenses in arranging for alternative service providers meeting our requirements, and our business, results of operations and financial condition may be adversely affected.

We have incurred and may continue to incur substantial share-based compensation expenses.

          We have adopted the 2016 share incentive plan, or the 2016 Plan, which permits the grant of a number of equity-linked awards, including share options and restricted shares, to directors, officers, employees and external consultants. The 2016 Plan is intended to promote our success and shareholder value by attracting, motivating and retaining selected employees and other eligible participants through the awards. See "Management — Share Incentive Plans". In 2018, 2019 and the nine months ended September 30, 2019 and 2020, we recorded share-based compensation expenses of RMB6.8 million, RMB27.5 million (US$4.0 million), RMB11.2 million and RMB80.4 million (US$11.8 million), respectively. For details on the measurements of our share-based compensation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Share-based compensation". As of September 30, 2020, there were RMB78.6 million (US$11.6 million) of total unrecognized share-based compensation expenses related to share options and restricted shares which is expected to be recognized over a weighted-average period of 3.35 years.

          As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the 2016 Plan is 29,525,465, a portion of which either are not exercisable or will not be vested until years later. In addition, in January 2021, we adopted the 2021 share incentive plan, or the 2021 Plan, under which the maximum aggregate number of

Class A ordinary shares that may be issued pursuant to all awards under such plan is 15,144,221. As a result, upon the completion of this offering, we expect to further recognize a substantial amount of share-based compensation expenses, which we expect to have a significant impact on our results of operations going forward. Moreover, if we grant additional share options or other equity-linked awards in the future, our expenses associated with share-based compensation may increase significantly, which may materially and adversely affect our business, results of operations and financial condition.

We are expanding internationally, which could expose us to significant risks.

          We established our first overseas subsidiary, Cloopen Japan Co., Ltd., in Japan in 2016 and have recently begun to generate small revenues from our international operations. We plan to further expand our international operations in select markets over time, such as Southeast Asia. Any new markets or countries into which we attempt to sell our solutions may not be receptive. For example, we may not be able to expand into certain markets if we are not able to satisfy certain government- and industry-specific requirements. In addition, our ability to manage our business and conduct our operations internationally in the future may require considerable management's attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems and commercial markets. Future international expansion will require investment of significant funds and other resources. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

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  recruiting and retaining talented and capable employees outside China and maintaining our company culture across all of our offices;

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  providing our solutions and operating our business across a significant distance, in different languages and among different cultures, including the potential need to modify our solutions and features to ensure that they are culturally appropriate and relevant in different countries;

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  complying with laws and regulations of the jurisdictions in which we operate, especially those in relation to our cloud-based communications solutions and business operations;

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  complying with applicable international laws and regulations, including laws and regulations with respect to privacy, telecommunications requirements, data protection, consumer protection and unsolicited messages and calls, and the risk of penalties to us and individual members of management or employees if our practices are deemed to be out of compliance;

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  operating in jurisdictions that have laws on the protection of intellectual property rights different from those in China, and the practical enforcement of our intellectual property rights outside China;

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  collaborating with partners outside China;

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  compliance by us and our business partners with anti-corruption laws, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory limitations or perceptions on our ability to provide our solutions in certain international markets;

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  foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash earned outside China;

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  political and economic instability;

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  changes in diplomatic and trade relationships, including the imposition of new trade restrictions, trade protection measures, import or export requirements, trade embargoes and other trade barriers;

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  generally longer payment cycles and greater difficulty in collecting accounts receivables;

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  double taxation of our international earnings and potentially adverse tax consequences due to changes in the income and other tax laws of China and the international jurisdictions in which we operate; and

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  higher costs of doing business internationally, including increased accounting, travel, infrastructure and legal compliance costs.

          Compliance with laws and regulations applicable to our international operations substantially increases our cost of doing business in international jurisdictions. We may be unable to keep current with changes in laws and regulations as they occur. Although we have included relevant clauses in our business contracts to support compliance with laws and regulations of the jurisdictions in which we operate, there can be no assurance that we will always maintain compliance or that all of our employees and business partners will comply. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, injunctions or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of our international operations successfully, we may need to cease operations in certain foreign jurisdictions.

Negative publicity and allegations involving us, our shareholders, directors, officers and employees may affect our reputation, and as a result, our business, results of operations and financial condition may be negatively affected.

          We, our shareholders, directors, officers and employees may be subject to negative media coverage and publicity from time to time in our ordinary course of business, which could threaten the perception of our reputation as a trustworthy cloud-based communications solution provider.

          In addition, to the extent we, our shareholders, directors, officers and employees were involved in any legal or administrative proceedings or violate or allegedly violate any laws or regulations, our reputation could be materially and adversely affected, which may, in turn, adversely affect our business and results of operations. For example, an employee, who is a former member of our senior management team was sued, prior to joining us, for theft of source code by one of his prior employers and was convicted of theft of trade secrets by a local Chinese court in 2010. He had disclosed his conviction to us before joining us, and has undertaken to keep confidential all the information that he obtains during his employment with us and, in the event of his termination, to return or permanently destroy all the documentation and materials he obtains during his employment with us. He also agreed that we retain the ownership over all the rights attached to the work products, designs, inventions or other intellectual properties developed or possessed individually or jointly by him during and until one year after termination of his employment with us. We have adopted internal policies and a code of ethics to help protect our intellectual properties. Nevertheless, negative publicity associated with our employees may adversely impact our business and reputation. In addition, Mr. Yipeng Li, our chief financial officer, was named as one of the defendants in an ongoing securities class action lawsuit against Sunlands Technology Group in his capacity as its then chief financial officer, together with certain then directors and executive officers of that company, originally filed on June 27, 2019 in the United States District Court for the Eastern District of New York (case number 1:19-cv-03744-FB-SMG). This class action lawsuit alleged misrepresentation contained in the registration statement in connection with such company's initial public offering. No conclusive judicial decision has been made with respect to this lawsuit.

          Any negative publicity or allegations may cause us to spend significant time and incur substantial costs, and we may not be able to diffuse them to the satisfaction of our customers and investors, which could materially and adversely affect our reputation, business, results of operations and financial condition and the trading price of the ADSs.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

          We may require additional capital beyond those generated by our initial public offering from time to time to grow our business, including to better serve our customers, develop new features and solutions, improve our operating and technology infrastructure or conduct acquisition of complementary businesses and technologies. Accordingly, we may need to sell additional equity or debt securities or obtain a credit facility. Future issuances of equity or equity-linked securities could significantly dilute our existing shareholders, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. For example, we may issue equity securities as consideration in acquisition transactions. Such issuances will be dilutive to our then existing shareholders, and more so if the equity securities are issued at such negotiated prices lower than the investment consideration paid by our then existing shareholders. The incurrence of debt financing would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

          Our ability to obtain additional capital is subject to a variety of uncertainties, including:

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  our market position and competitiveness in China's cloud communications industry;

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  our future profitability, overall financial condition, results of operations and cash flows;

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  general market conditions for capital raising activities in China and globally; and

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  economic, political and other conditions in China and globally.

          We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all, and our financing may also be subject to regulatory requirements. If we are unable to obtain adequate financing on terms satisfactory to us when we require it in the future, our ability to continue to support our business growth could be significantly impaired, and our business and prospects could be adversely affected.

Certain software we use leverages open source codes, which, under certain circumstances, may lead to unintended consequences and, therefore, could materially adversely affect our business, results of operations and financial condition.

          Our solutions incorporate open source software, and we expect to continue to incorporate open source software in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our solutions, we cannot be certain that we have not incorporated open source software in a manner that is inconsistent with such policies. If we fail to comply with open source licenses, we may be subject to certain requirements, including requirements that we offer our solutions that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenues from customers using solutions that contained the open source software and required to comply with onerous conditions or restrictions on these solutions. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our solutions and to re-engineer or even discontinue offering our solutions in the event re-engineering cannot be accomplished on a timely basis. Any of the foregoing could require us to devote additional research and development resources, could result in customer dissatisfaction and may adversely affect our business, results of operations and financial condition.

Certain of our customers, such as internet finance companies, may be subject to more stringent laws and regulations, which could adversely affect their operations and therefore their IT spending levels, and in turn could cause our customer base to shrink.

          Certain enterprises which deploy our solutions in their business operations are internet finance companies, which accounted for 10.3%, 8.3% and 8.2% of our total revenues in 2018, 2019 and the nine months ended September 30, 2020, respectively. Due to the relatively short history of the online consumer finance industry in China, a comprehensive regulatory framework is under development by the PRC government. Since mid-2015, the PRC government and relevant regulatory authorities have issued a number of laws and regulations, including the Interim Measure on the Internet Micro-credit Business (Draft for Comments) announced in November 2020, seeking to tighten the online consumer finance industry. These laws and regulations have imposed stringent requirements on the operation of peer-to-peer (P2P) online lending platforms. Although how these requirements will be interpreted and implemented is still unclear, it is likely that more stringent laws and regulations will be issued and adopted to further regulate related businesses. As a result of the stringent and evolving regulatory environment, online consumer finance industry in China is facing great challenges and shrinking in size, which has adversely affected and could continue to adversely affect our business. For example, relevant PRC authorities took stringent government measures in 2019 to regulate the operation of P2P online lending platforms, and we, after assessing potential risks, chose to voluntarily terminate certain transactions with existing customers in the online consumer finance industry to ensure compliance with relevant laws and regulations, which led to a decrease in our existing customer base and our revenues primarily related to cloud-based CC solutions that we offer on a recurring basis in such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics". Furthermore, if the practice of our customers in the online consumer finance industry is deemed to violate any rules, laws or regulations, they could be forced to substantially modify their business model, face injunctions, including orders to cease illegal activities, discontinuation of operations and correction orders, fines and criminal liability, and may be exposed to other penalties as determined by the relevant government authorities, which could significantly harm their business operations and IT spending levels. As a result, our customer base may shrink, and our business, financial condition and results of operations may be adversely affected.

The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

          Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies or markets covered by our market opportunity estimates will deploy our solutions at all or generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Risks Related to Regulatory Compliance

Our business is subject to extensive regulation, and if we fail to obtain and maintain required licenses and permits, we could face government enforcement actions, fines and possibly restrictions on our ability to operate or offer certain of our solutions.

          The cloud-based communications industry in China is subject to extensive regulation. Related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. We are required to obtain and maintain all necessary operating licenses and permits applicable to our cloud-based communications solutions and our business operations in China. We may be required to apply for and obtain additional licenses and permits, as the interpretation and enforcement of the current PRC laws and regulations are evolving and new laws and regulations may continue to be promulgated.

          Most of our PRC operating entities have obtained licenses from the Ministry of Industry and Information Technology in China, or MIIT, and/or its local authorities to use telecommunications network code resources and provide internet content, and the Value-Added Telecommunications Business Operating Licenses to provide domestic multi-party communications services, domestic call center services, non-internet information services and internet information services. Certain of our telecommunications network code practices may be found to be not in full compliance with relevant laws and regulations, and as a result, we may be subject to administrative measures including confiscation of pertinent revenues, penalties and withdrawal of the telecommunications network code resources. For instance, our PRC operating entities may be deemed to be using the telecommunications network code resources registered under the names of other PRC operating entities. In addition, certain of our PRC operating entities are in the process of updating or renewing their licenses or permits. As of the date of this prospectus, our PRC operating entities have not been subject to any legal or regulatory sanction for failure to obtain, renew or update such licenses. However, we cannot assure you that our PRC operating entities can successfully obtain or maintain required licenses and permits in a timely manner or at all, and we may be subject to fines, confiscation of income and discontinuation of or restrictions on certain of our operations in China as a result. Moreover, if we fail to renew or update any of our current licenses and permits in a timely manner and on commercially reasonable terms or at all, our business, results of operations and financial condition could be materially and adversely affected.

          We may be required to obtain additional licenses and permits as regulatory requirements evolve or as we expand our solution offerings and business operations. For example, while we do not believe our current operations fall under the licensing requirements for deployment of interactive voice response, or IVR, and, therefore, we do not believe we are required to obtain the related license, we cannot assure you that the regulators will not take a contrary position or that the regulatory regime will not evolve in a way to expand the licensing requirements. As a result, we may incur increased costs of compliance, and there can be no assurance that we will be able to obtain the IVR-related license or any additional requisite license and permit or that we will not be found in violation of any existing or new law. If our operations are no longer in compliance with existing or new laws and regulations, or if we fail to obtain any license required under such laws and regulations, we could be subject to various penalties, including fines and discontinuation of or restrictions on our operations in China, which could materially and adversely affect our business, results of operations and financial condition.

Our brand image, business and results of operations may be adversely affected by third-party misconduct and misuse of our solutions, many of which are beyond our control.

          We store, process and transmit a large amount of data and communications in the ordinary course of business, which may be subject to improper disclosure and misappropriation by our employees, business partners and other third parties. As a result, our business may suffer and our brand image, business, results of operations and financial condition may be materially and adversely affected. We are exposed to the risk of other types of employee misconduct, including intentionally failing to comply with government regulations, engaging in unauthorized activities and misrepresentation during marketing activities, which could harm our reputation. It is not always possible to deter third-party misconduct, and the precautions we take to prevent and detect misconduct may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, results of operations and financial condition.

          In addition, our customers which deploy our solutions in their business communications may misuse them to make unauthorized calls and send unauthorized text messages and other content. Such misuses may subject us to potential risks, including liabilities or claims relating to consumer rights protection laws. As a provider of short message services, we are required to comply with relevant laws and regulations relating to internet information protections. For example, on May 19, 2015, the MIIT published the Provisions on the Administration of Short Message Services, which took effect on June 30, 2015, prohibiting the use of text messages in telemarketing or other commercial settings without consumers' proper request and consent. We could also be required to comply with relevant laws and regulations regarding the control and management of unauthorized calls, including, among others, establishing forbidden call lists to prevent telemarketing calls from reaching end-users who have formerly explicitly refused to be reached by telemarketing calls of a particular industry or business, and improving technological capability and risk precautions regarding the prevention and monitoring of unauthorized calls. The scope and interpretation of relevant laws and regulations that are or may be applicable to the delivery of text messages, calls and other content are continuously evolving. See "Regulation — Regulations Relating to Cyber Security and Privacy Protection — Unauthorized calls and text messages". We have taken certain acts to reduce unauthorized text messages and calls, such as contract restrictions in our agreements with customers. However, as in practice we have little control over text messages, calls and other content delivered by our customers to their end-users, we cannot assure you that our current systems and acts will be sufficient or effective under applicable laws and regulations. If we do not comply with relevant laws and regulations or if we become liable under these laws and regulations, we could face direct liability and loss of customer confidence, which could materially harm our reputation, business, results of operations and financial condition.

The discontinuation of any of the preferential tax treatments available to us in China could materially and adversely affect our results of operations and financial condition.

          Under PRC tax laws and regulations, enterprises are generally subject to enterprise income tax at the statutory rate of 25%, and revenues from cloud-based communications services and communications devices are generally subject to value-added tax at the rates of 6% and 13%. Preferential tax treatments are available to certain enterprises, industries and regions. For example, certain of our affiliated entities were recognized as "high and new technology enterprises", or HNTEs, and were entitled to a preferential enterprise income tax rate of 15%. The HNTE status must be reapplied every three years. During the three-year period, HNTEs must conduct a self-review each year to ensure they meet the HNTE criteria. Certain of our affiliated entities are in the process of renewing the HNTE certificates for another three years. In addition, if the value-added taxes we actually paid for the sales of our qualified proprietary software exceed an amount equivalent to 3% of our revenues from such software, we are eligible to receive a refund of the excessive amount. However, if PRC government changes its tax policy of supporting new technology and software development, or if we cease to be eligible for any of these preferential tax treatments, we must pay tax at the standard rates, which would adversely affect our profitability.

Most of the lease agreements for our leased properties in China have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines.

          Under PRC law, all property lease agreements are required to be registered with the local land and real estate administration bureau. Although failure to do so does not in itself invalidate the leases, the lessees may not be able to defend these leases against bona fide third parties and may also be exposed to potential fines if they fail to rectify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities. The penalty ranges from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority. As of the date of this prospectus, most of the lease agreements for our leased properties in China have not been registered with the relevant PRC government authorities. As of the date of this prospectus, we have not been subject to any administrative fines or sanctions in this regard, nor have we received any rectification orders. However, there can be no assurance that relevant authorities will not in future implement measures to request us to register our leases. In the event that any fine is imposed on us for our failure to register our lease agreements, we may not be able to recover such losses from the lessors.

Our rights to use our leased properties could be challenged by property owners or other third parties, which may disrupt our operations and cause us to incur relocation costs.

          As of the date of this prospectus, the lessors of certain of our leased properties in China failed to provide us with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties. There is a risk that such lessors may not have the relevant property ownership certificates or the right to lease or sublease such properties to us, in which case the relevant lease agreements may be deemed invalid and we may be forced to vacate these properties, which could interrupt our business operations and cause us to incur relocation costs. Moreover, if third parties challenge our lease agreements, it could result in a diversion of managerial attention and cause us to incur costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

Failure to make adequate contributions to social insurance and housing fund as required by PRC regulations may subject us to penalties.

          In accordance with PRC Social Insurance Law and Regulations on the Administration of Housing Fund and other relevant laws and regulations, an employer is required to pay basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing fund, or the Employee Benefits, for its employees in accordance with the rates provided under relevant regulations and withhold the Employee Benefits that should be assumed by the employees.

          We have not made sufficient contribution of the Employee Benefits for some employees. We may be subject to late fees and fines for our insufficient contributions to the Employee Benefits. As of the date of this prospectus, we have not received any notice from the relevant government authorities or any claim or request from these employees in this regard. We have also made adequate provision in relation to the insufficient contribution of the Employee Benefits in our financial statements. However, we cannot assure you that the relevant government authorities will not require us to pay the outstanding amount and impose late fees or fines on us, in which case our business, results of operations and financial condition may be adversely affected.

We may be held liable for the information and content displayed on, retrieved from or linked to our websites or posted by us on third-party platforms, which could have a material and adverse effect on our business, financial condition and results of operations.

          The PRC government has adopted laws and regulations governing the distribution of information over the internet. Given the broad scope of these laws and regulations and the uncertainties regarding their interpretation, there can be no assurance that all the information and content displayed on, retrieved from or linked to our websites or posted by us on third-party platforms comply or will comply with the requirements of these laws and regulations at all times. Under applicable PRC laws and regulations, the marketing of our solutions on our websites or third-party platforms may be deemed as internet advertisement, which may subject us to legal or regulatory liabilities. If we were found to violate laws or regulations governing the information and content displayed on, retrieved from or linked to our websites or posted by us on other platforms, we may be subject to fines and penalties and may be required to remove the non-compliant content from our websites or refrain from distributing the non-compliant content on third- party platforms, which may materially and adversely affect our reputation, business and results of operations. For example, we were ordered to remove the non-compliant advertisement and were imposed a fine of RMB10,000 in 2018 due to the use of certain inaccurate and unclear phrases regarding our solutions in violation of the PRC Advertisement Law.

          Moreover, we may also be sued by private parties for defamation, copyright or trademark infringement, invasion of privacy, personal injury or under other legal theories relating to the information or content that we create or distribute. We could incur significant costs in investigating and defending such claims, even if we are ultimately not held liable. If any of these events occurs, we could incur significant expenses and our revenues could be adversely affected.

A material weakness in our internal control over financial reporting has been identified, and if we fail to implement and maintain an effective system of internal control over financial reporting, we could be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

          Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2019. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidate financial statements will not be prevented or detected on a timely basis.

          The material weakness identified relates to insufficient accounting personnel with appropriate U.S. GAAP knowledge for accounting of complex transactions, presentation and disclosure of financial statements in accordance with U.S. GAAP and SEC reporting requirements and lack of sufficient documented financial closing policies and procedures. The material weakness, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Prior to preparing for this offering, neither we nor our independent registered public accounting firm had undertaken a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

          To remedy our identified material weakness, we have begun to, and will continue to, improve our internal control over financial reporting, including, among others: (1) recruiting more qualified personnel equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (3) enhancing oversight over and clarifying reporting requirements for, non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, (4) recruiting more qualified internal control personnel with experience in the requirements of the Sarbanes-Oxley Act and adopting accounting and internal control guidance on U.S. GAAP and SEC reporting, and (5) preparing more detailed guidance and manuals on financial closing policies and procedures to improve the quality and accuracy of period-end financial closing process. The implementation of these measures, however, may not fully address the material weakness identified in our internal control over financial reporting, and we cannot conclude that it has been fully remedied. Our failure to correct the material weakness or our failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

          Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

          During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of the ADSs, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

          We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct our business or sell our solutions, including the PRC anti-corruption laws and regulations, the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations. The FCPA prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a "foreign official" for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The PRC anticorruption laws and regulations prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. There is uncertainty in connection with the implementation of PRC anti-corruption laws and regulations. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

          We have direct or indirect interactions with officials and employees of China's government agencies and state-owned enterprises in the ordinary course of business. These interactions subject us to an increased level of compliance-related concerns. We have implemented policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient, and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

          Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in the ADSs.

Risks Related to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

          We generate substantially all of our revenues from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. In addition, the rate of growth has been slowing since 2012, and the impact of COVID-19 on the Chinese and global economies in 2020 and 2021 is likely to be severe. In particular, the National Bureau of Statistics of China reported a 6.8% drop and a 3.2% growth in GDP for the first and second quarters of 2020, respectively, compared with the respective periods of 2019.

          The PRC government exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures may benefit the overall PRC economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operations. In addition, the increased global focus on social, ethical and environmental issues may lead to China's adoption of more stringent standards in these areas, which may adversely impact the operations of China-based companies including us. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business, financial condition and results of operations, lead to reduction in demand for our solutions and adversely affect our competitive position.

Uncertainties with respect to the PRC legal system could adversely affect us.

          The PRC legal system is based on written statutes and court decisions that have limited precedential value. The PRC legal system is evolving rapidly, and therefore the interpretations and enforcement of many laws, regulations and rules may contain inconsistencies and uncertainties.

          From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. These uncertainties may impede our contractual, property and procedural rights, which could adversely affect our business, financial condition and results of operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board, and, as such, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments may have a material adverse impact on our listing and trading in the U.S. and the trading prices of the ADSs.

          Our independent registered public accounting firm that issues the audit report included in our prospectus filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards.

          Because we have substantial operations within the PRC and the PCAOB is currently unable to conduct full inspections of the work of our independent registered public accounting firm as it relates to those operations without the approval of the Chinese authorities, our independent registered public accounting firm is not currently inspected thoroughly by the PCAOB. This lack of PCAOB inspections in the PRC prevents the PCAOB from regularly evaluating our independent registered public accounting firm's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

          On May 24, 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the Ministry of Finance, or MOF, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. On inspection, it appears that the PCAOB continues to be in discussions with the China regulators to permit inspections of audit firms that are registered with the PCAOB in relation to the audit of Chinese companies that trade on U.S. exchanges.

          On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. In a statement issued on December 9, 2019, the SEC reiterated concerns over the inability of the PCAOB to conduct inspections of the audit firm work papers with respect to U.S.-listed companies that have operations in China, and emphasized the importance of audit quality in emerging markets, such as China. On April 21, 2020, the Chairman of the SEC, Chairman of the PCAOB and certain other SEC divisional heads jointly issued a public statement, reminding the investors that with respect to investments in companies that are based in or have substantial operations in many emerging markets, including China, there is substantially greater risk of incomplete or misleading disclosures and, in the event of investor harm, substantially less recourse, in comparison to U.S. domestic companies. The joint statement reinforced past statements of the SEC and the PCAOB on matters including the difficulty to inspect audit work papers in China and its potential harm to investors. On June 4, 2020, the U.S. President issued a memorandum ordering the President's Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. There can be no assurance that any of the recommendations as described above would be officially adopted or become operative in their current form or that more stringent listing standards would not otherwise become effective. After we are listed on the New York Stock Exchange, if we fail to meet the proposed new listing standards in their current form before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the New York Stock Exchange, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, trading of the ADSs in the United States.

          Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct full inspections of auditors and obtain audit work papers directly from our independent registered public accounting firm in the PRC makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside of the PRC that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

          As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, and passed requiring the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges, or EQUITABLE, Act prescribes more stringent disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges, such as the New York Stock Exchange, of issuers included on the SEC's list for three consecutive years. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the HFCAA, which includes requirements similar to those in the EQUITABLE Act requiring the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restrictions imposed by non-U.S. authorities. The HFCAA would also require public companies on the SEC's list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures on foreign ownership and control of such issuers in their SEC filings. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020 and was signed into law by the U.S. President on December 18, 2020. The HFCAA would amend the Sarbanes-Oxley Act of 2002 to require the SEC to prohibit securities of any U.S.-listed companies from being listed on any of the U.S. securities exchanges, such as the New York Stock Exchange, or traded "over-the-counter", if the registrant's financial statements have been audited by an accounting firm branch or office that is not subject to PCAOB inspection for a period of three consecutive years after the HFCAA becomes effective. Enactment of the HFCAA or any other similar legislations or efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the stock price could be materially and adversely affected. In addition, enactment of these legislations may result in prohibitions on the trading of our Class A ordinary shares on the New York Stock Exchange, if our auditors fail to meet the PCAOB inspection requirement in time.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

          Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties you face in protecting your interests. See also "— Risks Related to the ADSs and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law and conduct our operations primarily in emerging markets".

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

          Under the PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

          In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit a formal application, which will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or our affiliated entities or their subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations, and we may not be able to recover our loss due to such misuse or misappropriation if the third party relies on the apparent authority of such employees and acts in good faith.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

          The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and China's foreign exchange policies, among other things. In 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of IMF completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly against the backdrop of a surging U.S. dollar and persistent capital outflows from China. This depreciation halted in 2017, and the Renminbi appreciated approximately 7% against the U.S. dollar during this one-year period. In 2018, a new round of Renminbi depreciation emerged under the influence of a strong U.S. dollar and the Sino-U.S. trade friction. In August 2019, Renminbi once plunged to the weakest level against the U.S. dollar in more than a decade, which raised fears of further escalation in the Sino-U.S. trade friction as the United States labeled China as a currency manipulator after such sharp depreciation. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

          Significant revaluation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or the ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

          Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

          The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary and affiliated entities in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary and affiliated entities to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

          In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

The M&A Rules and certain other PRC regulations may require this offering to be approved by the China Securities Regulatory Commission and establish complex procedures for certain types of acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

          The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, include, among other things, provisions that purport to require that an offshore special purpose vehicle, formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic enterprises or assets and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC laws, the CSRC published on its official website relevant guidance regarding its approval of the listing and trading of special purpose vehicles' securities on overseas stock exchanges, including a list of application materials. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

          While the application of the M&A Rules remains unclear, we believe, as advised by our PRC counsel, CM Law Firm, CSRC approval is not required in the context of this offering given that (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours are subject to the M&A Rules, and (2) no explicit provision in the M&A Rules classifies the respective contractual arrangements among Anxun Guantong and Ronglian Yitong and its shareholders as a type of acquisition transaction falling under the M&A Rules. However, there can be no assurance that the relevant PRC government authorities, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC's approval for this offering or if the CSRC or any other PRC government authorities publish any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory authorities. In any such event, these regulatory authorities may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, results of operations, financial condition, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory authorities may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. Consequently, if you intend to engage in market trading or other activities in anticipation of and prior to settlement and delivery, you should be aware of the risk that such settlement and delivery may not occur.

          In addition, some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce, or the MOFCOM, be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

          We are an offshore holding company conducting our operations in China through our PRC subsidiary and affiliated entities. We may make loans to our PRC subsidiary and affiliated entities, or we may make additional capital contributions to our PRC subsidiary, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

          Most of these activities are subject to PRC regulations and approvals. For example, loans by us to our wholly owned PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to the requirement of making necessary filings in the foreign investment comprehensive administrative system and registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are not likely to make such loans to our affiliated entities as PRC domestic companies. Further, we are not likely to finance the activities of our affiliated entities by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in value-added telecommunication services and certain other businesses.

          SAFE promulgated the Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third-party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Although SAFE promulgated in October 2019 the Circular on Further Promoting the Cross-border Trade and Investment Facilitation, or SAFE Circular 28, pursuant to which non-investment foreign-invested companies are allowed to conduct domestic equity investment with settled capital from foreign exchange if such investment projects are true and compliant and do not otherwise violate the existing Special Management Measures (Negative List) for Foreign Investment Access, or the Negative List, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in China.

          In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

          SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37, in July 2014, which replaced the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles promulgated by SAFE in October, 2005. SAFE Circular 37 requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents or entities' legally owned assets or equity interests in domestic enterprises or offshore assets or interests. On February 13, 2015, SAFE issued Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or SAFE Circular 13, effective on June 1, 2015, pursuant to which the power to accept SAFE registration was delegated from local SAFE to local qualified banks where the assets or interest in the domestic entity was located. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

          If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiary may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. In addition, our shareholders who are PRC entities shall complete their overseas direct investment filings according to applicable laws and regulations regarding the overseas direct investment by PRC entities, including filings with the MOFCOM, the

National Development and Reform Commission, or NDRC, or the local branch of the MOFCOM and NDRC based on the investment amount, invested industry or other factors thereof.

          We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents or entities to complete the foreign exchange registrations or overseas direct investment filings. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make or update such registration or filings, and we cannot compel them to comply with SAFE registration requirements and filing requirements as set forth in SAFE, MOFCOM and NDRC regulations. As a result, we cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations, filings or approvals required by SAFE, MOFCOM and NDRC regulations. Failure by such shareholders or beneficial owners to comply with SAFE, MOFCOM and NDRC regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary's ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

          Moreover, under existing foreign exchange regulations, circulation of foreign currencies within the territory of the PRC shall be prohibited, and no pricing and settlement shall be made in foreign currencies within the territory of the PRC, unless otherwise stipulated by the state authority. For instance, using foreign exchange to make payments that shall be made with Renminbi violates various foreign exchange regulation requirements, which may result in liabilities under PRC law for circumventing applicable foreign exchange restrictions and be construed as arbitrage of exchange. As a result, relevant foreign exchange regulatory authorities may order the violating entity to convert the foreign exchange and impose a fine of up to 30% of the illegal arbitrage amount; in serious cases, the regulatory authorities may impose a fine in excess of 30% but no more than the illegal arbitrage amount. The violating entity may also be subject to criminal liability if its act constitutes a criminal offence. We have made some acquisitions in China, and as a consideration, we have issued new shares overseas to acquired entities' direct or indirect shareholders who are PRC residents, which may subject such shareholders and us to the abovementioned fines or criminal liability in serious cases. In addition, we cannot assure you that such shareholders have completed the necessary registrations as required by SAFE Circular 37 and other relevant SAFE regulations and rules, failure of which may subject such shareholders to fines and sanctions and adversely affect our business, results of operations and financial condition.

If we fail to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans, the PRC plan participants or we could be subject to fines and other legal or administrative sanctions.

          Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted share-based awards may have to follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or SAFE Circular 7. Under SAFE Circular 7 and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of share-based awards, the purchase and sale of corresponding shares or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution, or any other material changes. We and our PRC employees who have been granted share-based awards will be subject to SAFE Circular 7 and other relevant rules and regulations upon the completion of this offering. Failure of our PRC share-based award holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute dividends to us, or otherwise materially adversely affect our business.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or the ADSs holders.

          Under the PRC Enterprise Income Tax Law, or EIT Law, and its implementation rules, an enterprise established outside of the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, but not to those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (1) the primary location of the day-to-day operational management is in the PRC; (2) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (3) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (4) at least 50% of voting board members or senior executives habitually reside in the PRC.

          We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body". If the PRC tax authorities determine that any of our entities outside of China is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADSs holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, dividends paid to our non-PRC individual shareholders (including the ADSs holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us), if such gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of Cloopen Group Holding Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Cloopen Group Holding Limited is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

          We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7. Pursuant to SAT Bulletin 7, an "indirect transfer" of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

          There is uncertainty as to the application of SAT Bulletin 37 or previous rules under SAT Bulletin 7. We face uncertainties on the reporting and consequences of private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. Under SAT Bulletin 37 and SAT Bulletin 7, our company may be subject to filing obligations or taxes if our company is the transferor in such transactions, and may be subject to withholding obligations if our company is the transferee in such transactions.

Increases in labor costs in the PRC may adversely affect our business, financial condition and results of operations.

          The PRC Labor Contract Law has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the PRC Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we need to significantly reduce our workforce, the PRC Labor Contract Law could adversely affect our ability to do so in a timely and cost-effective manner, and we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

          In addition, we are required by PRC laws and regulations to make social insurance registration and open housing fund account with relevant governmental authorities and pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. Our social insurance and/or housing provident fund policies and practices may be found to have violated the relevant laws and regulations. For example, some of our PRC operating entities did not make adequate social insurance and housing fund contributions or did not make social insurance registration and open housing fund account in accordance with PRC laws and regulations. As a result, we may be subject to fines and legal sanctions, and our business, financial condition and results of operations may be adversely affected.

Proceedings instituted by the SEC against Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not comply with the requirements of the Exchange Act.

          In December 2012, the SEC brought administrative proceedings against the PRC-based affiliates of the "big four" accounting firms, including our independent registered public accounting firm, alleging that they had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' audit work papers and other documents related to certain other PRC-based companies that are publicly traded in the United States.

          On January 22, 2014, the administrative law judge, or the ALJ, presiding over the matter rendered an initial decision that each of the firms had violated the SEC's rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. The decision was neither final nor legally effective until reviewed and approved by the SEC, and on February 12, 2014, the PRC-based accounting firms appealed to the SEC against this decision.

          On February 6, 2015, the four PRC-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms' audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. It is uncertain whether the SEC will further challenge the four PRC-based accounting firms' compliance with U.S. laws in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions. If additional remedial measures are imposed on the PRC-based affiliates of the "big four" accounting firms, including our independent registered public accounting firm, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

          In the event that the SEC restarts the administrative proceedings, depending upon the outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act and ultimately possible delisting. Moreover, any negative news about any such future proceedings against these accounting firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of the ADSs may be adversely affected.

          If the Chinese affiliate of our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of us and negatively impact the trading price of the ADSs.

          We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of managerial resources, potential costs to defend ourselves against rumors, decreases and volatility in the ADS trading price, and increased directors and officers insurance premiums, and could have a material adverse effect upon our business, results of operations and financial condition.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, financial condition, results of operations and prospects.

          The global macroeconomic environment is facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014 and uncertainties over the impact of Brexit. The Chinese economy has shown slower growth compared to the previous decade since 2012 and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility. There have also been concerns over the relationship between China and other countries, including the surrounding Asian countries. Recent international trade disputes, including tariff actions announced by the United States, China and certain other countries, and the uncertainties created by such disputes may cause disruptions in the international flow of goods and services and may adversely affect the Chinese economy as well as global markets and economic conditions. In addition, the recent market panics over the global outbreak of COVID-19 and the drop of oil price materially and negatively affected the global financial markets, which may cause slowdown of the global economy. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, financial condition, results of operations and prospects.

If relations between China and the United States deteriorate, our business, results of operations and financial condition could be adversely affected.

          At various times during recent years, the United States and China have had significant disagreements over monetary, economic, political and social issues, including currently in relation to the COVID-19 pandemic, and future relations between these two countries may deteriorate.

Changes in political conditions and changes in the state of China-U.S. relations are difficult to predict and could adversely affect our business, results of operations and financial condition. In addition, because of our extensive operations in the Chinese market, any deterioration in political or trade relations might cause a public perception in the United States or elsewhere that might cause our products to become less attractive. We cannot predict what effect any changes in China-U.S. relations may have on our ability to access capital or effectively do business in China or the United States. Moreover, any political or trade controversies between the United States and China, whether or not directly related to our business, could cause investors to be unwilling to hold or buy the ADSs and consequently cause the trading price of the ADSs to decline.

Changes in international trade policies and international barriers to trade, or the escalation of trade tensions, may have an adverse effect on our business.

          Recent international trade disputes, including those between China and the United States, and the uncertainties created by such disputes may disrupt the transnational flow of goods and significantly undermine the stability of the global and Chinese economy, thereby harming our business.

          International trade disputes could result in tariffs and other protectionist measures that could adversely affect our business. Tariffs could increase our operating costs as well as the cost of the goods and products which could affect our customer's discretionary spending level. In addition, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, could affect consumer confidence and have a material adverse effect on our business, results of operations and, ultimately, the trading price of the ADSs.

          Political tensions between the United States and China have escalated due to, among other things, the COVID-19 outbreak, the PRC National People's Congress' passage of Hong Kong national security legislation, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC, and the executive orders issued by U.S. President in August 2020 that prohibit certain transactions with ByteDance Ltd., Tencent Holdings Ltd. and the respective subsidiaries of such companies. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, there have been media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have a material and adverse impact on the stock performance of China-based issuers listed in the United States. It is currently unclear whether the proposed or additional legislations would be enacted that would have the effect of potentially limiting or restricting China-based companies from accessing U.S. capital markets.

Risks Related to Our Corporate Structure

The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations.

          Current PRC laws and regulations impose certain restrictions on foreign ownership of companies that engage in certain business operations, such as value-added telecommunications services. In June 2019, the MOFCOM and the NDRC promulgated the Negative List, which became effective on July 30, 2019, in order to amend the Guidance Catalogue of Industries for Foreign Investment. The Negative List was further amended on June 23, 2020 and became effective on

July 23, 2020. Pursuant to the Negative List (2020 Version), foreign investment in value-added telecommunications services (except for e-commerce, domestic multi-party communications services, store-and-forward services and domestic call center services) falls within the Negative List. As a result, foreign investors can only conduct investment activities through equity or contractual joint ventures with certain shareholding requirements and approvals from competent authorities. PRC partners are required to hold the majority interests in the joint ventures and approval from MOFCOM and the MIIT, for the incorporation of the joint ventures and the business operations. The primary foreign investors must also have operating experience and a good track record in providing value-added telecommunication services overseas.

          Current PRC laws and regulations impose restrictions on foreign ownership and investment in companies that engage in value-added telecommunications services. We are an exempted company incorporated in the Cayman Islands. Anxun Guantong is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through Ronglian Yitong and its subsidiaries, or collectively our affiliated entities, in China, based on a series of contractual arrangements by and among Anxun Guantong, Ronglian Yitong and its shareholders. Our contractual arrangements allow us to (1) exercise effective control over our affiliated entities, (2) receive substantially all of the economic benefits of our affiliated entities, and (3) have an exclusive option to purchase all or part of the equity interests in the affiliated entities when and to the extent permitted by PRC law. We have been and expect to continue to be dependent on our affiliated entities to operate our business in China. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our affiliated entities and consolidate their financial results under U.S. GAAP. See "Corporate History and Structure — Contractual Arrangements" for details.

          In the opinion of our PRC counsel, CM Law Firm, (1) the ownership structures of WFOE and the VIE in China, both currently and immediately after giving effect to this offering, are not and will not in any violation of the applicable PRC laws or regulations currently in effect; and (2) the contractual arrangements by and among WFOE, the VIE and its shareholders governed by PRC laws and regulations are currently valid, binding and enforceable, and will not result in any violation of the applicable PRC laws or regulations currently in effect, except that the pledges on the shareholders' equity interest in the VIE would not be deemed validly created until they are registered with the relevant local branch of State Administration for Market Regulation. However, we have been further advised by our PRC counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to or otherwise different from the opinion of our PRC counsel. If the PRC government otherwise find that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

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  revoking the business and operating licenses of our company;

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  discontinuing or restricting any related-party transactions between our group and our affiliated entities;

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  imposing fines and penalties, confiscating the income from our company, or imposing additional requirements for our operations which we may not be able to comply with;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering the share pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exercise effective control over our affiliated entities;

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China, particularly the expansion of our business through strategic acquisitions; or

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  restricting the use of financing sources by us or our affiliated entities or otherwise restricting our or their ability to conduct business.

          Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our affiliated entities in China, and/or our failure to receive the economic benefits from our affiliated entities, we may not be able to consolidate their financial results in our consolidated financial statements in accordance with U.S. GAAP.

Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

          We have relied and expect to continue to rely on the contractual arrangements with the VIE and its shareholders to operate our business in China. For a description of these contractual arrangements, see "Corporate History and Structure — Contractual Arrangements".

          However, these contractual arrangements may not be as effective as direct ownership in providing us with control over our affiliated entities. Any of our affiliated entities, including the VIE and its shareholders, could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. In the event that the shareholders of the VIE breach the terms of these contractual arrangements and voluntarily liquidate the VIE, or the VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by our affiliated entities, which could have a material adverse effect on our business, financial condition and results of operations.

          If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. Our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these agreements would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our affiliated entities, and our ability to conduct our business may be negatively affected. See "— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us".

The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, financial condition and results of operations.

          The shareholders of the VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE, which would have a material adverse effect on our ability to effectively control our affiliated entities and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or our affiliated entities owe additional taxes, which could materially and adversely affect our business, financial condition and results of operations.

          Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm's length principles. We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of our affiliated entities in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our affiliated entities for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiary's tax expenses. In addition, if WFOE requests the shareholders of our affiliated entities to transfer their equity interests at nominal or no value pursuant to the contractual arrangements, such transfer could be viewed as a gift and subject WFOE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on our affiliated entities for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our affiliated entities' tax liabilities increase or if they are required to pay late payment fees and other penalties.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

          On March 15, 2019, the National People's Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The current Foreign Investment Law does not mention concepts such as "actual control" and "controlling PRC companies by contracts or trusts" that were included in the previous drafts, nor does it specify regulations on controlling through contractual arrangements. As a result, this regulatory topic remains unclear under the Foreign Investment Law. However, since the Foreign Investment Law is relatively new, uncertainties still exist in relation to its interpretation and implementation, and failure to take timely and appropriate measures to cope with the regulatory-compliance challenges could result in a material adverse effect on us. For instance, though the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it contains a catch-all provision under the definition of "foreign investment", which includes investments made by foreign investors in China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for contractual arrangements as a form of foreign investment, at which time it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if yes, how our contractual arrangements should be dealt with. In addition, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. In the worst-case scenario, we may be required to unwind our existing contractual arrangements and/or dispose of the relevant business operations, which could have a material adverse effect on our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of our ordinary shares, including those represented by the ADSs.

          We are a holding company, and we may rely on dividends to be paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to holders of our ordinary shares, including those represented by the ADSs, and service any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

          Under PRC laws and regulations, wholly foreign-owned enterprises in the PRC, such as WFOE, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. These reserve funds are not distributable as cash dividends. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Corporate Governance

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

          We have applied to list the ADSs on the New York Stock Exchange. The New York Stock Exchange corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange corporate governance listing standards.

          For instance, we are not required to: (1) have a majority of the board be independent; (2) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (3) have regularly scheduled executive sessions with only independent directors each year. We intend to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the New York Stock Exchange.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

          Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

          We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

          We are an "emerging growth company", as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Further, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised financial accounting standards. As such, our financial statements may not be comparable to companies that comply with public company effective dates because of the potential differences in accounting standard used. We cannot predict if investors will find the ADSs less attractive because we may rely on these provisions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the trading price of the ADSs may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company".

          We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an 'emerging growth company' pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. After we are no longer an 'emerging growth company,' we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

          As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

          In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

          Our authorized and issued ordinary shares have been divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Immediately upon the completion of this offering, Mr. Sun will beneficially own all of our             Class B ordinary shares, representing approximately         % of our then total issued and outstanding share capital and         % of our then aggregate voting power, assuming the underwriters do not exercise their option to purchase additional ADSs. We will sell Class A ordinary shares represented by the ADSs in this offering.

          As a result of the dual-class voting structure and the concentration of ownership, Mr. Sun will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for the ADSs.

          Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

          We will adopt our post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association will contain provisions which could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, represented by the ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

Risks Related to the ADSs and this Offering

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

          We have applied to list the ADSs on the New York Stock Exchange. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs was determined by negotiation between us and the underwriters based upon several factors, and we cannot assure you that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs, and may not be able to resell ADSs at or above the price they paid, or at all.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

          The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies' securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of the ADSs.

          In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings and cash flow;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new solutions and expansions by us or our competitors;

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  announcements of new policies, rules or regulations relating to the communications industry in China;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our solutions, our competitors or our industry;

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  additions or departures of key personnel;

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  fluctuations of exchange rates between the Renminbi and the U.S. dollar;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

          Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

          In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Techniques employed by short sellers may drive down the market price of the ADSs.

          Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

          Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

          We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of our ordinary shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholders' equity, and the value of any investment in the ADSs could be greatly reduced or rendered worthless.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

          The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

          If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$             per ADS (assuming no exercise of the underwriters' option to purchase additional ADSs). This number represents the difference between (1) our pro forma net tangible book value as adjusted per ADS of US$             as of September 30, 2020, after giving effect to this offering and (2) the initial public offering price of US$             per ADS. In addition, you will experience further dilution to the extent that our Class A ordinary shares are issued upon the vesting of any share awards under our share incentive plans. All of the Class A ordinary shares issuable under our then share incentive plans will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

          Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be                      ADSs (equivalent to                  Class A ordinary shares) outstanding immediately after this offering, or                  ADSs (equivalent to                  Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, [our directors and executive officers, and existing shareholders] have agreed not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ADSs for return on your investment.

          We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

          Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs or even lose your entire investment in the ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

          We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the ADSs, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law and conduct our operations primarily in emerging markets.

          We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands, as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

          Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of associations) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

          Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

          In addition, we conduct substantially all of our business operations in emerging markets, including China, and substantially all of our directors and senior management are based in China. The SEC, U.S. Department of Justice, or the DOJ, and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class action based on securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles for the SEC, the DOJ and other U.S. authorities to obtaining information needed for shareholder investigations or litigation. Although the competent authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

          As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital — Differences in Corporate Law".

Certain judgments obtained against us by our shareholders may not be enforceable.

          We are a Cayman Islands exempted company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against us, our assets, our directors and officers or their assets. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities".

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

          As a holder of the ADSs, you will only be able to exercise the voting rights with respect to the Class A ordinary shares represented by your ADSs in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. If we request the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares which are represented by your ADSs in accordance with your instructions. If we do not request the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the Class A ordinary shares represented by your ADSs unless you withdraw such shares and became the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is ten calendar days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the Class A ordinary shares represented by your ADSs are not voted as you requested.

The depositary may give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not give voting instructions, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

          Under the deposit agreement for the ADSs, if you do not give voting instructions to the depositary to direct how the Class A ordinary shares underlying your ADSs are voted, upon our request, the depositary will give us (or our nominee) a discretionary proxy to vote the Class A ordinary shares underlying your ADSs at shareholders' meetings if:

  •
  we timely provided the depositary with notice of meeting and related voting materials and requested it to solicit your instructions;

  •
  we request the depositary to give a proxy;

  •
  we have informed the depositary that there is no substantial opposition as to a matter to be voted on at the meeting; and

  •
  the matter subject to voting would not have a material adverse impact on shareholders.

          The effect of this discretionary proxy is that if you do not give voting instructions to the depositary to direct how the Class A ordinary shares underlying your ADSs are voted, you cannot prevent the Class A ordinary shares underlying your ADSs from being voted, under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

          The depositary of the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of the ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We and the depository are entitled to amend the deposit agreement and to change the rights of ADSs holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADSs holders.

          We and the depository are entitled to amend the deposit agreement and to change the rights of the ADSs holders under the terms of such agreement, without the prior consent of the ADSs holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADSs holders, ADSs holders will only receive 30 days' advance notice of the amendment, and no prior consent of the ADSs holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADSs holders will receive at least 90 days' prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADSs holders or terminate the deposit agreement, the ADSs holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A ordinary shares, but will have no right to any compensation whatsoever.

You may experience dilution of your holdings due to inability to participate in rights offerings.

          We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

          Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADSs holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

          The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADSs holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

          If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

          If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may, among other things, limit and discourage lawsuits against us and/or the depositary and lead to limited access to information and other imbalances of resources between you as ADS holders and us. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

          Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors owning the ADSs or our ordinary shares.

          A non-U.S. corporation, such as our company, will be considered a passive foreign investment company, or PFIC, for any taxable year if either (1) 75% or more of its gross income for such taxable year consists of certain types of "passive" income or (2) 50% or more of the value of its assets (generally based on an average of the quarterly values of the assets) during a taxable year is attributable to assets that produce or are held for the production of passive income. Although the law in this regard is not entirely clear, we treat our VIE (and its subsidiaries) as being owned by us for U.S. federal income tax purposes because we control its management decisions and are entitled to substantially all of the economic benefits associated with it. As a result, we consolidate its results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIE (and its subsidiaries) for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current taxable year and any subsequent taxable year.

          Assuming that we are the owner of our VIE (and its subsidiaries) for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering, and projections as to the value of the ADSs and ordinary shares following the offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because there are uncertainties as to the application of the relevant rules and the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of our assets from time to time, including, in particular the value of our goodwill and other unbooked intangibles (which may depend on the market value of the ADSs or ordinary shares from time-to-time and may be volatile). If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenues from activities that produce passive income significantly increases relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

          If we were treated as a PFIC for any taxable year during which a U.S. investor held an ADS or an ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. See "Taxation — United States Federal Income Taxation — Passive foreign investment company rules".

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Overview" and "Business". These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

          You can identify some of these forward-looking statements by words or phrases such as "may", "will", "could", "expect", "anticipate", "aim", "estimate", "intend", "plan", "believe", "is/are likely to", "propose", "potential", "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

  •
  our mission, goals and strategies;

  •
  our ability to retain and grow customer base;

  •
  our future business development, financial condition and results of operations;

  •
  expected changes in our revenue, costs or expenditures;

  •
  our ability to manage and expand the sales network and other aspects of our operations;

  •
  our projected markets and growth in markets;

  •
  our potential need for additional capital and the availability of such capital;

  •
  competition in our industry;

  •
  relevant government policies and regulations relating to our industry;

  •
  general economic and business conditions globally and in China;

  •
  our proposed use of the proceeds from this offering; and

  •
  assumptions underlying or related to any of the foregoing.

          You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from and worse than what we expect. Moreover, new risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

          This prospectus also contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Failure of the market to grow at the projected rate may have a material adverse effect on our business and the market price of the ADSs. In addition, projections or estimates about our business and financial prospects involve significant risks and uncertainties. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

          The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately US$          million, or approximately US$              million if the underwriters exercise in full their option to purchase additional ADSs, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price set forth on the front cover of this prospectus.

          A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$              million, or by US$             if the underwriters exercise in full their option to purchase additional ADSs, assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

          The primary purposes of this offering are to increase our financial flexibility, create a public market for our Class A ordinary shares represented by the ADSs for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  approximately 30% to enhance and upgrade our existing solutions and introduce new ones;

  •
  approximately 30% to further invest in technologies, especially in video and artificial intelligence;

  •
  approximately 30% to pursue selective strategic investments and acquisitions; and

  •
  approximately 10% to fund our working capital and general corporate purposes.

          The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

          To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, interest-bearing debt instruments or bank deposits.

          In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government registration and approvals. Subject to satisfaction of applicable government reporting, registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. For an increase of registered capital of our PRC subsidiary, we need to submit a report of such modification information to the Ministry of Commerce or its local counterparts through the Enterprise Registration System. If we provide funding to our PRC subsidiary through loans, the total amount of such loans may not exceed either (1) the difference between the entity's total investment as approved by the foreign investment authorities and its registered capital, or (2) such amount as calculated based on certain benchmarks, including capital or net assets and the cross-border financing leverage ratio. Such loans must be registered with local counterpart of SAFE within 15 days immediately following the execution of the loan agreement as required by the

SAFE regulations. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. Any failure will delay or prevent us from applying the net proceeds from this offering to our PRC subsidiary and affiliated entities. See "Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business".

 DIVIDEND POLICY

          We have not declared or paid any dividends. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

          Our board of directors has complete discretion in deciding the payment of any future dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. The declaration and payment of dividends will depend upon, among other things, our future operations and earnings, capital requirements and surplus, our financial condition, contractual restrictions, general business conditions and other factors as our board of directors may deem relevant. See "Description of Share Capital — Our Post-offering Memorandum and Articles of Association — Dividends".

          We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our PRC subsidiary for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us or of our affiliated entities to pay cash dividend payments to us. See "Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of our ordinary shares, including those represented by the ADSs".

          If we pay any dividends, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares". Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2020 presented on:

  •
  an actual basis;

  •
  a pro forma basis to reflect (1) the vest of the 7,136,595 restricted pre-offering Class A ordinary shares and the related unrecognized share-based compensation expense of US$3,837,330 (equivalent to RMB26,829,605) as of September 30, 2020, to be recognized as general and administrative expenses at the time of the accelerated vesting upon this offering; (2) the re-designation of 25,649,839 pre-offering Class A ordinary shares beneficially owned by Mr. Changxun Sun, our founder, chairman of board of directors and chief executive officer, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and (3) the conversion and/or re-designation, as the case may be, of all of our remaining outstanding 72,240,569 ordinary shares and remaining outstanding 109,091,976 preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

  •
  a pro forma as adjusted basis to reflect (1) the vest of the 7,136,595 restricted shares and the related unrecognized share-based compensation expense of US$3,837,330 (equivalent to RMB26,829,605) as of September 30, 2020, to be recognized as general and administrative expenses at the time of the accelerated vesting upon this offering; (2) the re-designation of 25,649,839 pre-offering Class A ordinary shares beneficially owned by Mr. Changxun Sun, our founder, chairman of board of directors and chief executive officer, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering;(3) the conversion and/or re-designation, as the case may be, of all of our remaining outstanding 72,240,569 ordinary shares and remaining outstanding 109,091,976 preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (4) the conversion of the 31,581,509 series F preferred shares, which was issued in November 2020 with total proceeds in US$91.0 million (equivalent to RMB598.7 million), into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (5) the exercise of the series E warrants, with a carrying value in US$2.3 million (equivalent to RMB15.7 million) as of September 30, 2020, into 6,426,844 series E preferred shares, with an exercise price of US$15.0 million (equivalent to RMB106.1 million), and then immediate conversion into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (6) the exercise of the series F warrants into 11,799,685 series F preferred shares, with an exercise price of US$34.0 million (equivalent to RMB231.5 million), and then immediate conversion into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and (7) the issuance and sale by us of             Class A ordinary shares represented by the ADSs offered in this offering at an assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise by the underwriters of their option to purchase additional ADSs and no other change to the number of ADSs sold by us as set forth on the front cover of this prospectus.

          You should read this table in conjunction with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2020

	Actual		Pro forma		Pro forma as adjusted(2)

	RMB	US$(3)	RMB	US$(3)	RMB	US$(3)
	(in thousands, except for share data)
Mezzanine equity
Series A redeemable convertible preferred shares (US$0.0001 par value, 18,642,038 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted)	218,361	32,161	—	—
Series B redeemable convertible preferred shares (US$0.0001 par value, 19,617,225 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted)	248,487	36,598	—	—
Series C redeemable convertible preferred shares (US$0.0001 par value, 44,659,956 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted)	690,395	101,684	—	—
Series D redeemable convertible preferred shares (US$0.0001 par value, 12,462,157 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted)	222,356	32,749	—	—
Series E redeemable convertible preferred shares (US$0.0001 par value, 20,137,445 shares authorized, 13,710,600 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted)	252,101	37,130	—	—

Total mezzanine equity	1,631,700	240,322	—	—

Shareholders' deficit
Pre-offering Class A ordinary shares (US$0.0001 par value; 213,004,397 shares authorized, 41,932,446 shares issued, 34,795,851 outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted)	29(1)	4(1)	—	—
Pre-offering Class B ordinary shares (US$0.0001 par value; 171,476,782 shares authorized, 55,957,962 issued, 55,957,962 outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted).	33	5	—	—

	As of September 30, 2020

	Actual		Pro forma		Pro forma as adjusted(2)

	RMB	US$(3)	RMB	US$(3)	RMB	US$(3)
	(in thousands, except for share data)
Class A ordinary shares (US$0.0001 par value; no shares authorized, issued or outstanding, actual; shares authorized and 181,332,545 shares issued and outstanding, pro forma; and shares authorized and shares issued and outstanding, pro forma as adjusted)	—	—	118	17
Class B ordinary shares (US$0.0001 par value; no shares authorized, issued or outstanding, actual; shares authorized and 25,649,839 shares issued and outstanding, pro forma; and shares authorized and 25,649,839 shares issued and outstanding, pro forma as adjusted)	—	—	19	3
Subscription receivable	(23,219)	(3,420)	(23,219)	(3,420)
Additional paid-in capital(4)	—	—	1,658,455	244,148
Accumulated other comprehensive loss	(27,174)	(4,002)	(27,174)	(4,002)
Accumulative deficit	(1,520,425)	(223,934)	(1,547,255)	(227,771)

Total shareholders' deficit attributable to Cloopen Group Holding Limited	(1,570,756)	(231,347)	60,944	8,975
Non-controlling interests	2,677	394	2,677	394

Total shareholders' (deficit) equity(4)	(1,568,079)	(230,953)	63,621	9,369

Total mezzanine equity and shareholders' (deficit)/equity	63,621	9,369	63,621	9,369

(1)
Although the 5,436,595 restricted shares beneficially owned by Mr. Changxun Sun and the 1,700,000 restricted shares beneficially owned by Mr. Xiaoguang Li are legally issued and outstanding as disclosed elsewhere in this prospectus, they are not deemed to be outstanding on an actual basis from an accounting perspective.

(2)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders' equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(3)
The translations of Renminbi into U.S. dollars were made at RMB6.7896 to US$1.00.

(4)
Assuming the number of ADSs offered by us as set forth on the front cover of this prospectus remains the same, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS, which is the mid-point of the estimated range of the initial public offering price set forth on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders' deficit, and total capitalization by US$              million.

          The discussion and table above exclude the impact after September 30, 2020 as a result of (1) any future exercise of the outstanding options under the 2016 Plan to subscribe for an aggregate of 25,230,592 Class A ordinary shares, (2) any future exercise of the outstanding series C warrants to subscribe for an aggregate of 661,376 Class A ordinary shares, and (3) the 1,424,312 ordinary shares issuance in January 2021 for the acquisition of equity interest in a majority-owned subsidiary in Japan. See "Management — Share Incentive Plans" and "Description of Share Capital — History of Securities Issuance — Warrants" for details.

DILUTION

          If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares on an as-converted basis.

          Our net tangible book value as of September 30, 2020 was RMB61.2 million (US$9.0 million), or RMB0.67 (US$0.10) per ordinary share and US$             per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, which represent the amount of our total consolidated assets, excluding intangible assets, less total consolidated liabilities.

          Dilution is determined by subtracting net tangible book value per ordinary share on an as-converted basis, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$             per Class A ordinary share, which is the mid-point of the estimated range of the initial public offering price set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

          Without taking into account any other changes in net tangible book value after September 30, 2020, other than to give effect to (1) the conversion or re-designation of all of our ordinary shares and preferred shares into Class A ordinary shares or Class B ordinary shares, as the case may be, on a one-to-one basis immediately prior to the completion of this offering, and (2) our sale of the ADSs offered in this offering at the assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price set forth on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise by the underwriters of their option to purchase additional ADSs, our pro forma net tangible book value as of September 30, 2020 would have been US$              million, or US$             per ordinary share, including the underlying ordinary shares represented by the outstanding ADSs, and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per

ordinary share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

		Per ordinary share		Per ADS

Assumed initial public offering price	US$		US$
Net tangible book value as of September 30, 2020	US$	0.10	US$
Pro forma net tangible book value after giving effect to (1) the conversion of our remaining outstanding preferred shares as of September 30, 2020; (2) the vest of our restricted shares as of September 30, 2020; and (3) the exercise of series E and series F warrants as well as the issuance of the series F preferred shares, and then conversion of our series E and series F preferred shares.	US$	0.59	US$

Pro forma net tangible book value after giving effect to (1) the conversion of our remaining outstanding preferred shares as of September 30, 2020; (2) the vest of our restricted shares as of September 30, 2020; (3) the exercise of series E and series F warrants as well as the issuance of the series F preferred shares, and then conversion of our series E and series F preferred shares; and (4) this offering.

	US$		US$
Amount of dilution in net tangible book value to new investors in this offering	US$		US$

          A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS would increase (decrease) our pro forma net tangible book value after giving effect to this offering by US$             , the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$             per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus and assuming no exercise by the underwriters of their option to purchase additional ADSs, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          The following table summarizes, on a pro forma basis as of September 30, 2020, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (including those represented by the ADSs) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include the underlying ordinary shares represented by the ADSs issuable upon the exercise by the underwriters of their option to purchase additional ADSs.

	Ordinary Shares Purchased			Total Consideration				Average Price		Average Price

	Number	Percent		Amount	Percent			per Ordinary Share		per ADS

(US$ in thousands, except number of shares and percentages)
Existing shareholders			US$			%	US$		US$
New investors			US$			%	US$		US$

Total		100.0%	US$		100.0%

          The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

          The discussion and tables do not take into consideration of (1) 25,230,592 Class A ordinary shares are issuable upon future exercise of outstanding share options under the 2016 Plan at a weighted average exercise price of US$0.2512 per share, and (2) 661,376 Class A ordinary shares issuable upon future exercise of outstanding series C warrant at the exercise price of US$0.945 per share, subject to adjustment. See "Management — Share Incentive Plans" and "Description of Share Capital — History of Securities Issuance — Warrants" for details. To the extent that any of these options and warrants are exercised, there will be further dilution to new investors.

 ENFORCEABILITY OF CIVIL LIABILITIES

          We are incorporated under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of foreign exchange control or currency restrictions; and

  •
  the availability of professional and support services.

          However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

  •
  the Cayman Islands has a less developed body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

          Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

          We conduct all of our operations outside the United States, and substantially all of our assets are located outside the United States. Substantially all of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

          We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

          We have been advised by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that the Cayman Islands are not a party to any treaties for the reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize and enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provision of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

          We have also been advised by Maples and Calder (Hong Kong) LLP that, although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the U.S., a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction,

(2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final and conclusive, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

          However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

          CM Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

          CM Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC for disputes relating to contracts or other property interests, the PRC court may accept a course of action based on the laws of the parties' express mutual agreement in contracts choosing PRC courts for dispute resolution if (1) the contract is signed and/or performed within China, (2) the subject of the action is located within China, (3) the company (as defendant) has seizable properties within China, (4) the company has a representative organization within China, or (5) other circumstances prescribed under the PRC law. The action may be initiated by a shareholder through filing a complaint with the PRC court. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies.

          In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

 CORPORATE HISTORY AND STRUCTURE

          We began to provide cloud-based communications solutions in 2014, and have primarily operated our business through Beijing Ronglian Yitong Information Technology Co. Ltd., or Ronglian Yitong. In January 2014, we incorporated Cloopen Group Holding Limited, our current ultimate holding company, as an exempted company with limited liability in the Cayman Islands, to facilitate our offshore financings.

          In February 2014, Cloopen Limited, a subsidiary wholly-owned by Cloopen Group Holding Limited was incorporated in Hong Kong. In April 2014, Anxun Guantong (Beijing) Technology Co., Ltd., or Anxun Guantong, a subsidiary wholly-owned by Cloopen Limited was established in China.

          In July 2014, due to the restrictions imposed by current PRC laws and regulations on foreign ownership and investment in companies that engage in value-added telecommunications services, Anxun Guantong entered into a series of contractual arrangements with Ronglian Yitong and its shareholders, by which we exert control over and are the primary beneficiary of our affiliated entities and consolidate their financial results under U.S. GAAP. The contractual arrangements with Ronglian Yitong were subsequently amended and restated in 2018, 2019 and 2020. See "— Contractual Arrangements" for details.

          The following diagram illustrates our simplified corporate structure, including our subsidiaries, our VIE and other principal affiliated entities in China, as of the date of this prospectus.

(1)
See "Principal Shareholders" for details of our shareholding structures immediately prior to and after this offering. Immediately upon completion of this offering, we anticipate that             % of our issued and outstanding shares will be held by our affiliates and             % will be held by non-affiliates.

(2)
Ronglian Yitong is owned as to 71.01% by Mr. Changxun Sun, our founder, chairman of board of directors and chief executive officer, 26.46% by Mr. Jianhong Zhou, our director, 1.55% by Beijing Hongshan Shengde Equity Investment Center (Limited Partnership), and 0.98% by Lhasa Heye Investment Management Co., Ltd.

(3)
Includes 34 wholly-owned subsidiaries and four non-wholly owned subsidiaries of our VIE, all of which are individually immaterial.

Contractual Arrangements

          Current PRC laws and regulations impose restrictions on foreign ownership and investment in companies that engage in value-added telecommunications services. We are an exempted company incorporated in the Cayman Islands. Anxun Guantong, or WFOE, is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through Ronglian Yitong, or the VIE, and its subsidiaries, or collectively our affiliated entities, in China, based on a series of contractual arrangements by and among WFOE, the VIE and its shareholders.

          Our contractual arrangements allow us to (1) exercise effective control over our affiliated entities, (2) receive substantially all of the economic benefits of our VIE and its subsidiaries, and (3) have an exclusive option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law.

          As a result of our direct ownership in WFOE and the contractual arrangements with our VIE, we have control over and are the primary beneficiary of our affiliated entities, and, therefore, have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

          The following is a summary of the currently effective contractual arrangements by and among WFOE, our VIE and its shareholders.

Agreements that provide us with effective control over our VIE

          Powers of Attorney.    Pursuant to each of the powers of attorney dated March 28, 2019, August 28, 2019 or November 3, 2020 executed and issued by the respective shareholders of our VIE, each of them irrevocably appointed and authorized WFOE or its designee(s) to act on their respective behalf as exclusive agent and attorney, to the extent permitted by PRC law, with respect to all matters concerning all equity interests held by each of these shareholders in our VIE, including but not limited to the power to (1) attend shareholders' meetings, (2) exercise all shareholders' rights and shareholders' voting rights that it is entitled under relevant PRC laws and regulations and the articles of association of our VIE, including but not limited to the right to sell, transfer, pledge or dispose of all the equity interests held in part or in whole, (3) sign minutes and resolutions and filing documents with the companies registry, and (4) designate and appoint on their respective behalf the legal representative, directors, supervisors, chief executive officer and other senior management members of our VIE. Each power of attorney agreement is irrevocable and continuously effective from the execution date.

          Share Pledge Agreements.    Under each of the share pledge agreements dated March 28, 2019 or November 3, 2020 entered into by and among WFOE, our VIE and each of its shareholders, each of our VIE's shareholders will pledge all of its equity interests in our VIE to WFOE as security for performance of the respective obligations of our VIE and each of its shareholders hereunder and under the exclusive option agreements, the powers of attorney and the exclusive business cooperation agreement, and for payment of all the losses and losses of anticipated profits suffered by WFOE as a result our VIE or its shareholders' defaults. If any of our VIE or its shareholders breach their contractual obligations, WFOE, as the pledgee, may, upon issuing written notice, exercise certain remedy measures, including but not limited to being paid in priority with all pledged equity interests based on monetary evaluation or from the proceeds from auction or sale. Without WFOE's prior written consent, the shareholders of our VIE shall not transfer the pledged equity interests or place or permit the existence of any security interests or other encumbrances over the pledged equity interest. WFOE may assign all or any of its rights and obligations under any of the share pledge agreements to its designee(s) at any time. The pledge will become effective on the date the pledged equity interests are registered with the relevant local branch of State Administration for Market Regulation, and will remain in effect until the fulfillment of all the obligations hereunder and under the exclusive option agreements, the powers of attorney and the exclusive business cooperation agreement and the full payment of all the losses and losses of anticipated profits suffered by the WFOE as a result our VIE or its shareholders' default. Except that the pledge of approximately 1.55% of the equity interests of VIE held by one of our shareholders has not completed registration with the relevant local branch of State Administration for Market Regulation, we completed the registration of the rest of the pledged equity interests (approximately 98.45% of the equity interests of VIE) with the relevant local branch of State Administration for Market Regulation in 2019.

          Spousal Consent.    Pursuant to the spousal consent dated August 28, 2019 executed and provided by the spouse of the largest shareholder of our VIE, the signing spouse (1) unconditionally and irrevocably agreed to the execution of the share pledge agreements, the exclusive option agreement and the powers of attorney and to the disposal of the individual shareholder' equity interests in our VIE in accordance with these agreements, and (2) confirmed that the individual shareholder of our VIE can perform and further amend or terminate these agreements absent her authorization or consent and that his equity interests do not constitute her communal property or inheritable property, and (3) undertook to not to make any assertions in connection with the individual shareholder' equity interests in our VIE. The spouse further undertook to execute all necessary documents and take all necessary actions to ensure the appropriate performance of the agreements described herein and agreed to be subject to the obligations under the contractual arrangements in the event any equity interests in our VIE will be held by her.

Agreements that allow us to receive economic benefits from our VIE

          Exclusive Business Cooperation Agreement.    Pursuant to the exclusive business cooperation agreement dated November 3, 2020 entered into by and between WFOE and our VIE, WFOE has the exclusive right, during the term of the exclusive business cooperation agreement, to provide or designate its affiliates to provide complete business support and technical and consulting services to our VIE, which may include all or part of the services within the business scope of our VIE as may be determined from time to time by WFOE. In exchange, our VIE shall pay WFOE on a monthly basis service fees equal to 100% of its net income, which may be adjusted by WFOE in its sole discretion. WFOE shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this agreement. This agreement shall remain effective for ten years from the execution date and may be extended by WFOE at its sole discretion if confirmed in writing.

Agreements that grant us the option to purchase equity interests in and assets of our VIE

          Exclusive Option Agreements.    Under each of the exclusive option agreements dated March 28, 2019, August 28, 2019 or November 3, 2020 entered into by and between WFOE, our VIE and its shareholders, each of the shareholders of our VIE irrevocably granted WFOE or its designee(s) an exclusive right to purchase all of their equity interests in our VIE at any time in part or in whole at the sole and absolute discretion of WFOE to the extent permitted by PRC law and at a purchase price of RMB10. In addition, our VIE irrevocably granted WFOE or its designee(s) an exclusive right to purchase all of its assets at any time in part or in whole at the sole and absolute discretion of WFOE to the extent permitted by PRC law after satisfaction of required procedures and at a purchase price of RMB10. Without the prior written consent of WFOE, the shareholders and/or our VIE shall not, among others (1) sell, transfer, mortgage, or dispose of in any other manner any legal or beneficial interests in the equity interests of such shareholders in our VIE, or allow any encumbrances thereon, except for the interest placed in accordance with the share pledge agreements and power of attorney, (2) amend our VIE's articles of association, (3) sell, transfer, mortgage, or dispose of in any other manner any material assets of our VIE or any legal or beneficial interests in the material business or revenues of our VIE of more than RMB500,000, or allow any encumbrances thereon of any security interests, (4) allow our VIE to incur, inherit, guarantee or permit any debts, except for those payables incurred in the ordinary or usual course of business but not incurred by way of borrowing, (5) cause our VIE to enter into any major contracts or terminate any material contracts with a value of more than RMB500,000 to which our VIE is a party, except for those in the ordinary course of business, (6) allow our VIE to provide loan or credit to any person, (7) merger, consolidate with, acquire or invest in any person, (8) declare or distribute dividends, or (9) dissolute or liquate or terminate our VIE. The shareholders of our VIE and our VIE also agree to, among other, appoint the directors and supervisors designed by WFOE as its directors or supervisors. If the shareholders of our VIE shall receive any profits, interest, dividends or proceeds of liquidation from our VIE or if such shareholders shall receive any monies in connection with a transfer of their equity interests in our VIE, they shall promptly donate to WFOE or its designee(s) to the extent permitted under the applicable PRC law. This agreement shall become effective on the execution date and remain in effect until all equity interests in our VIE have been transferred or assigned to WFOE or its designee(s).

          In the opinion of CM Law Firm, our PRC counsel:

  (1)
  the ownership structures of our VIE and WFOE, both currently and immediately after giving effect to this offering, are not and will not in any violation of applicable PRC laws and regulations currently in effect; and

  (2)
  the contractual arrangements between WFOE, our VIE and its shareholders governed by PRC laws and regulations are currently valid, binding and enforceable, and will not result in any violation of applicable PRC laws and regulations currently in effect, except that the pledge of approximately 1.55% of the equity interests of VIE is subject to the registration in compliance with the PRC Property Rights Law.

          However, we have been further advised by our PRC counsel that there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to or otherwise different from the opinion of our PRC counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our VIE is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See "Risk Factors — Risks Related to Our Corporate Structure — The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations".

SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated statements of comprehensive loss data for the years ended December 31, 2018 and 2019, selected consolidated balance sheets data as of December 31, 2018 and 2019, and selected consolidated statements of cash flows data for the years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive loss data for the nine months ended September 30, 2020, selected consolidated balance sheet data as of September 30, 2020 and selected consolidated statements of cash flows data for the nine months ended September 30, 2020 have been derived from our audited interim consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive loss data for the nine months ended September 30, 2019 and selected consolidated statements of cash flows data for the nine months ended September 30, 2019 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. You should read the following information in conjunction with those financial statements and accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Our audited consolidated financial statements have been prepared in accordance with U.S. GAAP. We have prepared our unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. Historical results for any prior period are not necessarily indicative of results to be expected for any future period.

Selected Consolidated Statements of Comprehensive Loss Data

	Year Ended December 31,			Nine Months Ended September 30,

	2018	2019		2019	2020

	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amounts and per share data)
Revenues	501,489	650,282	95,776	426,286	508,998	74,967
Cost of revenues	(312,991)	(382,868)	(56,390)	(250,240)	(302,674)	(44,579)

Gross profit	188,498	267,414	39,386	176,046	206,324	30,388

Total operating expenses	(362,879)	(443,250)	(65,284)	(304,494)	(409,915)	(60,374)

Operating loss	(174,381)	(175,836)	(25,898)	(128,448)	(203,592)	(29,986)

Loss before income taxes	(152,793)	(182,842)	(26,930)	(129,160)	(201,225)	(29,637)

Income tax expense	(2,672)	(652)	(96)	(458)	(2,492)	(367)

Net loss	(155,465)	(183,494)	(27,026)	(129,618)	(203,717)	(30,004)

Net loss per share
— Basic and diluted	(2.88)	(3.62)	(0.53)	(2.50)	(5.19)	(0.76)
Weighted average number of shares outstanding used in computing net loss per share
— Basic and diluted	91,083,938	89,567,463	89,567,463	91,366,949	83,197,013	83,197,013
Pro forma net loss per share
— Basic and diluted(1)		(0.96)	(0.14)		(0.68)	(0.10)
Pro forma weighted average number of shares outstanding used in computing net loss per share
— Basic and diluted(1)		252,982,591	252,982,591		251,624,534	251,624,534
Non-GAAP financial measure(2)
Adjusted EBITDA	(159,910)	(140,089)	(20,633)	(111,098)	(116,726)	(17,192)

(1)
Pro forma loss per share available to ordinary shareholders is calculated assuming (i) 109,091,976 preferred shares outstanding as of September 30, 2020 had been converted into the equivalent number of ordinary shares at the beginning of the year/period; (ii) pro forma impact of RMB58,444,286 and reversal of RMB32,404,591 share based compensation expenses in the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, as well as the pro forma impact of 4,515,114 and 9,527,507 weighted average ordinary shares in the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, as a result of the 9,854,893 restricted shares (including 1,700,000 restricted shares owned by Mr. Xiaoguang Li and 8,154,893 restricted shares owned by Mr. Changxun Sun) as of December 31, 2019 had been vested at the beginning of the year/period and the related share-based compensation expenses on these restricted shares had been fully recognized in the year ended December 31, 2019; (iii) 31,581,509 series F preferred shares, as issued in November 2020, had been converted into the equivalent number of ordinary shares at the beginning of the year/period; and (iv) 11,799,685 series F preferred shares, as a result of the exercise of the series F warrants in January 2021, had been converted into the equivalent number of ordinary shares at the beginning of the year/period; and (v) 6,426,844 series E preferred shares, as a result of the exercise of the series E warrants in November 2020, had been converted into the equivalent number of ordinary shares at the beginning of the year/period. The table above excludes the impact as a result of (1) the fair value change of the series E warrant liabilities; and (2) the 1,424,312 ordinary shares issued for the acquisition of equity interest in a majority-owned subsidiary in Japan in January 2021, because the pro forma impact is not material.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure".

Selected Consolidated Balance Sheets Data

	As of December 31,

	2018	2019		As of September 30, 2020

	RMB	RMB	US$	RMB	US$
	(in thousands)
Cash	84,879	164,118	24,172	60,366	8,891
Restricted cash	2,045	195	29	695	102
Term deposits	—	69,762	10,275	—	—
Short-term investments	2,994	2,501	368	—	—
Accounts receivables, net	150,328	219,131	32,275	231,804	34,141
Contract assets	18,037	25,250	3,719	30,327	4,467
Amounts due from related parties	2,820	2,510	370	5,670	835
Prepayments and other current assets	86,670	117,711	17,337	111,330	16,397

Total current assets	347,773	601,178	88,544	440,192	64,833

Total non-current assets	58,650	66,254	9,758	86,993	12,813

Total assets	406,423	667,432	98,302	527,185	77,645

Total liabilities	271,153	475,389	70,017	463,565	68,276

Total mezzanine equity	1,077,924	1,444,141	212,699	1,631,699	240,322

Total shareholders' deficit attributable to Cloopen Group Holding Limited	(936,248)	(1,236,284)	(182,085)	(1,570,756)	(231,347)

Non-controlling interests	(6,406)	(15,814)	(2,329)	2,677	394

Total liabilities, mezzanine equity and shareholders' deficit	406,423	667,432	98,302	527,185	77,645

Selected Consolidated Statements of Cash Flows Data

	Year Ended December 31,			Nine Months Ended September 30,

	2018	2019		2019	2020

	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(160,618)	(166,385)	(24,506)	(87,574)	(168,187)	(24,771)
Net cash provided by / (used in) investing activities	2,048	(84,502)	(12,446)	(9,692)	62,106	9,147
Net cash provided by financing activities	165,411	325,409	47,928	218,514	3,081	454
Effect of foreign currency exchange rate changes on cash	7,821	2,867	422	(168)	(252)	(37)

Net increase / (decrease) in cash	14,662	77,389	11,398	121,080	(103,252)	(15,207)
Cash and restricted cash at the beginning of the period	72,261	86,924	12,802	86,924	164,313	24,201

Cash and restricted cash at the end of the period	86,924	164,313	24,201	208,004	61,061	8,993

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of financial condition and results of operations together with the "Selected Consolidated Financial and Operating Data" and the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" or in other parts of this prospectus.

Overview

          We are the largest multi-capability cloud-based communications solution provider in China, as measured by revenues in 2019, according to the CIC report(2). We are the only provider in China that offers a full suite of cloud-based communications solutions, according to the same source, covering CPaaS, cloud-based CC, and cloud-based UC&C. We serve a diverse and loyal customer base consisting of enterprises of all sizes across a variety of industries, including internet, telecommunications, financial services, education, industrial manufacturing and energy.

          We generate our revenues primarily from our CPaaS, cloud-based CC and cloud-based UC&C solutions. We generally charge our customers using our CPaaS solutions on a recurring basis, based on the monthly number of text messages and call minutes facilitated. We charge our customers using our cloud-based CC solutions deployed on public cloud on a recurring basis, with a combination of seat subscription fees and related resource usage fees. We generally charge our customers using our cloud-based CC solution deployed on private cloud and cloud-based UC&C solutions on a project basis. In the second half of 2020, we began to offer certain cloud-based UC&C solutions on a subscription basis. We plan to promote solutions that we offer on a recurring basis to lower customer acquisition costs, which we expect would favorably contribute to our profit margins.

          We have experienced robust growth in recent years. As of December 31, 2018 and 2019 and September 30, 2020, we had an active customer base of over 10,200, 11,500 and 12,000 enterprises, respectively, among which 125, 152 and 173 were large-enterprise customers, respectively. In 2018, 2019 and the nine months ended September 30, 2020, the dollar-based net customer retention rate in relation to solutions we offer on a recurring basis was 135.7%, 102.7% and 94.7%, respectively. We served 160, 193 and 128 customers for our project-based solutions in 2018, 2019 and the nine months ended September 30, 2020, respectively. Our revenues increased by 29.7% from RMB501.5 million in 2018 to RMB650.3 million (US$95.8 million) in 2019, and increased by 19.4% from RMB426.3 million in the nine months ended September 30, 2019 to RMB509.0 million (US$75.0 million) in the nine months ended September 30, 2020, of which 72.3%, 75.0%, 74.9% and 76.5% were recurring revenues in the same periods, respectively. In 2018 and 2019, we incurred net loss of RMB155.5 million and RMB183.5 million (US$27.0 million), respectively. In the nine months ended September 30, 2019 and 2020, we incurred net loss of RMB129.6 million and RMB203.7 million (US$30.0 million), respectively.

Factors Affecting our Results of Operations

          Our business and results of operations are affected by China's overall economic conditions and structural transformations, especially the development of telecommunications industry and

(2)
Ranking excludes ICT vendors whose business primarily focuses on infrastructure, equipment and devices in relation to information and communications technologies. See "Industry Overview" for more detail.

cloud-based communications industry, as well as the following industry- and company-specific factors.

Capturing market opportunity

          Our ability to capture market opportunity is critical to our growth prospects. Compared to more developed regions such as the North America and Western Europe, enterprises in China are still in the early stages of adopting cloud-based technologies, which presents significant growth opportunity. The maturity level of China's network and related infrastructure for cloud computing also provides a solid foundation for rapid adoption of cloud technologies in China.

          In addition, China's communications industry is highly fragmented, consisting primarily of many local players, according to the CIC report. The software-based nature and scalability of cloud-based communications solutions are well-suited to allow easy deployment across different geographical locations and industries. We focus on applying cloud-based technologies to enterprise communications, leveraging our established partnerships with multiple regional mobile network operators. Equipped with such established business relationships as well as our solutions and proprietary technologies in AI and video communications, we believe we are well-positioned to capture the significant market opportunity to consolidate China's cloud-based communications industry. Meanwhile, in order to achieve a larger market share, we will need to devote more managerial attention and financial and other resources to address the potential challenges faced by a rapidly growing business in an evolving industry.

Improving customer acquisition, retention and lifetime value

          Our results of operations are highly dependent on the total number and the lifetime value of our customers. We have cultivated a large and diverse customer base of enterprises of all sizes and various industries, including internet, telecommunications, financial services, education, industrial manufacturing and energy. As of December 31, 2018 and 2019 and September 30, 2020, we had an active customer base of over 10,200, 11,500 and 12,000 enterprises, respectively, among which 125, 152 and 173 were large-enterprise customers, respectively. To retain and grow our customer base, we need to predict future market acceptance and customer demand and continue to invest in sales and marketing to penetrate into more industry verticals and second- and lower-tier cities and further promote our brand image and recognition in China's cloud-based communications industry. We also plan to expand our cross-selling and up-selling efforts to existing customers.

Introducing new features and solutions

          To capitalize on the opportunities from the fast-evolving communications needs of China's enterprises of all sizes, we believe it is critical to continuously develop and introduce new features and solutions that optimize communication efficiency and efficacy and enhance operational productivity. We believe our capabilities of developing and offering a comprehensive portfolio of industry-specific solutions that satisfy disparate needs and complex internal integration and deployment requirements contribute to the success of our business operations. We must continue to invest in research and development with a focus on AI and video technologies and incorporate these technologies to develop more innovative features and solutions. We will also need to enhance the interaction of product development and sales activities and actively seek and analyze customer feedback in order to design new features and solutions catering to customer demands.

Optimizing product offering mix

          Our ability to manage our product offering mix affects our results of operations, especially our overall profit margin. For example, our cloud-based CC and cloud-based UC&C solutions typically carry higher gross profit margins, as these solutions are more technologically advanced and, therefore, give us greater pricing power. To improve our overall profit margin and achieve higher financial scalability, we will need to continue to shift our focus toward offering solutions with higher profit margins. We also plan to selectively promote solutions that we offer on a recurring basis to lower customer acquisition costs, which we expect would favorably contribute to our profit margins. In addition, we need to serve more customers in targeted industries to lower the incremental industry customization costs and to achieve greater economies of scale and higher profit margins from the industries we more broadly serve.

Controlling costs and expenses

          One of the largest costs we incur during our business operations, particularly for our CPaaS solutions and cloud-based CC solutions that we offer on a recurring basis, is service fees paid for telecommunications resources. In 2018, 2019 and the nine months ended September 30, 2019 and 2020, costs paid for telecommunications resources represented 73.7%, 76.4%, 74.1% and 73.1% of our total cost of revenues, respectively. Mobile network operators in China typically adjust the unit prices for resources, such as text messages and voice calls, once every several years based on government recommendations. A sudden adjustment by major mobile network operators would likely negatively affect our results of operations in current contract periods because we may not be able to pass on the impact to our customers as a result of fixed unit resource price throughout the current contract periods. On the other hand, we are generally able to pass on the impact from such unit price adjustment to customers relatively quickly due to our relatively short contract periods, which enable us to adjust our resource usage fees from time to time. Additionally, we may also benefit from the increase in the unit resource price in the long term because such price increase could eliminate weaker market players and strengthen our market leadership position.

          In addition, staff costs and expenses incurred to attract and retain a team of talented staff is a major component of our overall costs and expenses. While we strive to optimize our compensation and incentive structure, we remain mindful that investment in human resources plays a significant role in maintaining our competitive position. As a significant portion of our overall costs and expenses, our ability to control our staff costs and expenses without compromising our competitiveness is critical to our results of operations.

Managing development cycle

          Our ability to manage the overall development cycle of our project-based solutions affects our revenues and profit margin in specific periods. We generally incur a significant amount of upfront investment and costs in developing new solutions and serving customers in new industries to meet their complex communications needs, implementation requirements and industry-specific customizations. We have also historically undertaken smaller projects with lower profit margins to enter into the markets for project-based solutions, such as for our cloud-based UC&C solutions. These initial development costs and investments may increase our costs and expenses and decrease our overall profit margins in certain periods. We are generally able to replicate our initial solution development and achieve economies of scale quickly after we deliver our industry-specific projects to more customers within the same industry or build upon our existing projects to develop similar solutions for more customers from other industries. As we continue to standardize our industry-specific solutions for more customers in diverse industries, we expect to manage the upfront investment at reasonable level and optimize our development cycle.

Strategic investment and acquisitions

          We have made, and intend to continue to make, strategic acquisitions to solidify our current market presence and expand into new industries. For example, in November 2020, we entered into a non-binding term sheet to acquire a company that develops certain cloud-based CC solutions. We intend to selectively pursue strategic alliances and investments to further strengthen our competitiveness. We expect to evaluate and execute alliance, investment and acquisition opportunities that complement and scale up our business, optimize our profitability, help us expand into adjacent industries and add new capabilities to our cloud-based solutions. Our strategic alliances, investments and acquisitions would likely impact our business, results of operations and financial condition.

Seasonality

          Our business is subject to seasonal fluctuations. We believe that our quarterly sales are affected by industry buying patterns. Our customers, especially large enterprises, tend to enter into contracts with us in the second half of each year in accordance with their budget cycles. As such, we generally record higher revenues during such periods. In addition, we typically generate lower revenues in the first quarter during or around Chinese New Year holiday. Changes in seasonal trends may cause fluctuations in our results of operations and financial condition.

Key Operating Metrics

	As of / For the 12 Months Ended

	December 31, 2018	December 31, 2019	September 30, 2020

Number of active customers	10,245	11,537	12,048
Number of large-enterprise customers	125	152	173
Percentage of revenue contribution by large-enterprise customers	70.7%	73.3%	75.7%

			For the Nine
	For the Year Ended		Months Ended

	December 31, 2018	December 31, 2019	September 30, 2020

Dollar-based net customer retention rate	135.7%	102.7%	94.7%

          Our dollar-based net customer retention rate decreased from 135.7% in 2018 to 102.7% in 2019, primarily because (1) relevant PRC authorities took stringent government measures in 2019 to regulate the operation of P2P online lending platforms, and we, after assessing potential risks, chose to voluntarily terminate certain transactions with existing customers in the online consumer finance industry to ensure compliance with relevant laws and regulations, which led to a decrease in our existing customer base and our revenues primarily related to cloud-based CC solutions that we offer on a recurring basis, which decreased by 24.8% as compared to 2018, in 2019; and (2) relevant regulatory authorities promulgated enhanced regulations on application-to-person voice calls in China out of concerns of consumer harassment, which reduced enterprise customers' usages of voice calls in general and adversely affected our related operations. See "Risk Factors — Risks Related to Our Business and Industry — Certain of our customers, such as internet finance companies, may be subject to more stringent laws and regulations, which could adversely affect their operations and therefore their IT spending levels, and in turn could cause our customer base to shrink" and "Regulation — Regulations Relating to Cyber Security and Privacy Protection — Unauthorized calls and text messages". Our dollar-based net customer retention rate further decreased to 94.7% in the nine months ended September 30, 2020, primarily due to a decrease in the number of enterprise customers of smaller sizes that are less equipped to withstand the impact of COVID-19.

          We expect that, as the applicable regulatory framework becomes more established and China's economy recovers from the COVID-19 pandemic, and as we continuously optimize our existing solutions and develop new features and solutions, our dollar-based net customer retention rate will remain stable at a relatively high level.

Impact of COVID-19 Outbreak

          Since the outbreak of COVID-19 throughout China and other countries and regions, a series of precautionary and control measures have been implemented worldwide to contain the virus. The outbreak of COVID-19 has had certain negative impact on the overall economy of the regions where we deliver our solutions.

          COVID-19 spread rapidly throughout China in the first quarter of 2020, which traditionally is also the off season of our business due to the Chinese New Year holiday. We experienced customer loss in the nine months ended September 30, 2020, primarily due to a decrease in the number of enterprise customers of smaller sizes that are less equipped to withstand the impact of COVID-19. Nevertheless, our revenues increased by 19.4% from RMB426.3 million in the nine months ended September 30, 2019 to RMB509.0 million (US$75.0 million) in the nine months ended September 30, 2020, primarily due to the increase in revenue generated from the sales of our CPaaS and cloud-based CC solutions as a result of our continued market penetration and expansion, partially offset by the delay in revenue recognition of cloud-based UC&C solutions, which were offered on a project basis, from certain large enterprises as a result of delayed service delivery caused by the COVID-19 outbreak. We have also experienced extended payment cycles and delayed collection of accounts receivables as a result of the COVID-19 outbreak, but have not otherwise experienced material adverse impact to our liquidity or cash flows.

          Except for the impact discussed above, we do not anticipate any prolonged material adverse impact on our business, results of operations and financial condition from the COVID-19 outbreak, as the Chinese government has gradually lifted the travel restrictions and other quarantine measures in China and economic activities have begun to recover and return to normal nationwide since the third quarter of 2020. We are nonetheless closely monitoring the development of the COVID-19 outbreak and continuously evaluating any potential impact on our business, results of operations and financial condition. See "Risk Factors — Risks Related to Our Business and Industry — Any catastrophe, including outbreaks of health pandemics and other extraordinary events, could have a negative impact on our business operations".

Key Components of Results of Operations

Revenues

          We generate revenue primarily from the sales of our CPaaS, cloud-based CC and cloud-based UC&C solutions. In 2018, 2019 and the nine months ended September 30, 2019 and 2020, our revenues were RMB501.5 million, RMB650.3 million (US$95.8 million), RMB426.3 million and RMB509.0 million (US$75.0 million), respectively. The following table sets forth the breakdown of our total revenues both in absolute amount and as a percentage of total revenues in the years/periods indicated.

	Year Ended December 31,					Nine Months Ended September 30,

	2018		2019			2019		2020

	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
CPaaS
Text messaging	167,859	33.5	234,745	34,574	36.1	145,321	34.1	177,533	26,148	34.9
Voice calls	60,285	12.0	67,129	9,887	10.3	43,240	10.1	43,034	6,338	8.5
Jointly-operated CPaaS	15,817	3.2	21,624	3,185	3.3	14,289	3.4	17,477	2,574	3.4
IoT	8,014	1.6	20,979	3,090	3.2	12,700	3.0	29,832	4,394	5.9
Others	3,228	0.6	780	115	0.1	674	0.2	1,675	246	0.3

Subtotal	255,205	50.9	345,257	50,851	53.1	216,224	50.7	269,553	39,701	53.0

Cloud-based CC
Recurring(1)	107,422	21.4	142,511	20,990	21.9	103,261	24.2	120,079	17,686	23.6
Project	21,777	4.3	31,082	4,578	4.8	17,753	4.2	33,571	4,944	6.6

Subtotal	129,199	25.8	173,593	25,567	26.7	121,014	28.4	153,650	22,630	30.2

Cloud-based UC&C	111,931	22.3	123,165	18,140	18.9	82,843	19.4	81,824	12,051	16.1

Other services	5,154	1.0	8,267	1,218	1.3	6,205	1.5	3,970	585	0.8

Total revenues	501,489	100.0	650,282	95,776	100.0	426,286	100.0	508,998	74,967	100.0

(1)
Includes cloud-based CC solutions deployed primarily on public cloud, for which we charge a combination of seat subscription fees and related resource usage fees.

          Our revenues from CPaaS solutions primarily include usage-based fees for sending text messages and making voice calls. We generally charge our customers on a recurring basis, based on the monthly number of text messages and call minutes facilitated through our CPaaS solutions. We also assist and support mobile network operators in establishing and operating communications service platforms, and recognize revenues pursuant to the revenue sharing arrangements. In addition, we recognize revenues from IoT related services on a net basis.

          Our revenues from cloud-based CC solutions primarily consist of seat subscription fees and related resource usage fees, and to a lesser extent, software license fees and related service fees. We charge customers using our cloud-based CC solutions deployed on public cloud a combination of seat subscription fees and related resource usage fees that are determined according to the capacity and number of functional modules embedded as well as the number of texts and call minutes facilitated through our solutions. In 2018, 2019 and the nine months ended September 30, 2019 and 2020, solutions that we offer on a recurring basis generated 83.1%, 82.1%, 85.3% and 78.2% of our revenues from cloud-based CC solutions, respectively. We generally charge customers using our solutions deployed on private cloud software license fees and related customized service fees that are negotiated on a project basis and recognize revenues in accordance with the agreed-upon project milestones. The delivery cycle of our project-based cloud-based CC solutions typically ranges from three to 12 months.

          Our revenues from cloud-based UC&C solutions primarily consist of software license fees and related services fees from individual projects, and to a lesser extent, service fees relating to maintenance and upgrade services. We negotiate these fees with customers on a project basis and charge them in accordance with the agreed-upon project milestones. The delivery cycle of our project-based cloud-based UC&C solutions typically ranges from three to 12 months. In the second half of 2020, we began to offer certain cloud-based UC&C solutions on a subscription basis and charge customers monthly or annual subscription fees based on the capacity and number of functional modules embedded. Additionally, we also generate revenues from software development and other technical support service fees charged on a project basis.

          Our revenues from other services primarily consist of revenues generated from mobile network operator services and cloud-based value-added services.

          We believe that we have strong customer acquisition capability while maintaining a steady revenue stream from repeat customers. In relation to solutions that we offer on a recurring basis, we maintained above 90% dollar-based net retention rate and generated approximately 30% of our net revenues from new customers for each of 2018, 2019 and the nine months ended September 30, 2020.

Cost of revenues

          Our cost of revenues primarily consists of (1) costs paid for telecommunications resources, (2) outsourcing costs, (3) infrastructure and equipment costs, and (4) staff costs related to solution delivery. In 2018, 2019 and the nine months ended September 30, 2019 and 2020, our cost of revenues was RMB313.0 million, RMB382.9 million (US$56.4 million), RMB250.2 million and RMB302.7 million (US$44.6 million), respectively. The following table sets forth the breakdown of our cost of revenues by nature both in absolute amount and as a percentage of total cost of revenues in the years/periods indicated.

	Year Ended December 31,					Nine Months Ended September 30,

	2018		2019			2019		2020

	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Costs of telecommunications resources	230,647	73.7	292,504	43,081	76.4	185,313	74.1	221,214	32,581	73.1
Outsourcing costs	37,728	12.1	43,762	6,445	11.4	30,655	12.3	37,496	5,523	12.4
Infrastructure and equipment costs	19,350	6.2	25,532	3,760	6.7	15,835	6.3	20,607	3,035	6.8
Staff costs	22,475	7.2	18,589	2,738	4.9	15,356	6.1	20,634	3,039	6.8
Others	2,791	0.8	2,481	366	0.6	3,081	1.2	2,723	401	0.9

Total cost of revenues	312,991	100.0	382,868	56,390	100.0	250,240	100.0	302,674	44,579	100.0

          Costs of telecommunications resources represent fees we pay to mobile network operators based on the number of texts and minutes of voice calls we subscribed for. We typically enter into annual contracts with mobile network operators which set forth the unit price for each text message and every minute of voice call. In 2018, 2019 and the nine months ended September 30, 2019 and 2020, costs of telecommunications resources represented the largest portion of our cost of revenues, representing 73.7%, 76.4%, 74.1% and 73.1% of our total cost of revenues in the same periods, respectively. We also outsource certain parts of the solution delivery to third parties and incur outsourcing costs. Infrastructure and equipment costs relate to our use of servers and our purchase of hardware and equipment to support our solutions. Staff costs represent compensation paid to employees who primarily deliver solution customization and perform other services to customers. Others primarily consists of rental costs related to our leases.

          The following table sets forth the breakdown of our cost of revenues by service type both in absolute amount and as a percentage of total cost of revenues in the years/periods indicated.

	Year Ended December 31,					Nine Months Ended September 30,

	2018		2019			2019		2020

	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
CPaaS
Text messaging	136,843	43.7	202,574	29,836	52.9	120,933	48.3	156,794	23,093	51.8
Voice calls	48,288	15.4	40,674	5,991	10.6	27,909	11.2	31,460	4,634	10.4
Jointly-operated CPaaS	1,692	0.5	2,874	423	0.8	2,379	1.0	803	118	0.3
IoT	—	—	—	—	—	—	—	—	—	—
Others	578	0.2	252	37	0.1	40	0.0	—	—	—

Subtotal	187,401	59.9	246,374	36,287	64.3	151,259	60.5	189,058	27,845	62.5

Cloud-based CC
Recurring	56,636	18.1	64,302	9,471	16.8	45,139	18.0	50,646	7,459	16.7
Project	729	0.2	8,799	1,296	2.3	7,033	2.8	17,313	2,550	5.7

Subtotal	57,365	18.3	73,101	10,767	19.1	52,172	20.8	67,959	10,009	22.4

Cloud-based UC&C	62,898	20.1	56,779	8,363	14.8	41,794	16.7	42,377	6,242	14.0

Other services	5,327	1.7	6,614	973	1.8	5,015	2.0	3,280	483	1.1

Total cost of revenues	312,991	100.0	382,868	56,390	100.0	250,240	100.0	302,674	44,579	100.0

(1)
Includes cloud-based CC solutions deployed primarily on public cloud, for which we charge a combination of seat subscription fees and related resource usage fees.

Gross profit

          Our gross profit was RMB188.5 million, RMB267.4 million (US$39.4 million), RMB176.0 million and RMB206.3 million (US$30.4 million) in 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. Our overall gross profit margin was 37.6%, 41.1%, 41.3% and 40.5% in the same periods, respectively. The following table sets forth a breakdown of our gross profit and gross profit margin.

	Year Ended December 31,					Nine Months Ended September 30,

	2018		2019			2019		2020

	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
CPaaS	67,803	26.6	98,884	14,564	28.6	64,965	30.0	80,495	11,856	29.9
Cloud-based CC(1)	71,834	55.6	100,492	14,801	57.9	68,842	56.9	85,691	12,621	55.8
Cloud-based UC&C	49,034	43.8	66,386	9,778	53.9	41,049	49.6	39,447	5,810	48.2
Other services	(172)	(3.4)	1,652	243	20.0	1,191	19.2	690	102	17.4

Total	188,498	37.6	267,414	39,386	41.1	176,046	41.3	206,324	30,388	40.5

(1)
The gross profit margin for cloud-based CC solutions that we offer on a recurring basis was 47.3%, 54.9%, 56.3%, and 57.8% in 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively.

          The gross profit margin of our CPaaS solutions and cloud-based CC solutions that we offer on a recurring basis is primarily affected by the costs of telecommunications resources we paid to mobile network operators, which represented substantially all the costs for these solutions in 2018, 2019 and the nine months ended September 30, 2019 and 2020. See "— Factors Affecting our Results of Operations — Controlling costs and expenses" for details of the impacts.

          The gross profit margin of our cloud-based CC solutions on a project basis and cloud-based UC&C solutions is affected primarily by the amount of upfront investment and the maturity and complexity of a specific project. See "— Factors Affecting our Results of Operations — Managing development cycle" for details of the impacts. The overall profit margins of our cloud-based UC&C solutions in 2018 were relatively lower as a result of certain initial-stage, smaller projects we undertook to enter into the relevant markets for project-based solutions.

Operating expenses

          The following table sets forth our operating expenses, both in absolute amount and as a percentage of our total operating expenses, for the periods indicated.

	Year Ended December 31,					Nine Months Ended September 30,

	2018		2019			2019		2020

	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Research and development expenses	125,990	34.7	161,852	23,838	36.5	112,177	36.8	120,473	17,744	29.4
Selling and marketing expenses	144,522	39.8	173,083	25,492	39.1	126,120	41.4	150,619	22,184	36.7
General and administrative expenses	92,366	25.5	108,315	15,953	24.4	66,197	21.8	138,823	20,446	33.9

Total	362,878	100.0	443,250	65,284	100.0	304,494	100.0	409,915	60,374	100.0

Research and development expenses

          Our research and development expenses were RMB126.0 million, RMB161.9 million (US$23.8 million), RMB112.2 million and RMB120.5 million (US$17.7 million) in 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively, primarily representing compensation paid to our research and development staff.

Selling and marketing expenses

          Our selling and marketing expenses were RMB144.5 million, RMB173.1 million (US$25.5 million), RMB126.1 million and RMB150.6 million (US$22.2 million) in 2018 and 2019 and the nine months ended September 30, 2019 and 2020, respectively, primarily representing (1) compensation and incentives paid to our sales and marketing staff, (2) our spending on online advertisement and other online promotional events to reach more customers, and (3) participation and organization of offline events to boost our brand image. For example, in 2019, we organized two themed forums targeting existing and prospective customers and business partners to initiate and reinforce business collaborations.

General and administrative expenses

          Our general and administrative expenses were RMB92.4 million, RMB108.3 million (US$16.0 million), RMB66.2 million and RMB138.8 million (US$20.4 million) in 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively, primarily representing (1) compensation paid to our administrative staff and management team, including share-based compensation expenses, (2) professional services fees, rentals and certain administrative expenses, and (3) provision for doubtful accounts.

Taxation

Cayman Islands

          We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution, brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

          Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiary is subject to Hong Kong Special Administrative Region profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. Payments of dividends by the Hong Kong subsidiary to the Company is not subject to withholding tax in Hong Kong. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2.0 million of assessable profits earned by a company will be taxed at half of the current tax rate at 8.25%, whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2018 and 2019.

Japan

          Our Japan subsidiary, Cloopen Japan Co., Ltd., is subject to Japanese corporation tax (including national corporation tax, local enterprise tax and other income-based taxes) on its worldwide income. The statutory effective tax rate is approximately 30% or 34%, depending on the size of the company.

          Dividends paid by a Japanese company are generally subject to Japanese withholding tax. If the Japanese company paying dividends is a non-listed company and the payee is a non-resident of Japan, the rate of such withholding tax is 20.42%, or 10% under Japan-China tax treaty.

PRC

          Our PRC subsidiary and affiliated entities are subject to the EIT Law and are taxed at the statutory income tax rate of 25%, unless otherwise specified.

          Our PRC subsidiary and affiliated entities are subject to value added tax, or VAT. Revenues from providing cloud communication services and communication devices sales are generally subject to VAT at the rate of 6% and 13% since April 1, 2019, or 6% and 16% between May 1, 2018 and April 1, 2019, or 6% and 17% before May 1, 2018, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected in accrued expenses and other current liabilities, and the excess of input VAT over output VAT is reflected in prepayments and other current assets in the consolidated balance sheets.

          The EIT law imposes a withholding income tax of 10% on dividends distributed by a foreign investment enterprise, or FIE, to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where we are incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if the immediate holding company in Hong Kong owns directly at least 25% of the shares of the FIE and could be recognized as a beneficial owner of the dividend from PRC tax perspective. We did not record any dividend withholding tax, as our PRC subsidiary and affiliated entities have no retained earnings in any of the periods presented.

          The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, etc., of a non-PRC enterprise is located". Based on a review of surrounding facts and circumstances, we believe that our operations outside the PRC will unlikely be considered a "resident enterprise" for PRC tax purposes. If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or the ADSs holders".

Internal Control over Financial Reporting

          Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

          In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2019. As defined in the standards established by the PCAOB, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

          The material weakness identified relates to insufficient accounting personnel with appropriate U.S. GAAP knowledge for accounting of complex transactions, presentation and disclosure of financial statements in accordance with U.S. GAAP and SEC reporting requirements and lack of sufficient documented financial closing policies and procedures. The material weakness, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Prior to preparing for this offering, neither we nor our independent registered public accounting firm had undertaken a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

          To remedy our identified material weakness, we have begun to, and will continue to, improve our internal control over financial reporting, including, among others: (1) recruiting more qualified personnel equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (3) enhancing oversight over and clarifying reporting requirements for, non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, (4) recruiting more qualified internal control personnel with experience in the requirements of the Sarbanes-Oxley Act and adopting accounting and internal control guidance on U.S. GAAP and SEC reporting, and (5) preparing more detailed guidance and manuals on financial closing policies and procedures to improve the quality and accuracy of period-end financial closing process.

          As of the date of this prospectus, we have recruited qualified personnel with U.S. GAAP and SEC reporting experience and qualifications. We plan to prepare more detailed guidance and manuals on financial closing policies and procedures by March 2021. We expect to recruit additional qualified accounting and reporting personnel with U.S. GAAP and SEC reporting experience and qualifications by March 2021, and recruit additional internal control personnel with experience in the requirements of the Sarbanes-Oxley Act by June 2021. In addition, we intend to enhance oversight over and clarify reporting requirements for, non-recurring and complex transactions by June 2021. We also plan to provide appropriate trainings on accounting and financial reporting to our accounting staff by June 2021 and continue to provide relevant online trainings on a regular basis. We are still in the process of formulating accounting and internal control guidance on U.S. GAAP and SEC financial requirements, which is expected to be completed by June 2021. We currently expect that the material weaknesses will be fully remediated by the end of 2021.

          The implementation of these measures, however, may not fully address the material weakness identified in our internal control over financial reporting, and we cannot conclude that it has been fully remedied. See "Risk Factors — Risks Related to Our Business and Industry — A material weakness in our internal control over financial reporting has been identified, and if we fail to implement and maintain an effective system of internal control over financial reporting, we could be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected".

          As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting.

Critical Accounting Policies and Estimates

          We prepared the consolidated financial statements in accordance with U.S. GAAP. When reviewing our financial statements, you should consider our selection of critical accounting policies, our judgments and other uncertainties affecting our applications of those policies and the sensitivity of reported results to changes of such policies, judgments and uncertainties. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue recognition

          We generate substantially all of our revenues from CPaaS, cloud-based CC and cloud-based UC&C.

          We have adopted ASC Topic 606 Revenue from Contracts with Customers ("Topic 606") since January 1, 2018. In accordance with Topic 606, we recognize revenue upon the transfer of control of promised products or services to customers, in the amount of consideration we expect to receive for such products or services (excluding sales taxes collected on behalf of government authorities). Our contracts generally do not include a right of return in relation to the delivered products or services.

          The timing of revenue recognition may differ from the timing of invoicing to our customers. We record a contract asset when revenue is recognized prior to invoicing, and a contract liability when payment is received from a customer in advance of revenue recognition. We generally issue invoices based on contract terms, which may be when the services are completed, upon customer acceptance of our deliverables or at preset milestones. Payments are due with standard payment terms which are generally not more than 90 days from invoice issuance.

Revenues from CPaaS

          We account for revenue from customers' usage of text message and voice call services on our CPaaS platform as two separate performance obligations. Our service fees are determined by applying the contractual unit price to the monthly usage volume of text messages sent or minutes of voice calls placed and a contractual monthly fixed charge per subscriber multiplied by the number of subscribers recorded by our CPaaS platform where relevant. The cloud-based services to send text messages and place voice calls are offered separately to customers with observable standalone selling prices.

Revenues from cloud-based CC

          Customers subscribe to our basic cloud-based CC services at a fixed monthly fee and pay for other value-added services on a usage basis. We recognize the monthly service fees ratably over the contract period during which we are obligated to grant customers continuous access to those basic cloud-based CC services. Revenue for other value-added services on top of the basic subscription is determined by applying the contractual unit price to the monthly usage volume and recognized when the related services are provided to customers. The basic subscription is sold to customers at the same price with or without the value-added services, so the transaction price is allocated on the basis of observable stand-alone selling prices.

Revenues from cloud-based UC&C

          We offer customized cloud-based UC&C solutions to customers with tailored functionalities and interfacing capabilities suitable to their complicated IT environment. We have identified that the nature of our overall promise to customers as the provision of an appropriately customized and interfaced software solution comprising the customized UC&C license and other highly interdependent and interrelated services, and have accounted for the promise as one combined performance obligation. We apply an iterative process to design, test and implement the software in customers' IT environment and generally recognize revenue for this performance obligation over a period of time during which the control of the customized UC&C solution is progressively transferred to the customers. We use an input method to estimate progress. Our cloud-based UC&C contracts generally include a standard assurance-type warranty.

Share-based compensation

          We periodically grant share-based awards such as restricted ordinary shares and share options to eligible employees and directors. Share-based awards granted to employees and directors are measured at the grant date fair value of the awards, and are recognized as compensation expenses using the straight-line method over the requisite service period, which is generally the vesting period. We elect to recognize the effect of forfeitures as compensation cost when they occur. To the extent the required vesting conditions are not met, which leads to the forfeiture of the share-based awards, previously recognized compensation expenses relating to such awards will be reversed. A change in any of the terms or conditions of our share-based awards is accounted for as a modification of the awards. We calculate incremental compensation expenses arising out of modification as the excess of the fair value of the modified awards on the modification date over the fair value of the original awards immediately before modification. For vested awards, we recognize incremental compensation cost in the period the modification occurs. For awards not being fully vested, we recognize the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original awards over the remaining requisite service period after modification.

          Share-based compensation in relation to the restricted ordinary shares is measured based on the fair value of our ordinary shares at the award grant date, which is estimated using the income approach and equity allocation method. Estimating the fair value of our ordinary shares involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, discount rate, risk-free interest rate and subjective judgments regarding our projected financial and operating results, our unique business risks, the liquidity of our ordinary shares and our operating history and prospects at the time of the grant. Share-based compensation in relation to the share options is estimated using the binomial option pricing model. The determination of the fair value of share options is affected by the price of our ordinary shares as well as the assumptions regarding a number of complex and subjective variables, including risk-free interest rate, exercise multiple and expected dividend yield. The fair value of these awards was determined by our management with the assistance from a valuation report prepared by an independent valuation firm using our management's estimates and assumptions.

          In January 2017, we adopted the 2016 Plan. For key terms of the 2016 Plan, see "Management — Share Incentive Plans". Under the 2016 Plan, we granted 5,412,917, 2,750,000, 2,200,000 and 6,793,528 share options to our directors, officers and employees for 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. In January 2021, we adopted the 2021 Plan, under which no award has been granted as of the date of this prospectus.

          The weighted average grant date fair value of the share options granted was US$0.897, US$1.091, US$1.105 and US$1.071 for 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. The fair values of the options granted are estimated on the dates of grant using the binomial option pricing model with the following assumptions used.

	Year Ended December 31,		Nine Months Ended September 30,

	2018	2019	2019	2020

Risk-free rate of return(1)	3.7% - 4.0%	2.5% - 2.9%	2.5% - 2.9%	1.67%
Volatility(2)	45% - 50%	45%	45%	45%
Expected dividend yield(3)	0%	0%	0%	0%
Exercise multiple(4)	2.20	2.20	2.20	2.20
Fair value of underlying ordinary share	US$1.14 - US$1.19	US$1.19 - US$1.36	US$1.19 - US$1.32	US$1.31 - US$1.68
Expiration terms(5)	1.5 years - 10 years	3 years - 10 years	10 years	10 years

(1)
We estimate risk-free interest rate based on the yield to maturity of U.S. treasury bonds denominated in U.S. dollars for a term consistent with the expected term of our options in effect at the option valuation date.

(2)
We estimate expected volatility based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of our options.

(3)
Expected dividend yield is zero as we do not anticipate any dividend payments in the foreseeable future.

(4)
We estimate the expected exercise multiple as the average ratio of the stock price to the exercise price of when our employees will decide to voluntarily exercise their vested options. As we did not have sufficient information of past employee exercise history, it was estimated by referencing to a widely-accepted academic research publication.

(5)
Expiration term is the contract life of the options.

          In 2018, 2019 and the nine months ended September 30, 2019 and 2020, we recorded share-based compensation expenses of RMB6.8 million, RMB27.5 million (US$4.0 million), RMB11.2 million and RMB80.4 million (US$11.8 million) related to our share options and restricted shares. The following table sets forth the breakdown of our share-based compensation expenses both in absolute amount and as a percentage of total share-based compensation expenses in the years/periods indicated.

	Year Ended December 31,					Nine Months Ended September 30,

	2018		2019			2019		2020

	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenues	142	2.1	598	88	2.2	381	3.4	428	63	0.5
Research and development expenses	1,475	21.7	306	45	1.1	(216)	(1.9)	988	146	1.2
Selling and marketing expenses	164	2.4	4,901	722	17.9	4,324	38.6	(601)	(89)	(0.7)
General and administrative expenses	5,012	73.8	21,650	3,189	78.9	6,714	59.9	79,559	11,718	99.0

Total	6,793	100.0	27,455	4,044	100.0	11,203	100.0	80,374	11,838	100.0

Results of Operations

          The following table sets forth a summary of our consolidated results of operations for the years/periods indicated, both in absolute amount and as a percentage of our revenues. You should read this information together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future years/periods or periods.

	Year Ended December 31,					Nine Months Ended September 30,

	2018		2019			2019		2020

	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues	501,489	100.0	650,282	95,776	100.0	426,286	100.0	508,998	74,967	100.0
Cost of revenues	(312,991)	(62.4)	(382,868)	(56,390)	(58.9)	(250,240)	(58.7)	(302,674)	(44,579)	(59.5)

Gross profit	188,498	37.6	267,414	39,386	41.1	176,046	41.3	206,324	30,388	40.5
Operating expenses:
Research and development expenses	(125,990)	(25.1)	(161,852)	(23,838)	(24.9)	(112,177)	(26.3)	(120,473)	(17,744)	(23.7)
Selling and marketing expenses	(144,522)	(28.8)	(173,083)	(25,492)	(26.6)	(126,120)	(29.6)	(150,619)	(22,184)	(29.6)
General and administrative expenses	(92,366)	(18.4)	(108,315)	(15,953)	(16.7)	(66,197)	(15.5)	(138,823)	(20,446)	(27.3)
Total operating expenses	(362,878)	(72.4)	(443,250)	(65,284)	(68.2)	(304,494)	(71.4)	(409,915)	(60,374)	(80.5)

Operating loss	(174,381)	(34.8)	(175,836)	(25,898)	(27.0)	(128,448)	(30.1)	(203,592)	(29,986)	(40.0)

Interest expenses	(1,685)	(0.3)	(6,750)	(994)	(1.0)	(1,374)	(0.3)	(9,397)	(1,384)	(1.8)
Interest income	416	0.1	989	146	0.2	315	0.1	1,064	157	0.2
Investment income	385	0.1	114	17	0.0	102	0.0	12	2	0.0
Impairment loss of long-term investments	(5,000)	(1.0)	—	—	—	—	—	—	—	—
Gain from disposal of equity method investments	367	0.1	—	—	—	—	—	—	—	—
Gain from disposal of a subsidiary/subsidiaries, net	—	—	21	3	0.0	21	0.0	14,562	2,145	2.9
Share of losses of equity method investments	(547)	(0.1)	(15)	(2)	(0.0)	(29)	(0.0)	(2,211)	(326)	(0.4)
Change in fair value of warrant liabilities	(450)	(0.1)	138	20	0.0	(240)	(0.1)	(2,964)	(437)	(0.6)
Change in fair value of long-term investment	17,700	3.5	900	133	0.1	900	0.2	1,554	229	0.3
Foreign currency exchange gains / (losses), net	10,402	2.1	(2,404)	(354)	(0.4)	(407)	(0.1)	(253)	(37)	(0.0)
Loss before income taxes	(152,793)	(30.5)	(182,842)	(26,930)	(28.1)	(129,160)	(30.3)	(201,225)	(29,637)	(39.5)

Income tax expense	(2,672)	(0.5)	(653)	(96)	(0.1)	(458)	(0.1)	(2,492)	(367)	(0.5)

Net loss	(155,465)	(31.0)	(183,494)	(27,026)	(28.2)	(129,618)	(30.4)	(203,717)	(30,004)	(40.0)

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Revenues

          Our revenues increased by 19.4% from RMB426.3 million in the nine months ended September 30, 2019 to RMB509.0 million (US$75.0 million) in the nine months ended September 30, 2020, primarily due to the following.

  •
  Revenues from our CPaaS solutions increased by 24.7% from RMB216.2 million in the nine months ended September 30, 2019 to RMB269.6 million (US$39.7 million) in the nine months ended September 30, 2020, primarily due to (1) a 22.2% increase in revenues generated from our text messaging services from RMB145.3 million in the nine months ended September 30, 2019 to RMB177.5 million (US$26.1 million) in the nine months ended September 30, 2020 as a result of the increased demand from new customers, especially large enterprises, and (2) a significant increase in revenues generated from our IoT services from RMB12.7 million in the nine months ended September 30, 2019 to RMB29.8 million (US$4.4 million) in the nine months ended September 30, 2020. Our revenues from CPaaS solutions contributed by new customers were approximately RMB93.0 million (US$13.7 million) in the nine months ended September 30, 2020, which were partially offset by a decrease in revenues contributed by existing customers of approximately RMB39.7 million (US$5.8 million) in the same period. In addition, our revenues from CPaaS solutions were negatively affected by the COVID-19 outbreak. As a result, we experienced a decrease in dollar-based net customer retention rate from 103.5% in 2019 to 98.2% in the nine months ended September 30, 2020, primarily because certain enterprise customers of smaller sizes were less equipped to withstand the impact of the outbreak and decreased their usage of our solutions.

  •
  Revenues from our cloud-based CC solutions increased by 27.0% from RMB121.0 million in the nine months ended September 30, 2019 to RMB153.7 million (US$22.6 million) in the nine months ended September 30, 2020. Our recurring revenues increased by 16.3% from RMB103.3 million in the nine months ended September 30, 2019 to RMB120.1 million (US$17.7 million) in the nine months ended September 30, 2020, primarily due to a 14.2% increase in the number of customers from 4,523 in the nine months ended September 30, 2019 to 5,165 in the nine months ended September 30, 2020. Our recurring revenues from cloud-based CC solutions contributed by new customers were approximately RMB31.7 million (US$4.7 million) in the nine months ended September 30, 2020, which were partially offset by a decrease in revenues contributed by existing customers of approximately RMB14.9 million (US$2.2 million) in the same period. In addition, our recurring revenues from cloud-based CC solutions were negatively affected by the COVID-19 outbreak. As a result, we experienced a decrease in dollar-based net customer retention rate from 99.8% in 2019 to 78.6% in the nine months ended September 30, 2020, primarily because certain enterprise customers of smaller sizes were less equipped to withstand the impact of the outbreak and decreased their usage of our solutions. Our project-based revenues increased by 89.1% from RMB17.8 million in the nine months ended September 30, 2019 to RMB33.6 million (US$4.9 million) in the nine months ended September 30, 2020, primarily because we concluded an increasing number of complex projects with various functional modules and high customization level in the nine months ended September 30, 2020 to accommodate customers' needs.

  •
  Revenues from our cloud-based UC&C solutions decreased by 1.2% from RMB82.8 million in the nine months ended September 30, 2019 to RMB81.8 million (US$12.1 million) in the nine months ended September 30, 2020, primarily due to the delay in revenue recognition from certain large enterprises as a result of delayed service delivery caused by the COVID-19 outbreak.

Cost of revenues

          Our cost of revenues increased by 21.0% from RMB250.2 million in the nine months ended September 30, 2019 to RMB302.7 million (US$44.6 million) in the nine months ended September 30, 2020, primarily due to the following.

  •
  Cost of revenues from our CPaaS solutions increased by 25.0% from RMB151.3 million in the nine months ended September 30, 2019 to RMB189.1 million (US$27.8 million) in the nine months ended September 30, 2020, primarily due to a 29.7% increase in costs related to text messaging from RMB120.9 million in the nine months ended September 30, 2019 to RMB156.8 million (US$23.1 million) in the nine months ended September 30, 2020, along with our business growth. Our costs related to text messaging are affected by the number of texts sent by our customers and the unit price charged by the major mobile network operators in China.

  •
  Cost of revenues from our cloud-based CC solutions increased by 30.3% from RMB52.2 million in the nine months ended September 30, 2019 to RMB68.0 million (US$10.0 million) in the nine months ended September 30, 2020, primarily due to a significant increase in cost of revenues from our projected-based cloud-based CC solutions of RMB10.3 million (US$1.5 million) primarily as a result of (1) increased business scale, and (2) increased infrastructure and equipment costs and outsourcing costs for certain projects we undertook.

  •
  Cost of revenues from our cloud-based UC&C solutions remained relatively stable at RMB41.8 million and RMB42.4 million (US$6.2 million) in the nine months ended September 30, 2019 and 2020, respectively.

Gross profit

          As a result of the foregoing, our gross profit increased by 17.2% from RMB176.0 million in the nine months ended September 30, 2019 to RMB206.3 million (US$30.4 million) in the nine months ended September 30, 2020. Our gross profit margin remained relatively stable at 41.3% and 40.5% in the nine months ended September 30, 2019 and 2020, respectively.

Operating expenses

  •
  Research and development expenses.  Our research and development expenses increased by 7.4% from RMB112.2 million in the nine months ended September 30, 2019 to RMB120.5 million (US$17.7 million) in the nine months ended September 30, 2020, primarily due to a significant increase in technology service expenses paid to the third-party outsourcing service providers of RMB8.3 million (US$1.2 million) for the development of certain non-core features and functions in our cloud-based UC&C solutions, partially offset by a 3.9% decrease in the staff expense for our research and development staff of RMB3.8 million (US$0.6 million) as a result of a deduction in the contribution of social insurance premiums for our research and development staff according to the government relief policies during the COVID-19 outbreak.

  •
  Selling and marketing expenses.  Our selling and marketing expenses increased by 19.4% from RMB126.1 million in the nine months ended September 30, 2019 to RMB150.6 million (US$22.2 million) in the nine months ended September 30, 2020, primarily due to (1) a significant increase in our spending on advertising campaigns and marketing activities of RMB18.4 million (US$2.7 million), and (2) a 10.7% increase in staff expense of RMB8.8 million (US$1.3 million), partially offset by a significant decrease in share-based compensation of RMB4.9 million (US$ 0.7 million).

  •
  General and administrative expenses.  Our general and administrative expenses increased significantly from RMB66.2 million in the nine months ended September 30, 2019 to RMB138.8 million (US$20.4 million) in the nine months ended September 30, 2020, primarily due to (1) a significant increase in share-based compensation expenses of RMB72.8 million (US$10.7 million) primarily relating to restricted shares beneficially owned by our founders under the share restriction agreements and shares issued to certain management in connection with our acquisitions of non-controlling interests, (2) a significant increase in provision for doubtful accounts resulting from an increase in accounts receivables of RMB4.6 million (US$0.7 million), and (3) professional services fees relating to the preparation for this offering of RMB4.3 million (US$0.6 million), partially offset by a 26.9% decrease in staff expense of RMB10.1 million (US$1.5 million) primarily as a result of a deduction in the contribution of social insurance premiums according to the government relief policies during the COVID-19 outbreak.

Operating loss

          As a result of the foregoing, our operating loss increased by 58.6% from RMB128.4 million in the nine months ended September 30, 2019 to RMB203.6 million (US$30.0 million) in the nine months ended September 30, 2020.

Other expenses

  •
  Interest expenses.  Our interest expenses increased significantly from RMB1.4 million in the nine months ended September 30, 2019 to RMB9.4 million (US$1.4 million) in the nine months ended September 30, 2020, primarily due to an increase in average borrowings.

  •
  Interest income.  Our interest income increased significantly from RMB0.3 million in the nine months ended September 30, 2019 to RMB1.1 million (US$0.2 million) in the nine months ended September 30, 2020, primarily due to an increase in average cash balance at bank.

  •
  Change in fair value of warrant liabilities.  Our change in fair value of warrant liability increased significantly from negative RMB0.2 million in the nine months ended September 30, 2019 to RMB3.0 million (US$0.4 million) in the nine months ended September 30, 2020, primarily due to an increase in the valuation of warrant liabilities relating to our existing warrants.

  •
  Gain from disposal of subsidiaries, net.  We incurred gain from disposal of subsidiaries of RMB21,000 in the nine months ended September 30, 2019, as compared to gain from disposal of long-term investments of RMB14.6 million (US$2.1 million) in the nine months ended September 30, 2020, primarily due to the deconsolidation of certain affiliated entities in China.

Income tax expense

          We incurred income tax expense of RMB0.5 million and RMB2.5 million (US$0.4 million) in the nine months ended September 30, 2019 and 2020, respectively.

Net loss

          As a result of the foregoing, our net loss increased by 57.6% from RMB129.6 million in the nine months ended September 30, 2019 to RMB203.7 million (US$30.0 million) in the nine months ended September 30, 2020.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues

          Our revenues increased by 29.7% from RMB501.5 million in 2018 to RMB650.3 million (US$95.8 million) in 2019, primarily due to the following.

  •
  Revenues from our CPaaS solutions increased by 35.3% from RMB255.2 million in 2018 to RMB345.3 million (US$50.9 million) in 2019, primarily due to a 39.8% increase in revenues generated from our text messaging services from RMB167.9 million in 2018 to RMB234.7 million (US$34.6 million) in 2019, and a significant increase in revenues generated from our IoT services from RMB8.0 million in 2018 to RMB21.0 million (US$3.1 million) in 2019. Due to enhanced regulations on application-to-person voice calls in 2019 out of concerns of consumer harassment in China, especially the tightening regulations on debt collection calls and other types of promotional voice calls, text messaging gained popularity as an alternative and major communication channel for our customers. As a result, revenues from our voice call services increased by 11.4% from RMB60.3 million in 2018 to RMB67.1 million (US$9.9 million), slower as compared to text messaging services as described above. Our revenues from CPaaS solutions contributed by new customers were approximately RMB111.0 million (US$16.3 million) in 2019, which were partially offset by a decrease in revenues contributed by existing customers of approximately RMB20.9 million (US$3.1 million) in the same period.

  •
  Revenues from our cloud-based CC solutions increased by 34.4% from RMB129.2 million in 2018 to RMB173.6 million (US$25.6 million) in 2019. Our recurring revenues increased by 32.7% from RMB107.4 million in 2018 to RMB142.5 million (US$21.0 million) in 2019, primarily due to a 44.3% increase in the number of customers we served on a recurring basis from 3,390 in 2018 to 4,893 in 2019. Our recurring revenues from cloud-based CC solutions contributed by new customers were approximately RMB37.6 million (US$5.5 million) in 2019, which were partially offset by a decrease in revenues contributed by existing customers of approximately RMB2.6 million (US$0.4 million) in the same period. Our project-based revenues increased by 42.7% from RMB21.8 million in 2018 to RMB31.1 million (US$4.6 million) in 2019, primarily due to a significant increase in the number of customers we served on a project basis from 37 in 2018 to 94 in 2019.

  •
  Revenues from our cloud-based UC&C solutions increased by 10.0% from RMB111.9 million in 2018 to RMB123.2 million (US$18.1 million) in 2019, primarily due to our introduction of RongVideo for video conferencing. Revenues from cloud-based UC&C solutions increased at a lower rate compared to our other solutions primarily due to longer project cycle for certain customization projects we undertook for certain large enterprises in the new industries we entered into in 2019.

Cost of revenues

          Our cost of revenues increased by 22.3% from RMB313.0 million in 2018 to RMB382.9 million (US$56.4 million) in 2019, primarily due to the following.

  •
  Cost of revenues from our CPaaS solutions increased by 31.5% from RMB187.4 million in 2018 to RMB246.4 million (US$36.3 million) in 2019, primarily due to a 48.0% increase in costs related to text messaging from RMB136.8 million in 2018 to RMB202.6 million (US$30.0 million) in 2019 as a result of the unit price adjustment implemented by mobile network operators in 2019.

  •
  Cost of revenues from our cloud-based CC solutions increased by 27.4% from RMB57.4 million in 2018 to RMB73.1 million (US$10.8 million) in 2019, primarily due to (1) a significant increase in cost of revenues from our projected-based cloud-based CC solutions of RMB8.1 million (US$1.2 million) primarily as a result of increased outsourcing costs for certain projects we undertook, and (2) an increase in the number of minutes of voice calls we facilitated through our solutions.

  •
  Cost of revenues from our cloud-based UC&C solutions decreased by 9.7% from RMB62.9 million in 2018 to RMB56.8 million (US$8.4 million) in 2019, primarily due to a 20.4% decrease in staff costs of RMB3.9 million (US$0.6 million) as a result of the improved solution delivery efficiency and the improved solution development efficiency as we undertook more and larger projects with replicable technology infrastructure and experience to achieve greater economies of scale.

Gross profit

          As a result of the foregoing, our gross profit increased by 41.9% from RMB188.5 million in 2018 to RMB267.4 million (US$39.4 million) in 2019. Our gross profit margin increased from 37.6% in 2018 to 41.1% in 2019, primarily due to a greater portion of revenues generated from our cloud-based CC solutions and cloud-based UC&C solutions, which typically have higher profit margins as compared to CPaaS solutions.

Operating expenses

  •
  Research and development expenses.  Our research and development expenses increased by 28.5% from RMB126.0 million in 2018 to RMB161.9 million (US$23.8 million) in 2019, primarily due to a 31.4% increase in staff expense of RMB34.4 million (US$5.1 million) as a result of the increases in the headcount of research and development staff and their salary level.

  •
  Selling and marketing expenses.  Our selling and marketing expenses increased by 19.8% from RMB144.5 million in 2018 to RMB173.1 million (US$25.5 million) in 2019, primarily due to (1) a 28.8% increase in staff expense of RMB24.0 million (US$3.5 million) as a result of the increases in the headcount of sales and marketing staff and their salary level, (2) a significant increase in share-based compensation of RMB4.7 million (US$0.7 million), and (3) a 6.1% increase in our spending on online advertising campaigns and offline events of RMB1.6 million (US$0.2 million).

  •
  General and administrative expenses.  Our general and administrative expenses increased by 17.3% from RMB92.4 million in 2018 to RMB108.3 million (US$16.0 million) in 2019, primarily due to (1) a significant increase in share-based compensation to our management of RMB16.6 million (US$2.5 million) in recognition of their continued services, (2) a significant increase in provision for doubtful accounts of RMB7.1 million (US$1.0 million) resulting from the increase in accounts receivables, and (3) a 99.7% increase in the non-recurring professional service fees of RMB3.2 million (US$0.5 million) paid for our financing activities in 2019, partially offset by (1) an increase in tax refund of RMB5.5 million (US$0.8 million), and (2) an 8.9% decrease in staff expense of RMB4.9 million (US$0.7 million).

Operating loss

          As a result of the foregoing our operating loss increased by 0.8% from RMB174.4 million in 2018 to RMB175.8 million (US$25.9 million) in 2019.

Other expenses

  •
  Interest expenses.  Our interest expenses increased from RMB1.7 million to RMB6.8 million (US$1.0 million) in 2018 and 2019, respectively, primarily due to an increase in short-term bank borrowings and long-term borrowings.

  •
  Interest income.  Our interest income increased significantly from RMB0.4 million in 2018 to RMB1.0 million (US$0.1 million) in 2019, primarily due to an increase in cash balance at bank.

  •
  Change in fair value of long-term investments.  Our change in fair value of long-term investments decreased by 94.9% from RMB17.7 million in 2018 to RMB0.9 million (US$0.1 million) in 2019, primarily due to the slower increase in the valuation of our equity investees as they had less financing in 2019.

  •
  Foreign currency exchange gains (losses), net.  Our foreign currency exchange gains, net was RMB10.4 million in 2018 and our foreign currency exchange losses, net was RMB2.4 million (US$0.4 million) in 2019. The decrease was primarily due to our holding of U.S. dollars and fluctuations in exchange rate between U.S. dollars and Renminbi.

Income tax expense

          Our income tax expense decreased significantly from RMB2.7 million in 2018 to RMB0.7 million (US$96,000) in 2019, primarily due to an increase in loss before income taxes.

Net loss

          As a result of the foregoing, our net loss increased by 18.0% from RMB155.5 million in 2018 to RMB183.5 million (US$27.0 million) in 2019.

Selected Quarterly Results of Operations

          The following table sets forth our selected unaudited consolidated statements of comprehensive loss data for each of the seven quarters from January 1, 2019 to September 30, 2020. The consolidated quarterly financial information includes all normal recurring adjustments that we consider necessary for a fair representation of our results of operations for the quarters presented. Our historical results of operations are not necessarily indicative of results of operations expected for future periods. The following selected unaudited quarterly financial data is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Month Ended

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020

	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Revenues	130,392	157,247	138,646	223,996	132,434	185,255	191,308
Cost of revenues	(73,447)	(95,354)	(81,439)	(132,629)	(70,446)	(113,856)	(118,372)

Gross profit	56,945	61,894	57,207	91,368	61,989	71,399	72,936
Operating Expenses:
Research and development expenses	(36,737)	(38,512)	(36,928)	(49,675)	(38,561)	(36,644)	(45,268)
Selling and marketing expenses	(43,716)	(41,092)	(41,311)	(46,963)	(45,922)	(46,643)	(58,054)
General and administrative expenses	(19,983)	(21,612)	(24,603)	(42,118)	(38,923)	(46,240)	(53,660)
Total operating expenses	(100,436)	(101,216)	(102,842)	(138,756)	(123,407)	(129,526)	(156,982)

Operating loss	(43,490)	(39,322)	(45,635)	(47,389)	(61,418)	(58,127)	(84,046)

Other (expenses)/ income	(285)	76	(503)	(6,293)	13,894	(4,566)	(6,962)
Loss before income taxes	(43,776)	(39,246)	(46,138)	(53,682)	(47,523)	(62,694)	(91,008)
Income tax (expense)/ benefit	(170)	(271)	(17)	(194)	(143)	529	(2,878)

Net loss	(43,946)	(39,517)	(46,156)	(53,876)	(47,666)	(62,165)	(93,886)

          Our revenues in the first quarters of 2019 and 2020 were generally lower as compared to other quarters in the same years, primarily because business communications activities tend to be less active during or around Chinese New Year holiday and our enterprise customers generally decrease their usage of and spending on our solutions as a result. In addition, our revenues in the first quarter of 2020 were also negatively impacted by the COVID-19 outbreak. We generally record higher revenues in the second half of each year, in line with our enterprise customers' budget cycles. See "—Seasonality". Furthermore, our revenues increased by 61.6% from RMB138.6 million (US$20.4 million) in the third quarter of 2019 to RMB224.0 million (US$33.0 million) in the fourth quarter of 2019, primarily because certain sizeable projects we initiated during the third quarter of 2019 were concluded in the fourth quarter, following which we recognized revenues.

Non-GAAP Financial Measure

          To supplement our consolidated financial statements which are presented in accordance with U.S. GAAP, we also use adjusted EBITDA as an additional non-GAAP financial measure. We present the non-GAAP financial measure because it is used by our management to evaluate our operating performance. We also believe that the non-GAAP financial measure provides useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

          We define adjusted EBITDA as net loss excluding depreciation and amortization, interest expenses/(income), net, income tax expense, share-based compensation, investment income, impairment loss of long-term investments, gain from disposal of equity method investments, gain from disposal of a subsidiary/subsidiaries, net, share of losses of equity method investments, change in fair value of warrant liabilities, change in fair value of long-term investments, and foreign currency exchange gains/losses, net. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results. The non-GAAP financial measure adjusts for the impact of items that we do not consider indicative of the operational performance of our business and should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measure with the most directly comparable GAAP measures. Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

          The following table sets forth a reconciliation of our adjusted EBITDA to net loss for the periods indicated.

	Year Ended December 31,			Nine Months Ended September 30,

	2018	2019		2019	2020

	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(155,465)	(183,494)	(27,026)	(129,618)	(203,717)	(30,004)
Add:
Depreciation and amortization	7,678	8,292	1,221	6,148	6,491	956
Interest expenses/(income), net	1,269	5,761	848	1,060	8,334	1,227
Income tax expense	2,672	653	96	458	2,492	367

EBITDA:	(143,846)	(168,789)	(24,860)	(121,952)	(186,401)	(27,454)

Adjust:
Share-based compensation	6,793	27,455	4,044	11,202	80,374	11,838
Investment income	(385)	(114)	(17)	(102)	(12)	(2)
Impairment loss of long-term investments	5,000	—	—	—	—	—
Gain from disposal of equity method investments	(367)	—	—	—	—	—
Gain from disposal of a subsidiary/subsidiaries, net	—	(21)	(3)	(21)	(14,562)	(2,145)
Share of losses of equity method investments	547	15	2	29	2,211	326
Change in fair value of warrant liabilities	450	(138)	(20)	240	2,964	437
Change in fair value of long-term investments	(17,700)	(900)	(133)	(900)	(1,554)	(229)
Foreign currency exchange gains (losses), net	(10,402)	2,404	354	407	253	37

Adjusted EBITDA:	(159,910)	(140,089)	(20,633)	(111,098)	(116,726)	(17,192)

Liquidity and Capital Resources

          In 2018, 2019 and the nine months ended September 30, 2019 and 2020, we incurred net loss of RMB155.5 million, RMB183.5 million (US$27.0 million), RMB129.6 million and RMB203.7 million (US$30.0 million), and our net cash used in operating activities was RMB160.6 million, RMB166.4 million (US$24.5 million), RMB87.6 million and RMB168.2 million (US$24.8 million) in the same periods, respectively. In 2018, 2019 and the nine months ended September 30, 2020, cash flow from financing activities, such as cash generated from issuance of preferred shares and bank borrowings has been our principal sources of liquidity. In 2018, 2019 and the nine months ended September 30, 2019 and 2020, we received cash of RMB165.4 million, RMB325.4 million (US$47.9 million), RMB218.5 million and RMB3.1 million (US$0.5 million) from financing activities.

          Based upon service type and our assessment of customers' credit and ongoing relationships, our payment terms typically range from 60 to 150 days after our customers have been billed. Days sales outstanding, calculated by gross accounts receivables outstanding as of the period end divided by net revenues for the period and multiplied by the number of days in such period, were 123 days, 136 days and 142 days for 2018, 2019 and the nine months ended September 30, 2020, respectively. Our days sales outstanding increased from 136 days in 2019 to 142 days in the nine months ended September 30, 2020, primarily due to the extended payment cycles caused by the COVID-19 outbreak. We will closely monitor our outstanding accounts receivables and follow up with relevant customers on a continuous basis in order to collect overdue balances.

          In February 2016, Ronglian Yitong entered into a two-year credit facility with SPD Silicon Valley Bank, or SPD, to borrow up to RMB40.0 million. In December 2017, the credit line was decreased from RMB40.0 million to RMB20.0 million, and Ronglian Yitong entered into another one-year credit facility with SPD to borrow up to RMB20.0 million. In December 2018, Ronglian Yitong entered into an additional two-year credit facility with SPD to borrow up to RMB40.0 million to support our working capital. These facilities were pledged by accounts receivables of Ronglian Yitong. As of December 31, 2018 and 2019 and September 30, 2020, accounts receivables and other receivables of Ronglian Yitong of RMB121.6 million, RMB178.9 million (US$26.3 million) and RMB168.2 million (US$24.8 million) were restricted as they were served as pledged securities to such bank borrowings under these credit facilities. In June 2020, Beijing Ronglian Guanghui Technology Co., Ltd., Ronglian Qimo, and Beijing Ronglian Huitong Technology Co., Ltd., all of which are our affiliated entities in China, entered into a one-year credit facility with Bank of Beijing to borrow up to RMB3.0 million, RMB4.0 million and RMB3.0 million, respectively. In August 2020, Ronglian Yitong obtained unsecured short-term bank borrowings in the amount of RMB10.0 million from Bank of Beijing. As of September 30, 2020, we had short-term bank borrowings of RMB31.7 million (US$4.7 million), and had current portion of long-term borrowings of RMB101.4 million (US$14.9 million), which will be mature at various dates within one year with no renewal terms. See "Description of Share Capital — History of Securities Issuances — Warrants — Series E Warrants".

          We believe that our existing cash and cash equivalents and anticipated cash flows from operating and financing activities will be sufficient to meet our anticipated working capital requirements, and capital expenditures in the ordinary course of business for the next 12 months from the completion of this offering. We may, however, require additional cash resources due to changing business conditions or other future developments, including acquisitions or investments we may decide to selectively pursue. If our existing cash resources are insufficient to meet our requirements, we may seek to issue equity or debt securities or obtain credit facilities. The issue of additional equity securities would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer. See "Risk Factors — Risks Related to Our Business and Industry — We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all".

          The following table sets forth a summary of our cash flows for the years/periods indicated.

	Year Ended December 31,			Nine Months Ended September 30,

	2018	2019		2019	2020

	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(160,618)	(166,385)	(24,506)	(87,574)	(168,187)	(24,771)
Net cash provided by / (used in) investing activities	2,048	(84,502)	(12,446)	(9,692)	62,106	9,147
Net cash provided by financing activities	165,411	325,409	47,928	218,514	3,081	454
Effect of foreign currency exchange rate changes on cash	7,821	2,867	422	(168)	(252)	(37)

Net increase / (decrease) in cash	14,662	77,389	11,398	121,080	(103,252)	(15,207)
Cash and restricted cash at the beginning of the period	72,261	86,924	12,802	86,924	164,313	24,201

Cash and restricted cash at the end of the period	86,924	164,313	24,201	208,004	61,061	8,993

Operating activities

          Net cash used in operating activities was RMB168.2 million (US$24.8 million) in the nine months ended September 30, 2020, primarily due to net loss of RMB203.7 million (US$30.0 million), adjusted primarily by (1) non-cash items including share-based compensation of RMB80.4 million (US$11.8 million), gain from disposal of subsidiaries, net of RMB14.6 million (US$2.1 million), allowance for doubtful accounts of RMB10.3 million (US$1.5 million), accretion of interest expenses on unsecured loans of RMB8.0 million (US$1.2 million), depreciation and amortization of RMB6.5 million (US$1.0 million), and change in fair value of warrant liabilities of RMB3.0 million (US$0.4 million), (2) changes in working capital that negatively affected operating cash flow, including a decrease in accounts payable of RMB27.2 million (US$4.0 million) primarily resulting from enhanced payable management efforts to maintain relationship with our suppliers, an increase in accounts receivables of RMB22.2 million (US$3.3 million) resulting from our business growth and extended payment cycles caused by the COVID-19 outbreak, an increase in contract assets of RMB6.2 million (US$0.9 million), and a decrease in contract liabilities of RMB4.3 million (US$0.6 million), and (3) changes in working capital that positively affected operating cash flow, including a decrease in prepayments and other current assets of RMB5.4 million (US$0.8 million).

          Net cash used in operating activities was RMB166.4 million (US$24.5 million) in 2019, primarily due to net loss of RMB183.5 million (US$27.0 million), adjusted primarily by (1) non-cash items including share-based compensation of RMB27.5 million (US$4.0 million), depreciation and amortization of RMB8.3 million (US$1.2 million), and allowance for doubtful accounts of RMB8.3 million (US$1.2 million), (2) changes in working capital that negatively affected operating cash flow, including an increase in accounts receivables of RMB76.5 million (US$11.3 million), which was generally in line with our business growth, an increase in prepayments and other current assets of RMB31.0 million (US$4.6 million) primarily in relation to advances to mobile network operators for telecommunications resources, and an increase in contract assets of RMB7.8 million (US$1.1 million), and (3) changes in working capital that positively affected operating cash flow, including an increase in accounts payable of RMB61.8 million (US$9.1 million) primarily resulting from our increased costs of telecommunications resources in line with our business growth, an increase in contract liabilities of RMB13.5 million (US$2.0 million) and an increase in accrued expenses and other current liabilities of RMB11.1 million (US$1.6 million).

          Net cash used in operating activities was RMB160.6 million in 2018, primarily due to net loss of RMB155.5 million, adjusted primarily by (1) non-cash items including change in fair value of long-term investment of RMB17.7 million, unrealized foreign exchange gain of RMB10.4 million, depreciation and amortization of RMB7.7 million, share-based compensation of RMB6.8 million and impairment on long-term investments of RMB5.0 million, (2) changes in working capital that negatively affected operating cash flow, including a decrease in accrued expenses and other current liabilities of RMB17.9 million, a decrease in accounts payable of RMB14.7 million and an increase in prepayments and other current assets of RMB5.9 million, and (3) changes in working capital that positively affected operating cash flow, including an increase in contract liabilities of RMB23.0 million in relation to advances from customers for our usage-based solutions, and a decrease in accounts receivables of RMB16.0 million.

Investing activities

          Net cash provided by investing activities was RMB62.1 million (US$9.1 million) in the nine months ended September 30, 2020, primarily due to cash received from maturity of term deposits of RMB69.8 million (US$10.3 million), partially offset by cash paid for purchase of property and equipment of RMB4.7 million (US$0.7 million) primarily in relation to software and fixtures, and payment of interest-free loans provided to related parties of RMB4.0 million (US$0.6 million).

          Net cash used in investing activities was RMB84.5 million (US$12.4 million) in 2019, primarily due to cash paid for term deposits of RMB69.8 million (US$10.3 million), cash paid for purchase of short-term investments of RMB34.0 million (US$5.0 million), cash paid for purchase of property and equipment of RMB10.1 million (US$1.5 million) primarily in relation to software and cash paid for purchase of long-term investments of RMB5.7 million (US$0.8 million), partially offset by cash received from sale of short-term investments of RMB34.6 million (US$5.1 million).

          Net cash provided by investing activities was RMB2.0 million in 2018, primarily due to cash received from sale of short-term investments of RMB58.4 million, partially offset by cash paid for purchase of short-term investments of RMB49.0 million and cash paid for purchase of property and equipment of RMB7.7 million.

Financing activities

          Net cash provided by financing activities was RMB3.1 million (US$0.5 million) in the nine months ended September 30, 2020, primarily due to proceeds from short-term bank borrowings of RMB20.0 million (US$2.9 million), partially offset by repayment for short-term bank borrowings of RMB15.1 million (US$2.2 million).

          Net cash provided by financing activities was RMB325.4 million (US$47.9 million) in 2019, primarily due to proceeds from issuance of series E redeemable convertible preferred shares of RMB226.6 million (US$33.4 million), proceeds from long-term borrowing of RMB106.1 million (US$15.6 million) and proceeds from short-term bank borrowings of RMB19.9 million (US$2.9 million), partially offset by repayment for short-term bank borrowings of RMB13.0 million (US$1.9 million) and payment of issuance costs of RMB12.4 million (US$1.8 million).

          Net cash provided by financing activities was RMB165.4 million in 2018, primarily due to proceeds from issuance of series D redeemable convertible preferred shares of RMB161.0 million and proceeds from short-term bank borrowings of RMB33.7 million, partially offset by repayment for short-term bank borrowings of RMB27.5 million.

Capital Expenditures

          Our capital expenditures are incurred primarily in connection with purchase of property and equipment such as computer and office equipment as well as software and purchase of intangible assets including software copyrights and telecommunication business licenses. Our capital expenditures were RMB9.0 million, RMB10.5 million (US$1.5 million), RMB9.8 million and RMB5.2 million (US$0.8 million) in 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering.

Commitments

          The following table sets forth our contractual obligations as of December 31, 2019.

			Year Ending December 31,

	Total		2020	2021	2022

	RMB	US$	RMB	RMB	RMB
	(in thousands)
Operating lease commitments(1)	27,447	4,043	17,698	5,990	3,759
Long-term borrowings(2)	106,092	15,000	—	106,092	—

(1)
Represents minimum payments under non-cancelable operating lease agreements related to offices and facilities.

(2)
See "Description of Share Capital — History of Securities Issuances — Warrants — Series E Warrants".

          Save as disclosed above, we did not have any significant capital or other commitments, long term obligations or guarantees as of December 31, 2019.

Off-Balance Sheet Commitments and Arrangements

          We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

          We conduct our operations primarily through our subsidiary and affiliated entities in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries and fees paid by our affiliated entities. If our subsidiary or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

          In addition, our subsidiary in China is permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the MOF, or PRC GAAP. Under PRC law, each of our PRC subsidiary and affiliated entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory surplus reserve until such reserve reaches 50% of its registered capital. In addition, our subsidiary in China may allocate a portion of its after-tax profits based on PRC GAAP to enterprise expansion funds as well as staff bonus and welfare funds at its discretion, and our affiliated entities may allocate a portion of its after-tax profits based on PRC GAAP to a discretionary surplus fund at its discretion. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the statutory reserve funds are not distributable as cash dividends.

          As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fundraising activities to our PRC subsidiary only through loans or capital contributions, and to our affiliated entities only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See "Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business". As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiary and affiliated entities in China when needed.

Inflation

          Since inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2018 and 2019 were increases of 2.1% and 2.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosure about Market Risk

Concentration risk

          No customers individually represented greater than 10.0% of our total revenues in 2018, 2019 and the nine months ended September 30, 2019 and 2020. No suppliers individually represented greater than 10.0% of our total purchases in 2018, 2019 and the nine months ended September 30, 2020. Purchase from a supplier represented 10.1% of our total purchase in the nine months ended September 30, 2019.

          Accounts receivables, net and contract assets due from one of our customers represented 11.8% of our total accounts receivables, net and contract assets as of December 31, 2018, and no customers individually represented greater than 10.0% of accounts receivables, net as of December 31, 2019 and September 30, 2020. No suppliers individually represented greater than 10.0% of total accounts payable as of December 31, 2018 and 2019 and September 30, 2020.

          Contract liabilities to our customers individually did not represent greater than 10.0% of our contract liabilities as of December 31, 2018 and 2019 and September 30, 2020. Prepayments and other current assets in relation to our suppliers individually did not represent greater than 10.0% of our prepayments and other current assets as of December 31, 2018 and 2019 and September 30, 2020.

Credit risk

          Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash, restricted cash, term deposits, short-term investments and accounts receivables. Our investment policy requires cash, restricted cash, term deposits and short-term investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. We regularly evaluate the credit standing of the counterparties or financial institutions.

          We conduct credit evaluations on our customers prior to delivery of goods or services. The assessment of customer creditworthiness is primarily based on historical collection records, research of publicly available information and customer on-site visits by senior management. Based on this analysis, we determine what credit terms, if any, to offer to each customer individually. If the assessment indicates a likelihood of collection risk, we will not deliver the services or sell the products to the customer or require the customer to pay cash, post letters of credit to secure payment or to make significant down payments.

Interest rate risk

          Our short-term bank borrowings bear interests at fixed rates. If we were to renew these loans, we might be subject to interest rate risk.

Foreign currency risk

          Substantially all of our revenues and expenses are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in the ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while the ADSs representing our Class A ordinary shares will be traded in U.S. dollars.

          The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The Renminbi depreciated approximately by 5% against the U.S. dollar in 2018, and further depreciated by 4% against the U.S. dollar in 2019. Since October 1, 2016, the RMB has joined the International Monetary Fund's basket of currencies that make up the SDR, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and there is no guarantee that the RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

          To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.

          We estimate that we will receive net proceeds of approximately US$             million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs, based on the assumed initial offering price of US$             per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus.

Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB6.7896 to US$1.00 to a rate of RMB7.4686 to US$1.00, will result in an increase of RMB              million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB6.7896 to US$1.00 to a rate of RMB6.1106 to US$1.00, will result in a decrease of RMB              million in our net proceeds from this offering.

Recent Accounting Pronouncements

          For detailed discussion on recent accounting pronouncements, see Note 2(ee) to our audited consolidated financial statements included elsewhere in this prospectus.

INDUSTRY OVERVIEW

          The information presented in this section has been derived from an industry report commissioned by us and prepared by China Insights Consultancy Limited, an independent research firm, regarding our industry and our market position in China. We refer to this report as the CIC report.

Overview of China's Cloud-based Communications Industry

Advantages over traditional communications solutions

          In recent years, there have been significant changes in how people communicate and collaborate in business scenarios. Traditionally, business personnel communicated primarily through devices such as telephones through private branch exchanges, or PBXs. As business communications and collaboration increasingly take place across scattered locations, via diverse devices, and through multiple channels, traditional solutions dependent upon on-premise hardware and infrastructure have become inadequate and inefficient. With fundamental advances in internet and cloud technologies, cloud-based communications solutions have emerged and continue to be increasingly widely-adopted. Cloud-based communications solutions have the following advantages over traditional communications solutions.

  •
  Scalability.  Cloud-based communications solutions enable enterprises to access multiple telecommunications resources on-demand based on their actual communications needs. Enterprises can also scale up cloud-based communications solutions as needed much more easily, as opposed to the significant expenditures and downtime that legacy systems incur when deploying capabilities and resources.

  •
  Flexibility.  Cloud-based communications solutions can be deployed and upgraded quickly with minimal disruptions to enterprises' daily operations and can be easily integrated with other business systems and applications.

  •
  Multi-terminal capability.  Cloud-based communications solutions can work well with various terminals, including mobile devices such as smartphones and tablets, which makes mobile work and remote work more efficient.

  •
  Cost efficiency.  While traditional communications solutions generally require substantial upfront investment in hardware installation and infrastructure construction and are expensive to maintain, cloud-based communications solutions can be deployed without significant initial costs, thus lowering the barrier to adoption.

  •
  Intelligence.  As business communications and collaboration have grown more sophisticated, advanced cloud-based communications solutions with AI-powered and data-driven functionalities can help enterprises further improve efficiency and save costs.

Categorization of cloud-based communications solutions

          Cloud-based communications solutions consist primarily of CPaaS, cloud-based CC and cloud-based UC&C.

  •
  CPaaS solutions offer application programing interfaces, or APIs, and software development kits, or SDKs, to embed messaging, voice call, audio and video, instant messaging, or IM, and other communications capabilities into enterprises' applications, services or business processes.

  •
  Cloud-based CC solutions enable enterprises to manage multi-channel customer interactions holistically with lower costs and enhanced efficiency.

  •
  Cloud-based UC&C solutions support diversified communications functions required in business communications and collaboration, such as IM, audio and video conferencing and telephony, through a centralized portal.

          CPaaS solutions are typically deployed in public clouds where resources are shared among different enterprises, and generate revenues on a recurring basis based on usage (e.g., duration of calls and volume of messages sent). Cloud-based CC and cloud-based UC&C solutions can be deployed in public, hybrid or private clouds, with either a pricing model on a recurring basis or a pricing model on a project basis under which enterprises pay license fees and service fees.

Total addressable market and market size of China's cloud-based communications industry

          According to the CIC report, the total addressable market, or TAM, of cloud-based communications solutions in China is estimated to be RMB164.4 billion in 2019, which includes current market size of China's cloud-based communications industry, as well as spending on traditional communications and human agents that could potentially be replaced by cloud-based communications. By category, this TAM comprises:

  •
  RMB34.3 billion for CPaaS(3), comprising RMB21.9 billion for spending on application-to-person short message service, or A2P SMS, and RMB12.4 billion for spending on enterprise voice call in 2019;

  •
  RMB34.0 billion for cloud-based CC, comprising RMB4.7 billion for spending on traditional CC solutions(4), RMB8.3 billion for spending on cloud-based CC solutions, and RMB21.0 billion for TAM of AI-enabled cloud-based CC(5) in 2019; and

  •
  RMB96.1 billion for cloud-based UC&C, comprising RMB15.3 billion for spending on traditional unified communications, or UC, and video conferencing, or VC, solutions(6), RMB3.1 billion for spending on cloud-based UC and VC solutions, and RMB77.7 billion for TAM of other video solutions(7) in 2019.

          This large and underpenetrated addressable market presents significant growth opportunities for cloud-based communications solutions in China.

          The cloud-based communications industry in China has experienced tremendous growth in recent years. According to the CIC report, the market size of China's cloud-based communications industry in terms of revenues increased from RMB16.3 billion in 2015 to RMB35.7 billion in 2019 at a CAGR of 21.7%, and is expected to reach RMB101.5 billion in 2024, representing a CAGR of

(3)
Includes spending through both CPaaS solutions and traditional communications solutions, assuming that all A2P SMS and enterprise voice call services facilitated through traditional solutions are replaceable by cloud-based solutions.

(4)
Assumes that all traditional CC solutions are replaceable by cloud-based solutions.

(5)
Assumes that there would be approximately six seats per 1,000 people in China, that the number of human agents needed for each seat is 1.5 and the average annual salary for human agents is RMB42,000, and that AI-enabled cloud-based CC solutions save 80% of the costs as compared to CC solutions supported by human agents.

(6)
Assumes that all traditional UC and VC solutions are replaceable by corresponding cloud-based solutions.

(7)
Includes other video solutions for use cases such as online bank account registration, online real-time insurance verification, tele-medicine, and online and offline collaborative teaching, leveraging real-time audio and video technologies.

23.3% from 2019 to 2024. The following diagram illustrates the historical and projected market size of China's cloud-based communications industry in terms of revenues for the years indicated.

Source: CIC report

Key drivers of China's cloud-based communications industry

          According to the CIC report, the following factors are expected to drive the growth of China's cloud-based communications industry.

  •
  Macro tailwinds.  The maturity of China's network and upstream industry infrastructure has enhanced the stability and security of cloud computing, laying a solid foundation for the development of China's cloud-based communications industry. In addition, according to the CIC report, China's IT spending is expected to maintain robust growth and is forecasted to grow from RMB3.1 trillion in 2019 to RMB5.6 trillion in 2024 at a CAGR of 12.2%.

  •
  Cloud migration.  According to the CIC report, IT spending on communications, which amounted to RMB1,348.7 billion in 2019, represents the largest IT spending category in China; meanwhile, the penetration rate of cloud-based communications in China, calculated by the market size of cloud-based communications industry in terms of revenues divided by the total communications spending, was only 2.7% in 2019. As enterprises in China undergo digital transformation with an increasing focus on improving efficiency and saving costs, the penetration rate is expected to reach 5.4% by 2024.

  •
  Demand for intelligent communications.  The advancements of AI and big data technologies, as well as their capabilities of providing targeted services, improving operational efficiency and reducing labor costs, have led to enterprises' growing demand for intelligent communications. AI and big data capabilities are becoming a more prominent differentiator in cloud-based communications vendors' service levels.

  •
  Democratization of video communications.  Video solutions are expected to gain popularity rapidly and be applied to more innovative use cases across various industries. Moreover, stable, smooth and cost-effective transmission of high-resolution video enabled by 5G technologies will bring massive commercialization opportunities for video communications.

  •
  Favorable regulatory environment.  The Chinese government has introduced and implemented policies and regulations that encourage the adoption of cloud computing, AI,

    big data and other information technologies, which in turn facilitates the continued development and broad application of cloud-based communications services.

Competitive landscape of China's cloud-based communications industry

          The cloud-based communications industry in China is highly fragmented and competitive. By service capability, China's cloud-based communications vendors can be broadly divided into two major categories, including (1) single-capability vendors which focus on only one specific type of cloud-based communications service, with such service contributing over 75% of total revenues, and (2) multi-capability vendors which offer a wide range of cloud-based communications services.

          According to the CIC report, Ronglian is the largest multi-capability cloud-based communications vendor in China as measured by revenues in 2019, excluding ICT vendors which focus primarily on providing infrastructure, equipment and devices in relation to information and communications technologies. Ronglian is also the only one-stop cloud-based communications vendor in China with a full suite of solution offerings, according to the same source, covering all of the CPaaS, cloud-based CC and cloud-based UC&C solutions. In addition, compared to foreign vendors, China's domestic vendors are better positioned to address Chinese enterprises' specific needs with cloud-based communications solutions, as domestic vendors understand better the needs and application scenarios of the China market, and Chinese enterprises may prefer to work with them.

Key success factors in China's cloud-based communications industry

          According to the CIC report, success in China's cloud-based communications industry depends primarily on the following factors.

  •
  Comprehensive and synergetic product portfolio.  According to the CIC report, enterprises' demands for integrated communications solutions are rapidly increasing. For example, incorporating IM as well as audio and video functions into CC solutions can largely improve end users' experience. Integration of UC&C and CC solutions can enhance operational efficiency by unifying intra- and extra-organizational communications. Industry participants with comprehensive and synergetic product portfolios are well-positioned to capture this market opportunity and outperform other competitors. In addition, comprehensive offerings serving diverse communications needs is essential for growing customer base and cross-selling to existing customers.

  •
  Ability to continuously innovate products and services.  The cloud-based communications industry in China is fast evolving. In particular, the development of AI and video technologies enhances the capabilities of cloud-based communications and enables more use cases. The ability to continuously innovate leveraging new technological advances is critical for industry participants to excel in the evolving dynamics.

  •
  Vertical expertise in developing industry-specific solutions.  Cloud-based communications vendors with vertical expertise can penetrate expediently in that industry leveraging their sector knowledge and insights. The efforts and capital investments required in serving one vertical market, especially industries with complex customization requirements such as financial services and energy, can create competitive advantages.

  •
  Strong brand recognition.  A strong brand recognition with a proven track record of high-quality solutions and services plays an important role in attracting new customers and retaining existing ones.

  •
  Effective go-to-market strategy.  Effective sales and marketing efforts is vital for expanding market share in China's cloud-based communications industry. Apart from direct sales,

    indirect sales through mobile network operators, distributors, system integrators and other channel partners is widely adopted by industry participants, and therefore, the ability to maintain and further develop these indirect sales channels also contributes to the market presence.

Overview of China's CPaaS Market

Categorization of CPaaS market

          CPaaS solutions provide communications capabilities, such as A2P SMS, voice call, audio and video, and IM, in the form of APIs and SDKs. Enterprise customers and developers can directly use these pre-built tools to integrate communications capabilities into their business systems and applications.

Category	Definition	Application Scenarios	Pricing Model
A2P SMS	Programmable SMS allowing enterprises or APPs to send messages to mobile users using APIs or SDKs.	• Authentication code • Marketing message • Appointment reminder • Text notification	• Recurring: based on usage (volume of messages sent)

Voice Call	Programmable voice services that offer the ability to make, receive and monitor voice calls via APIs or SDKs.	• Voice authentication code • Voice notification • Virtual intermediary phone number	• Recurring: based on usage (duration of calls)

Audio and Video	Audio and video services in the form of APIs or SDKs that can be embedded in mobile, web, and desktop applications to develop real-time voice, video, and interactive live streaming functions.	• Group gaming • Online education • Live streaming	• Recurring: based on usage (amount of time users spent on APPs that deploy vendors' APIs or SDKs, number of users, or number of visits)

IM and Others	Services enabling the real-time exchange of messages in APPs or systems via the internet. The others sector includes services cooperated with mobile network operators, AI-based PaaS products, etc.	• Private chat • Group chat • Document sharing	• Recurring: based on usage (volume of IM messages sent, number of active users of APPs that adopt vendors' IM APIs and SDKs)

Market size of China's CPaaS market

          According to the CIC report, the size of China's CPaaS market in terms of revenues increased from RMB13.4 billion in 2015 to RMB23.9 billion in 2019 at a CAGR of 15.6%, and is expected to reach RMB39.4 billion in 2024, representing a CAGR of 10.5% from 2019 to 2024. The following chart illustrates the historical and projected size of China's CPaaS market in terms of revenues for the years indicated.

Source: CIC report

Competitive landscape of China's CPaaS market

          In China, all telecommunications resources are distributed among and managed by three major mobile network operators and their provincial branches. Therefore, the core capability of CPaaS solutions lies in CPaaS vendors' ability to leverage telecommunications resources sufficiently to ensure full-coverage telephone number and call connection resources. In addition, a CPaaS vendor's competitive position also hinges on its operational capability to ensure full compliance with China's telecommunications laws and regulations and mobile network operators' requirements, and on its technological capability to ensure consistently high-quality services.

          According to the CIC report, Ronglian is a leading vendor in China's CPaaS market as measured by revenues generated from CPaaS solutions in 2019. Premised on extensive collaborations with all three mobile network operators in China and different provincial branches of these operators, Ronglian has access to a comprehensive coverage of nationwide telecommunications resources, and can consolidate them effectively to offer diversified CPaaS solutions for enterprises across all sizes and various industries. Ronglian also provides easy-to-use CPaaS APIs with high stability, as exemplified by its industry-leading delivery rate of over 99% for A2P SMS.

          Participants of China's CPaaS market also include internet companies, SMS-focused vendors and others, according to the CIC report. Internet companies, such as Alibaba, provide telecommunications resource-related services primarily to enterprises in their ecosystem. SMS-focused vendors rely heavily on standardized basic A2P SMS, with limited product diversity and customization capability and therefore relatively low gross margins. Other CPaaS vendors focus primarily on one particular business segment and have low levels of product diversity.

Overview of China's Cloud-based CC Market

Comparison with on-premise CC

          Cloud-based CC has the following advantages over on-premise CC.

  •
  Omni-channel.  Unlike on-premise CC where enterprises rely on different devices or systems, leveraging cloud-based CC, contact center agents can employ a unified user interface to interconnect with customers through multiple channels such as telephony, e-mail and live chat.

  •
  Intelligence.  Cloud-based CC can incorporate AI technologies to automate certain tasks that used to be completed by human agents, thereby improving efficiency and saving labor costs. It can also evaluate the performance of contact center agents with the assistance of big data technologies and enable informed customer service and acquisition efforts.

  •
  Compatibility.  Cloud-based CC can be integrated with an enterprise's client relationship management, or CRM, system, and use the CRM system to complement its customer interaction functions.

  •
  Scalability.  While enterprises using on-premise CC are often constrained to the limited storage and computing resources within their on-premise hardware and infrastructure, enterprises which utilize cloud-based CC have on-demand access to a large pool of resources by virtue of its cloud infrastructure.

Categorization of cloud-based CC market

          Cloud-based CC solutions comprise the provision of routing services (intelligent routers and interactive voice response menus), AI robot services, human agent services, supporting and monitoring services and CRM integration, both through phone calls and over the internet.

Market size of China's cloud-based CC market

          According to the CIC report, the size of China's cloud-based CC market in terms of revenues increased rapidly from RMB2.3 billion in 2015 to RMB8.3 billion in 2019 at a CAGR of 37.1%, and is expected to reach RMB35.8 billion in 2024, representing a CAGR of 34.1% from 2019 to 2024.

          By service model, cloud-based CC solutions can be divided into cloud-based CC on a project basis using private cloud deployment and cloud-based CC on a recurring basis using public cloud deployment. cloud-based CC on a recurring basis is expected to grow at a CAGR of 51.6% from 2019 to 2024, faster than cloud-based CC on a project basis, primarily driven by increases in both the number of contact center seats and the average price per seat. The total number of contact center seats in China was 3.5 million in 2019 and is expected to reach 7.5 million in 2024, representing a CAGR of 16.6%. Seats for cloud-based CC on a recurring basis as a percentage of total contact center seats is expected to grow from 31.9% in 2019 to 53.6% in 2024. The average price per seat is also expected to experience a stable growth as more functions, especially AI-enabled functions, are added to address enterprises' evolving demands.

          The following chart illustrates the historical and projected size of China's cloud-based CC market in terms of revenues for the years indicated.

Source: CIC report

Competitive landscape of China's cloud-based CC market

          According to the CIC report, major players in China's cloud-based CC market primarily include: (1) CC-related hardware vendors, which are currently shifting their focus towards cloud-based CC, (2) CC-focused integrators, which are large in numbers but only serve certain large enterprises and have relatively low product capability, and (3) vendors focused on cloud-based CC on a recurring basis which offer primarily standardized solutions using public cloud deployment for enterprises with general communications needs.

          According to the CIC report, Ronglian is the only cloud-based CC vendor in China which supports both public and private cloud deployment with a full suite of solution offerings. In addition to standardized solutions targeting small- to medium-sized enterprises, Ronglian also serves large enterprises with industry-specific solutions, leveraging its feature-rich solutions and industry-leading service level.

Overview of China's Cloud-based UC&C Market

Comparison with on-premise UC&C

          Compared to on-premise UC&C which are established through on-site devices, such as fixed-line telephones, PBXs, and video conferencing terminals, cloud-based UC&C is characterized by the following key benefits.

  •
  Location-free.  Benefited from its cloud infrastructure and software-centric nature, cloud-based UC&C enables frictionless communications and collaboration experience across scattered worksites, or even employees' own homes. Cloud-based UC&C also supports mobile access via smartphones and tablets.

  •
  Compatibility.  Built as an open platform, cloud-based UC&C allows integration with existing hardware infrastructure and other business collaboration systems, such as enterprise resource planning, or ERP, system, office automation, or OA, system and CRM system, which minimizes business interruptions at adoption and greatly improves enterprises' operational efficiency.

  •
  Intelligence.  Cloud-based UC&C also supports various composable functional modules to offer diverse AI-powered and data-driven services, such as internal knowledge base management and data visualization.

Categorization of cloud-based UC&C market

          Cloud-based UC&C solutions consist of UC, VC and other video solutions, each with increasingly broad application scenarios.

Category	Definition	Application Scenarios	Pricing Model
UC	IM-based solutions encompassing collaborative applications and systems required for individuals or groups to interact, coordinate and share information in real time; can embed OA, CRM, ERP and other operational systems, and can be integrated with on-premise hardware.	• Group chat • File sync and archiving	• Project (private cloud): license fees plus service fees • Recurring (public, hybrid or private cloud): based on usage and services selected

VC	Solutions that support the transmission of image, voice, and data among individuals or groups at different sites; usually provided as a software package that can be integrated into personal computers, smartphones and tablets.	• Video conferencing • Remote employee training • Remote employee management	• Project (private cloud): license fees plus service fees • Recurring (public, hybrid or private cloud): based on capacity such as number of virtual conferencing rooms and number of participants

Other Video Solutions	Mainly include the adoption of real-time audio and video technologies to streamline business operations.	• Online bank account registration • Online real-time insurance verification • Telemedicine • Online and offline collaborative teaching • Field services	• Project (private cloud): license fees plus service fees • Recurring (public, hybrid or private cloud): based on usage and services selected

Market size of China's cloud-based UC&C market

          According to the CIC report, the size of China's cloud-based UC&C market in terms of revenues increased steadily from RMB0.6 billion in 2015 to RMB3.5 billion in 2019 at a CAGR of 58.2%. Driven by continuous technological advances and enterprises' growing demands for efficient and consistent working experience, the market size is expected to further increase to

RMB26.3 billion in 2024, representing a CAGR of 49.3% from 2019 to 2024. The following chart illustrates the historical and projected size of China's cloud-based UC&C market in terms of revenues for the years indicated.

Source: CIC report

Competitive landscape of China's cloud-based UC&C market

          According to the CIC report, China's UC&C market is developing towards cloud-based, software-centric solutions. In addition, due to the proliferation of complimentary IM applications, such as DingTalk and WeChat Work in China, and enterprises' increasing demand for multi-capability cloud-based UC&C solutions, IM-focused vendors can hardly acquire large market shares. Moreover, video capability is expected to play a more important role in cloud-based UC&C as it is applied to more use cases. Therefore, the ability to address enterprises' diverse needs and vertical expertise in developing industry-specific solutions are the key to success in China's cloud-based UC&C market.

          Ronglian provides standardized, multi-capability solutions that incorporate both IM and video functions, according to the CIC report. Ronglian also offers UC&C solutions in the form of readily available functional modules, which can integrate or be integrated into other applications and systems, allowing for the flexibility to address the diverse communications and collaboration needs of enterprises across various industries, including energy, financial services, insurance and industrial manufacturing. In addition, Ronglian has proven capabilities in providing industry-specific video solutions, e.g., for financial services and education industries.

Overview of China's Cellular IoT Market

Opportunities for China's cellular IoT market

          Internet of Things, or IoT, devices can be connected to cellular network through cellular IoT platforms using SIM cards. With ultra-low latency and improved capacity enabled by 5G technologies, IoT is expected to embrace tremendous commercialization opportunities across various industries, such as smart city, smart agriculture, smart wearable, and new retail.

          Cellular IoT brings new business for cloud-based communications vendors in developing and managing IoT platforms, which empowers connected IoT devices with cloud-based applications and services, such as connection management, device management and data analysis.

Market size of China's cellular IoT market

          China is the largest cellular IoT market globally as measured by the number of cellular IoT devices. In 2019, there was approximately 1,169.3 million cellular IoT devices in China, representing 87.7% of cellular IoT devices worldwide. The number of cellular IoT devices in China is expected to reach 2,564.0 million in 2024, representing a CAGR of 17.0% from 2019 to 2024. On the other hand, revenues from cellular IoT platforms in China in terms of data charge increased from RMB6.0 billion in 2016 to RMB23.3 billion in 2019 at a CAGR of 57.1%, and is expected to reach RMB52.2 billion in 2024, representing a CAGR of 17.5% from 2019 to 2024.

Competitive landscape of China's cellular IoT market

          Major cellular IoT service vendors in China include mobile network operators, communications vendors and internet companies, according to the CIC report. Cellular IoT presents an organic cross-selling opportunity for communications vendors such as Ronglian.

BUSINESS

Our Mission

          Our mission is to enhance the daily communication experience and operational productivity for enterprises.

          We aspire to drive the transformation of the enterprise communications industry by offering innovative marketing and operational tactics and SaaS-based tools.

Overview

          We are the largest multi-capability cloud-based communications solution provider in China, as measured by revenues in 2019, according to the CIC report(8). We are the only provider in China that offers a full suite of cloud-based communications solutions, according to the same source, covering CPaaS, cloud-based CC, and cloud-based UC&C. We serve a diverse and loyal customer base consisting of enterprises of all sizes across a variety of industries, including internet, telecommunications, financial services, education, industrial manufacturing and energy.

          China's cloud-based communications industry is still in the early stages of development relative to more mature markets globally, and is experiencing significant transformation driven by rapid advancements in cloud and AI technologies. Enterprises in China increasingly focus on digital solutions and are adopting new technologies to improve the efficiency and quality of their intra- and extra-organizational communications. We believe that we are well-positioned to capitalize on this great opportunity in the emerging China market and continue to contribute to the growth of this market. As an industry pioneer, we have accumulated extensive expertise, and developed a variety of proprietary products and services characterized by quality and reliability, to enable seamless connectivity across telecommunications networks.

          We believe that we are well adapted to serve China's unique market dynamics, leveraging our deep-rooted experience in China's cloud-based communications industry and insights in the specific communications needs of domestic enterprises. With our comprehensive business portfolio and feature-rich solutions, we can accommodate the disparate demands of a broad range of customers across public and private clouds, from small- to medium-sized enterprises to large enterprises. We have developed a highly efficient product development ecosystem, which enables us to capture complex and evolving customer demands and develop new and enhanced features and products that continue to represent compelling value propositions across our customer base. Moreover, we have developed industry-specific solutions with targeted features and functionalities for a number of players in industries, making it efficient for us to scale expediently among enterprises within the same industries.

          We have experienced robust growth in recent years. As of December 31, 2018 and 2019 and September 30, 2020, we had an active customer base of over 10,200, 11,500 and 12,000 enterprises, respectively, among which 125, 152 and 173 were large-enterprise customers, respectively. In 2018, 2019 and the nine months ended September 30, 2020, the dollar-based net customer retention rate in relation to solutions we offer on a recurring basis was 135.7%, 102.7% and 94.7%, respectively. We served 160, 193 and 128 customers for our project-based solutions in 2018, 2019 and the nine months ended September 30, 2020, respectively. Our revenues increased by 29.7% from RMB501.5 million in 2018 to RMB650.3 million (US$95.8 million) in 2019, and increased by 19.4% from RMB426.3 million in the nine months ended September 30, 2019 to RMB509.0 million (US$75.0 million) in the nine months ended September 30, 2020, of which 72.3%, 75.0%, 74.9% and 76.5% were recurring revenues in the same periods, respectively. In 2018 and

(8)
Ranking excludes ICT vendors whose business primarily focuses on infrastructure, equipment and devices in relation to information and communications technologies. See "Industry Overview" for more detail.

2019, we incurred net loss of RMB155.5 million and RMB183.5 million (US$27.0 million), respectively. In the nine months ended September 30, 2019 and 2020, we incurred net loss of RMB129.6 million and RMB203.7 million (US$30.0 million), respectively.

Market Opportunity

          China's cloud-based communications industry had a total market size of approximately RMB35.7 billion in 2019, and is expected to increase at a CAGR of 23.3% to approximately RMB101.5 billion in 2024, according to the CIC report. In particular, the sizes of cloud-based CC market and cloud-based UC&C market in terms of revenues are expected to enjoy premium-to-market growth at a CAGR of 34.1% and 49.3%, respectively, from 2019 to 2024, according to the CIC report.

          We believe that the future growth in China's cloud-based communications industry will primarily be attributable to the following opportunities.

          Macro tailwinds in China.    China's IT spending is expected to experience solid growth from RMB3.1 trillion in 2019 to RMB5.6 trillion in 2024 at a CAGR of 12.2%, according to the CIC report. This trend, accompanied by the availability of fiber internet, development in 5G technologies, and high penetration rates of smart devices, lays a solid foundation for the rapid adoption of cloud technologies in China. In addition, China's economy is expected to undergo structural changes under which emerging industries with an emphasis on operating efficiency and high productivity, such as internet, technology, education, and consumer and retail, are expected to gradually play more prominent roles compared to traditional labor-intensive industries.

          Trend toward cloud-based communications.    Compared to developed countries such as the United States, the application of cloud technologies to enterprise communications in China remains nascent, which enables ample room for growth. Moreover, according to the CIC report, the traditional hardware-based communications systems of many enterprises are fast approaching the tail-end of their three-to-five-year product cycle. We believe these enterprises are increasingly inclined to adopt cloud-based, software-centric communications solutions as they upgrade their systems, for lower upfront investment, easy and fast deployment, flexible integration and scalable adaption to evolving business environment.

          Adoption of AI technologies.    AI technologies are rapidly growing across a variety of industries in China, primarily due to their ability to optimize core business processes, boost operational efficiency, enable better service offerings, and reduce labor costs. Consequently, enterprises in China which are traditionally reluctant to spend on technology solutions are increasingly stepping up their investments in IT systems, including cloud-based communications systems that integrate AI technologies, to improve their operating results.

          New use cases enabled by video technologies.    The development of video and other new technologies has generated new use cases for cloud-based communications across various industries, such as "virtual counter" for financial transactions and quality control in industrial manufacturing, which in turn presents enormous growth opportunities for industry participants.

          Fragmented industry with significant potential for consolidation.    China's communications industry is highly fragmented, consisting primarily of many local players, according to the CIC report. Market players often find it difficult to scale their operations due to the hardware-oriented nature of traditional non-cloud communications systems, as well as the dominance of regional mobile network operators. The software-centric nature and scalability of cloud-based communications solutions, however, are well-suited to resolve these difficulties and allow easy and scalable deployment across different geographical locations and industries. Market players with a focus on applying cloud technologies to enterprise communications and with established partnerships with multiple regional mobile network operators are well-positioned to consolidate China's cloud-based communications industry.

Competitive Strengths

          We believe that we are well-positioned to capture the market opportunities for the following reasons.

Recognized market leader with a full suite of solution offerings

          We are the largest multi-capability cloud-based communications solution provider in China, as measured by revenues in 2019, according to the CIC report(4). As an industry pioneer, we have accumulated extensive expertise and developed a full suite of cloud-based communications solutions including CPaaS, cloud-based CC and cloud-based UC&C. This enables us to accommodate the disparate demands of a broad range of customers across public and private clouds, from small- to medium-sized enterprises to large enterprises, critical for the emerging market in China. We have developed a highly efficient product development ecosystem, which enables us to capture complex and evolving customer demands and develop new and enhanced features and products that continue to represent compelling value propositions across our customer base. Moreover, we have developed industry-specific solutions with targeted features and functionalities for a number of industries, which include internet, telecommunications, financial services, education, industrial manufacturing and energy, effectively formulating the industry standards and raising the entry barrier.

          We believe "Ronglian" is one of the most recognized brands for enterprises in China among those seeking to adopt cloud-based communications solutions. In 2018, we were recognized as an "Artificial Intelligence Innovative Enterprise" by the Institute of Electrical and Electronics Engineers in China. In 2019, we were recognized as one of the "Top Ten Enterprise Cloud Technology Vendors", ranking first in the field of cloud-based communications, by iFenxi, a leading research institute in China. In 2020, our proprietary voice-based AI robot was recognized as a "Reliable AI Product" by China Academy of Information and Communications Technology.

          We believe our recognized leadership position and comprehensive business portfolio position us well to adapt to the market dynamics and capitalize on the tremendous growth opportunity in China's emerging and fast-evolving cloud-based communications industry.

Proprietary top-tier technologies premised on innovation

          We offer our customers top-tier cloud-based communications solutions with proprietary technological capabilities. Our solutions support omni-channel access and multi-format communications and encompass various composable functional modules to empower ready-to-use communications capabilities. In particular, our RongVideo, with enterprise-grade video capability, enables more reliable and interactive collaboration experience through instant messaging and video conferencing across disparate devices and among scattered worksites. Our RongCC incorporates AI technologies to automate certain tasks of contact center agents, monitor service quality and optimize outbound telemarketing efforts. Leveraging big data technologies, it also formulates target customer profiles to achieve targeted telemarketing. We believe applying advanced technologies to various business communications scenarios saves labor costs, as well as improves communications efficiency and experience.

(4)
Ranking excludes ICT vendors whose business primarily focuses on infrastructure, equipment and devices in relation to information and communications technologies See "Industry Overview" for more detail.

          We continuously focus on innovating our technologies and products to ensure that we stay ahead of our customers' rapidly evolving needs for efficient, targeted and high-quality communications solutions. For example, in addition to the video-conferencing capabilities, we have made new use cases possible for RongVideo across various industries, such as "virtual counter" for financial transactions and quality control in industrial manufacturing. We have also introduced RongVideo for live streaming, where enterprises can conduct marketing activities and internal trainings through their own "broadcast studios". As of September 30, 2020, we had a research and development team of 400 members, accounting for 34.2% of our total employees. Our research and development team closely collaborate with our customer-facing sales team to collect and analyze latest customer feedback and design new and enhanced features that cater to evolving customer needs.

Highly scalable business model

          We operate a highly scalable business model with significant potential for improvement in customer lifetime value and profit margin. The robust cloud infrastructure of our solutions allows customers to scale rapidly to serve bulk communications needs. We also enable our customers to improve the features and functionalities of their communications by offering hundreds of APIs and SDKs that can be easily deployed and integrated as building blocks. Moreover, we have implemented a "land and expand" strategy by which we encourage our customers to explore and expand into other solutions leveraging our multi-capability offering mix. In 2018 and 2019, approximately one-third of our large-enterprise customers had employed more than one category of our solutions, which increased to 37.9% in the nine months ended September 30, 2020. We believe there is considerable cross-selling and up-selling potential as customers tend to stay with us due to the critical role our solutions play in their business operations. While CPaaS business is currently our largest source of revenues, we are in the process of strategically shifting our product offering mix towards cloud-based CC solutions and cloud-based UC&C solutions which demonstrate higher profit margins.

          In addition to maximizing the lifetime value of the same customer, we are also able to rapidly scale our business among new customers within the same industry. For certain industry-specific solutions, as we serve more customers from the same industry, we can minimize marginal costs and achieve greater economies of scale leveraging replicable technology infrastructure and experience. To date, we have accumulated extensive experience in serving enterprises from various industries, including internet, telecommunications, financial services, education, industrial manufacturing and energy.

Omni-channel and effective sales capabilities

          Our omni-channel and effective sales and marketing capabilities are designed to attract customers from a variety of online and offline channels, contributing to our ability to attract and retain a diverse and sizeable customer base. As of September 30, 2020, we had a sales and marketing team of 471 members with an average of approximately nine years of relevant experience. The sales and marketing team primarily targets large enterprises from various industries with complex communications requirements. Leveraging their sales expertise and in-depth understanding of customer needs, our sales and marketing team has a strong cross-selling and up-selling track record, which we believe has contributed to customer retention and customer lifetime value. We had also established sales representative offices in over 20 cities distributed across China as of September 30, 2020, to effectively capture and accommodate under-addressed communications needs.

          Our extensive collaborations with mobile network operators, distributors and system integrators enable us to expand among enterprises of all sizes and verticals with optimal efficiency.

We collaborate with all three major mobile network operators in China and have entered into business agreements with a number of provincial branches of these operators, whose business operations cover all geographical areas in China. Through the collaborations, we can effectively capitalize on their nationwide sales and marketing capabilities. We also work with various distributors and system integrators to expand our market reach in a cost-efficient manner.

          We maintain an online presence with detailed presentations of our solutions and multiple self-service purchase options, which has been proven effective in attracting customers, especially small- to medium-sized enterprises seeking relatively standardized products. We also organize and participate in various industry events to initiate and reinforce business collaborations leveraging effective in-person sales efforts.

Diverse and loyal customer base

          We have developed a large and diverse customer base of enterprises of all sizes and various industries, such as internet, telecommunications, financial services, education, industrial manufacturing and energy. As of December 31, 2018 and 2019 and September 30, 2020, we served 125, 152 and 173 large-enterprise customers, respectively. We believe our capabilities in attracting and retaining these large-enterprise customers rest on our ability to develop and offer industry-specific features and functionalities that satisfy their disparate needs and complex internal deployment and integration requirements. We also serve small- to medium-sized enterprises leveraging our comprehensive business portfolio and ready-to-use solution deployment. For solutions that we offer on a recurring basis, including CPaaS and cloud-based CC solutions deployed primarily on public cloud, we achieved a dollar-based net customer retention rate of 135.7%, 102.7% and 94.7% in 2018, 2019 and the nine months ended September 30, 2020, respectively. We served 160, 193 and 128 customers for our project-based solutions in 2018, 2019 and the nine months ended September 30, 2020, respectively.

          We have developed a superior customer support and success system designed to drive customer satisfaction and expand cross-selling and up-selling opportunities. Our customer support team is dedicated to improving customer experience at each step from pre-sale consultations to post-sale support and services, through 24/7/365 live chat and phone support. For smaller customers, we offer various self-service options on our websites, including a complimentary knowledge base with detailed documentation and sample codes. We believe high customer satisfaction and close customer relationship can keep us posted of their honest feedback and evolving communications needs, which drives innovation and facilitates more targeted services to further increase customer loyalty.

Growth Strategies

          Aligned with our mission, we intend to continuously innovate and expand our solutions to empower the digital transformation and integration in modern enterprises seeking to enhance their operational productivity. To this end, we intend to leverage our existing strengths and pursue the following strategies.

Continuously innovate our solutions and capture new growth opportunities

          We intend to continue to invest in research and development to remain at the forefront of the cloud-based communications industry and drive the digital transformation and integration in the enterprise management of customer relations, operational services and industrial manufacturing. We intend to focus on AI and video technologies and incorporate these technologies to improve the operational productivity and user experience for customers in innovative use cases and evolving business realities.

          In addition, we intend to deepen our current solution offerings by developing subscription-based video solutions and intelligent solutions targeting large enterprises. We also intend to launch products with industry-tailored modules and functions to best serve customers' diverse industry-specific needs.

          Furthermore, we believe that 5G and IoT technologies will revolutionize enterprise communications and will drive significant growth opportunities in the cloud-based communications industry. To capitalize on these opportunities, we announced our IoT initiatives in 2017 and plan to continue to introduce more products and services to support customer demands for various IoT applications.

          To support continuous innovation, we intend to continue to invest in and expand our research and development team and foster a corporate culture of innovation that attracts and retains top talents.

Continuously optimize our product offering mix

          Leveraging our in-depth understanding of China's cloud-based communications industry, we have developed a comprehensive portfolio of solutions which satisfies our customers' diverse communications needs. We intend to continue to optimize our product offering mix by focusing more heavily on solutions with higher profit margins, such as cloud-based CC solutions and cloud-based UC&C solutions, echoing the structural shift in the industry towards more sophisticated solutions as the industry and target markets grow and mature. We also intend to promote solutions that we offer on a recurring basis to more customers so as to lower customer acquisition costs and improve profit margins.

Expand sales to existing customers

          The constantly evolving communication needs of our customers present a significant opportunity for us to expand sales to our existing customers. To that end, we intend to strengthen our sales efforts in cross-selling and up-selling our solutions. We will also leverage our comprehensive business portfolio and feature-rich solutions to provide enterprises with integrated communications solutions, covering both cloud-based CC and cloud-based UC&C, to help them enhance operational efficiency by unifying intra- and extra-organizational communications.

          We also intend to optimize our incentive structure to encourage our sales and customer support teams to actively and regularly interact with existing customers, in order to identify changes in customer needs that would enable us to more effectively cross-sell and up-sell our solutions.

Grow customer base

          We believe our current customer base only represents a small fraction of our total addressable market in China. Enterprises in China are going through digital transformation to replace their hardware-based legacy communications systems with cloud-based communications solutions, according to the CIC report. We intend to strengthen our direct sales capabilities to cover more key accounts and tap into more industries. In addition, leveraging our accumulated industry expertise, we intend to serve more customers from similar industries to lower the additional costs in industry customization as we scale, with a focus on financial services, industrial manufacturing, energy, education and government sectors. We also intend to strategically establish business relationships with enterprises in second- and lower-tier cities to capitalize on the increasing penetration of cloud-based communications solutions into these areas. Moreover, we plan to collaborate with an increasing number of channel partners, especially the mobile network operators' local branches, to further expand our geographical coverage in China.

          We intend to continue to build and enhance our brand awareness and influence in China's cloud-based communications industry through omni-channel marketing campaigns. We also plan to organize and participate in more industry events to showcase our products and technologies.

Selectively pursue strategic alliances and acquisitions

          We intend to continue to selectively pursue strategic alliances and acquisitions to reinforce our market leadership and further expand our customer base, solution portfolio and sales channels. Our growth has been fuelled by several strategic acquisitions and alliances at different stages of our development. For example, after commencing CPaaS platform operations, we expanded into other cloud-based communications solutions through acquisitions of Ronglian Qimo. In November 2020, we entered into a non-binding term sheet to acquire a company that develops certain cloud-based CC solutions. We believe our experience will help us identify and pursue suitable alliance and acquisition targets in the future. We plan to carefully evaluate investment, acquisition or strategic alliances which may arise in the future.

Explore new markets overseas

          Leveraging our proprietary solutions and operational expertise accumulated in China, we are exploring business opportunities overseas to unlock new growth opportunities. We established our first overseas subsidiary in Japan and plan to further expand our operations into select overseas markets in Southeast Asia. We believe that the communications needs in these countries and regions are currently underserved by local service providers, and our cloud-based communications solutions can be readily deployed to develop and grow customer base. We plan to work closely with mobile network operators with strong local presence and rich telecommunications networks. We also plan to establish an international sales team to better serve the increased demand from overseas markets.

Value Propositions to Our Customers

          Our cloud-based communications solutions enable enterprises to transform their business operations with intelligent, efficient and effective intra- and extra-organizational communications. Our cloud-based communications solutions offer the following key benefits to our customers.

          Convenient on-demand access to telecommunications resources.    Telecommunications networks have traditionally operated independently from the internet. Enterprises with large amounts of communications needs originating from their business operations often lack efficient and expedient access to the telecommunications resources, which are managed by the various mobile network operators, each serving a separate geographical region in China. Our solutions are designed to integrate these networks by pooling the telecommunications resources in our cloud-based infrastructure, centrally managing and distributing them to enterprises upon demand, thus allowing enterprises to access these resources at lower costs and with higher efficiency.

          One-stop communications solutions.    Our solutions are designed to satisfy all of our customers' various communications needs from text messaging to high-quality audio and video conferencing, and from cloud-based contact centers designed for effective customer service and acquisition to large-scale, multi-format unified communications across scattered worksites. We believe our comprehensive portfolio of offerings save our customers the hassle of seeking multiple providers for different communications needs, making us the go-to one-stop destination for the disparate demands of enterprises of all sizes, industries and stages of cloud adoption.

          Intelligent communications.    Leveraging our robust AI capabilities, we enable intelligent communications to help save labor costs, improve communications efficiency and achieve higher customer service quality and level of satisfaction. In particular, our AI-powered solutions greatly improve customer service effectiveness by automating certain tasks of contact center agents, monitoring service quality and offering real-time assistance. Our AI technologies also help our customers establish internal knowledge bases and deliver intelligent internal helpdesk services to streamline their business operations.

          Easy, rapid and scalable deployment.    Our solutions are software- and cloud-based, allowing for easy deployment and management across multiple locations and on multiple devices without substantial upfront investment in hardware and infrastructure. This software- and cloud-based nature also makes scalable deployment and upgrades possible as our customers expand their operations and communications needs.

          Seamless integration and flexible configuration.    Our solutions feature various APIs and SDKs to enable voice, messaging and other communications functions, which can be readily embedded into our customers' business systems and applications and physical infrastructure as building blocks. We also allow customizable options where customers may select communications functions based on their specific needs without having to purchase pre-packaged bundle of solutions.

          Reliable customer experience.    We have independently developed many of the core technologies underlying our solutions, which we believe enables consistently high service levels. In particular, our solutions are capable of maintaining stable and safe connections with over 99.95% uptime service level commitments even in cases of sudden spikes in the amount of simultaneous communications. In addition, our robust research and development capabilities and accumulated industry experience allow us to introduce new and enhanced features and functionalities to meet evolving customer needs amid dynamic market conditions. We also provide ongoing customer support and operation maintenance services to ensure superior customer experience.

Our Solutions

          Our comprehensive solution offerings primarily include CPaaS, cloud-based CC and cloud-based UC&C. The following diagram sets forth a simplified presentation of our multi-capability solution offerings.

CPaaS solutions

          Our CPaaS solutions are dedicated to allowing enterprises to access and utilize telecommunications resources with ease, efficiency and flexibility and in a way that suits their bespoke communications needs. Our customers typically have large intra- and extra-organizational communications needs, which are not often addressed efficiently under their traditional arrangements with China's mobile network operators. According to the CIC report, provincial branches of major mobile network operators in China typically do business as separate entities, which means enterprises with nationwide business operations and communications needs often must work with a number of such provincial branches concurrently. We enter into written agreements with mobile network operators to utilize their telecommunications resources. These agreements typically have a fixed term of one year and are automatically renewable upon expiration of the original terms unless otherwise indicated. These agreements generally require monthly payments calculated based upon fixed unit prices and number of text messages and minutes of voice calls we utilize, or provide pre-bundled telecommunications resources with fee caps. A smaller number of such agreements also contain minimum usage commitments.

          Leveraging our close collaborations with the various mobile network operators across China, we aggregate telecommunications resources from them and offer our customers our CPaaS platform with a wide range of modules in the form of APIs and SDKs to embed voice, messaging and other communications functions into their business systems and applications. Our CPaaS platform saves customers the costs of establishing and maintaining their own network infrastructure, and supports highly customizable communications experience with our feature-rich functional modules.

Voice modules

          We offer over 160 voice modules that can be readily integrated into our customers' business systems and applications or directly employed through webpages, each enabling a specific voice function. For example, with a voice module integrating a "click-to-call" function into contact centers, our customers can make and receive bulk outbound and inbound calls without leaving their in-house business platforms. Our voice modules also enable various frequently used voice functions such as call routing, call forwarding, callback, mute and three-way calling. We also offer phone menu and IVR to automate certain contact center services. Moreover, our customers can implement effective performance management and cost control leveraging our voice modules, with functions such as call history downloading, call recording, call monitoring, agent online status query and fee calculation. In addition, our customers may utilize our voice module featuring "virtual intermediary phone number" function to preserve users' privacy without compromising efficient communications. For example, a food delivery platform may integrate this voice module into its mobile application, which enables delivery riders and consumers to call each other without revealing their real phone numbers.

Messaging modules

          Our messaging modules can also be readily integrated into our customers' business systems and applications, allowing them to send instantaneous authentication codes, marketing messages, text notifications and other forms of messages as needed to a large number of their customers. Our messaging modules support multiple languages and are available in a variety of communications formats with features such as international text messaging and video messaging. Characterized by quality and stability, our messaging modules are capable of initiating bulk outbound text messaging to up to millions of end customers with low latency and high delivery rate. Prompted by the emergence of 5G technology, we are also actively exploring opportunities in the field of 5G-based rich communications suite to support more communications formats with our messaging modules.

We believe our messaging modules can significantly improve the effectiveness of our customers' marketing and customer service activities.

          Pursuant to our collaborative arrangements with mobile network operators, we sometimes assist and support them in establishing and operating communications service platforms and share revenues with them. We are typically responsible for the design, implementation and maintenance of the platforms under these arrangements, while the mobile network operators offer telecommunications resources and refer customers.

IoT related services

          We are dedicated to connecting devices, equipment and facilities with our IoT related services. Our customers can centrally manage SIM cards supplied by China's major mobile network operators, monitor usages and modify usage plans leveraging our services. Our IoT related services also have a broad range of applications across industries. For example, our customers can integrate our services into smart watches to enable connectivity, allowing parents to communicate with their children and live track their locations. Our IoT related services can also enable collaboration among various connected devices with minimum human interference.

          As of December 31, 2018, 2019 and September 30, 2020, our CPaaS solutions had over 6,800, 6,600 and 6,300 active customers. In 2018, 2019 and the nine months ended September 30, 2020, we achieved a dollar-based net customer retention rate of 131.2%, 103.5% and 98.2% for our CPaaS solutions, respectively. We charge our customers generally based on the number of text messages and call minutes facilitated through our CPaaS solutions.

Cloud-based CC solutions

          Our cloud-based CC solutions empower enterprises with highly efficient and effective customer service and acquisition capabilities. Our cloud-based CC solutions include RongCC and 7moor Cloud.

RongCC

          RongCC aims to replace large enterprises' legacy on-premise contact centers with cloud-based contact center solutions featuring enhanced agility, efficiency and compatibility. In addition to accommodating diverse customer service and acquisition interactions, RongCC serves as an integral part of an enterprise's overall business management capability, empowered by AI and big data technologies, to streamline human labor as well as collect and analyze operational data to enable informed decision-making.

          RongCC comprises a business management interface and a business intelligence interface. Through the business management interface, contact center agents can efficiently and conveniently communicate with customers via multiple channels, such as telephony, e-mail, live chat, text messaging, social media, webpage and mobile application. The business management interface also supports various communications formats, such as text, audio, video, emoji, graphic, document, or a combination of these formats. In addition to omni-channel access and multi-format communications, the business management interface also features a ticket tracking system and certain customer relationship management functions to help streamline contact center-related services. The business intelligence interface, leveraging AI technologies, enables contact center agents and their supervisors to monitor, collect and analyze data generated from RongCC to better understand their customers and evaluate their contact center performance. The following graphic is a screenshot of RongCC's user interface for live chat.

          RongCC enables enterprises, freed from cumbersome tasks associated with configuring, integrating, maintaining and upgrading their contact centers, to focus on what matters most to them — their customers and business operations. We offer RongCC in the form of pre-built readily available functional modules, which can be configured based on our customers' needs, to achieve easy delivery and rapid deployment. RongCC can enhance our customers' service levels through the following key aspects.

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  Solid infrastructure built upon comprehensive resources.  We operate our own data centers and deploy our centrally-managed computing and storage resources and hosting and network equipment to ensure RongCC's stability and security. We have also made RongCC readily deployable by supporting the cloud computing platforms from China's major internet infrastructure service providers and providing abundant telecommunications resources to make on-demand access possible.

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  Efficiency-enhancing functions empowered by AI.  RongCC incorporates AI technologies and leverages accumulated data and models to automate certain tasks of an enterprise's contact center agents and deliver tailored experience to end customers, making it possible to not only greatly reduce the labor costs but also significantly enhance its ability to handle volume spikes. RongCC also monitors contact center agents' service quality, offers them real-time feedback on the effectiveness of the ongoing communications and suggests strategies and talking points. In addition, RongCC utilizes a set of proprietary algorithms that analyze information such as hold time, answer rate, and call durations to minimize telemarketing agents' unproductive time, thus optimizing the overall productivity of outbound telemarketing.

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  Targeted telemarketing efforts enabled by big data.  RongCC can collect and analyze information such as demographics, needs and pain points to formulate target customer profiles and provide insights into telemarketing efforts. RongCC also advises customer buying patterns across different channels and under various scenarios, enabling informed telemarketing campaigns.

          To address our customers' considerations of costs and information security, we offer different cloud deployment options for RongCC. Our customers may choose private cloud deployment to achieve enhanced information security while leaving ample room for customization. In addition, having no need of sharing resources with other enterprises, private cloud deployment enables contact centers with significant capacity and a large number of agents. We also support proprietary cloud deployment, through which our customers are able to leverage our cloud infrastructure to access exclusive but scalable computing resources in a cost-effective manner. To a lesser extent, we offer public cloud deployment for enterprises with relatively limited business scale and operation and maintenance capabilities.

          We offer certain RongCC solutions deployed on private clouds on a project basis, for which customers pay us by installment in accordance with agreed-upon project milestones. In 2018, 2019 and the nine months ended September 30, 2020, RongCC served five, 49 and 24 enterprises, respectively, on a project basis. We also offer certain RongCC solutions on a recurring basis for a combination of subscription and usage. We offer different subscription fee packages according to capacity and number of functional modules embedded. We also charge customers based on the number of call minutes facilitated. As of December 31, 2018 and 2019 and September 30, 2020, RongCC had 77, 97 and 91 active customers, respectively, on a recurring basis.

7moor Cloud

          7moor Cloud is a standardized cloud-based contact center solution that strategically focuses on serving small- to medium-sized enterprises, many of which do not have a well-maintained contact center system. Centrally hosted on public clouds, our 7moor Cloud requires minimal upfront investments and can be deployed expediently, equipping small- to medium-sized enterprises with ready-to-use contact center capabilities without excessive costs.

          Consisting of mostly standard functional modules, 7moor Cloud enables omni-channel access and multi-format communications through its intuitive user interface which presents a unified display of various functions, including personal work record, ticket tracking, customer profile and knowledge base, allowing an enterprise's contact center agents to navigate with ease through various customer service and telemarketing issues. 7moor Cloud also offers various composable functional modules, such as business intelligence system and text-based customer service AI robots which includes general-purpose X-Bots and E-Bots specially tailored for e-commerce settings.

          7moor Cloud, targeting enterprises that often lack independent business process management systems, is also a comprehensive solution with capabilities beyond contact center services. For example, enterprise can implement effective management of customer relations and sales and procurement leveraging 7moor Cloud. Catering to the needs of small- to medium-sized enterprises which often do not employ programming specialists, we have invested in the Application Platform as a Service version of 7moor Cloud, to empower non-specialists to customizably develop their own 7moor Cloud with pre-built toolkits.

          We primarily offer 7moor Cloud on a recurring basis for a combination of subscription and usage. As of December 31, 2018 and 2019 and September 30, 2020, 7moor Cloud had over 3,300, 4,800 and 5,700 active customers, respectively, on a recurring basis.

          In 2018, 2019 and the nine months ended September 30, 2020, we achieved a dollar-based net customer retention rate of 147.1%, 99.8% and 78.6%, respectively, for cloud-based CC solutions that we offer on a recurring basis, i.e., those deployed primarily on public cloud and for which we charge a combination of seat subscription fees and related resource usage fees. The dollar-based net customer retention rate for cloud-based CC solutions that we offer on a recurring basis decreased from 147.1% in 2018 to 99.8% in 2019, primarily because, as relevant PRC authorities took stringent government measures in 2019 to regulate the operation of P2P online lending platforms, we chose to voluntarily terminate certain transactions with existing customers in the online consumer finance industry to ensure compliance. The dollar-based net customer retention rate further decreased to 78.6% in the nine months ended September 30, 2020, primarily due to a decrease in the number of enterprise customers of smaller sizes that are less equipped to withstand the impact of COVID-19.

Cloud-based UC&C solutions

          Our cloud-based UC&C solutions consist of primarily RongVideo as applied in a variety of settings and use cases, designed to satisfy the needs for reliable and interactive intra-organizational communications and collaboration through instant messaging and video conferencing. Leveraging our enterprise-grade video capability, RongVideo can support stable, smooth and high-quality video experience even in remote areas with weak network connections, enabling new use cases across various industries. Our RongVideo primarily offers the following benefits and features.

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  Multi-format communications.  Intra-organizational communications take various formats, such as text message, voice message, telecom-based call, internet-based call, video call, e-mail and document sharing. Traditionally, enterprises have adopted different software, hardware and platforms to implement these various formats of communications. RongVideo, however, serves as a unified business communications hub, allowing members within an enterprise to easily locate the contact information of other members via a comprehensive user address book and access these communications functions in one place. The following graphics are screenshots of RongVideo's user interface for different communications formats.

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  Video conferencing.  In addition to multi-format communications, RongVideo supports high-quality real-time video and audio feeds from multiple locations in formal settings to meet the need for video conferencing capability of large enterprises, especially state-owned enterprises and government agencies. Featuring a variety of hardware and terminals, RongVideo delivers reliable and interactive video-conferencing experience akin to conventional in-person conferences. RongVideo also provides various supporting functions, such as conference scheduling and virtual conference room management, through its intuitive user interface. Moreover, with live chat, document display, visual aids, active markups, interactive whiteboarding and desktop sharing alongside video feeds during conferences, RongVideo is conducive to more efficient and effective communications to create smoother conferencing and collaboration experience.

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  Open platform.  Our RongVideo can incorporate various business systems, such as an enterprise's official website, e-mail system, office automation system, enterprise resource planning system, human resource management system and financial reporting and management system, allowing users to access these distinct systems in one portal. It may also serve as an intra-organizational social networking platform where users can track the latest development of the enterprise and other members within the enterprise. In addition, enterprises can scale up RongVideo on demand by adding readily available functional modules provided by us or third parties.

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  Compatibility.  RongVideo is broadly compatible with an enterprise's existing software and hardware, allowing rapid deployment with minimal business interruptions. In addition, RongVideo can work well with a variety of terminals including PCs, smartphones and tablets to facilitate communications and collaboration across scattered locations, making remote work and mobile work possible.

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  AI-enabled internal communications and collaboration.  Leveraging our strong AI capabilities, RongVideo also manages a collaborative internal knowledge base encompassing an enterprise's collective experience and knowledge on IT, human resources, finance and administrative affairs. Knowledge management built upon RongVideo serves as an intelligent and automated internal helpdesk to help members within the enterprise tackle issues other members may have previously encountered or resolved.

          In addition to standardized solutions embedding these basic features, RongVideo supports customization and private cloud deployment to better serve large enterprises' heightened requirements on compatibility, stability and information security.

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  Customizability.  Large enterprises typically have multiple complicated business systems that often operate independently from each other. RongVideo, with its cloud-based infrastructure and rich features, is customizable upon our customers' specific requests to ensure compatibility and smooth integration with their existing business systems.

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  Private cloud deployment.  Large enterprises, especially stated-owned enterprises and government agencies, typically require private cloud deployment where the data and information generated from intra-enterprise communications are isolated and encrypted based on their customized needs for security and privacy.

          RongVideo's video processing and transmission capabilities also enable new use cases across various industries. Financial institutions have adopted RongVideo and offered their customers "virtual counter" services that enable remote transactions while realizing effective risk control. By recording and monitoring the whole transaction process, RongVideo can send out alerts and terminate transactions upon detecting non-compliance or irregularities. We also enable virtual teller services, leveraging our AI technologies, to help customers fulfill basic service requests such as opening an account or making a wire transfer without engaging real-person tellers. The following graphic is a screenshot of RongVideo's user interface for financial institutions.

          Industrial manufacturers and energy suppliers have also applied RongVideo to ensure safety and standardization in their daily operations. For example, RongVideo can detect deviations from operational protocols and provide AI-enabled operational support through transmitting, processing and analyzing real-time video feeds. RongVideo can also monitor the status of various equipment and facilities across scattered worksites, identify and report malfunctions, and launch corresponding emergency response plans automatically in a timely manner. The following graphic is a screenshot of RongVideo's user interface for industrial manufacturers.

          In addition, RongVideo enables distance education and tele-medicine services where students and teachers or patients and medical professions in multiple locations can communicate and collaborate smoothly, leveraging stable high-quality video feeds.

          We have recently applied RongVideo to live streaming to help enterprises conduct marketing activities and internal trainings through their own "broadcast studios". Through it, broadcasters can transmit multi-format content, including sophisticated, professional knowledge and insights, to viewers in real time. RongVideo also supports analytical tools enabling our customers to track and understand statistics of viewers and comments, therefore evaluating the effectiveness of their marketing efforts to improve their performances. In addition, our customers can invite guest speakers across scattered locations to co-stream with their broadcasters, which greatly enriches the live streaming content. On the viewer side, RongVideo enables seamless viewing experience leveraging our video capability. Viewers can also interact with broadcasters, guest speakers and other viewers through comments and real-time danmaku. RongVideo for live streaming has broad use cases across industries. For example, financial institutions use RongVideo for live streaming to offer systematic internal financial trainings to improve employee performances. RongVideo for live streaming can also serve as an effective marketing tool for our customers to showcase their products. The following graphic is a screenshot of RongVideo's user interface for broadcasters.

          Our RongVideo is predominantly project-based, for which customers pay us by installment in accordance with agreed-upon project milestones. In 2018, 2019 and the nine months ended September 30, 2020, RongVideo served 95, 78 and 75 enterprises, respectively. The delivery cycle for project-based RongVideo typically ranges from three to 12 months, due to the amount of efforts required in configuration, integration and additional customization. Projects with higher customization levels usually require more substantial upfront investment from us and have lower profit margins. However, once we complete a project for an enterprise in a particular industry, subsequent projects for other enterprises in the same industry typically require less investment as we are able to achieve greater economies of scale by replicating certain basic industry-specific features. As we have gradually standardized RongVideo for video conferencing and live streaming, and industry-specific RongVideo for financial services and education industries, we are now exploring opportunities to offer RongVideo on a subscription basis.

          We also offer software development and other technical support services to large enterprises in the telecommunications and financial services industries, which allows us to initiate business collaboration with prospective customers and maintain stable business rapport with existing customers.

Our Customers

          We serve a diverse and loyal customer base consisting of enterprises of all sizes and across a variety of industries, such as internet, telecommunications, financial services, education, industrial manufacturing and energy. As of December 31, 2018 and 2019 and September 30, 2020, we had an active customer base of over 10,200, 12,000 and 11,900 enterprises, respectively, among which 125, 152 and 173 were large-enterprise customers, respectively. We believe our capabilities in attracting and retaining these large-enterprise customers rest on our ability to develop and offer industry-specific features and functionalities that satisfy their disparate needs and complex internal deployment and integration requirements. We also serve small- to medium-sized enterprises leveraging our comprehensive business portfolio and ready-to-use solution deployment.

          We have implemented a "land and expand" strategy to encourage existing customers to explore and expand into other solutions leveraging our multi-capability offering mix. In 2018 and 2019, approximately one-third of our large-enterprise customers had employed more than one category of our solutions, which increased to 37.9% in the nine months ended September 30, 2020. For example, we initiated our business collaboration with a financial institution customer by satisfying its basic instant messaging needs and, as our relationship deepens, up-sold our video-enabled solutions to provide them with capabilities in multi-format internal communications and a novel use case in real-time financial transaction monitoring. For solutions that we offer on a recurring basis, such as CPaaS and cloud-based CC solutions deployed primarily on public cloud, we achieved a dollar-based net customer retention rate of 135.7%, 102.7% and 94.7% in 2018, 2019 and the nine months ended September 30, 2020, respectively. We believe these solutions and our net customer retention present significant cross-selling and up-selling potential as customers tend to stay with us due to the critical role our solutions play in their business operations.

          We have developed a full-coverage customer support and success system for large enterprises designed to drive customer satisfaction and expand cross-selling and up-selling opportunities. We place great emphasis on improving customer experience at each step. We provide pre-sale consultation, onboarding implementation support and training at the initial stage. With ongoing 24/7/365 live chat and phone support, we help customers configure and use our solutions. We also offer operation maintenance services to ensure reliable performance. For smaller customers, our intuitive user interfaces serve to reduce our customers' need for human support, and we offer various self-service options on our websites, including a complimentary knowledge base with detailed documentation and sample code. We believe high customer satisfaction and close customer relationship can keep us posted of their honest feedback and evolving communications needs, which drives innovation and facilitates more targeted services to further increase customer loyalty.

          We are also able to rapidly scale our business among customers within the same industry. For certain industry-specific solutions, as we serve more customers from the same industry, we are able to minimize marginal costs and achieve greater economies of scale leveraging replicable technology infrastructure and experience. For example, since we first applied RongVideo to build a "virtual counter" for a regional bank customer in China in 2019, we have offered similar solutions to several financial institutions. As we accumulate our knowledge in financial institutions' business process and compliance requirements, over time we have standardized RongVideo in this use case and have shortened the delivery cycle from over six months to about two months and expanded our coverage from regional banks to large nationwide banks. To date, we have accumulated extensive experience in serving enterprises from various industries, including internet, telecommunications, financial services, education, industrial manufacturing and energy.

Customer case studies

          The following case studies illustrate how some of our customers use and benefit from our solutions.

Customer A

          Situation.    Customer A is a premium shared mobility platform with tens of thousands of shared cars, covering over 50 cities nationwide. Customer A typically receives a large volume of user inquiries from multiple channels in its daily operations, and most of the inquiries are repetitive in nature. This resulted in low efficiency and low customer satisfaction in its contact center services.

          Solution.    We began to provide our 7moor Cloud solution to Customer A in 2018. With our 7moor Cloud integrated with its social network accounts and service hotline, Customer A's agents now manage and respond to user inquiries from multiple channels through a unified user interface, which has greatly improved agent efficiency. We also offer AI messaging robot and IVR with specifically tailored industry features to handle repetitive user inquiries automatically, which has freed its agents from menial labor while significantly improving the average response time. Statistically, our AI messaging robot has successfully solved over 60% text-based user inquiries without human interactions, and the deployment of IVR has raised the average call-based response rate from around 50% to nearly 90% even in rush hours. In addition, 7moor Cloud for Customer A is equipped with a comprehensive knowledge management system to help agents navigate common issues. Customer A is also able to monitor its agents, who are mostly contracted remote workers, in real time. We also embed a ticket tracking system into Customer A's contact center, which records over four million user profiles and interconnects with its CRM system to ensure timely follow-up and problem solving. With our assistance, Customer A's contact center has now scored over 90% in terms of customer satisfaction.

Customer B

          Situation.    Customer B is one of the largest providers of private education services in China, operating a comprehensive online education service platform offering thousands of courses with over tens of millions of mobile learning users. To manage and supervise this massive user base, Customer B employs several thousands of teaching assistants, who are responsible for, among others, communicating class reminders through phone calls each day. Customer B needed a contact center solution with the capability to make bulk outbound calls during peak class hours while maintaining a high answer rate, to ensure full-coverage notifications on a timely basis.

          Solution.    We provide our 7moor Cloud solution to Customer B with 3,600 seats for its teaching assistant team and telemarketing team since 2020. By integrating "click-to-call" function into Customer B's business system, our 7moor Cloud greatly shortened the average time required for outbound calls. The contact center also incorporates an automatic notification system, which can be easily configured to send customized voice messages instantly or at preset times. The contact center also assigns unified phone numbers for each outbound call to enhance credibility and preserve Customer B's brand image, which has improved the answer rate after large-scale implementation. We are in the process of implementing a predictive dialer system in Customer B's 7moor Cloud contact center, which can automatically dial a list of phone numbers in a parallel manner and route dials to available teaching assistants or telemarketing agents once connected. The predicative dialer system also deploys an intelligent algorithm to predict when contact center agents will become available and adjusts the dialing rate accordingly.

Customer C

          Situation.    Customer C is a leading commercial bank in China with over 300,000 enterprise customers, over tens of millions of individual customers, credit card accounts and mobile application users across China. With this enormous customer base, traditional telemarketing and bill collection efforts by human agents are inefficient and expensive. Customer C was seeking an intelligent contact center solution to automate repetitive tasks and save labor costs.

          Solution.    At the initial stage of our cooperation with Customer C in 2019, we configured 8,000 RongCC-enabled contact center seats to streamline its telemarketing efforts targeting a large number of potential customers. In addition to the capability to make massive, concurrent outbound calls, RongCC also enables tailored customer experience with IVR. As we deepened our knowledge in the operations of Customer C's credit card business, we expanded the usage of RongCC by adding certain industry-specific features, thus allowing Customer C to collect unpaid bills, conduct credit checks and promote wealth management products with minimal human involvements. To accommodate this new use case and Customer C's evolving business operations, we have expanded the capacity to over 13,000 seats. We intend to explore additional venues of cooperation with Customer C, such as instant messaging, video conferencing and video-enabled "virtual counter" services.

Customer D

          Situation.    Customer D is a state-owned enterprise and one of the largest petrochemical suppliers in China, with over 100 subsidiaries and tens of thousands of employees. Customer D needed to interconnect numerous employees across scattered locations and required a solution with enhanced information security.

          Solutions.    We tailored our RongVideo for Customer D in 2018 to connect its employees with multi-format instant messaging and audio and video conferencing. With over nearly half a million users and over 300 functional modules to be integrated, RongVideo maintains stability even at peak hours, minimizing the occurrences of package losses and delay jitters. RongVideo is also integrated with various existing business systems at Customer D, including, among others, identification authentication system, cloud storage system and mailbox, which has greatly improved its operational efficiency. To accommodate Customer D's heightened requirement for information security, we have deployed our solution in private cloud, where Customer D's data and documents are isolated and encrypted with multi-layer protections against potential leakages.

Customer E

          Situation.    Customer E is a leading commercial bank in China with more than 300 local branches and 15,000 employees. Customer E needed a scalable, robust platform to support real-time internal communications. Customer E also sought to integrate various business systems into this platform to achieve office automation.

          Solution.    We began to provide Customer E with our RongVideo in 2017. Our RongVideo for Customer E currently supports over 15,000 accounts with massive monthly message volume, and has become an integral part of Customer E's business operations. Accessible through both a mobile application and a PC-based interface, Customer E's employees can initiate communications and share documents from anywhere and at any time, which has greatly improved Customer E's operational efficiency, and in particular, has greatly shortened the average preparation time needed for conferences. In addition, we support over 40 ready-to-deploy business systems including office automation system, electronic commercial draft system, procurement management system, mailbox and official document reader for Customer E, which can be accessed through a unified portal, thereby saving the time spent on account login and identity authentication for multiple systems. These business systems can send real-time notifications through RongVideo, which has shortened the average response time to business alerts.

Customer F

          Situation.    Customer F is a world-leading household electrical appliance manufacturer with a number of research centers, industrial areas and manufacturing facilities globally. A subsidiary of Customer F became our customer for RongVideo in 2017 and recommended our RongVideo solution to a sister company which sought to conduct enterprise-wide internal trainings. Our local sales team also identified Customer F's needs in video solutions to monitor its manufacturing process in real time as an alternative to traditional human sampling inspections.

          Solution.    Our RongVideo for Customer F has supported over 100 live streaming events daily, with the largest event accommodating over 1,600 viewers. RongVideo helps Customer F achieve a significant increase in live streaming coverage and an 80% decrease in live streaming costs. In addition, RongVideo enables operational supports and quality control through the transmission, processing and analysis of real-time video feeds, leveraging AI technologies. In particular, with RongVideo implemented in one of its production lines, Customer F is able to decrease both the defect rate and the critical accident rate.

Research and Development

          We have developed many core technologies underlying our cloud-based communications solutions in-house. We have established our second research and development center in Wuhan, China in addition to the primary research and development center at our Beijing headquarters. As of September 30, 2020, we had a stable and dedicated research and development team of 400 members, accounting for 34.2% of our total employees. We have received numerous awards and recognitions in recent years for our research and development capabilities. In 2018, we were recognized as an "Artificial Intelligence Innovative Enterprise" by the Institute of Electrical and Electronics Engineers in China. In 2019, we were recognized as one of the "Top Ten Enterprise Cloud Technology Vendors", ranking first in the field of cloud-based communications, by iFenxi. In 2020, our proprietary voice-based AI robot was recognized as a "Reliable AI Product" by China Academy of Information and Communications Technology.

          We are committed to continually innovating our technologies and solutions to stay ahead of our customers' rapidly evolving communications needs. We have developed a highly efficient product development ecosystem, which enables us to capture complex and evolving customer demands and develop new and enhanced features and products that continue to represent compelling value propositions across our customer base. Specifically, our research and development team work closely with our customer-facing sales team to collect and analyze latest customer feedback and design new features and functionalities that cater to the evolving customer needs. We also actively communicate with customers from a variety of industry verticals to identify and address industry-specific communications needs with targeted services. Our research and development team are also dedicated to refining our solutions and technology infrastructure to ensure high-quality services at all times.

Sales and Marketing

          Our various sales and marketing efforts have played a critical role in customer acquisition and retention.

Branding and customer acquisition

          We have invested in establishing a comprehensive online presence and developing various online branding and customer acquisition channels, such as search engine marketing, customized newsfeed advertisements, and advertorials. We believe our online branding and customer acquisition efforts have contributed to our brand awareness and reputation, and have generated a steady stream of user traffic to our websites, through which our prospective customers, especially small- to medium-sized enterprises seeking relatively standardized products, can learn about our solution offerings and make informed purchases based on their specific needs all on a self-service basis.

          We have also organized or participated in various industry events for brand building and customer acquisition purposes. In 2019, we organized two themed forums targeting existing and prospective customers and business partners to initiate and reinforce business collaborations. For example, in April 2019, we organized the "Cloud Communications through China" event in Shanghai and invited over 100 existing customers and channel partners. In addition, we have actively participated in industry events hosted by third parties with a focus on financial services industry. In 2019 and the nine months ended September 30, 2020, we participated in 40 online and offline industry events to explore business opportunities with a broad range of enterprises. These events have broadened our access to potential customers and have furnished us with valuable opportunities for in-person communications.

          We believe our online and offline branding and customer acquisition efforts have contributed to our brand awareness and reputation and effectively fueled our business growth.

Direct sales

          We have built a sales and marketing team well-versed in China's cloud-based communications industry. As of September 30, 2020, we had a sales and marketing team of 471 members with an average of approximately nine years of relevant experience. Our sales and marketing team is generally responsible for contacting prospective customers, renewing existing subscriptions, and maintaining customer relationships. Leveraging their sales expertise, thorough knowledge of our business and dedication to customer support, our sales and marketing team focuses primarily on large enterprises in key industry verticals with complex communications requirements, and has a strong cross-selling and up-selling track record. We have offered competitive compensation schemes to motivate our sales and marketing personnel, under which we grant them bonuses when their sales achieve the financial targets.

          As part of our go-to-market strategy, we had established sales representative offices in over 20 cities distributed across China as of September 30, 2020 to expand our sales network. We believe such offices enable us to stay closer to our potential customers, and capture and accommodate specific needs and customs in different localities more effectively. In addition, leveraging such sales representative offices, we are able to recruit experienced sales personnel with first-hand customer resources locally and build collaborative relationships with mobile network operators' local branches, both of which will contribute to our ability to establish a nationwide business network.

Indirect sales

          We leverage mobile network operators, distributors and system integrators to reach a wider market without incurring significant costs. We collaborate with all three major mobile network operators in China and have entered into business agreements with a number of provincial branches of these operators, whose business operations cover all geographical areas in China. Through our collaborations, we can capitalize on their nationwide sales and marketing capabilities. In addition, we sell certain solutions that require minimal customization, such as 7moor Cloud, through distributors, and work with various system integrators, which incorporate our solutions into theirs to better serve end customers.

Data Privacy and Protection

          We have access to certain data and information of enterprises which use our solutions. We may also have access to certain personal data and information of our customers' end-users. Specifically, for our solutions deployed on public cloud, data and information are safely encrypted and stored in cloud servers, where customers can access on demand only with appropriate authorization. We do not have access to data and information of customers which use our solutions deployed on private cloud.

          We are committed to protecting our customers' data and privacy and have designed strict protocols on data collection, transmission, storage and usage to ensure compliance with applicable laws and regulations. In addition, our agreements with customers generally include a confidentiality clause under which we are obligated not to disclose or otherwise misappropriate the data and information of our customers or their end-users.

          We take safety precautions to maintain our technological infrastructure and protect our data and information. We have implemented detailed policies regarding system operation and maintenance, information security and management, and data backup and disaster recovery. Our technological infrastructure applies safeguards such as web application firewalls to ensure data security. As a general principle, data and information in relation to our business operations can only be accessed by our employees with designated authorization level. We enter into confidentiality agreements with our employees who have access to our data and information. The confidentiality agreements provide that, among others, these employees are legally obligated not to disclose or otherwise misappropriate confidential data and information in possession as a result of their employment. Such employees are also legally obligated to surrender all confidential data and information in possession upon resigning and to maintain their confidentiality obligations afterwards. They bear compensation liability if they breach their confidentiality obligations or otherwise commit misconduct resulting in leakage of our confidential data and information. Furthermore, our agreements with business partners generally include a confidentiality clause under which they are legally obligated not to disclose or misappropriate confidential data and information in possession as a result of their relationship with us.

          As of the date of this prospectus, we have not received any claim from any third party against us on the ground of infringement of such party's right to data protection as provided by applicable laws and regulations in China and other jurisdictions, and we have not experienced any material data loss or breach incidents.

Competition

          China's cloud-based communications industry is highly competitive and rapidly evolving due to the fast-growing market and technological developments. Our ability to compete successfully depends on many factors, including:

  •
  comprehensiveness of business portfolio;

  •
  innovation capabilities;

  •
  brand awareness and reputation;

  •
  strength of sales and marketing efforts; and

  •
  customer reach.

          As the only provider in China that offers a full suite of cloud-based communications solutions, according to the CIC report, and serves a diverse and loyal customer base consisting of enterprises of all sizes across a variety of industries, we believe that we compete favorably on the basis of the foregoing factors.

          According to the CIC report, we compete directly and indirectly with various industry participants including SMS-focused vendors, CC-focused vendors, VC-focused vendors, AI-based vendors, ICT vendors, internet companies and other communications vendors.

          Some of our competitors have greater financial, technological and other resources, greater brand recognitions, larger sales and marketing budgets and larger intellectual property portfolios. As a result, certain of our competitors may be able to respond more quickly and effectively than we can to new or evolving opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our solutions or in geographies where we do not operate. We expect competition to intensify in the future, with the introduction of new products and services and market entrants. Moreover, as we expand the scope of our business, we may face additional competition.

Employees

          As of September 30, 2020, we had a total of 1,171 employees. The following table sets forth the breakdown of our employees as of September 30, 2020 by function.

Function	Number of Employees	% of Total
Research and development	400	34.2%
Sales and marketing	471	40.2%
Project execution	164	14.0%
General administration	136	11.6%

Total	1,171	100.0%

          We believe we offer our employees competitive compensation packages and a dynamic work environment that encourages initiative and is based on merit. As a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team. We plan to hire additional experienced and talented employees in areas such as research and development and sales and marketing as we expand our business.

          We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes. None of our employees is represented by labor unions.

Intellectual Property

          To protect our proprietary rights in our software, patents, trademarks and other intellectual property, we depend upon a combination of trade secret, misappropriation, copyright, trademark, computer fraud and other laws; registration of patents, copyrights and trademarks; nondisclosure, noncompetition and other contractual provisions with employees; and technical measures.

          We are the registered holder of 71 trademarks, 16 patents, 236 software copyrights and 34 domain names in the PRC as of the date of this prospectus. We are in the process of registering certain trademarks for requisite classes of goods or services in China as of the same date.

Facilities

          Our principal executive offices are in Beijing, China, where we lease approximately 6,200 square meters of office space that are currently in use. We also maintain other leased offices in cities across China totaling approximately 7,600 square meters that are currently in use. We believe our existing leased premises are adequate for our current business operations and that additional space can be obtained on commercially reasonable terms to accommodate our future expansion plans.

Insurance

          We provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance, as well as housing fund for our employees. We also purchased additional commercial health insurance to increase insurance coverage of our employees. However, we did not make adequate contributions to social security insurance and housing fund. See "Risk Factors — Risks Related to Our Business and Industry — Failure to make adequate contributions to social insurance and housing fund as required by PRC regulations may subject us to penalties". We do not maintain property insurance policies covering our equipment, systems and other property that are essential to our business operations to safeguard against risks and unexpected events. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations.

Legal and Other Proceedings

          From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, breach of contract and labor and employment claims. See "Risk Factors — Risks Related to Our Business and Industry — We have been, and may be in the future, party to intellectual property rights claims and other litigation matters, which are expensive to support, and if resolved adversely, could harm our business". We are currently not a party to, and are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, results of operations and financial condition.

REGULATION

          This section sets forth a summary of the most significant laws, rules and regulations that are applicable to our current business activities in China and that affect the dividends payment to our shareholders.

Regulations Relating to Foreign Investment

Foreign Investment Law

          The Foreign Investment Law, promulgated by the National People's Congress on March 15, 2019, has come into effect on January 1, 2020 and has replaced the major existing laws and regulations governing foreign investment in the PRC, including the Sino-foreign Equity Joint Ventures Enterprises Law, the Sino-foreign Co-operative Enterprises Law, the Wholly Foreign-invested Enterprise Law, and together with their implementation rules and ancillary regulations. Pursuant to Foreign Investment Law, the existing foreign invested enterprises established prior to the effective of the Foreign Investment Law may keep their corporate organization forms within five years after the effective of the Foreign Investment Law before such existing foreign invested enterprise change their organization forms, organization structures, and their activities of foreign-invested enterprises in accordance with the Company Law, the Partnership Enterprise Law and other laws. According to the Foreign Investment Law, "foreign-invested enterprises" thereof refers to enterprises that are wholly or partly invested by foreign investors and registered within China under the PRC laws, "foreign investment" thereof refers to any foreign investor's direct or indirect investment in China, including: (1) establishing foreign-invested enterprises in China either individually or jointly with other investors; (2) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (3) investing in new projects in China either individually or jointly with other investors; and (4) making investment through other means provided by laws, administrative regulations, or State Council provisions.

          Investments conducted by foreign investors in the PRC are subject to the Catalogue of Industries for Encouraging Foreign Investment, or the Catalogue, and the Negative List, which were jointly issued by the National Development and Reform Commission of the PRC, or the NDRC, and the Ministry of Commerce of the PRC, or the MOFCOM. The version of the Catalogue currently in force was amended in 2019 and became effective on July 30, 2019, and the version of the Negative List currently in force was amended in 2020 and became effective on July 23, 2020, both of which further reduce restrictions on the foreign investment. According to the Negative List, industries such as Value-Added Telecommunication Services (excluding e-commerce, domestic multi-party communications services, store-and-forward services, and contact center services) fall into restricted category, where the shareholding percentage of the foreign investors in the joint venture enterprises shall not exceed 50%.

          On December 26, 2019 the State Council issued Implementation Regulations for the Foreign Investment Law, or the Implementation Regulations which came into effect on January 1, 2020. According to the Implementation Regulations, in the event of any discrepancy between the Foreign Investment Law, the Implementation Regulations and relevant provisions on foreign investment promulgated prior to January 1, 2020, the Foreign Investment Law and the Implementation Regulations shall prevail. The Implementation Regulations also indicated that foreign investors that invest in sectors on the Negative List in which foreign investment is restricted shall comply with special management measures with respect to shareholding, senior management personnel and other matters in the Negative List.

Foreign investment in the value-added telecommunications industry

          The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (2016 revision), which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016, require foreign-invested value-added telecommunications enterprises in China to be established as Sino-foreign equity joint ventures with the foreign investors owning no more than 50% of the equity interests of such enterprise. In addition, the main foreign investor who invests in a foreign-invested value-added telecommunications enterprises operating the value-added telecommunications business in China must demonstrate a good track record and sound experience in operating a value-added telecommunications business, provided that qualified foreign-invested value-added telecommunications enterprises has obtained prior approvals from the MIIT and the MOFCOM or their authorized local counterparts, or the NDRC (if applicable), for its commencement of value-added telecommunication business in China.

          On January 13, 2015, the MIIT issued the Circular on Loosening the Restrictions on Shareholding by Foreign Investors in Online Data Processing and Transaction Processing Business (for profit E-commerce), according to which, a foreign investor is allowed to hold 100% of the equity interest in a PRC entity that provides online data processing and transaction processing services (for profit E-commerce) in China (Shanghai) Pilot Free Trade Zone. On June 19, 2015, the MIIT issued the Circular on Loosening the Restrictions on Shareholding by Foreign Investors in Online Data Processing and Transaction Processing Business (for-profit E-commerce), which expanded the designated districts from China (Shanghai) Pilot Free Trade Zone to the whole country.

          In June 2016, the MIIT issued Notice of the Ministry of Industry and Information Technology on Issues Relating to Hong Kong and Macau Service Providers Engaging in Telecommunication Business in Mainland China, or Notice 222, according to which, (1) Hong Kong and Macau service providers are allowed to establish wholly-owned enterprises or joint venture enterprises in Mainland China with no restriction on shareholding percentage for provision of the value-add telecommunication businesses with respect to online data processing and transactions processing (limited to for profit E-commerce), domestic multi-party communications services (under the Classification Catalogue of Telecommunications Services), store-and-forward services, and contact center services, internet access services business (limited to providing internet access services for online users) and information services business (limited to application stores), and (2) Hong Kong and Macau service providers are allowed to establish joint venture enterprises in Mainland China with the shareholding percentage of Hong Kong and Macau investors in the joint venture enterprises not exceeding 50%, for provision of the value-add telecommunication businesses with respect to online data processing and transactions processing (excluding for profit E-commerce), domestic internet virtual private network business (under the Classification Catalogue of Telecommunications Services), internet data center business, internet access services business (except for providing internet access services for online users), and information services business (except for application stores). Hong Kong and Macau service providers referred to in above Notice 222 shall be subject to relevant provisions in the Mainland and Hong Kong Closer Economic Partnership Arrangement or the Mainland and Macau Closer Economic Partnership Arrangement and its relevant supplements.

          Due to the lack of interpretative guidance from the relevant PRC governmental authorities, there are uncertainties regarding whether PRC governmental authorities would consider our corporate structure and contractual arrangements to constitute foreign ownership of a value-added telecommunications business. See "Risk Factors — Risks Related to Our Corporate Structure". If our current ownership structure is found to be in violation of current or future PRC laws, rules or regulations regarding the legality of foreign investment in value-added telecommunications services and other types of businesses in which foreign investment is restricted or prohibited, we could be subject to severe penalties.

Regulations Relating to Value-Added Telecommunication Services

Value-added telecommunications services

          An extensive regulatory scheme governing telecommunication services, including value-added telecommunication services and infrastructure telecommunications services, is promulgated by the State Council, MIIT, and other relevant government authorities. Value-added telecommunication service operators may be required to obtain additional licenses and permits in addition to those that they currently have given new laws and regulations may be adopted from time to time. In addition, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the telecommunication activities.

          On September 25, 2000, the State Council promulgated the Telecommunication Regulation of the People's Republic of China, or the Telecommunications Regulations, as last amended on February 6, 2016, to regulate telecommunications activities in China. According to the Telecommunications Regulations, there are two categories of telecommunication activities, namely "infrastructure telecommunications services" and "value-added telecommunications services". Pursuant to the Telecommunications Regulations, operators of value-added telecommunications services, or VATS, shall be approved by MIIT, or its provincial level counterparts, and obtain a license for value-added telecommunications business, or VAT License. The Measures for the Administration of Telecommunications Business Licensing, or the Licenses Measures, issued on March 1, 2009 and most recently amended on July 3, 2017 for the purpose of strengthening the administration of telecommunications business licensing, which set forth more specific provisions regarding the types of licenses required to operate VATS and the application for and the approval, use and administration of a telecommunications business permit. According to the Licenses Measures and Telecommunications Regulations, any entity conducting VATS without obtaining the VAT License or conducting business beyond the authorized scope on the VAT License may be subject to correction, confiscation of the illegal income, a fine ranging from three to five times the amount of the illegal income (where there is no illegal income, or the illegal income is less than RMB50,000, a fine ranging from RMB100,000 to RMB1 million), and suspension of business operation.

          Under the Licenses Measures, where any entity conducting VATS change the name, legal representative or registered capital within the validity period of its VAT License, it shall file an application for updating the VAT License to the competent authority within thirty days immediately after the registration or filing with the State Administration for Market Regulation. Any entity conducting VATS who fail to comply with the required procedures may be ordered to make rectifications, warned or imposed a fine of RMB5,000 to RMB30,000 by the relevant authorities. MIIT issued the Interim Administrative Measures on Telecommunications Services Quality Supervision on January 11, 2001, as amended on September 23, 2014, which apply to the supervision and administration of the licensed telecommunication operators within the territory of the PRC. According to the Interim Administrative Measures on Telecommunications Services Quality Supervision, MIIT supervises and administers the quality of the telecommunication service provided by telecommunication service providers pursuant to applicable laws and regulations. Where a telecommunication operator violates the telecom service standards and injures the lawful rights and interests of the users, such telecommunication operator may be subject to a rectification order, a warning or fines ranging from RMB500 to RMB10,000.

          The Classification Catalogue of Telecommunications Services (2015 Version), as last amended on June 6, 2019, defines (1) "domestic multi-party communications services" as real-time interactive or on-demand voice and image communication services realized domestically between two points or among multiple points by virtue of a multi-party communication platform, public communication network or the internet, (2) "contact center services" as business consultation, information consultation and data query services provided to users through the public communication network, by utilizing database technology and call center system which is connected to the public communication network or the internet, and by establishing an information base after information collection, processing and storage, (3) "information services" as the information services provided for users through public communications networks or internet by means of information gathering, development, processing and the construction of the information platform, which include, among others, internet information services and non-internet information service, (4) "internet data center services" as the services including the placement, proxy maintains, system configuration and management services provided for users' servers or other internet/network-related equipment, the lease of equipment such as database systems or servers and lease of their storage spaces, rental agency service of telecommunication line and export bandwidth and other application services, which are in a form of outsource lease by utilizing corresponding engine room equipment; (5) "Store-and-forward services" as message sending services provided for users based on the store-and-forward mechanism, which include the services of voice mail, e-mail, store-and-forward of fax, etc.

Internet information services

          The Administrative Measures on Internet Information Services, or the ICP Measures, promulgated by the PRC State Council on September 25, 2000 and amended on January 8, 2011, set forth more specific rules on the provision of internet information services, or the ICP Service. According to the ICP Measures, internet information services are classified into two categories: profit-making ICP Services and non-profit-making ICP Services, among which, the profit-making ICP Services generally refers to the provision of specific information content, online advertising, web page construction and other online application services through the internet for profit-making purpose. According to the ICP Measures, a profit-making ICP Services provider shall apply for and obtain a permit for the operation of value-added telecom services of internet information services, while a non-profit-making ICP Services provider shall apply for and obtain relevant record-filing. Any ICP Service provider who does not obtain such permit or does not go through the record-filing formalities shall not engage in ICP Services.

Telecommunication network information service

          Measures for Management of Telecommunication Network Code Number Resources, together with the Catalog of the Telecom Code Number Resources under Classified Administration, was issued by MIIT on January 29, 2003 and amended on September 23, 2014, or the Telecommunication Network Code Numbers Measures, according to which, code resources shall be owned by the State, and any telecommunication network information service providers and call center service providers who need to use telecommunication network code numbers shall be approved by MIIT or its provincial level counterparts to use telecommunication network code numbers to provide relevant services, and the time limit and scope of such approval shall be identical with that of the VAT License or other related approval documents obtained by such entity. The approved telecommunication network code numbers users shall enter into a required agreement with the competent infrastructure telecommunications service operators, and file with the competent counterparts of MIIT. Telecommunication network code number users shall commence using telecommunication network code numbers allocated to them within the specified time limit and reach the minimum scale if any or the expected service capability if there is no such minimum scale requirement. In addition, no telecommunication network code number user is permitted to assign or lease telecommunication network code number, nor to use beyond the scope or in more than one local network. Any entity using telecommunication network code numbers without approval or beyond the authorized scope or time limit or assigning or leasing telecommunication network code number without approval may be subject to correction, confiscation of the illegal income, fine ranging from three to five times the amount of the illegal income (where there is no illegal income, or the illegal income is less than RMB50,000, a fine ranging from RMB50,000 to RMB1 million). On January 1, 2005, the Interim Administrative Measures on Telecommunication Network Code Number Resource Occupation Fee and the Standard of Telecommunication Network Code Number Resource Occupation Fee, jointly enacted by NDRC, the MOF and MIIT, entered into force. According to the Interim Administrative Measures on Telecommunication Network Code Number Resource Occupation Fee, telecommunication network code numbers are state property and the telecommunication service operators occupying or using telecom code numbers shall pay occupation fee accordingly to the applicable governmental authorities.

          On May 19, 2015, the MIIT published the Provisions on the Administration of Short Message Services, or the Short Message Provisions. Pursuant to the Short Message Provisions, short message service operators, like us, shall obtain the telecommunications business licenses in accordance with the law.

          While most of our PRC operating entities have obtained the requisite licenses from MIIT and/or its local authorities, certain of our PRC operating entities are in the process of obtaining, renewing or updating the license, including, among others, the VAT License. we cannot assure you that these PRC operating entities can successfully obtain or maintain required license and permits in a timely manner or at all. See "Risk Factors — Risks Related to Our Business and Industry — Our business is subject to extensive regulation, and if we fail to obtain and maintain required licenses and permits, we could face government enforcement actions, fines and possibly restrictions on our ability to operate or offer certain of our solutions".

Regulations Relating to Cyber Security and Privacy Protection

Cyber security

          On December 28, 2000, the Standing Committee of the National People's Congress, or the SCNPC enacted the Decision on the Protection of Internet Security, as amended on August 27, 2009, which provides that the following activities conducted through the internet are subject to criminal liabilities: (1) gaining improper entry into any of the computer information networks relating to state affairs, national defensive affairs, or cutting-edge science and technology; (2) violation of relevant provisions of the State in the form of unauthorized interruption of any computer network or communication service, as a result of which the computer network or communication system cannot function normally; (3) spreading rumor, slander or other harmful information via the internet for the purpose of inciting subversion of the state political power; (4) stealing or divulging state secrets, intelligence or military secrets via internet; (5) spreading false or inappropriate commercial information; or (6) infringing on the intellectual property.

          On December 13, 2005, the Ministry of Public Security issued the Provisions on the Technical Measures for Internet Security Protection, which took effect on March 1, 2006. These regulations require internet service providers to take proper measures including anti-virus, data back-up, keeping records of certain information such as the login-in and exit time of users, and other related measures, and to keep records of certain information about their users for at least 60 days. On June 22, 2007, the Ministry of Public Security, State Secrecy Bureau, State Cryptography Administration and the Information Office of the State Council jointly promulgated the Administrative Measures for the Multi-level Protection of Information Security, under which the security protection grade of an information system may be classified into five grades. Companies operating and using information systems shall protect the information systems and any system equal to or above level II as determined in accordance with these measures, a record-filing with the competent authority is required.

          The Cybersecurity Law, as adopted by the National People's Congress on November 7, 2016, has come into force on June 1, 2017. Regarded as the fundamental law in the area of cybersecurity in China, the Cybersecurity Law regulates network operators and others from the following perspectives: the principle of Cyberspace sovereignty, security obligations of network operators and providers of network products and services, protection of personal information, protection of critical information infrastructure, data use and cross-border transfer, network interoperability and standardization. Network operators shall, according to the requirements of the rules for graded protection of cybersecurity, fulfill security protection obligations, so as to ensure that the network is free from interference, damage or unauthorized access, and prevent network data from being divulged, stolen or falsified. In addition, any network operator to collect personal information shall follow the principles of legitimacy, rationality and necessity and shall not collect or use any personal information without due authorization of the person whose personal information is collected. Each individual is entitled to require a network operator to delete his or her personal information if he or she finds that collection and use of such information by such operator violate the laws, administrative regulations or the agreement by and between such network operator and such individual; and is entitled to require any network operator to make corrections if he or she finds errors in such information collected and stored by such network operator. Such network operator shall take measures to delete the information or correct the error.

Privacy protection

          On December 29, 2011, the MIIT promulgated the Several Provisions on Regulating the Market Order of Internet Information Services, which became effective on March 15, 2012. On December 28, 2012, the SCNPC promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the internet. The Provisions on Protection of Personal Information of Telecommunications and Internet Users promulgated by the MIIT on July 16, 2013 contains detailed requirements on the use and collection of personal information as well as the security measures to be taken by internet service providers. Specifically, (1) the users' personal information shall not be collected without prior consent; (2) the personal information shall not be collected other than those necessary for internet service providers to provide services; (3) the personal information shall be kept strictly confidential; and (4) a series of detailed measures shall be taken to prevent any divulge, damage, tamper or loss of personal information of users.

          Pursuant to the Notice of the Supreme People's Court, the Supreme People's Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in April 2013, and the Interpretation of the Supreme People's Court and the Supreme People's Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen's personal information: (1) providing a citizen's personal information to specified persons or releasing a citizen's personal information online or through other methods in violation of relevant national provisions; (2) providing legitimately collected information relating to a citizen to others without such citizen's consent (unless the information is processed, not traceable to a specific person and not recoverable); (3) collecting a citizen's personal information in violation of applicable rules and regulations when performing a duty or providing services; or (4) collecting a citizen's personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations. In addition, on May 28, 2020, the National People's Congress of the PRC approved the PRC Civil Code, which took effect on

January 1, 2021. Pursuant to the PRC Civil Code, the collection, storage, use, process, transmission, provision and disclosure of personal information shall follow the principles of legitimacy, properness and necessity.

Unauthorized calls and text messages

          We could also be required to comply with rules and regulations regarding the control and management of unauthorized calls, including the Notice on the Special Campaign Program for Comprehensive Action against Unauthorized Calls, issued on July 18, 2018 and the Work Plans for Promoting the Special Campaign Program for Comprehensive Action against Unauthorized Calls issued by MIIT issued and came into effect on October 27, 2018. According to the aforementioned regulations, enterprises including basic telecommunications service providers and call center service providers shall coordinate with the MIIT and its local authorities to control and rectify unauthorized calls, and call center service provider like us shall strictly control the channels for unauthorized calls, including but not limit to (1) establish forbidden call lists so that the telemarketing calls could not reach those end-users who have explicitly refused to be reached by telemarketing calls of a particular industry or business, (2) strictly control the timing and frequency of active call-out and reserve the record of such call within a certain period of time (generally not less than 30 days), and (3) improve technical abilities regarding prevention and monitoring of unauthorized calls and risk precaution.

          In addition, the Short Message Provisions also impose similar requirement on short message service providers and short message content providers, and without the consumers' consent or request, they shall not send commercial text messages or shall cease to send such text messages to consumers when the latter explicitly present their refusal after their early consent. Where any consumer explicitly rejects to receive commercial text messages or do not reply, the short message service providers or short message content providers may not send them the text messages of the same or similar contents once again. Besides, short message service providers and short message content providers are also required to explicitly indicate the names of the corresponding content providers in the commercial text messages.

          While we have established certain systems and take certain acts to control the unauthorized calls and text messages, we cannot assure you that our current systems and acts will be sufficient or effective under applicable laws and regulations. See "Risk Factors — Risks Related to Regulatory Compliance — Our brand image, business and results of operations may be adversely affected by third-party misconduct and misuse of our solutions, many of which are beyond our control".

          The regulatory frameworks regarding privacy issues in many jurisdictions are constantly evolving and can be subject to significant changes from time to time. Any failure to comply with applicable regulations could result in regulatory enforcement actions against us and materially and adversely affect our business, results of operations and financial condition. See "Risk Factors — Risks Related to Our Business and Industry — If we fail to comply with laws and contractual obligations related to data privacy and protection, our business, results of operations and financial condition could be materially and adversely affected". Pursuant to the PRC Civil Code, if one intentionally infringes upon the intellectual property rights of others and the circumstance is severe, the infringed party is entitled to request for the corresponding punitive compensation.

Regulations Relating to Intellectual Property

Patent

          Patents in the PRC are principally protected under the Patent Law of the PRC promulgated by the SCNPC in 1984 and then respectively amended in 1992, 2000 and 2008 and its implementation rules. Novelty, inventiveness and practicality are three essential ingredients of patens in the PRC. The protection period is 20 years for an invention patent and 10 years for a utility model patent and a design patent, commencing from their respective application dates.

Copyright

          The PRC Copyright Law, promulgated in 1990 and amended in 2001 and 2010, or the Copyright Law, and its related implementing regulations, promulgated in 2002 and amended in 2013, are the principal laws and regulations governing copyright related matters. The Copyright Law provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, enjoy copyright of their works, which includes, among others, works of literature, art, natural science, social science, engineering technology and computer software. Under the Copyright Law, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, which was most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and internet service providers.

Trademark

          The PRC Trademark Law was adopted in 1982 and then amended in 1993, 2001, 2013 and 2019 respectively. The implementation rules of the PRC Trademark Law was adopted in 2002 and amended in 2014. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. The Trademark Office of National Intellectual Property Administration handles trademark registrations and grants a protection term of ten years to registered trademarks. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

          As of the date of this prospectus, we have not obtained the trademark registrations for all requisite classes of goods or services in China for certain of our solutions. See "Risk Factors — Risks Related to Our Business and Industry — We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition".

Domain name

          The MIIT, promulgated the Administrative Measures on Internet Domain Name, or the Domain Name Measure on August 24, 2017 to protect domain names. According to the Domain Name Measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. The permits for registered domain names are effective for five years, which are subject to renewals, cancellations or revocations.

Trade secrets

          According to the PRC Anti-Unfair Competition Law, promulgated by the SCNPC in September 1993, as amended in November 4, 2017 and April 23, 2019 respectively, the term "trade secrets" refers to technical and business information that is unknown to the public, has utility, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others' trade secrets by: (1) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using or permitting others to use the trade secrets obtained illegally under item (1) above; or (3) disclosing, using or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence. Pursuant to the PRC Civil Code, if one intentionally infringes upon the intellectual property rights of others and the circumstance is severe, the infringed party is entitled to request for the corresponding punitive compensation.

Regulations Relating to Employment

          According to the Labor Law promulgated on July 5, 1994 and amended on August 27, 2009 and December 29, 2018, the PRC Labor Contract Law promulgated on June 29, 2007 and amended on December 28, 2012, and the Implementing Regulations of the Employment Contracts Law of the PRC promulgated by the State Council on September 18, 2008, employers must execute written labor contracts with full-time employees and employers have obligation to sign an unfixed-term labor contract with any employee who has worked for the employer for ten consecutive years. In addition, all employers must comply with local minimum wage standards. The employers must establish a system for labor safety and sanitation, strictly abide by State rules and standards, provide education regarding labor safety and sanitation to its employees, provide employees with labor safety and sanitation conditions and necessary protection materials in compliance with State rules, and carry out regular health examinations for employees engaged in work involving occupational hazards.

          According to the Law on Social Insurance of the PRC promulgated by SCNPC on October 28, 2010 and amended on December 29, 2018, and the Regulations on the Administration of Housing Funds promulgated by the State Council on April 3, 1999 and amended on March 24, 2002 and March 24, 2019, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies and shall pay or withhold relevant social insurance premiums for or on behalf of employees. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the State Administration of Taxation of the PRC, or SAT, become solely responsible for collecting social insurance premiums.

Regulations Relating to Dividend Distribution

          The principal laws and regulations regulating the dividend distribution of dividends by foreign invested enterprises in the PRC include the Company Law of the PRC, as amended in August 2004, October 2005, December 2013 and October 2018, the Law of Wholly Foreign-owned Enterprises promulgated in April 1986 and amended in October 2000 and September 2016 and its implementation regulations promulgated in December 1990 and subsequently amended in April 2001 and February 2014, the Sino-Foreign Equity Joint Venture Law of the PRC promulgated in July 1979 and subsequently amended in April 1990, March 2001 and September 2016 and its implementation regulations promulgated in September 1983 and subsequently amended in January 1986, December 1987, July 2001, January 2011, February 2014 and March 2019, and the Sino-Foreign Cooperative Joint Venture Law of the PRC promulgated in April 1988 and amended in October 2000, September 2016 and November 2017 and its implementation regulations promulgated in September 1995 and amended in March 2014, March 2017 and November 2017 respectively. The Wholly Foreign-owned Enterprise Law, the Sino-Foreign Equity Joint Venture Law of the PRC and the Sino-Foreign Cooperative Joint Venture Law of the PRC were replaced by the

Foreign Investment Law on January 1, 2020. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

          According to the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control promulgated by the SAFE, on January 26, 2017, (1) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (2) domestic entities shall hold income to account for previous years' losses before remitting the profits. Moreover, domestic entities shall make detailed explanations of sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Foreign Exchange

Regulations on foreign currency exchange

          The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, as last amended on August 1, 2008, or the FEA Regulations. Pursuant to the FEA Regulations, international payments in foreign exchange and the transfer of foreign exchange under the current account items shall not be subject to any state control or restriction when complying with certain procedural requirements. In contrast, the conversion of RMB into foreign currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires prior approval from SAFE or its local branches.

          According to the Circular of SAFE on Further Improving and Adjusting the Foreign Exchange Policies on Direct Investment and its appendix, the Operating Rules for Foreign Exchange Issues with Regard to Direct Investment under Capital Account, promulgated on November 19, 2012 and amended on May 4, 2015, foreign exchange control measures related to foreign direct investment are improved, such as (1) the open of and payment into the foreign exchange account related to direct investment are no longer subject to approval by SAFE; (2) reinvestment with legal income of foreign investors in China is no longer subject to approval by SAFE; (3) purchase and external payment of foreign exchange related to foreign direct investment are no longer subject to approval by SAFE. Later, on February 13, 2015, SAFE issued the Circular on Further Simplifying and Improving Foreign Exchange Administration Policies in Respect of Direct Investment, or Circular 13, effective from June 1, 2015, providing that the bank, instead of SAFE, can directly handle the foreign exchange registration and approval for foreign direct investment and SAFE and its branches.

          SAFE released the Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign Invested Enterprises, or Circular 19, on March 30, 2015, which came into force on June 1, 2015. Under Circular 19, a foreign-invested enterprise, within the registered scope of business, may settle their foreign exchange capital following a principal of authenticity on a discretionary basis according to the actual needs of their business operation, and the RMB capital so converted can be used for equity investments within the PRC, which will be regarded as the reinvestment of foreign-invested enterprise, provided that such foreign invested enterprises are not registered as an enterprises mainly engaged in investment business, including foreign investment companies, foreign funded venture capital enterprises and foreign funded equity investment enterprises. The RMB converted from the foreign exchange capital will be kept in a designated account and is not allowed to be used directly or indirectly for purposes beyond its business scope or used to provide RMB entrusted loans (unless permitted within its registered business scope), repayment of inter-company loans (including third-party advances), and repayment of bank RMB loans that have been re-loaned to third parties, and other uses expressly forbidden under Circular 19.

          The Circular of the SAFE on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, was promulgated and became effective on June 9, 2016. According to the SAFE Circular No. 16, enterprises registered in PRC may also convert their foreign debts from foreign currency into RMB on self-discretionary basis. The SAFE Circular No. 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC. The SAFE Circular No. 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope and may not be used for investments in securities or other investment excluding banks' principal-secured financing products within the PRC unless otherwise specifically provided. Besides, the converted RMB shall not be used to make loans for non-affiliated enterprises unless it is permitted within the business scope or to build or to purchase any real estate that is not for the enterprise's own use unless it is a real estate enterprise.

          On October 23, 2019, SAFE issued SAFE Circular 28, which cancels the restrictions on domestic equity investments by capital fund of non-investment foreign invested enterprises and allows non-investment foreign-invested enterprises to use their capital funds to lawfully make equity investments in China, provided that such investments do not violate the Negative List and the target investment projects are genuine and in compliance with laws. The interpretation and implementation in practice of Circular 28 are still subject to substantial uncertainties given it is a newly issued regulation.

Regulations on foreign exchange registration of overseas investment by PRC domestic residents

          On July 4, 2014, SAFE issued Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to regulate foreign exchange matters in relation to the use of Special Purpose Vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China.

          Pursuant to SAFE Circular 37, a SPV refers to an overseas enterprise directly formed or indirectly controlled for investment or financing purposes by a domestic resident (domestic institution or domestic individual resident) with the assets or interests it legally holds overseas or in a domestic enterprise, while "round trip investment" refers to the direct investments made in China by domestic residents directly or indirectly through SPVs, namely, the behavior of establishing foreign invested enterprises or projects, or foreign-funded enterprises, in China by formation, acquisition, merger, or any other means, and acquiring interests, such as ownership, control, or operating right, in them. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents are required to complete foreign exchange registration with SAFE or its local branch according to SAFE Circular 37 and applicable currently effective SAFE regulations including the Administration of Foreign Exchange in Foreign Direct Investments by Foreign Investors. According to the Circular 13, local banks, instead of SAFE, will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration.

          Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

          We have used our best efforts to notify PRC residents (domestic institution or domestic individual resident) who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners, and we cannot compel them to comply with SAFE registration requirements. See "Risk factors — Risks Related to Doing Business in China — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us".

Regulations on stock incentive plans

          Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE on February 15, 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign owned subsidiaries in China and limit these subsidiaries' ability to distribute dividends to us. The PRC agents shall, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC established by the PRC agents before distribution to such PRC residents. In addition, the PRC agents shall quarterly submit the form for record-filing of information of the Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies with SAFE or its local branches. We and our PRC citizen employees who have been granted share options, or PRC optionees, are subject to the Stock Option Rules. If we or our PRC optionees fail to comply with the Individual Foreign Exchange Rule or the Stock Option Rules, we and our PRC optionees may be subject to fines and other legal sanctions. In addition, the PRC agents are required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan. Moreover, the SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with local branches of SAFE before exercising rights.

          In addition, the SAT has issued circulars concerning employee share options, under which our employees working in the PRC who exercise share options will be subject to PRC individual income tax. Our PRC subsidiary and affiliated entities have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or if we fail to withhold their income taxes as required by relevant laws and regulations, we may face sanctions imposed by the PRC tax authorities or other PRC government authorities.

Regulations Relating to M&A Rule and Overseas Listing in the PRC

          MOFCOM, China Securities Regulatory Commission, or CSRC, SAFE and three other PRC governmental and regulatory agencies promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors on August 8, 2006, as later amended on June 22, 2009, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules, among other things, require that if a domestic company, domestic enterprise, or a domestic individual, through an overseas company established or controlled by it/him/her, acquires a domestic company which is affiliated with it/him/her, an approval from the MOFCOM is required. The M&A Rules further requires that an SPV that is controlled directly or indirectly by the PRC companies or individuals and that has been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, shall obtain the approval of CSRC prior to overseas listing and trading of such SPV's securities on an overseas stock exchange. Moreover, if foreign investors merge a domestic enterprise and obtain the actual control over the enterprise, and if such merger involves any critical industry, affects or may affect the security of national economy, or causes transference of actual control over the domestic enterprise who possesses a resound trademark or PRC time-honored brand, the parties to the merger shall file an application to MOFCOM.

Regulations Relating to Taxation

Dividend withholding tax

          The National People's Congress enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor's jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. According to the Notice of the SAT on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise and certain other conditions are met, including: (1) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (2) the Hong Kong enterprise must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the "Beneficial Owner" in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant's business activities do not constitute substantive business activities, it could result in the negative determination of the applicant's status as a "beneficial owner", and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

Enterprise income tax

          The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Among other tax incentives, the preferential tax treatment continues as long as an enterprise can retain its "High and New Technology Enterprise" status.

          Under the PRC Enterprise Income Tax Law, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the SAT in April 2009 and amended in 2017 regarding the standards used to classify certain Chinese invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as "resident enterprises", which also clarified that dividends and other income paid by such PRC "resident enterprises" will be considered PRC source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non PRC enterprise shareholders. This circular also subjects such PRC "resident enterprises" to various reporting requirements with the PRC tax authorities. Under the implementing rules, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

          On October 17, 2017, the SAT issued the SAT Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the SAT Bulletin 7, issued by the SAT, on February 3, 2015. Under SAT Bulletin 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to SAT Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both SAT Bulletin 37 and SAT Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Value-added tax

          The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended in 2008, 2016 and 2017, or the VAT Regulation. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the MOF on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, and together with the VAT Regulation, or the VAT Law. The PRC State Council approved, and the SAT and the MOF officially launched a pilot value-added tax reform program starting from January 1, 2012, or the Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value-added tax instead of business tax. The Pilot Program was initiated in Shanghai, then further applied to ten additional regions such as Beijing and Guangdong province. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or the Order 691.

          According to the VAT Law and the Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%.

          On April 4, 2018, Adjustment to Value-added Tax Rates issued by the Ministry of Finance and the SAT was promulgated by MOF and SAT, which came into effect on May 1, 2018, or the Bulletin 32. According to Bulletin 32, the VAT tax rates of 17% and 11% are changed to 16% and 10%, respectively. On March 20, 2019, the Ministry of Finance, State Taxation Administration and General Administration of Customs jointly promulgated the Announcement on Policies for Deeping the VAT Reform or Notice 39, which came into effect on April 1, 2019. Notice 39 further changes the VAT tax rates of 16% and 10% to 13% and 9%, respectively.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Changxun Sun	45	Chairman of the board and chief executive officer
Yipeng Li*	44	Director appointee and chief financial officer
Xiegang Xiong*	51	Director appointee, chief product officer and chief technology officer
Cheng Luo*	38	Director appointee and chief executive officer assistant
Kui Zhou	53	Director
Qingsheng Zheng	44	Director
Xiaodong Liang**	44	Director (outgoing)
Zi Yang**	36	Director (outgoing)
Ming Liao**	50	Director (outgoing)
Feng Zhu**	46	Director (outgoing)
Lok Yan Hui**	43	Director (outgoing)
Jianhong Zhou**	56	Director (outgoing)
Ching Chiu***	43	Director (independent director appointee)

*
Each of Mr. Yipeng Li, Mr. Xiegang Xiong and Mr. Cheng Luo has accepted appointment as our director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

**
Each of Mr. Xiaodong Liang, Mr. Zi Yang, Mr. Ming Liao, Mr. Feng Zhu, Ms. Lok Yan Hui and Mr. Jianhong Zhou will resign from our board of directors, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

***
Mr. Ching Chiu has accepted appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

          Changxun Sun is our founder and has served as the chairman of our board of directors and our chief executive officer since our inception. Prior to founding our company, Mr. Sun served as the chief engineer and vice president of research and development of Beijing Hisunsray Information Technology Co., Ltd. from August 2000 to August 2013. From July 1998 to August 2000, Mr. Sun served as a software engineer at the research and development center of PCI-Suntek Technology Co. Ltd. (SHEX: 600728). Mr. Sun received his bachelor's degree in mathematics from Huazhong University of Science and Technology in 1998, and an MBA from Tsinghua University in 2009.

          Yipeng Li will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Li has served as our chief financial officer since May 2020. Mr. Li has also served as an independent director and chairman of audit committee of the board of Lizhi Inc. (Nasdaq: LIZI) since January 2020. Prior to joining us, Mr. Li served as the chief financial officer of Sunlands Technology Group (NYSE: STG) from September 2017 to April 2020. Mr. Li served as the chief financial officer of Alibaba Health Information Technology Limited (HKEx: 241), a subsidiary of Alibaba Group, from September 2015 to September 2017. Prior to that, he was the chief financial officer at Jiuxian.com, a leading online platform for alcohol offerings from March 2015 to August 2015. From June 2010 to February 2015, Mr. Li served as the vice president of iQIYI, Inc. (Nasdaq: IQ), in charge of its financial and legal department. Mr. Li received his bachelor's degree in accounting from Simon Fraser University in 2002. Mr. Li is a member of Chinese Institution of Certified Public Accountants.

          Xiegang Xiong will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Xiong has served as our chief product officer since November 2018 and our chief technology officer since May 2020. Prior to joining us, Mr. Xiong served as the chief technology officer of Avaya Greater China from April 2012 to October 2018. From May 2000 to March 2012, Mr. Xiong served as a product director at the UC&C product department of Cisco China. From April 1999 to April 2000, Mr. Xiong served as a system engineer manager of Lucent Technologies, Inc. Mr. Xiong received his bachelor's degree in exploration engineering from Chengdu University of Technology in July 1992, and his master's degree in exploration engineering from China University of Geosciences in July 1995.

          Cheng Luo will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Luo has served as our chief executive officer assistant since June 2015. Prior to joining us, Mr. Luo served various positions at Jinluo Group, Linksus Digiwork, Attention Communication Group and ZenithOptimedia, focusing on brand and public relations management. Mr. Luo received his bachelor degree in law from Peking University in June 2004.

          Kui Zhou has served as our director since June 2016. Mr. Zhou is a partner at Sequoia Capital China who has been focusing on early investments in technology, media, telecom and healthcare industries. Currently Mr. Zhou serves as a director of each of IngageApp, Pony AI, Dada Nexus, Eversec, Winona, Ju Shui Tan Technology and iRay Technology Company Limited. Prior to joining Sequoia in 2005, Mr. Zhou spent many years at Lenovo Group. He received his master's degree in business administration from Tsinghua University in 2000.

          Qingsheng Zheng has served as our director since February 2015. Mr. Zheng has served as a partner at Sequoia Capital China since October 2014, focusing on investments in consumer internet and enterprise. Prior to joining Sequoia, Mr. Zheng served as a partner and director of Trustbridge from 2007 to 2014. Mr. Zheng also worked for Shanda Interactive, BearingPoint, IBM and PwC from 1999 to 2007. Mr. Zheng received his bachelor's degree in economics from Fudan University in 1999.

          Xiaodong Liang has served as our director since February 2015. Mr. Liang has served as a partner of Trustbridge since January 2014. He also served as the co-chief executive officer of China Literature Limited (HKEx: 772) from March 2015 to April 2020. Mr. Liang received his bachelor's degree in economics in 1998 and his master's degree in economics in 2002 from East China University of Science and Technology. Mr. Liang received his MBA degree from Schulich School of Business of York University in 2009.

          Zi Yang has served as our director since July 2019. Mr. Yang has served as a legal counsel of Trustbridge since 2018. Prior to joining Trustbridge, Mr. Yang served as a lawyer of Fangda Partners from 2014. Mr. Yang received his bachelor's degree from East China University of Political Science and Law in 2008 and his master's degree from East China University of Political Science and Law in 2011.

          Ming Liao has served as our director since August 2019. Mr. Liao has been a founding partner and director of Prospect Avenue Capital, a late-stage private equity fund manager focusing on the internet industry, since July 2016. From February 2014 to February 2015, Mr. Liao served as the chief representative of UBS AG's Beijing representative office, working at its investment banking division. Prior to joining UBS, Mr. Liao was a director at the investment banking division of Barclays Capital Asia from May 2011 to March 2013. Before Barclays, Mr. Liao was a vice president at The Carlyle Group's investor relations division from September 2008 to May 2011, responsible for fund raising in China. Prior to joining Carlyle, Mr. Liao was a vice president in the investment banking division of Morgan Stanley Asia from August 2006 to August 2008. Mr. Liao received his bachelor's degree in economics from Renmin University of China in 1995, and his master's degree in public affairs from the Woodrow Wilson School of Public and International Affairs at Princeton University in 2000.

          Feng Zhu has served as our director since December 2019, and has served as a co-founding partner of V Fund Management Co., Ltd. since January 2016. From November 2011 to December 2015, Mr. Zhu served as an executive director of Goldman Sachs Gaohua Securities Co., Ltd. Mr. Zhu received his bachelor's degree in civil engineering from Dongnan University in 1998 and his MBA degree from Tsinghua University in 2004.

          Lok Yan Hui has served as our director since March 2019. Ms. Hui has served as the financial controller and joint company secretary of Hi Sun Technology (China) Limited. Prior to joining Hi Sun Technology in 2007, Ms. Hui was a manager of an international public accountancy firm. Ms. Hui received her bachelor's degree in business administration from Chinese University of Hong Kong in 2001. Ms. Hui is currently a certified public accountant of the Hong Kong Institute of Certified Public Accountants.

          Jianhong Zhou has served as our director since July 2020. Mr. Zhou has served as a deputy general manager of Hunan Hisun Mobile Pay IT Limited since 2009. Mr. Zhou received his bachelor's degree in law from Peking University in 1986.

          Ching Chiu will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Chiu has served as our director since November 2020. Mr. Chiu is the managing partner and co-founder of VMCapital, which mainly focuses on opportunities at growth stage in education and related industry, and he is responsible for fundraising, investment, post-investment and management of the fund. As one of the founding members of the strategic investment department of New Oriental Education & Technology Group, Mr. Chiu served as the general manager from 2015 to 2018 and led the company's strategic development, mergers and acquisitions and strategic collaboration efforts, as well as maintained domestic and international strategic relations. Mr. Chiu has over a decade of in-depth experience in education investment, and led the investment of over 50 cases, with representative cases including Sunlands Technology Group (NYSE:STG) and Tarena International, Inc. (NASDAQ:TEDU). Prior to that, Mr. Chiu had worked at Ernst & Young and Merrill Lynch. Mr. Chiu holds a master's degree in finance, and a bachelor's degree in economics, both from Peking University's School of Economics.

          The business address of our directors and executive officers is 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing, the PRC. No family relationship exists between any of our directors and executive officers.

Board of Directors

          Our board of directors will consist of seven directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (1) such director has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (2) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. Our directors may from time to time at their discretion exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and assets (present or future) and uncalled capital or any party thereof, and issue debentures, debenture share, bonds or other securities whether outright or as collateral security for any obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

          We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, including an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee's members and functions are described below.

Audit committee

          Our audit committee will consist of Mr. Ching Chiu and                  . Mr. Ching Chiu will be the chairman of our audit committee. We have determined that each of Mr. Ching Chiu and                  satisfies the "independence" requirements of Section 303A of the New York Stock Exchange Listed Company Manual and meets the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors has also determined that each of Mr. Ching Chiu and                  qualifies as an "audit committee financial expert" within the meaning of the SEC rules and possesses financial sophistication within the meaning of the New York Stock Exchange Listed Company Manual.

          The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

  •
  selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

  •
  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and our independent registered public accounting firm;

  •
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  meeting separately and periodically with management and our independent registered public accounting firms;

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

  •
  reporting regularly to the board of directors.

Compensation committee

          Our compensation committee will consist of Mr. Changxun Sun, Mr. Kui Zhou and Mr. Ching Chiu. Mr. Changxun Sun will be the chairman of our compensation committee. We have determined that Mr. Ching Chiu satisfies the "independence" requirements of Section 303A of the New York Stock Exchange Listed Company Manual.

          The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

          The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

Nominating and corporate governance committee

          Our nominating and corporate governance committee will consist of Mr. Changxun Sun, Mr. Ching Chiu and                  . Mr. Changxun Sun will be the chairman of our nominating and corporate governance committee. We have determined that each of Mr. Ching Chiu and                  satisfies the "independence" requirements of Section 303A of the New York Stock Exchange Listed Company Manual.

          The nominating and corporate governance committee will assist the board of directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

  •
  reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

  •
  selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

  •
  developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

  •
  evaluating the performance and effectiveness of the board as a whole.

Terms of Directors and Officers

          Our directors may be appointed by a resolution of our board of directors, or by an ordinary resolution of our shareholders, pursuant to the post-offering memorandum and articles of association of our company effective immediately prior to completion of this offering. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders (unless he has sooner vacated office) or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of an express provision. A director will cease to be a director if, among other things, the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) dies or is found by our company to be or becomes of unsound mind; (3) resigns his office by notice in writing to the company; (4) without special leave of absence from our board, is absent from three consecutive board meetings and our board of directors resolve that his office be vacated; or (5) is removed from office pursuant to any other provision of our third amended and restated memorandum and articles of association. Our officers are appointed by and serve at the discretion of the board of directors.

Duties of Directors

          Under Cayman Islands law, our directors owe to us fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than what may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company may have the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. See "Description of Share Capital — Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

          Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares of our company, including the registering of such shares in our share register.

Employment Agreements

          We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a specified time period, which will be automatically extended for successive one-year terms unless either party gives the other party a prior written notice to terminate employment. We may terminate the employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, including conviction or pleading of guilty to a felony, fraud, misappropriation or embezzlement, negligent or dishonest act to our detriment, misconduct or failure to perform his or her duty, disability, or death. An executive officer may terminate his or her employment at any time with a one-month prior written notice if there is a material and substantial reduction in such executive officer's existing authority and responsibilities or at any time if the termination is approved by our board of directors.

          Each executive officer intends to agree to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for our benefit, any confidential information. Each executive officer also intends to agree to assign to us all his or her all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets.

          Each executive officer intends to agree that, during his or her term of employment and for a period of two years after terminating employment with us, such executive officer will not, without our prior written consent, (1) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (2) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (3) seek directly or indirectly, to solicit the services of, or hire or engage any of our employees who is employed by us on or after the date of the executive officer's termination, or in the year preceding such termination, without our express consent.

Indemnification Agreements

          We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.

Compensation of Directors and Executive Officers

          For 2020, the aggregate cash compensation to directors and executive officers was approximately RMB4.5 million (US$0.7 million), respectively, and we did not pay any compensation to our non-executive directors. This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of our directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors, except that our PRC subsidiary, our VIE and its subsidiaries are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

          For information regarding share awards granted to our directors and officers, see "— Share Incentive Plans".

Share Incentive Plans

2016 Share Incentive Plan

          In January 2017, our board of directors approved and adopted the 2016 share incentive plan, or the 2016 Plan. The 2016 Plan is intended to promote our success and shareholder value by attracting, motivating and retaining selected employees and other eligible participants through the awards.

          As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the 2016 Plan is 29,525,465 shares. As of the date of this prospectus, options to purchase 25,230,592 ordinary shares under the 2016 Plan have been granted and outstanding. Such underlying shares will be re-classified and re-designated into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering.

          The following paragraphs summarize the principal terms of the 2016 Plan.

          Types of awards.    The 2016 Plan permits the award of options, or restricted shares.

          Eligibility.    The 2016 Plan provides for the grant of awards to, among others, employees, directors or consultants of our company, or employees, directors or consultants of our related entities, such as a subsidiary corporation.

          Administration.    Subject to the terms of the 2016 Plan, the 2016 Plan will be administered by our board of directors, or one or more committees as appointed by our board of directors, comprising at least one member of the board of directors.

          Award agreements.    Awards granted under the 2016 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

          Vesting schedule and price.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement. The plan administrator will have sole discretion in approving and amending the terms and conditions of awards including, among others, exercise or purchase prices, the number of shares granted, vesting and exercise schedules and acceleration provisions, as applicable, which are stated in the award agreement.

          Compliance with law.    An award may not be exercised nor may any shares be issued thereunder unless the exercise and issuance comply with all applicable laws.

          Transferability.    An award may not be transferred, except provided in the 2016 Plan, such as transfers by will or by laws of descent or distribution, or as provided in the relevant award agreement or otherwise determined by the plan administrator.

          Changes to capitalization.    In the event of share splits, combinations, exchanges and other specified changes in our capital structure not involving the receipt of consideration by us, the 2016 Plan provides for the proportional adjustment of the number and class of shares reserved under the 2016 Plan and the number, class and price of shares, if applicable, of all outstanding awards.

          Merger or change in control transactions.    In the event of a change in control, as defined in the 2016 Plan, each outstanding and unvested award will be treated as the plan administrator deems appropriate, including that the awards may be assumed or substituted, or fully cancelled for no consideration, and each outstanding and vested award will be treated, at the discretion of the plan administrator, in one or more of the manners including assumed or substituted with options or shares of the surviving company or cancelled for cash at the amount equal to the excess of fair value of the underlying shares over the exercise price, otherwise, such outstanding vested awards will be terminated.

          Amendment and termination.    The 2016 Plan has a term of ten years commencing from the date of the board approval, unless terminated earlier in accordance with its terms. Our board of directors has the authority to terminate, amend or modify the 2016 Plan. However, no amendment or termination of the 2016 Plan may affect any shares previously issued or any options previously granted to a participant and certain changes may require shareholder approval, including if it materially changes the category of persons who are eligible for the grant of options or the restricted shares.

2021 Share Incentive Plan

          In January 2021, our shareholders and board of directors adopted our 2021 share incentive plan, or the 2021 Plan, to motivate attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. Under the 2021 Plan, the maximum aggregate number of Class A ordinary shares which may be issued pursuant to all awards under such plan is 15,144,221, or the award pool, which constitutes 5% of the total issued and outstanding shares of our company on a fully-diluted basis as of the date of adoption. In addition, the maximum number of Class A ordinary shares under the award pool which may be issued pursuant to all awards under the plan shall be no greater than 40%, 60%, 80% and 100%, respectively, of the award pool on or prior to the first anniversary, second anniversary, third anniversary and fourth anniversary of the effective date of the plan, respectively. Such underlying shares (if granted prior to the completion of this offering) will be re-classified and re-designated into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering.

          As of the date of this prospectus, no award has been granted under the 2021 Plan.

          The following paragraphs summarize the principal terms of the 2021 Plan.

          Types of awards.    The 2021 Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by our board of directors or compensation committee of the board, or the committee.

          Plan administration.    Our board of directors or the committee administers the 2021 Plan. The board or the committee determines, among other things, the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

          Award agreement.    Awards granted under the 2021 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

          Eligibility.    We may grant awards to our employees, directors and consultants.

          Vesting schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

          Exercise of awards.    The exercise price per share subject to an option is determined by the plan administrator and set forth in the award agreement, which may be a fixed price or a variable price related to the fair market value of the shares. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant.

          Transfer restrictions.    Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions, such as transfers to our company or a subsidiary of ours, transfers to the immediate family members of the participant by gift, the designation of a beneficiary to receive benefits if the participant dies, permitted transfers or exercises on behalf of the participant by the participant's duly authorized legal representative if the participant has suffered a disability, or, subject to the prior approval of the plan administrator or our executive officer or director authorized by the plan administrator, transfers to one or more natural persons who are the participant's family members or entities owned and controlled by the participant and/or the participant's family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the participant and/or the participant's family members, or to such other persons or entities as may be expressly approved by the plan administrator, pursuant to such conditions and procedures as the plan administrator may establish.

          Termination and amendment.    Unless terminated earlier, the 2021 Plan has a term of ten years. Our board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no such action may adversely affect in any material way any award previously granted without prior written consent of the participant.

          The following table summarizes, as of the date of this prospectus, the number of ordinary shares under outstanding options that we granted to our directors and executive officers under our share incentive plans.

Name	Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Changxun Sun	*	US$0.147 - US$0.25	May 30, 2019	April 29, 2029
Yipeng Li**	*	US$0.25	May 31, 2020	May 30, 2030
Xiegang Xiong**	*	US$0.01 - US$0.38	November 11, 2018 - July 15, 2020	November 10, 2028 - July 14, 2030
Cheng Luo**	*	US$0.25	February 1, 2015 - July 15, 2020	January 31, 2025 - July 14, 2030
Kui Zhou	—	—	—	—
Qingsheng Zheng	—	—	—	—
Xiaodong Liang***	—	—	—	—
Zi Yang***	—	—	—	—
Ming Liao***	—	—	—	—
Feng Zhu***	—	—	—	—
Lok Yan Hui***	—	—	—	—
Jianhong Zhou***	—	—	—	—
Ching Chiu****	—	—	—	—

All directors and executive officers as a group	5,510,750

*
Less than 1% of our total outstanding ordinary shares on an as-converted basis.

**
Each of Mr. Yipeng Li, Mr. Xiegang Xiong and Mr. Cheng Luo has accepted appointment as our director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

***
Each of Mr. Xiaodong Liang, Mr. Zi Yang, Mr. Ming Liao, Mr. Feng Zhu, Ms. Lok Yan Hui and Mr. Jianhong Zhou will resign from our board of directors, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

****
Mr. Ching Chiu has accepted appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

          As of the date of this prospectus, other grantees as a group held options to purchase an aggregate of 19,719,842 ordinary shares, with exercise prices ranging from US$0.147 per share to US$0.38 per share.

          For discussions of our accounting policies and estimates for awards granted pursuant to the 2016 Plan, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Share-based compensation".

Share Restriction Agreements

          We entered into a share restriction agreement with an entity controlled by Mr. Changxun Sun, our founder, chairman of board of directors and chief executive officer, pursuant to which 8,154,893 ordinary shares beneficially owned by Mr. Changxun Sun became restricted shares, subject to certain repurchase and transfer restrictions. Such restricted shares are scheduled to vest in equal annual installments over three years commencing from August 28, 2019, as long as he remains as our employee. All the unvested restricted shares will immediately be fully vested and released from all the restrictions upon the completion of this offering.

PRINCIPAL SHAREHOLDERS

          The following table sets forth information concerning the beneficial ownership of our ordinary shares, as of the date of this prospectus, as adjusted to reflect the sale of ADSs representing Class A ordinary shares in this offering, for:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own 5% or more of our ordinary shares.

          The percentage of beneficial ownership in the table below is calculated based on (1) 258,214,734 shares outstanding on an as-converted basis as of the date of this prospectus and (2)                   Class A ordinary shares and                  Class B ordinary shares outstanding on an as-converted basis immediately after the completion of this offering, including                  Class A ordinary shares to be sold by us in this offering represented by ADSs, but excludes (1) 25,230,592 Class A ordinary shares to be issued upon future exercise of outstanding options under the 2016 Plan, (2) 661,376 Class A ordinary shares to be issued upon future exercise of the series C warrant, subject to adjustment, and (3) the Class A ordinary shares to be issued upon exercise of the option to purchase additional ADSs represented by Class A ordinary shares. To our knowledge, except as indicated in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

          Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

			Ordinary shares beneficially owned after this offering***

	Ordinary shares beneficially owned prior to this offering***		Class A ordinary	Class B ordinary	Total ordinary shares on an as-converted	Percentage of beneficial ownership (of total Class A and Class B ordinary	Percentage of total voting power after this

	Number	%	shares	shares	basis	shares)	offering†

Directors and Executive Officers†
Changxun Sun(1)	39,402,215	15.21
Yipeng Li**	—	—
Xiegang Xiong**	*	*
Cheng Luo**	*	*
Kui Zhou(2)	—	—
Qingsheng Zheng	—	—
Xiaodong Liang***	—	—
Zi Yang***	—	—
Ming Liao***(3)	13,805,285	5.35
Feng Zhu***	—	—
Lok Yan Hui***	—	—
Jianhong Zhou***	—	—
Ching Chiu****	*	*
All directors and executive officers as a group	53,808,118	20.73
Principal Shareholders:
Main Access Limited(4)	55,677,341	21.56
Sequoia Capital CV IV Holdco, Ltd and Max Honest Limited(5)	53,580,097	20.75
Trustbridge Partners V, L.P.(6)	38,496,611	14.91
Cloopen Co., Ltd(1).	25,649,839	9.93
Prospect Avenue Capital Limited Partnership and Foley Square Investment Limited(3)	13,805,285	5.35

*
Represents less than 1% of our total outstanding shares on an as converted basis.

**
Each of Mr. Yipeng Li, Mr. Xiegang Xiong and Mr. Cheng Luo has accepted appointment as our director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

***
Each of Mr. Xiaodong Liang, Mr. Zi Yang, Mr. Ming Liao, Mr. Feng Zhu, Ms. Lok Yan Hui and Mr. Jianhong Zhou will resign from our board of directors, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

****
Mr. Ching Chiu has accepted appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

†
Except as indicated otherwise below, the business address of our directors and executive officers is 16/F, Tower A, Fairmont Tower 33 Guangshun North Main Street, Chaoyang District, Beijing, People's Republic of China.

††
Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

†
For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to ten votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)
Represents (1) 25,649,839 pre-offering Class A ordinary shares held by Cloopen Co., Ltd., a company wholly-owned by Mr. Changxun Sun, (2) 11,177,376 pre-offering Class A ordinary shares held by Kastle Limited, a company incorporated under the laws of Hong Kong and a trustee that holds such shares for and on behalf of certain management of our company, (3) 1,700,000 pre-offering Class A ordinary shares held by Wisdom Legend Investment Limited, a company controlled by Mr. Xiaoguang Li, and (4) 875,000 underlying shares issuable upon exercise of certain of his options under the 2016 Plan within 60 days of the date of this prospectus. The voting power of all of our shares held by Wisdom Legend Investment Limited and Kastle Limited is vested to and controlled by Mr. Changxun Sun until the completion of this offering. 8,154,893 shares owned by Mr. Changxun Sun through Cloopen Co., Ltd. is subject to certain transfer and repurchase restrictions, which will be terminated upon the completion of this offering. See "Management — Share Restriction Agreements". The business address of Mr. Changxun Sun is at 16/F, Tower A, Fairmont Tower 33 Guangshun North Main Street, Chaoyang District, Beijing, People's Republic of China.
(2)
Excludes shares held by Max Honest Limited, see footnote (5).

(3)
Represents (1) 12,853,688 series E preferred shares held by Prospect Avenue Capital Limited Partnership, a limited partnership incorporated in the Cayman Islands and (2) 951,597 pre-offering Class A ordinary shares held by Foley Square Investment Limited, a limited company incorporated in Hong Kong. The general partners of Prospect Avenue Capital Limited Partnership are Prospect Avenue Capital Inc. and Shiny Gloss Limited, both of which are ultimately controlled by Mr. Ming Liao. The registered office of Prospect Avenue Capital Limited Partnership is at P.O. Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands. Foley Square Investment Limited is wholly owned by Mr. Ming Liao. The registered office of Foley Square Investment Limited is at Unit A1 of Unit A, 11F Success Comm Bldg, 245-251 Hennessy Rd, Hong Kong.

(4)
Represents (1) 45,800,000 pre-offering Class B ordinary shares, (2) 7,443,326 series C preferred shares, and (3) 2,434,015 series D preferred shares, all of which are held by Main Access Limited, a company incorporated in Bright Virgin Islands. Main Access Limited is an indirect wholly-owned subsidiary of Hi Sun Technology (China) Limited, which is a company listed on The Stock Exchange of Hong Kong Limited (Stock Code: 818), and there is no ultimate controlling person of Main Access limited. The registered office of Main Access Limited is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(5)
Represents (1) 8,457,962 pre-offering Class B ordinary shares, 18,642,038 series A preferred shares and 428,456 series E preferred shares held by Sequoia Capital CV IV Holdco, Ltd., a company incorporated in Cayman Islands with limited liability, and (2) 26,051,641 series C preferred shares held by Max Honest Limited. The sole shareholder of Sequoia Capital CV IV Holdco, Ltd. is Sequoia Capital CV IV Senior Holdco, Ltd. The sole shareholder of Sequoia Capital CV IV Senior Holdco, Ltd. is Sequoia Capital China Venture Fund IV, L.P., the general partner of which is SC China Venture IV Management, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Mr. Neil Nanpeng Shen. The registered office of Sequoia Capital CV IV Holdco, Ltd. is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The sole shareholder of Max Honest Limited is Beijing Sequoia Mingde Equity Investment Center Company (L.P.), or, Mingde, whose general partner is Beijing Sequoia Kunde Investment Management Center Limited Partnership, or Kunde. The general partner of Kunde is Shanghai Huanyuan Investment Management Limited, or Huanyuan. Huanyuan is wholly owned by Mr. Kui Zhou and Ms. Xin Fu. The investment committee of Mingde, which includes Mr. Neil Nanpeng Shen and Mr. Kui Zhou, manages the decisions taken by Mingde to vote or to direct a vote, or to dispose, or direct the disposition of, the shares held by Mingde. As the management power is vested in the investment committee of which Mr. Neil Nanpeng Shen and Mr. Kui Zhou are members, Mr. Shen and Mr. Zhou may be deemed to share voting and dispositive power over the shares held by Mingde. The registered office of Max Honest Limited is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)
Represents 1,700,000 pre-offering Class B ordinary shares, 19,617,225 series B preferred shares, 7,443,326 series C preferred shares and 9,736,060 series D preferred shares held by Trustbridge Partners V, L.P., a private fund managed by Trustbridge Partners incorporated in the Cayman Islands as an exempted limited partnership. The general partner of Trustbridge Partners V, L.P. is TB Partners GP5, L.P., the general partner of which is TB Partners GP5 Limited, which is wholly-owned by Shujun Li. The registered office of Trustbridge Partners V, L.P. is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

          As of the date of this prospectus, none of our ordinary shares or preferred shares are held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See "Description of Share Capital — History of Securities Issuances" for our major shareholders.

          Immediately upon completion of this offering, we anticipate that         % of our issued and outstanding shares will be held by our affiliates and         % will be held by non-affiliates.

Historical Changes in Our Shareholding

          See "Description of Share Capital — History of Securities Issuances" for historical changes in our shareholding.

 RELATED PARTY TRANSACTIONS

Transactions with Certain Related Parties

Transactions with certain managements

          We leased an office space for one of our affiliated entities through Beijing Puhui Sizhong Technology Limited Company, a company affiliated with Mr. Changxun Sun, as a result of which, we paid rental expenses of RMB0.1 million, RMB0.1 million (US$14,000) and RMB0.2 million (US$22,000) to this company in 2018, 2019 and the nine months ended September 30, 2020.

          In June 2016, Mr. Changxun Sun entered into a loan agreement with us to obtain an interest-free loan of approximately US$6.4 million for the subscription of 27,862,642 ordinary shares. In February 2017, we repurchased 10,879,664 ordinary shares, which reduced the amount of such loan to US$3.7 million. As of the date of this prospectus, Mr. Changxun Sun repaid approximately US$1,698 and our shareholders resolved to waive the remaining approximately US$3,672,678 in recognition of his past performance and contribution to our company.

          In 2018, 2019 and the nine months ended September 30, 2020, we provided certain interest-free loans to three management members of our company, including Mr. Changxun Sun. As of December 31, 2018 and 2019 and September 30, 2020, the amount due from the such management members were RMB2.8 million, RMB2.5 million (US$0.4 million) and RMB4.3 million (US$0.6 million), respectively. All the loan balance has been fully repaid as of the date of this prospectus.

Transitions with entities affiliated with a principal shareholder

          We provided cloud-based UC&C solutions to subsidiaries of Hi Sun Technology (China) Limited, or Hi Sun Technology, an entity affiliated with Main Access Limited, which is one of our principal shareholders. We generated revenues of RMB38.5 million, RMB38.3 million (US$5.6 million), RMB28.9 million and RMB20.3 million (US$3.0 million) in 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. The amounts due from Hi Sun Technology, which were recorded under accounts receivable, net, were RMB19.6 million, RMB12.5 million (US$1.8 million) and RMB8.8 million (US$1.3 million) as of December 31, 2018 and 2019 and September 30, 2020, respectively. Deposits paid by us for performance guarantee, which were recorded under prepayments and other current assets, were nil, RMB3.9 million (US$0.6 million) and RMB3.9 million (US$0.6 million) as of December 31, 2018 and 2019 and September 30, 2020, respectively.

          We also engaged subsidiaries of Hi Sun Technology for outsourcing services in relation to project execution, and recognized cost of revenues of RMB1.3 million, RMB7.9 million (US$1.2 million), RMB6.2 million, and RMB 0.4 million (US$57,000) in 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. We also engaged subsidiaries of Hi Sun Technology for outsourcing services in relation to research and development, and recognized research and development expenses of RMB4.1 million (US$0.6 million) in the nine months ended September 30, 2020. The amounts due to Hi Sun Technology (China) Limited, which were recorded under accounts payable, were RMB1.2 million, RMB3.2million (US$0.5 million) and RMB1.0 million (US$0.1 million) as of December 31, 2018 and 2019 and September 30, 2020, respectively.

Transactions with an unconsolidated affiliate

          For the nine months ended September 30, 2020, we provided office rental services to Beijing Jingu Shitong Technology Co., Ltd., or Beijing Jingu, an unconsolidated affiliate, and generated rental income of RMB0.2 million (US$35,000). As of September 30, 2020, the amount due was approximately RMB40,000 (US$6,000).

          For the nine months ended September 30, 2020, we provided certain interest-free loans to Beijing Jingu. As of September 30, 2020, the amount due was RMB1.4 million (US$0.2 million).

Contractual Agreements with Our VIE and Its Shareholders

          See "Corporate History and Structure — Contractual Arrangements".

Private Placements

          See "Description of Share Capital — History of Securities Issuances".

Shareholders Agreement

          See "Description of Share Capital — History of Securities Issuances — Shareholders agreement".

Employment Agreements and Indemnification Agreements

          See "Management — Employment Agreements" and "Management — Indemnification Agreements".

Share Incentive Plans

          See "Management — Share Incentive Plans".

DESCRIPTION OF SHARE CAPITAL

          We were incorporated as an exempted company with limited liability under the Companies Act of the Cayman Islands, as amended, or the Companies Act, on January 3, 2014. Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time and the Companies Act, and the common law of the Cayman Islands.

          As of the date of this prospectus, our authorized share capital is US$100,000 divided into 1,000,000,000 shares with par value of US$0.0001 each, comprising (1) 841,099,986 ordinary shares, par value of US$0.0001 each, among which 626,242,010 are designated as pre-offering Class A ordinary shares, par value of US$0.0001 each, or the pre-offering Class A ordinary shares, and 214,857,976 are designated as pre-offering Class B ordinary shares, par value of US$0.0001 each, or the pre-offering Class B ordinary shares, (2) 18,642,038 series A preferred shares, par value of US$0.0001 each, or the series A preferred shares, (3) 19,617,225 series B preferred shares, par value of US$0.0001 each, or the series B preferred shares, (4) 44,659,956 series C preferred shares, par value of US$0.0001 each, or the series C preferred shares, (5) 12,462,157 series D preferred shares, par value of US$0.0001 each, or the series D preferred shares, (6) 20,137,444 series E preferred shares, par value of US$0.0001 each, or the series E preferred shares, and (7) 43,381,194 series F preferred shares, par value of US$0.0001 each, or the series F preferred shares, among which, 43,356,758 pre-offering Class A ordinary shares, 55,957,962 pre-offering Class B ordinary shares, 18,642,038 series A preferred shares, 19,617,225 series B preferred shares, 44,659,956 series C preferred shares, 12,462,157 series D preferred shares, 20,137,444 series E preferred shares and 43,381,194 series F preferred shares are issued and outstanding.

          Immediately prior to completion of this offering, each of the pre-offering Class A ordinary shares beneficially owned by Mr. Changxun Sun will be re-designated and converted into one Class B ordinary share of our company with a par value of US$0.0001 each, or Class B ordinary shares, and each of the ordinary shares and preferred shares in the capital of our company, whether issued (excluding the pre-offering class A ordinary shares beneficially owned by Mr. Changxun Sun) or unissued will be re-designated and converted into one Class A ordinary share of our company with a par value of US$0.0001 each, or Class A ordinary shares. Subject to the approval of the existing shareholders of our company, immediately prior to the completion of this offering, our authorized share capital will be US$100,000 divided into 1,000,000,000 ordinary shares, with a par value of US$0.0001 each, comprising of 600,000,000 Class A ordinary shares, 25,649,839 Class B ordinary shares and 374,350,161 shares with a par value of US$0.0001 each, of such class or classes (however designated) as our board of directors may determine in accordance with our eighth amended and restated memorandum and articles of association, among which,                                         Class  A ordinary shares and                                         Class B ordinary shares will be issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs.

Our Post-offering Memorandum and Articles of Association

          We plan to adopt, subject to the approval of the existing shareholders, the eighth amended and restated memorandum and articles of association, or the post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering and replace our current memorandum and articles of association in its entirety.

          The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective immediately prior to the completion of this offering.

          The following description of our share capital and provisions of our post-offering memorandum and articles of association are summaries and are qualified by reference to our post-offering memorandum and articles of association that will be in effect immediately prior to the completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement on Form F-1, of which this prospectus forms a part. The descriptions of the ordinary shares reflect changes to our capital structure that will occur when our post-offering memorandum and articles of association becomes effective.

          The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders' rights with respect to the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of Class A ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "Description of American Depositary Shares".

Ordinary shares

          All of our issued and outstanding ordinary shares, which consist of Class A ordinary shares and Class B ordinary shares, are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

          Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. The Class A ordinary shares and Class B ordinary shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distributions.

Conversion

          Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity that is not Mr. Changxun Sun or his affiliate (as defined in our post-offering articles of association), such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

Voting rights

          Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to ten votes, on all matters subject to a vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded.

          A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy. No shareholder shall be entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder.

          An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes attached to all issued and outstanding ordinary shares cast at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our post-offering amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association. We may, among other things, subdivide or consolidate our shares by ordinary resolution.

General meetings of shareholders

          As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders' annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

          Shareholders' general meetings may be convened by a majority of our board of directors or the chairman of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders present in person or by proxy, or, if a corporation or other non-natural person, by its duly authorized representative, representing not less than one-third of all votes attaching to the total issued shares of our company entitled to vote at the meeting.

          The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings as at the date of the deposit of the requisition, our board is obliged to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Dividends

          Subject to the Companies Act, our directors may declare dividends in any currency to be paid to our shareholders. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, dividends may be declared and paid out of our profits or out of the share premium account. Our post-offering amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. In no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Holders of our ordinary shares will be entitled to such dividends as may be declared by our board of directors.

Transfer of ordinary shares

          Subject to any applicable restrictions set forth in our post-offering amended and restated articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form that our directors may approve.

          Our directors may decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

  •
  the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of share;

  •
  the instrument of transfer is properly stamped (in circumstances where stamping is required);

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

          If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

          The registration of transfers may, after compliance with any notice requirement of New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year as our board may determine.

Liquidation

          Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among those shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them.

Calls on ordinary shares and forfeiture of ordinary shares

          Subject to our post-offering amended and restated memorandum and articles of association and to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of shares, repurchase and surrender of ordinary shares

          We are empowered by the Companies Act and our post-offering amended and restated articles of association to purchase our own shares, subject to certain restrictions. We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.

          We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors.

          Under the Companies Act, the redemption or repurchase of any share may be paid out of the company's profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares issued and outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of rights of shares

          If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

          The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of additional shares

          Our post-offering amended and restated memorandum and articles of association authorizes our board of directors to issue additional shares (including, without limitation, preferred shares) from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

          Our post-offering amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights, voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

          Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of books and records

          Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (except for our memorandum and articles of association and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information".

Anti-takeover provisions

          Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that (1) authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders, and (2) limit the ability of shareholders to requisition and convene general meetings of shareholders.

          However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Appointment and removal of directors

          Unless otherwise determined by our company in general meeting, our post-offering amended and restated memorandum and articles of association provide that our board of directors will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit. The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board. Our shareholders may also appoint any person to be a director by way of ordinary resolution.

          Subject to restrictions contained in our post-offering amended and restated memorandum and articles of association, a director may be removed with or without cause by ordinary resolution of our company. In addition, the office of any director shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors, (2) dies or is found to be or becomes of unsound mind, (3) resigns his office by notice in writing to our company, (4) without special leave of absence from our board, is absent from three consecutive board meetings and our board resolves that his office be vacated, or (5) is removed from office pursuant to our post-offering amended and restated memorandum and articles of association.

Proceedings of board of directors

          Our post-offering amended and restated memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors. Our post-offering amended and restated memorandum and articles of association provide that the board may from exercise all the powers of our company to borrow money, to mortgage or charge all or any part of the undertaking, property and uncalled capital of our company and to issue debentures and other securities whenever money is borrowed, or as security for any debt, liability or obligation of our company or of any third party.

Alteration of capital

          We may from time to time by ordinary resolution in accordance with the Companies Act alter the conditions of post-offering our amended and restated memorandum of association to:

  •
  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

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  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Act;

  •
  sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Companies Act; and

  •
  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in a general meeting may be determined by our directors.

          We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Register of members

          Under the Companies Act, we must keep a register of members and there should be entered therein:

  •
  the names and addresses of our members, together with a statement of the shares held by each member, and such statement shall confirm (1) the amount paid on the shares of each member, (2) the number and category of shares held by each member, and (3) whether each relevant category of shares held by a member carries voting rights under the memorandum and articles of association of the company and if so, whether such voting rights are conditional;

  •
  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

          Under the Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. A member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

          Upon the completion of this offering, the depositary will be included in our register of members as a holder of Class A ordinary shares represented by the ADSs in this offering.

          If the name of any person is incorrectly entered in or omitted from our register of members or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified. The Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted company

          We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue negotiable or bearer shares or shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

          "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

          The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England.

          In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to United States corporations and companies incorporated in the State of Delaware.

Mergers and similar arrangements

          The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

          In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

          A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a "parent" of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

          The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

          Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

          Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

          The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

          If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the statutory procedures, the dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad decision to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' suits

          In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of our company to challenge:

  •
  an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  an act which constitute a fraud against the minority where the wrongdoer are themselves in control of the company.

Indemnification of directors and executive officers and limitation of liability

          Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

          Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained in their capacities as such unless such actions, proceedings, costs, charges, expenses, losses or, damages or liabilities arise from the dishonesty, wilful default or fraud of such directors or officers, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment)

or in the execution or discharge of his duties, powers, authorities or discretions. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

          In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors' fiduciary duties

          Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

          The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

          In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

          As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company:

  •
  a duty to act in good faith in the best interests of the company,

  •
  a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so),

  •
  a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

          A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

          Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters and adopt both the ordinary resolutions and the special resolutions by way of unanimous written resolutions signed by or on behalf of all of the shareholders of our company who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

          Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

          With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Companies Act may provide shareholders with limited rights to requisition a general meeting but such rights must be stipulated in the articles of association of the Company.

          In accordance with our post-offering memorandum and articles of association, shareholders holding not less than one-third of the votes attaching to the total issued and outstanding shares of our company entitled to vote at general meetings shall have the right to requisition a shareholder's meeting, in which case our directors shall convene an extraordinary general meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Cumulative voting

          Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director.

          There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

          Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director's office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind or dies; (3) resigns his office by notice in writing to the company; (4) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated or; (5) is removed from office pursuant to any other provision of our post-offering amended and restated memorandum and articles of association.

Transactions with interested shareholders

          The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting shares within the past three years.

          This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

          Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; winding up

          Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

          Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of rights of shares

          Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may materially adversely vary the rights attached to any class with the consent in writing of the holders of two-thirds of the issued shares of that class or with sanction of a special resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of governing documents

          Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

          Under the Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of non-resident or foreign shareholders

          There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

          In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of books and records

          Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records.

          Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for the memorandum and articles of association and our register of mortgages and charges). However, we intend to provide our shareholders with annual reports containing audited financial statements. See "Where You Can Find Additional Information".

History of Securities Issuances

          The following is a summary of our securities issuances and re-designations during the past three years.

Ordinary shares

          In February 2017, we repurchased 10,879,664 pre-offering Class A ordinary shares from Cloopen Co., Ltd. at the consideration of US$2,691,809. On the same day, we issued 3,894,424 pre-offering Class A ordinary shares to 7Moor Ultima Holding Limited at the nominal value, and 1,947,212 pre-offering Class A ordinary shares to 7Moor Thule Holding Limited at the nominal value.

          In March 2020, we issued 3,706,745 pre-offering Class A ordinary shares to Kastle Limited at the nominal consideration.

          In July 2020, we issued 3,036,187 pre-offering Class A ordinary shares to Kastle Limited at the nominal consideration and 464,900 pre-offering Class A ordinary shares to Will Hunting Capital Fund I, L.P. at the consideration of US$1,140,864.60. On the same day, 7Moor Ultima Holding Limited transferred 1,476,993 pre-offering Class A ordinary shares to Kastle Limited at the aggregate consideration of US$384,744.97, transferred 527,058 pre-offering Class A ordinary shares to Foley Square Investment Limited at the consideration of US$689,444.57, transferred 131,869 pre-offering Class A ordinary shares to Telstra Ventures Fund II, L.P. at the consideration of US$172,497.84, transferred 29,350 pre-offering Class A ordinary shares to Telstra Ventures Fund II Sidecar, L.P. at the consideration of US$38,392.74, transferred 224,410 pre-offering Class A ordinary shares to Praising Ease Limited at the consideration of US$293,550.72, transferred 469,440 pre-offering Class A ordinary shares to WHC Vfine LTD at the consideration of US$614,074.46, and transferred 1,035,304 pre-offering Class A ordinary shares to Future Innovation Fund LP at the consideration of US$1,354,281.16; and, 7Moor Thule Holding Limited transferred 424,539 pre-offering Class A ordinary shares to Foley Square Investment Limited at the consideration of US$555,339.47, transferred 106,219 pre-offering Class A ordinary shares to Telstra Ventures Fund II, L.P. at the consideration of US$138,945.07, transferred 23,641 pre-offering Class A ordinary shares to Telstra Ventures Fund II Sidecar, L.P. at the consideration of US$30,924.79, transferred 180,759 pre-offering Class A ordinary shares to Praising Ease Limited at the consideration of US$236,450.85, transferred 378,129 pre-offering Class A ordinary shares to WHC Vfine LTD at the consideration of US$494,630.54, and transferred 833,925 pre-offering Class A ordinary shares to Future Innovation Fund LP at the consideration of US$1,090,857.29.

          In November 2020, Cloopen Co., Ltd transferred 1,533,139 pre-offering Class A ordinary shares to Kastle Limited at nil consideration. On the same day, Slivo Co., Ltd surrendered 1,700,000 pre-offering Class A ordinary shares for nominal consideration and we issued 1,700,000 pre-offering Class A ordinary shares to Wisdom Legend Investment Limited at nominal consideration.

          In January 2021, we issued 1,424,312 pre-offering Class A ordinary shares to Kastle Limited at nil consideration.

Preferred shares

          In March 2018, we issued 2,434,015 series D preferred shares to Main Access Limited at the consideration of US$5,000,000, and 292,082 series D preferred shares to Telstra Ventures Pty Limited at the consideration of US$600,000. On the same day, we also issued 9,736,060 series D preferred shares to Trustbridge Partners V, L.P. at the consideration of US$20,000,000, and re-designated 1,700,000 shares held by Trustbridge Partners V, L.P. into pre-offering Class B ordinary shares.

          In June 2018, Telstra Ventures Pty Limited transferred 3,721,663 series C preferred shares and 292,082 series D preferred shares to its affiliate, Telstra Ventures Fund II, L.P.

          In August 2019, we issued 12,225,142 series E preferred shares to Prospect Avenue Capital Limited Partnership at the consideration of US$30,000,000, 407,505 series E preferred shares to Sequoia Capital CV IV Holdco, Ltd. at the consideration of US$1,000,000, and 407,505 series E preferred shares to Vitalbridge Fund I, L.P. at the consideration of US$1,000,000.

          In September 2019, Telstra Ventures Fund II, L.P. transferred 53,174 series D preferred shares to its affiliate, Telstra Ventures Fund II Sidecar, L.P.

          In October 2019, we issued one series E-1 preferred share to PRAISING EASE LIMITED at the nominal consideration.

          In March 2020, we issued 247,353 series E preferred shares to Prospect Avenue Capital Limited Partnership at nominal consideration, 8,245 series E preferred shares to Sequoia Capital CV IV Holdco, Ltd. at nominal consideration and 8,245 series E preferred shares to Vitalbridge Fund I, L.P. at nominal consideration.

          In July 2020, we issued 381,193 series E preferred shares to Prospect Avenue Capital Limited Partnership at nominal consideration, 12,706 series E preferred shares to Sequoia Capital CV IV Holdco, Ltd. at nominal consideration and 12,706 series E preferred shares to Vitalbridge Fund I, L.P. at nominal consideration.

          In November 2020, we issued 3,856,106 series E preferred shares to Beijing Zhanjin Management Consultant Center (LLP) at the consideration of US$9,000,000 and 2,570,738 series E preferred shares to Beijing Yunli Hefeng Management Consultant Center (LLP) at the consideration of US$6,000,000, and repurchased and cancelled one series E-1 preferred share from PRAISING EASE LIMITED at nominal consideration. On the same day, Max Connect Limited surrendered 26,051,641 series C preferred shares for nominal consideration and we issued 26,051,641 series C preferred shares to Max Honest Limited at the consideration of US$35,000,000.

          In November 2020, we issued 11,799,685 series F preferred shares to Image Frame Investment (HK) Limited at the consideration of US$34,000,000, issued 694,099 series F preferred shares to Mirae Asset Growth 1 Investment Company Limited at the consideration of US$2,000,000, issued 5,205,743 series F preferred shares to Mirae Asset New Economy Fund L.P. at the consideration of US$15,000,000, issued 1,388,198 series F preferred shares to Mirae Asset Securities (HK) Limited at the consideration of US$4,000,000, issued 7,635,090 series F preferred shares to VM EDU Fund I, L.P. at the consideration of US$22,000,000, issued 3,123,446 series F preferred shares to Parantoux Vintage PE Ltd. at the consideration of US$9,000,000, and issued 1,735,248 series F preferred shares to CloudAlpha Master Fund at the consideration of US$5,000,000.

          In January 2021, we issued 11,799,685 series F preferred shares to Novo Investment HK Limited in connection with exercise of series F warrant at the exercise price of US$2.8814 per share.

Warrants

Series C warrant

          In September 2016, we issued a warrant to China Equities HK Limited with the value of US$625,000, or the series C warrant. The warrant holder may, within seven years commencing from the issuance date, subscribe, upon exercise in full of the series C warrant, an aggregate of 661,376 series C preferred shares of our company, par value of US$0.0001 per share, at the exercise price of US$0.945 per share, subject to adjustment. Upon a cashless exercise, the number of Class A ordinary shares the warrant holder is entitled to may be adjusted by (1) the amount equal to such number multiplying with the difference between the fair market value per series C warrant share and US$0.945, dividing by (2) the fair market value per series C warrant share. The series C warrant is, prior to the expiration date, transferrable, subject to certain restrictions, and the warrant shares issuable thereunder will be converted and re-designated into Class A ordinary shares after this offering. We have granted the warrant holder the same registration rights as holders of registrable securities, including demand registration rights, F-3/S-3 registration rights and piggyback registration rights. See "— Shareholders Agreement — Registration rights".

Series E warrants

          In October 2019, we issued warrants to Guizhou Province Yunli High-tech Industry Investment Partnership (Limited Partnership) and Guizhou Province Chuangxin Chuangye Equity Investment Fund (Limited Partnership) with the right to purchase an aggregate of 6,112,570 series E preferred shares, as adjusted, at the aggregate exercise price of US$15,000,000. In connection with such series E warrants, the warrant holders extended loans to Ronglian Yitong in the aggregate principal amount of RMB equivalent to US$15,000,000 in 2019, or the series E loans. In March 2020 and July 2020, we issued additional warrants to such warrant holders with rights to purchase an aggregate of 314,274 series E preferred shares at nominal value for anti-dilution purpose. The series E warrants were exercised in full in November 2020. In connection with the exercise, we extended promissory notes to such holders in the aggregate principal amount of US$15,000,000, which will be repaid by such holders upon receipt of the repayment made by Ronglian Yitong pursuant to the series E loans. See "— History of Securities Issuances — Preferred shares".

Series F warrant

          In November 2020, we issued a warrant to Novo Investment HK Limited with the value of US$34,000,000, or the series F warrant. The warrant holder may, within six months commencing from the issuance date, subscribe for an aggregate of 11,799,685 series F preferred shares of our company, par value of US$0.0001 per share, at the exercise price of US$2.8814 per share, subject to adjustment. The series F warrant is, prior to the expiration date, transferrable, subject to certain restrictions, and the warrant shares issuable thereunder will be converted and re-designated into Class A ordinary shares after this offering. We have granted the warrant holder the same registration rights as holders of registrable securities, including demand registration rights, F-3/S-3 registration rights and piggyback registration rights. See "— Shareholders Agreement — Registration rights". The series F warrant was exercised in full in January 2021.

          Among all the recipients of our securities set forth above, we believe that each of Cloopen Co., Ltd., 7Moor Ultima Holding Limited, 7Moor Thule Holding Limited, Main Access Limited, Trustbridge Partners V, L.P., Sequoia Capital CV IV Holdco, Ltd. and Max Connect Limited may be deemed to be our affiliate under the relevant securities law.

Options or restricted shares

          See "Management — Share Incentive Plans" and "Management — Share Restrictions Agreements".

Shareholders Agreement

          In November 2020, we entered into a shareholders agreement (as amended) and a right of first refusal and co-sale agreement (as amended) with all of our existing shareholders and warrant holders, or collectively, the shareholders agreements. The shareholders agreements provide for certain shareholders' rights, including information and inspection rights, preemptive rights, right of first refusal and co-sale rights, director nomination rights and provisions governing corporate governance matters. The special rights and the corporate governance provisions will automatically terminate upon the completion of this offering.

Registration rights

          We have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the shareholders agreement.

          Demand Registration Rights.    At any time or from time to time after six months following the closing of the initial public offering, holders of at least 20% of the registrable securities (including shares issued to our investors) then outstanding have the right to demand that we file a registration statement of all registrable securities that the holders request to be registered and included in such registration statement by written notice. Other than required by the underwriter(s) in connection with our initial public offering, not more than 75% of the registrable securities requested by the holders to be included in such underwriting and registration shall be excluded by the underwriters and shall only be excluded after excluding all other equity securities from the registration and underwritten offering first and so long as the number of shares to be included on behalf of the non-excluded holders is allocated among all holders in proportion to the respective amounts of registrable securities requested by such holders to be included. We have the right to defer filing of a registration statement for a period of not more than 90 days after the receipt of the request of the initiating holders if we furnish to the holders requesting registration a certificate signed by our chief executive officer stating that in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. However, we cannot exercise the deferral right more than once in any twelve-month period. We are obligated to effect no more than three demand registrations, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted.

          Piggyback registration rights.    If we propose to file a registration statement for a public offering of our securities, we must offer the holders of registrable securities an opportunity to include in the registration statement all or any part of the registrable securities held by such holders. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the underwriters may exclude up to all of the registrable securities requested to be registered in connection with the initial public offering and up to 75% of the registrable securities requested to be registered in connection with any other public offering, but in any case only after first excluding all other equity securities (except for securities sold for the account of the company) from the registration and underwriting and so long as the registrable securities to be included in such registration on behalf of any non-excluded holders are allocated among all holders in proportion, as nearly as practicable, to the respective amounts of registrable securities requested by such holders to be included.

          Form F-3 registration rights.    Our shareholders may request us in writing to file an unlimited number of registration statements on Form F-3. We shall effect the registration of the securities on Form F-3 as soon as practicable, except in certain circumstances.

          Expenses of registration.    We will bear all registration expenses (other than underwriting discounts and commissions in connection with sale of registrable securities) and expenses incurred by holders upon our or an underwriters' request in connection with any demand, piggyback or Form F-3 registration. We will not, however, be required to pay for any expenses of any registration proceeding begun pursuant to demand registration rights, whether or not on Form F-3/S-3, if the registration request is subsequently withdrawn by the holders of no less than a majority of the voting power of the registrable securities requested to be registered, subject to certain exceptions.

          Termination of registration rights.    Our shareholders' registration rights will terminate upon the earlier of (1) the fifth anniversary of the completion of a qualified public offering, (2) the termination, liquidation, dissolution of our company or a liquidation event, and (3) as to any shareholder when the shares subject to registration rights held by such shareholder can be sold without registration in any 90-day period pursuant to Rule 144 promulgated under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

          The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent                  Class A ordinary shares (or a right to receive Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

          You may hold ADSs either (1) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (2) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

          Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

          As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

          The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See "Where You Can Find Additional Information" for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

          The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

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  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation". The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

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  Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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  Other distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

          The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

          You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

          You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

          ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

          Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (1) we asked the depositary to solicit your instructions at least [45] days before the meeting date, (2) the depositary does not receive voting instructions from you by the specified date and (3) we confirm to the depositary that:

  •
  we wish to receive a proxy to vote uninstructed shares;

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  we reasonably do not know of any substantial shareholder opposition to a particular question; and

  •
  the particular question is not materially adverse to the interests of shareholders,

          the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

          We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

          In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
US$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

          The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

          From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

          The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

          You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

          The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

          If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

          If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

          If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

          If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

          The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

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  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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  we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

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  we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

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  the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

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  we appear to be insolvent or enter insolvency proceedings;

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  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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  there has been a replacement of deposited securities.

          If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

          After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

          The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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  are not liable if we or it exercises discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  •
  the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

          In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

          Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

          ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

          In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

          In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

          The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

          The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Settlement of Disputes; Submission to Jurisdiction

          The deposit agreement gives the depositary or an ADS holder asserting a claim against us relating to our ordinary shares, the ADSs or the deposit agreement the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the American Arbitration Association, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

          In the deposit agreement, we have submitted to the non-exclusive jurisdiction of any state or federal court located in the State of New York with respect to any action relating to our ordinary shares, the ADSs or the deposit agreement. However, nothing in the deposit agreement purports to prevent anyone from pursing any legal claim in any other court.

SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of this offering, assuming no exercise by the underwriters of their option to purchase additional ADSs, we will have                       ADSs outstanding representing                      Class A ordinary shares, or approximately         % of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could materially adversely affect prevailing market prices of the ADSs.

          Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We have applied to list the ADSs on the New York Stock Exchange. However, we cannot assure you that a regular trading market will develop in the ADSs. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs. Future sales of substantial amounts of our ordinary shares or ADSs in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time.

Lock-up Agreements

          We have agreed, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option or contract to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee equity incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriters.

          Furthermore, each of our directors and executive officers and existing shareholders has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

          Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

          All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

          In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares of the same class, including shares represented by ADSs, which will equal approximately                                         Class  A ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, (or                                        Class  A ordinary shares if the underwriters in full their option to purchase additional ADSs); and

  •
  the average weekly trading volume of our ordinary shares of the same class, including shares represented by ADSs on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

          Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

          Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Form S-8

          We intend to file a registration statement on Form S-8 under the Securities Act covering all Class A ordinary shares which are either subject to outstanding options or may be issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to the 2016 Plan and the 2021 Plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described elsewhere in this prospectus.

 TAXATION

          The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. The following summary does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in ADSs. In particular, the discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the federal tax law of the United States. Accordingly, you should consult your own tax advisor regarding the tax consequences of an investment in the ADSs. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of CM Law Firm, our PRC legal counsel.

Cayman Islands Taxation

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties applicable to payments to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

          Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

          Pursuant to Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, we have obtained an undertaking from the Financial Secretary of the Cayman Islands that:

  •
  no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

  •
  the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of our shares, debentures or other obligations, or by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

          The undertaking for us is for a period of 30 years from April 5, 2020.

PRC Taxation

          Under the EIT Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in SAT Circular 82 may reflect the general position of SAT on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (1) the primary location of the day-to-day operational management is in the PRC; (2) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (3) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (4) at least 50% of voting board members or senior executives habitually reside in the PRC.

          We do not believe that our Cayman Islands holding company meets all of the conditions above. Our Cayman Islands holding company is not a PRC resident enterprise for PRC tax purposes. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body". Therefore, there can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

          CM Law Firm, our legal counsel as to PRC law, has advised us that if the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of our Cayman Islands holding company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that our Cayman Islands holding company is treated as a PRC resident enterprise.

          Provided that our Cayman Islands holding company is not deemed to be a PRC resident enterprise, holders of the ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. However, under SAT Circular 7, where a non-resident enterprise conducts an "indirect transfer" by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed thereunder. See "Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or the ADSs holders".

United States Federal Income Taxation

          The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of the ADSs or ordinary shares by a U.S. Holder, as defined below, that acquires the ADSs in this offering and holds the ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code.

          This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

          This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules, including:

  •
  financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders in securities or other persons that elect mark-to-market treatment;

  •
  partnerships or other pass-through entities and their partners or investors;

  •
  tax-exempt organizations (including private foundations);

  •
  investors that own (directly, indirectly, or constructively) 10% or more of our stock by vote or value;

  •
  investors that hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction;

  •
  investors that have a functional currency other than the U.S. dollar; or

  •
  investors required to accelerate the recognition of any item of gross income with respect to the ADSs or Class A ordinary shares as a result of such income being recognized on an applicable financial statement.

          In addition, this discussion does not address any state, local, alternative minimum tax, or non-United States tax considerations, or the Medicare contribution tax on net investment income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in the ADSs or ordinary shares.

General

          For purposes of this discussion, a "U.S. Holder" is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has otherwise elected to be treated as a United States person under the Code.

          If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the ADSs or ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding the ADSs or ordinary shares are urged to consult their tax advisors regarding an investment in the ADSs or ordinary shares.

          For United States federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax.

Passive foreign investment company considerations

          A non-United States corporation, such as our company, will be classified as a "passive foreign investment company", or PFIC, for United States federal income tax purposes, if, in the case of any particular taxable year, either (1) 75% or more of its gross income for such taxable year consists of certain types of "passive" income or (2) 50% or more of the value of its assets (generally based on an average of the quarterly values of the assets) during such taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company's unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other non-U.S. corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

          Although the law in this regard is unclear, we treat our affiliated entities, as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. Assuming that we are the owner of our affiliated entities for United States federal income tax purposes, based upon our current and projected income and assets (taking into account the proceeds from this offering) and projections as to the value of the ADSs and ordinary shares following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

          While we do not expect to become a PFIC in the current or future taxable years, the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of our assets from time to time, including, in particular the value of our goodwill and other unbooked intangibles (which may depend upon the market value of the ADSs or ordinary shares from time-to-time and may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current or future taxable years.

          The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we retain significant amounts of liquid assets including cash raised in this offering, or if our affiliated entities were not treated as owned by us for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we were classified as a PFIC for any year during which a U.S. holder held the ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held the ADSs or ordinary shares.

          The discussion below under "— Dividends" and "— Sale or other disposition of ADSs or ordinary shares" is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are classified as a PFIC for the current taxable year or any subsequent taxable year are discussed below under "— United States Federal Income Taxation — Passive foreign investment company rules".

Dividends

          Subject to the PFIC rules described below, any cash distributions (including constructive distributions and the amount of any PRC tax withheld) paid on the ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution will generally be treated as a "dividend" for United States federal income tax purposes. Under current law, a non-corporate recipient of a dividend from a "qualified foreign corporation" will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met.

          A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (2) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. We have applied to list the ADSs on the New York Stock Exchange. Provided the listing is approved, we believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. Since we do not expect that our ordinary shares will be listed on established securities markets, it is unclear whether dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years. In the event we are deemed to be a PRC resident enterprise under the EIT Law, we may be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the United States-PRC income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose and includes an exchange of information program), in which case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares or ADSs. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

          For United States foreign tax credit purposes, dividends paid on the ADSs or ordinary shares will generally be treated as income from foreign sources and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on the ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or other disposition of ADSs or ordinary shares

          Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss, if any, upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term gain or loss if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate tax payers are currently eligible for reduced rates of taxation. In the event that we are treated as a PRC resident enterprise under the EIT Law, and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive foreign investment company rules

          If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the ADSs or ordinary shares, unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (1) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (2) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution and/or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount of the excess distribution or gain allocated to the taxable year of the distribution or disposition and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income; and

  •
  the amount of the excess distribution or gain allocated to each taxable year other than the taxable year of the distribution or disposition or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

          If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

          As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to the ADSs, provided that the ADSs are "regularly traded" (as specially defined in the regulations) on the New York Stock Exchange. No assurances may be given regarding whether the ADSs will qualify, or will continue to be qualified, as being regularly traded in this regard. If a mark-to-market election is made, the U.S. Holder will generally (1) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (2) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ADSs will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Because our ordinary shares are not listed on a stock exchange, U.S. Holders will not be able to make a mark-to-market election with respect to our ordinary shares.

          If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

          Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to the ADSs may continue to be subject to the general PFIC rules with respect to such U.S. Holder's indirect interest in any of our non-United States subsidiaries (including our VIE and any subsidiaries of our VIE.) that is classified as a PFIC.

          We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

          As discussed above under "— Dividends", dividends that we pay on the ADSs or ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns the ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must file an annual information return with the IRS. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of holding, and disposing ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Information reporting and backup withholding

          Certain U.S. Holders are required to report information to the IRS relating to an interest in "specified foreign financial assets", including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

          In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of the ADSs or ordinary shares. Information reporting will apply to payments of dividends on, and to proceeds from the sale or other disposition of, ordinary shares or ADSs by a paying agent within the United States to a U.S. Holder, other than U.S. Holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, ordinary shares or ADSs within the United States to a U.S. Holder (other than U.S. Holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

          Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited are acting as representatives of the underwriters. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States of America. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C.
Citigroup Global Markets Inc.
China International Capital Corporation Hong Kong Securities Limited
Total

          The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters' option to purchase additional ADSs described below.

          The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$                          per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

          Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC.

Option to Purchase Additional ADSs

          We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional                                        A DSs from us at the offering price listed on the cover of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above.

Commissions and Expenses

          Total underwriting discounts and commissions to be paid to the underwriters represent % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total

	Per ADS (US$)	No Exercise (US$)	Full Exercise (US$)

Discounts and commissions paid by us

          We have agreed to pay all fees and expenses that we occur in connection with the offering. We have agreed to reimburse the underwriters for certain expenses up to US$                           relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc.

Lock-Up Agreements

          [We have agreed that, without the prior written consent of the representatives of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (iv) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

          The restrictions described in the preceding paragraph do not apply to (A) the sale of the ADSs and the ordinary shares represented by such ADSs in this offering; (B) the issuance by us of ADSs or ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing and (C) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ADSs or ordinary shares.

          Each of [our directors, executive officers and existing shareholders] have agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs or ordinary shares or any other securities convertible into or exercisable or exchangeable for ADSs or ordinary shares or (2) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs or ordinary shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement. The foregoing sentence (i) also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any; and (ii) shall not apply to transactions relating to ADSs, ordinary shares or other securities acquired in this offering or in open market transactions after the completion of this offering and certain other exceptions.

          In addition, through a letter agreement, we will instruct the Bank of New York Mellon, as depositary, not to accept any deposit of any ordinary shares or deliver any ADSs until after 180 days following the date of this prospectus unless we consent to such deposit or issuance. We will not provide such consent without the prior written consent of the representatives of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

          The representatives of the underwriters, in their sole discretion, on behalf of the underwriters may release the ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.]

Listing

          The ADSs [have been approved] for listing on the New York Stock Exchange under the symbol "RAAS".

Stabilization, Short Positions and Penalty Bids

          In connection with the offering, the underwriters may purchase and sell ADSs in the open market.

          These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in the offering. The underwriter may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option.

          The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and if these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and any of these activities may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the over-the-counter market or otherwise.

Electronic Distribution

          A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Directed Share Program

          At our request, the underwriters have reserved for sale at the initial public offering price up to       % of the ADSs being offered by this prospectus for employees, directors, officers and other persons associated with us and members of their families. The sales will be made by                  , an selected dealer affiliated with                   , an underwriter of this offering, through a directed share program. The number of ADSs available for sale to the general public will be reduced to the extent these individuals purchase such reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus.

Indemnification

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing, investment research, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services and other services for us and to persons and entities with relationships with us, for which they received or will receive customary fees and commissions.

          In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also make or communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Pricing of the Offering

          Prior to this offering, there has been no public market for our ordinary shares or the ADSs. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

Selling Restrictions

          No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required.

          Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investor" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

          The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

          This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

          The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

          This prospectus is not intended to constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. No offer or invitation may be made to the public in the Cayman Islands to subscribe for or purchase the ordinary shares or any ADS. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai international finance center

          This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale.

          Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

          In relation to each Member State of the European Economic Area (each a "Relevant State"), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

          For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

Hong Kong

          The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Indonesia

          This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

          In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

  •
  a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

  •
  a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

  •
  an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

  •
  a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

  •
  a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

  •
  an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

  •
  an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

          Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan

          No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

          Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Korea

          The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

          Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds", its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

          The offering of the ADSs has not been and will not be approved by the Securities Commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian Capital Markets and Services Act 2007, or CMSA. Accordingly, no ADSs or invitation to purchase is being made to any person in Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of Schedule 5 of the CMSA and distributed only by a holder of a Capital Markets Services License who carries on the business of dealing in securities.

People's Republic of China

          This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Philippines

          The ADSs being offered or sold have not been and will not be registered with the Philippine securities and exchange commission under the securities regulation code of the Philippines, or the SRC. Any future offer or sale of the ADSs within the Philippines is subject to the registration requirements under the SRC unless such offer or sale qualifies as a transaction exempt from the registration under the SRC.

          Accordingly, this prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the ADSs, may not be circulated or distributed in the Philippines, and the ADSs may not be offered or sold, or be made the subject of an invitation for subscription or purchase, to persons in the Philippines, other than (i) to qualified investors in transactions that are exempt from the registration requirements of the SRC; and (ii) by persons licensed to make such offers or sales in the Philippines.

Qatar

          In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only an shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

          This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA, except:

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law;

  •
  as specified in Section 276(7) of the SFA; or

  •
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

          The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Taiwan

          The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan through a public offering or in such an offering that require registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority's ruling thereunder.

Thailand

          This prospectus does not, and is not intended to, constitute a public offering in Thailand. The ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

United Arab Emirates

          The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Act (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom

          In relation to the United Kingdom, no ADSs have been offered or will be offered pursuant to the offering contemplated by this prospectus to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any ADSs at any time under the following exemptions under the UK Prospectus Regulation:

  (a)
  to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation,

          provided that no such offer of the ADSs shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

          In the United Kingdom, the offer is only addressed to, and is directed only at, "qualified investors" within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as "relevant persons"). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

          For the purposes of this provision, the expression an "offer to the public" in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression "UK Prospectus Regulation" means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

Vietnam

          This offering of ADSs has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The ADSs will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

EXPENSES RELATING TO THIS OFFERING

          Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the ADSs by us. Except for the SEC registration fee, the New York Stock Exchange listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$
FINRA filing fee
New York Stock Exchange listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	US$

 LEGAL MATTERS

          We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by CM Law Firm and for the underwriters by Tian Yuan Law Firm. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and CM Law Firm with respect to matters governed by PRC law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Tian Yuan Law Firm with respect to matters governed by PRC law.

 EXPERTS

          The consolidated financial statements of Cloopen Group Holding Limited as of December 31, 2018 and 2019, and for the years then ended and the consolidated financial statements of Cloopen Group Holding Limited as of December 31, 2019 and September 30, 2020, and for the nine months ended September 30, 2020 have been included herein and in the registration statement in reliance upon the reports of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The audit report dated January 19, 2021 states that the accompanying consolidated statements of comprehensive loss, changes in shareholders' deficit, and cash flows for the nine months ended September 30, 2019, and the related notes, were not audited by KPMG Huazhen LLP and, accordingly, KPMG Huazhen LLP does not express an opinion on them.

          The office of KPMG Huazhen LLP is located at 8th Floor, KPMG Tower, Oriental Plaza, No.1 East Chang An Avenue, Dongcheng District, Beijing, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statements on Form F-1 and Form F-6 and their exhibits and schedules for further information with respect to us and the ADSs.

          Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the internet at the SEC's website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

          As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

CLOOPEN GROUP HOLDING LIMITED

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Cloopen Group Holding Limited:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cloopen Group Holding Limited and subsidiaries (the Company) as of December 31, 2018 and 2019, the related consolidated statements of comprehensive loss, changes in shareholders' deficit, and cash flows for the years then ended and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company's auditor since 2018.

Beijing, China
November 13, 2020, except for Note 20 (d) and (e), as to which the date is January 19, 2021.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

		December 31,

		2018	2019

	Note	RMB	RMB	US$
ASSETS
Current assets
Cash	3	84,878,803	164,118,081	24,171,981
Restricted cash (including restricted cash of VIE that can only be used to settle the VIE's own obligation of RMB2,045,000 and RMB195,000 as of December 31, 2018 and 2019)	3	2,045,000	195,000	28,720
Term deposits		—	69,762,000	10,274,832
Short-term investments	4, 15	2,994,216	2,501,024	368,361
Accounts receivables, net (including accounts receivables of VIE that can only be used to settle the VIE's own obligations of RMB110,334,728 and RMB168,249,612 as of December 31, 2018 and 2019)	5	150,327,771	219,131,400	32,274,567
Contract assets	18	18,036,555	25,249,719	3,718,882
Amounts due from related parties	20	2,820,000	2,510,000	369,683
Prepayments and other current assets (including other receivables of VIE that can only be used to settle the VIE's own obligations of RMB11,309,311 and RMB10,610,652 as of December 31, 2018 and 2019)	6	86,670,747	117,711,255	17,336,994

Total current assets		347,773,092	601,178,479	88,544,020

Non-current assets
Long-term investments	7, 15	33,503,459	40,077,207	5,902,735
Property and equipment, net	8	14,537,792	17,904,068	2,636,984
Intangible assets, net	9	4,857,510	3,443,178	507,125
Deferred income tax assets	16	524,982	180,222	26,544
Other non-current assets		5,226,063	4,648,976	684,720

Total non-current assets		58,649,806	66,253,651	9,758,108

Total assets		406,422,898	667,432,130	98,302,128

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities
Short-term bank borrowings (including short-term bank borrowings of VIE without recourse to the Company of RMB19,885,432 and RMB26,838,032 as of December 31, 2018 and 2019, respectively)	10	19,885,432	26,838,032	3,952,815
Accounts payable (including accounts payable of VIE without recourse to the Company of RMB73,542,821 and RMB135,194,396 as of December 31, 2018 and 2019, respectively)		90,254,421	152,008,136	22,388,379
Contract liabilities (including contract liabilities of VIE without recourse to the Company of RMB97,324,272 and RMB108,950,803 as of December 31, 2018 and 2019, respectively)	18	98,417,522	111,953,381	16,488,951
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of VIE without recourse to the Company of RMB49,385,507 and RMB52,880,022 as of December 31, 2018 and 2019, respectively)	11	57,557,918	68,768,498	10,128,505

Total current liabilities		266,115,293	359,568,047	52,958,650

Non-current liabilities
Warrant liabilities	12, 15	5,037,589	19,631,027	2,891,338
Long-term borrowings (including long-term borrowings of VIE without recourse to the Company of RMB Nil and RMB96,190,363 as of December 31, 2018 and 2019, respectively)	10	—	96,190,363	14,167,309

Total non-current liabilities		5,037,589	115,821,390	17,058,647

Total liabilities		271,152,882	475,389,437	70,017,297

Commitments and contingencies (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

		December 31,

		2018	2019

	Note	RMB	RMB	US$
MEZZANINE EQUITY	13
Series A Redeemable Convertible Preferred Shares (US$0.0001 par value, 18,642,038 shares authorized, issued and outstanding as of December 31, 2018 and December 31, 2019, Redemption value of RMB157,371,163 and RMB183,371,326 as of December 31, 2018 and December 31, 2019; Liquidation value of RMB26,525,064 and RMB29,118,733 as of December 31, 2018 and December 31, 2019		157,371,163	183,371,326	27,007,677
Series B Redeemable Convertible Preferred Shares (US$0.0001 par value, 19,617,225 shares authorized, issued and outstanding as of December 31, 2018 and December 31, 2019, Redemption value of RMB184,452,606 and RMB212,123,212 as of December 31, 2018 and December 31, 2019; Liquidation value of RMB94,440,651 and RMB103,675,227 as of December 31, 2018 and December 31, 2019)		184,452,606	212,123,212	31,242,372
Series C Redeemable Convertible Preferred Shares (US$0.0001 par value, 44,659,956 shares authorized, issued and outstanding as of December 31, 2018 and December 31, 2019, Redemption value of RMB548,653,276 and RMB613,766,867 as of December 31, 2018 and December 31, 2019; Liquidation value of RMB501,530,862 and RMB550,571,448 as of December 31, 2018 and December 31, 2019)		548,653,276	613,766,867	90,398,089
Series D Redeemable Convertible Preferred Shares (US$0.0001 par value, 12,462,157 shares authorized, issued and outstanding as of December 31, 2018 and December 31, 2019, Redemption value of RMB187,447,306 and RMB205,776,240 as of December 31, 2018 and December 31, 2019; Liquidation value of RMB187,447,306 and RMB205,776,240 as of December 31, 2018 and December 31, 2019)		187,447,306	205,776,240	30,307,565
Series E Redeemable Convertible Preferred Shares (US$0.0001 par value, 13,040,152 shares authorized, issued and outstanding as of December 31, 2019, Redemption value of RMB229,103,777 as of December 31, 2019; Liquidation value of RMB229,103,777 as of December 31, 2019)		—	229,103,777	33,743,339

Total mezzanine equity		1,077,924,351	1,444,141,422	212,699,042

SHAREHOLDERS' DEFICIT:
Pre-offering Class A ordinary Shares (US$0.0001 par value, 214,973,841 shares authorized as of December 31, 2018 and December 31, 2019; 34,724,614 shares issued and 33,024,614 outstanding as of December 31, 2018, 34,724,614 shares issued and 24,869,721 shares outstanding as of December 31, 2019)		23,519	23,519	3,464
Pre-offering Class B Ordinary Shares (US$0.0001 par value, 170,492,060 shares authorized as of December 31, 2018 and December 31, 2019; 55,957,962 and 55,957,962 shares issued and outstanding as of December 31, 2018 and December 31, 2019, respectively; each Pre-offering Class B ordinary share is convertible into one Pre-offering Class A ordinary share)		33,348	33,348	4,912
Subscription receivable		(23,219,901)	(23,219,901)	(3,419,922)
Accumulated other comprehensive loss		(57,227,223)	(72,548,649)	(10,685,261)
Accumulated deficit		(855,857,803)	(1,140,572,830)	(167,988,222)

Total shareholders' deficit attributable to Cloopen Group Holding Limited		(936,248,060)	(1,236,284,513)	(182,085,029)

Non-controlling interests		(6,406,275)	(15,814,216)	(2,329,182)

Total shareholders' deficit		(942,654,335)	(1,252,098,729)	(184,414,211)

Total liabilities, mezzanine equity and shareholders' deficit		406,422,898	667,432,130	98,302,128

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

		Year Ended December 31,

	Note	2018	2019

		RMB	RMB	US$
Revenues	18	501,488,667	650,282,167	95,776,212
Cost of revenues		(312,990,993)	(382,868,343)	(56,390,413)

Gross profit		188,497,674	267,413,824	39,385,799
Operating expenses:
Research and development expenses		(125,990,376)	(161,851,588)	(23,838,162)
Selling and marketing expenses		(144,522,222)	(173,083,097)	(25,492,385)
General and administrative expenses		(92,365,690)	(108,315,378)	(15,953,131)

Total operating expenses		(362,878,288)	(443,250,063)	(65,283,678)

Operating loss		(174,380,614)	(175,836,239)	(25,897,879)
Interest expenses		(1,685,245)	(6,750,341)	(994,218)
Interest income		416,188	989,438	145,728
Investment income		384,622	114,192	16,819
Impairment loss of long-term investments		(5,000,000)	—	—
Gain from disposal of equity method investments		366,687	—	—
Gain from disposal of a subsidiary		—	21,421	3,155
Share of losses of equity method investments		(546,530)	(14,592)	(2,149)
Change in fair value of warrant liabilities	12	(450,083)	137,969	20,321
Change in fair value of long-term investments		17,700,000	900,000	132,556
Foreign currency exchange gains (losses), net		10,401,825	(2,403,599)	(354,012)

Loss before income taxes		(152,793,150)	(182,841,751)	(26,929,679)
Income tax expense	16	(2,672,098)	(652,610)	(96,119)

Net loss		(155,465,248)	(183,494,361)	(27,025,798)

Accretion and modifications of Redeemable Convertible Preferred Shares	13	(106,867,153)	(141,031,943)	(20,771,760)
Net loss attributable to ordinary shareholders		(262,332,401)	(324,526,304)	(47,797,558)
Net loss attributable to non-controlling interests		(16,219,821)	(8,692,578)	(1,280,278)
Net loss attributable to Cloopen Group Holding Limited		(246,112,580)	(315,833,726)	(46,517,280)
Net loss		(155,465,248)	(183,494,361)	(27,025,798)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of nil income taxes		(59,467,497)	(15,305,596)	(2,254,271)
Unrealized holding gain on available-for-sale securities, net of nil income taxes		606,265	121,000	17,821
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		(384,622)	(114,192)	(16,819)

Total other comprehensive loss		(59,245,854)	(15,298,788)	(2,253,269)

Comprehensive loss		(321,578,255)	(339,825,092)	(50,050,827)

Comprehensive loss attributable to non-controlling interests		(16,110,735)	(8,669,940)	(1,276,944)
Comprehensive loss attributable to Cloopen Group Holding Limited		(305,467,520)	(331,155,152)	(48,773,883)
Net loss per ordinary share
— Basic and diluted	17	(2.88)	(3.62)	(0.53)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
— Basic and diluted	17	91,083,938	89,567,463

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

	Note	Pre-offering class A ordinary shares		Pre-offering class B ordinary shares		Additional paid-in capital	Subscription receivable	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders' deficit attributable to Cloopen Group Holding Limited	Non- controlling interests	Total shareholders' deficit

		Number of Pre-offering class A ordinary shares	RMB	Number of Pre-offering class B ordinary shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2018		34,724,614	23,519	55,957,962	33,348	—	(23,219,901)	2,127,717	(617,135,467)	(638,170,784)	10,302,025	(627,868,759)
Change in the ownership interest in the subsidiaries		—	—	—	—	597,565	—	—	—	597,565	(597,565)	—
Net loss		—	—	—	—	—	—	—	(139,245,427)	(139,245,427)	(16,219,821)	(155,465,248)
Share-based compensation	14	—	—	—	—	6,792,679	—	—	—	6,792,679	—	6,792,679
Accretion and modification of Redeemable Convertible Preferred Shares	13	—	—	—	—	(7,390,244)	—	—	(99,476,909)	(106,867,153)	—	(106,867,153)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	—	—	(59,487,926)	—	(59,487,926)	20,429	(59,467,497)
Unrealized holding losses on available-for-sale securities, net of nil income taxes		—	—	—	—	—	—	366,453	—	366,453	239,812	606,265
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		—	—	—	—	—	—	(233,467)	—	(233,467)	(151,155)	(384,622)

Balance as of December 31, 2018		34,724,614	23,519	55,957,962	33,348	—	(23,219,901)	(57,227,223)	(855,857,803)	(936,248,060)	(6,406,275)	(942,654,335)
Change in the ownership interest in the subsidiaries		—	—	—	—	(1,104,816)	—	—	—	(1,104,816)	(738,001)	(1,842,817)
Inducement cost		—	—	—	—	4,768,612	—	—	—	4,768,612	—	4,768,612
Net loss		—	—	—	—	—	—	—	(174,801,783)	(174,801,783)	(8,692,578)	(183,494,361)
Share-based compensation	14	—	—	—	—	27,454,903	—	—	—	27,454,903	—	27,454,903
Accretion and modification of Redeemable Convertible Preferred Shares	13	—	—	—	—	(31,118,699)	—	—	(109,913,244)	(141,031,943)	—	(141,031,943)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	—	—	(15,325,783)	—	(15,325,783)	20,187	(15,305,596)
Unrealized holding losses on available-for-sale securities, net of nil income taxes		—	—	—	—	—	—	76,276	—	76,276	44,724	121,000
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		—	—	—	—	—	—	(71,919)	—	(71,919)	(42,273)	(114,192)

Balance as of December 31, 2019		34,724,614	23,519	55,957,962	33,348	—	(23,219,901)	(72,548,649)	(1,140,572,830)	(1,236,284,513)	(15,814,216)	(1,252,098,729)

Balance as of December 31, 2019 — US$		34,724,614	3,464	55,957,962	4,912	—	(3,419,922)	(10,685,261)	(167,988,222)	(182,085,029)	(2,329,182)	(184,414,211)

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2018	2019

	RMB	RMB	US$
Operating activities:
Net loss	(155,465,248)	(183,494,361)	(27,025,798)
Adjustments to reconcile net loss to net cash used in operating activities
Allowance for doubtful accounts	151,315	8,278,788	1,219,334
Share-based compensation	6,792,679	27,454,903	4,043,670
Depreciation and amortization	7,678,156	8,291,998	1,221,279
Deferred tax benefit	1,699,063	344,760	50,778
Impairment on long-term investments	5,000,000	—	—
Loss from disposal of property and equipment	535	79,293	11,679
Investment income	(384,622)	(114,192)	(16,819)
Gain from disposal of equity method investments	(366,687)	—	—
Gain from disposal of a subsidiary	—	(21,421)	(3,155)
Share of losses of equity method investments	546,530	14,592	2,149
Change in fair value of warrant liabilities	450,083	(137,969)	(20,321)
Change in fair value of long-term investments	(17,700,000)	(900,000)	(132,556)
Unrealized foreign exchange (gain)/loss	(10,401,825)	2,403,599	354,012
Changes in operating assets and liabilities:
Accounts receivables	15,982,858	(76,499,739)	(11,267,194)
Contract assets	1,035,973	(7,795,842)	(1,148,203)
Prepayments and other current assets	(5,922,204)	(31,040,511)	(4,571,773)
Other non-current assets	(178,043)	356,087	52,446
Accounts payable	(14,718,200)	61,753,715	9,095,339
Contract liabilities	23,048,671	13,535,859	1,993,617
Accrued expenses and other current liabilities	(17,866,765)	11,105,885	1,635,720

Net cash used in operating activities	(160,617,731)	(166,384,556)	(24,505,796)

Investing activities:
Cash paid for purchase of property and equipment	(7,661,615)	(10,094,269)	(1,486,725)
Cash paid for purchase of intangible assets	(1,290,061)	(378,069)	(55,684)
Cash received from disposal of affiliates	3,435,002	—	—
Cash paid for purchase of long-term investments	(1,000,000)	(5,688,340)	(837,802)
Cash received from disposal of property and equipment	—	496,221	73,085
Cash paid for purchase of short-term investments	(49,000,000)	(34,000,000)	(5,007,659)
Cash received from sale of short-term investments	58,384,622	34,614,192	5,098,119
Payment of interest free loans provided to related parties	(4,000,000)	—	—
Collection of interest free loans provided to related parties	3,180,000	310,000	45,658
Cash paid for term deposits	—	(69,762,000)	(10,274,832)

Net cash provided by / (used in) investing activities	2,047,948	(84,502,265)	(12,445,840)

Financing activities:
Proceeds from issuance of Series D Redeemable Convertible Preferred Shares	160,975,360	—	—
Proceeds from issuance of Series E Redeemable Convertible Preferred Shares	—	226,646,200	33,381,377
Cash paid for acquisition of interest of a subsidiary held by non-controlling shareholder	—	(4,000,000)	(589,136)
Cash received from capital contribution from non-controlling shareholder	—	2,145,732	316,032
Proceeds from long-term borrowing		106,092,000	15,625,663
Payment of issuance costs	(1,793,926)	(12,427,087)	(1,830,312)
Proceeds from short-term bank borrowings	33,731,653	19,941,451	2,937,058
Repayment for short-term bank borrowings	(27,502,356)	(12,988,851)	(1,913,051)

Net cash provided by financing activities	165,410,731	325,409,445	47,927,631

Effect of foreign currency exchange rate changes on cash	7,821,409	2,866,654	422,213

Net increase in cash and restricted cash	14,662,357	77,389,278	11,398,208

Cash and restricted cash at the beginning of the year	72,261,446	86,923,803	12,802,492

Cash and restricted cash at the end of the year	86,923,803	164,313,081	24,200,701

Supplemental information
Interest paid	1,442,249	1,844,998	271,739
Income tax paid	394,057	43,389	6,391
Income taxes refund	(14,359)	(897)	(132)
Non cash investing and financing activities:
Transfer of equity interest of subsidiaries at nil consideration	597,565	3,303,447	486,545

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

Organization and principal activities

          Cloopen Group Holding Limited ("the Company"), through its wholly-owned subsidiaries, consolidated variable interest entity ("VIE") and VIE's subsidiaries (collectively referred to as "the Group"), is principally engaged in providing integrated communication services based on cloud computering technology. The Group's principal operations and geographic markets are mainly in the People's Republic of China ("PRC").

          The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, consolidated VIE and VIE's subsidiaries.

The VIE arrangements

          The Group operates its cloud communication business in the PRC through Beijing Ronglian Yitong information Technology Co., Ltd. ("Ronglian Yitong", or the "VIE"), a limited liability company established under the laws of the PRC on March 31, 2009. Ronglian Yitong and its subsidiaries holds the necessary PRC operating licenses for the online businesses. The equity interests of Ronglian Yitong are legally held by Mr. Changxun Sun, the founder, chairman of board of directors and chief executive officer, Mr. Jianhong Zhou, the director, Lhasa Heye Investment Management Co., Ltd., and Beijing Hongshan Shengde Equity investment center(Limited Partnership) who act as nominee equity holders of the VIE on behalf of Anxun Guantong (Beijing) Technology Co., Ltd. ("Anxun Guantong" or "WFOE"), the Company's wholly-owned subsidiary. A series of contractual agreements, including Powers of Attorney, Exclusive Business Cooperation Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Spousal Consent Letter (collectively, the "VIE Agreements"), were entered among the Company, Anxun Guantong, Ronglian Yitong and its nominee equity holders.

          Pursuant to the VIE Agreements, the Company is able to exercise effective control over, bears the risks of, enjoys substantially all of the economic benefits of the VIE, and has an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by the PRC law at the lowest price possible. The Company's management concluded that Ronglian Yitong is a VIE and the Company is its primary beneficiary. As such, the consolidated financial statements of the VIE are included in the consolidated financial statements of the Company.

          The principal terms of the VIE Agreements are further described below.

1)      Powers of Attorney

          The Company and each of the equity holders of Ronglian Yitong entered into Powers of Attorney. Pursuant to the Powers of Attorney, the equity holders of Ronglian Yitong irrevocably appointed Anxun Guantong as their attorney-in-fact to exercise all equity holder rights, including, but not limited to, proposing, convening and attending in the equity holders' meeting, appointing or removing directors, executive officers and senior management, disposing of all or part of the equity holder's interests in Ronglian Yitong, casting the equity holders' votes on matters requiring equity holders' approval and doing all other acts in the capacity of the equity holders as permitted by Ronglian Yitong's Memorandum and Articles of Association. In addition, the Company has a right to assign its rights and benefits under the Powers of Attorney to any other parties without an advance notice to the equity holders of Ronglian Yitong. The Powers of Attorney shall continue in force and

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

be irrevocable as long as the equity holders of Ronglian Yitong remain as the equity holders of Ronglian Yitong.

2)      Exclusive Business Cooperation Agreement

          Anxun Guantong and Ronglian Yitong entered into an Exclusive Business Cooperation Agreement, whereby Anxun Guantong is appointed as the exclusive service provider for the provision of business support, technology and consulting services to Ronglian Yitong. Unless a written consent is given by Anxun Guantong, Ronglian Yitong is not allowed to engage a third party to provide such services, while Anxun Guantong is able to designate another party to render such services to Ronglian Yitong. Ronglian Yitong shall pay Anxun Guantong on a monthly basis a service fee, which shall be equal to 100% of the monthly net profits of Ronglian Yitong, and Anxun Guantong has the sole discretion to adjust the basis of calculation of the service fee amount according to service provided to Ronglian Yitong. Anxun Guantong owns the exclusive intellectual property rights, whether created by Anxun Guantong or Ronglian Yitong, as a result of the performance of the Exclusive Business Cooperation Agreement unless terminated in writing by Anxun Guantong. The Exclusive Business Cooperation Agreement may be extended if confirmed in writing by Anxun Guantong prior to the expiration thereof. The extended term shall be determined by Anxun Guantong, and Ronglian Yitong shall accept such extended term unconditionally.

3)      Equity Pledge Agreement

          An Equity Pledge Agreement was entered into by and among Anxun Guantong, Ronglian Yitong and equity holders of Ronglian Yitong. To guarantee payment from Ronglian Yitong, including but not limited to the service fee pursuant to the Exclusive Business Cooperation Agreement, and the performance of Ronglian Yitong and the nominee equity holders' obligations under the contractual arrangements including the Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Powers of Attorney, the equity holders of Ronglian Yitong pledged their respective equity in Ronglian Yitong to Anxun Guantong under the Equity Pledge Agreement as collateral. In the event Ronglian Yitong fails to pay Anxun Guantong its service fee, Anxun Guantong will have the right to sell the pledged equity and apply the proceeds received to pay any outstanding service fees due by Ronglian Yitong to Anxun Guantong. The equity holders of Ronglian Yitong agree that, during the term of the Equity Pledge Agreement, they will not dispose of the pledged equity or create or allow any encumbrance on the pledged equity, and they also agree that Anxun Guantong's rights relating to the equity pledges shall not be prejudiced by any legal actions of the equity holders of Ronglian Yitong, their successors or their designees. Except that the pledge of approximately 1.55% of the equity interests of VIE is subject to the registration in compliance with the PRC Property Rights Law, the equity pledge was registered with the relevant local administration for industry and commerce in October 2019 and may only be terminated upon the fulfillment of all contractual obligations under the Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Powers of Attorney. During the term of the Equity Pledge Agreement, Anxun Guantong is entitled to receive dividends attributable to the pledged Ronglian Yitong equity.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

4)      Exclusive Option Agreement

          Each of the equity holders of Ronglian Yitong entered into an Exclusive Option Agreement with Anxun Guantong, and Ronglian Yitong, pursuant to which the equity holders of Ronglian Yitong granted Anxun Guantong or other person upon the designation by Anxun Guantong, an irrevocable and exclusive option to purchase, at its discretion and to the extent permitted under the PRC law, all or part of the equity holders' interests in Ronglian Yitong at the lowest price that the PRC law permits at the time unless a valuation of the equity is required by the PRC law. The equity holders of Ronglian Yitong commit that without the prior written consent of Anxun Guantong, the equity holders of Ronglian Yitong will not, among other things, (1) change or amend the Memorandum and Articles of Association , increase or decrease Ronglian Yitong's registered capital, change its structure of registered capital in other manners; (2) sell, transfer, mortgage or dispose of in any manner any assets of Ronglian Yitong or legal or beneficial interest in the business or revenue of Ronglian Yitong, or allow the encumbrance thereon of any security interest;(3) incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans and (ii) debts disclosed to Anxun Guantong for which Anxun Guantong's written consent has been obtained;(4) providing any person with any loan or credit or guarantee in any form; (5) cause or permit Ronglian Yitong to merge, consolidate with, acquire or invest in any person, and/or sell permit Ronglian Yitong to sell assets with a value of over RMB500,000; (6) in any manner distribute dividends to its shareholders; (7) create any pledge or encumbrance on their equity interests in Ronglian Yitong; (8) transfer or otherwise dispose of their equity interests in Ronglian Yitong and its equity holders shall appoint those individuals recommended by Anxun Guantong as directors of Ronglian Yitong. Ronglian Yitong shall provide operating and financial information to the Company at the request of Anxun Guantong and ensure the continuance of the business. The Exclusive Option Agreement will remain effective until all equity interests in Ronglian Yitong held by its equity holders are transferred or assigned to the Company or its designee. Ronglian Yitong and its equity holders shall not have any right to terminate the Exclusive Option Agreement.

5)      Spousal Consent Letter

          Pursuant to the Spousal Consent Letters executed by the spouse of the principal individual shareholder of the VIE, the signing spouse confirmed that she does not enjoy any right or interest in connection with the equity interests of the VIE. The spouse also irrevocably agreed that she would not claim in the future any right or interest in connection with the equity interests in the VIE held by her spouse.

Risks in relation to the VIE structure

          In the opinion of the Company's management, the VIE Agreements have resulted in the WFOE having the power to direct activities that most significantly impact the VIE, including appointing key management, setting up operating policies, exerting financial controls and transferring profit or assets out of the VIE at its discretion. The Company considers that it has the right to receive all the benefits and assets of the VIE. As the VIE was established as a limited liability company under the PRC law, its creditors do not have recourse to the general credit of the Company for the liabilities of the VIE, and the Company does not have the obligation to assume the liabilities of the VIE.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

          The Company has determined that the VIE Agreements are in compliance with the PRC laws and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company's ability to enforce the VIE Agreements; and if the equity holders of the VIE were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms.

          The Company's ability to control the VIE also depends on the rights provided to the Company under the Powers of Attorney to vote on all matters requiring equity holders' approval in the respective VIE. As noted above, the Company believes these Powers of Attorney are legally enforceable but yet they may not be as effective as direct equity ownership. In addition, if the corporate structure of the Group or the contractual arrangements among the Company, Anxun Guantong, the VIE and its respective equity holders were found to be in violation of any existing PRC laws and regulations, the relevant PRC regulatory authorities could:

  •
  revoke the business license and/or operating licenses of such entities;

  •
  discontinue or place restrictions or onerous conditions on the Group's operations;

  •
  impose fines, confiscating the income from the VIE, or imposing other requirements with which the Group may not be able to comply;

  •
  require the Group to restructure its ownership structure or operations, including terminating the contractual arrangements with the VIE and deregistering the equity pledges of the VIE, which in turn would affect the Company's ability to consolidate, derive economic interests from, or exert effective control over the VIE; or

  •
  restrict or prohibit our use of the proceeds of this offering to finance our business and operations in the PRC.

          The imposition of any of the above restrictions or actions may result in a material and adverse effect on the Group's ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Company to lose the right to direct the activities of the VIE or the right to receive its economic benefits, the Company would no longer be able to consolidate the VIE. The Company's management believes that the likelihood to lose the Company's current ownership structure or the contractual arrangements with the VIE is remote based on the current facts and circumstances.

          There is no VIE in which the Company has a variable interest but is not the primary beneficiary. Currently there is no contractual arrangement that could require the Company to provide additional financial support to the VIE.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

          The following consolidated assets and liabilities information of the Group's VIE as of December 31, 2018 and 2019, and consolidated revenues, net loss and cash flow information for the years then ended, have been included in the accompanying consolidated financial statements:

	December 31,

	2018	2019

	RMB	RMB
Cash	52,181,410	120,450,112
Restricted cash	2,045,000	195,000
Accounts receivables, net*	150,327,771	215,772,299
Contract assets	18,036,555	25,249,719
Short-term investments	2,994,216	2,501,024
Amounts due from related parties***	5,328,019	5,018,019
Prepayments and other current assets**	75,429,444	101,568,509

Total current assets	306,342,415	470,754,682

Long-term investments	33,503,459	40,077,207
Property and equipment, net	11,649,046	10,261,327
Intangible assets, net	2,117,603	2,004,396
Deferred income tax assets	524,982	180,222
Other non-current assets	5,022,414	4,445,326

Total assets	359,159,919	527,723,160

Short-term bank borrowings	19,885,432	26,838,032
Accounts payable	73,542,821	135,194,396
Contract liabilities	97,324,272	108,950,803
Amount due to related parties***	450,896,555	595,457,305
Accrued expenses and other current liabilities	49,385,507	52,880,022

Total current liabilities	691,034,587	919,320,558
Long-term borrowings	—	96,190,363

Total liabilities	691,034,587	1,015,510,921

*
Accounts receivables, net includes accounts receivables of Ronglian Yitong Technology that were pledged to bank borrowings (please refer to Note 10 for details). As of December 31, 2018 and 2019, accounts receivables of Ronglian Yitong Technology was RMB110,334,728 and RMB168,249,612, respectively after elimination.

**
Prepayments and other current assets include other receivables of Ronglian Yitong Technology that pledged to bank borrowings (please refer to Note 10 for details). As of December 31, 2018 and 2019, other receivables of Ronglian Yitong Technology was RMB11,309,311 and RMB10,610,652, respectively after elimination.

***
Amounts due from and due to related parties include amounts due from and due to the Company and its subsidiaries, which are eliminated upon consolidation.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

	Year Ended December 31,

	2018	2019

	RMB	RMB
Revenues	498,345,481	640,145,645
Net loss	(111,087,374)	(145,457,499)
Net cash used in operating activities	(4,590,430)	(31,078,480)
Net cash provided by/(used in) investing activities	2,098,931	(15,547,418)
Net cash provided by financing activities	6,229,297	113,044,600
Net increase in cash and restricted cash	3,737,798	66,418,702
Cash and restricted cash at the beginning of the year	50,488,612	54,226,410
Cash and restricted cash at the end of the year	54,226,410	120,645,112

          In accordance with VIE Agreements, WFOE has the power to direct the activities of the VIE. Therefore, the Company considers that there are no assets in the VIE that can be used only to settle obligations of the VIE, except for restricted cash of RMB2,045,000 and RMB195,000 as of December 31, 2018 and 2019, respectively, accounts receivables of RMB110,334,728 and RMB168,249,612 as of December 31, 2018 and 2019 and other receivables included in prepayments and other current assets of RMB11,309,311 and RMB10,610,652 as of December 31, 2018 and 2019 that were pledged to secure bank borrowings. The creditors of VIEs do not have recourse to the general credit of WFOE.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

          The accompanying consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

          The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group's ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms.

          The Group has incurred losses since its inception. As of December 31, 2019, the Group had an accumulated deficit of RMB1,140,572,830. In addition, for the year ended December 31, 2019, the Group recorded a significant amount of net cash used in operating activities of RMB166,384,556. Historically, the Group has relied principally on both operational sources of cash and non-operational sources of equity and debt financing, including issuance of preferred shares and borrowings from banks to fund its operations and business development.

          Management believes that the amount of available cash balance as of December 31, 2019 and forecasted net cash flows for a period of one year after the issuance of the consolidated financial statements will be sufficient for the Group to satisfy its obligations and commitments when they become due for a reasonable period of time. The forecasted net cash flows have taken into account the proceeds of US$26 million (equivalent to RMB172 million) received up to date for the issuance of Series F Redeemable Convertible Preferred Shares (See note 21). Management also

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

believes that the Group can adjust the pace of its business expansion and control operating expenses when necessary. The accompanying consolidated financial statements have been prepared on the basis the Group will be able to continue as a going concern for a period of one year after the issuance of the consolidated financial statements.

(b)    Principles of Consolidation

          The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE for which the WFOE is the primary beneficiary, and the VIE's subsidiaries.

          Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors. A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, exercises effective control over the activities that most impact the economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

          All intercompany transactions and balances among the Company, its subsidiaries, the VIE, and the VIE's subsidiaries have been eliminated upon consolidation.

(c)    Use of Estimates

          The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, determining the selling price of products and services in multiple element revenue arrangements, the allowance for doubtful accounts receivables, depreciable lives and recoverability of property and equipment and intangible asset, the realization of deferred income tax assets, the fair value of share based compensation awards, redeemable convertible preferred shares, other equity investments and warrant liabilities, and the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the redeemable convertible preferred shares. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)    Convenience Translation

          Translations of the consolidated financial statements from RMB into US$ as of and for year ended December 31, 2019 are solely for the convenience of the readers and were calculated at the rate of US$1.00 = RMB6.7896, representing the noon buying rate in The City of New York for cable transfers of RMB as set forth in the H.10 weekly statistical release of Federal Reserve Board on September 30, 2020. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2020, or at any other rate.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(e)    Commitments and Contingencies

          In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(f)     Cash

          Cash consists of cash on hand and cash at bank. Cash at bank are deposited in financial institutions at below locations:

	December 31,

	2018	2019

	RMB	RMB
Cash on hand	81,854	118,613

Cash balances include deposits in:
Financial institutions in the mainland of the PRC
— Denominated in Renminbi ("RMB")	58,129,829	52,225,475
— Denominated in US$	23,390,126	103,577,057
— Denominated in Japanese Yen ("JPY")	1,500,000	—
— Denominated in Hong Kong S.A.R. Dollar ("HKD")	18,682	19,057

Total cash balances held at mainland PRC financial institutions	83,038,637	155,821,589

Financial institutions in Japan
— Denominated in Japanese Yen	1,758,312	8,177,879

Total cash balances held at Japan financial institutions	1,758,312	8,177,879

Total cash balances held at financial institutions	84,796,949	163,999,468

Total cash balances	84,878,803	164,118,081

          The bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Japan are insured by the government authorities up to RMB500,000 and JPY10,000,000, respectively. The bank deposits with financial institutions in the Japan are insured by the government authority up to JPY10,000,000. Total bank deposits and term deposits are insured by the government authority with amounts up to RMB8,968,009 and RMB8,665,785 as of December 31, 2018 and 2019, respectively. The Company has not experienced any losses in uninsured bank deposits and does not believe that it is exposed to any significant risks on cash held in bank accounts. To limit exposure to credit risk, the Company primarily places bank deposits with large financial institutions in the PRC and Japan with acceptable credit rating.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)    Term deposits

          Term deposits represent deposits at banks with original maturities more than three months but less than one year. The Group's term deposits are denominated in US$ and are deposited at financial institutions in the mainland of the PRC with the interest rate of 2.4% per annum.

          Term deposits maintained at banks consist of the following:

	December 31,

	2018	2019

	RMB	RMB
USD denominated bank deposits with a financial institutions in the PRC	—	69,762,000

          To limit exposure to credit risk relating to bank deposits, the Company primarily places bank deposits only with large financial institutions in the PRC.

(h)    Accounts Receivables

          Accounts receivables are recognized in the period when the Group has provided services to its customers and when its right to consideration is unconditional. Amounts collected on trade accounts receivables are included in net cash provided by operating activities in the consolidated statements of cash flows. Management considers the following factors when determining the collectability of specific accounts: historical experience, credit worthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. An allowance for doubtful accounts is made and recorded into general and administrative expenses based on aging of accounts receivables and on any specifically identified accounts receivables that may become uncollectible. Accounts receivables which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There is a time lag between when the Group estimates a portion of or the entire account balances to be uncollectible and when a write off of the account balances is taken. The Group does not have any off-balance sheet credit exposure related to its customers.

(i)      Long-term Investments

  Debt securities

          The Group accounts for debt securities as available-for-sale ("AFS") when they are not classified as either trading or held-to-maturity. AFS securities are recorded at fair value, with unrealized gains and losses, net of related tax effect, are excluded from earnings and are reported as a separate component of accumulated other comprehensive loss until realized. Realized gains and losses from the sale of AFS securities are determined on a specific-identification basis. An impairment loss on the AFS securities are recognized in the consolidated statement of comprehensive loss when the decline in value is determined to be other-than-temporary. No impairment loss was recognized for the years ended December 31, 2018 and 2019.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Equity method investments

          The Group applies the equity method to account for an equity interest in an investee over which the Group has significant influence but does not own a majority equity interest or otherwise control.

          Under the equity method of accounting, the Group's share of the investee's results of operations is reported as share of losses of equity method investments in the consolidated statements of comprehensive loss.

          The Group recognizes an impairment loss when there is a decline in value below the carrying value of the equity method investment that is considered to be other than temporary. The process of assessing and determining whether impairment on an investment is other than temporary requires a significant amount of judgment. To determine whether an impairment is other than temporary, management considers whether it has the ability and intent to hold the investment until recovery and whether evidence indicating the carrying value of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the decline in value, any change in value subsequent to the period end, and forecasted performance of the investee.

  Other equity investments

          In connection with the adoption of Accounting Standards Codification ("ASC") 321 Investment — Equity securities as of January 1, 2018, the Group has elected to measure such investments at cost, adjusted for changes resulting from impairments and observable price changes in orderly transactions for identical or similar securities of the same issuer. The Group considers information in periodic financial statements and other documentation provided by the investees to determine whether observable price changes have occurred.

          The Group makes a qualitative assessment considering impairment indicators to evaluate whether the equity investments without a readily determinable fair value is impaired at each reporting period, and written down to its fair value if a qualitative assessment indicates that the investment is impaired and the fair value of the investment is less than its carrying value. If an equity security without a readily determinable fair value is impaired, the Group includes an impairment loss in net income equal to the difference between the fair value of the investment and its carrying amount.

(j)      Property and Equipment, net

          Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

          The estimated useful lives are as follows:

Computer and office equipment	3 - 5 years
Furniture and fixtures	3 - 5 years
Motor vehicles	5 years
Leasehold improvements	The shorter of lease terms and estimated useful lives
Software	5 - 10 years

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

          When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and the proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred.

(k)     Intangible Asset, net

          Intangible assets represents telecommunication business operation licenses and software copyrights that acquired through assets acquisition, which are initially recognized and measured at cost, and amortized on a straight-line basis over their respective estimated useful lives, which range from 3 to 8 years.

(l)      Impairment of Long-lived Assets

          Long-lived assets such as property and equipment and intangible asset with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment of long-lived assets was recognized for the years ended December 31, 2018 and 2019.

(m)   Value Added Taxes

          The Company's PRC subsidiaries are subject to value added tax ("VAT"). Revenue from providing cloud communication services and communication devices sales are generally subject to VAT at the rate of 6% and 13% since April 1, 2019, or 6% to 16% between May 1, 2018 and April 1, 2019, or 6% to 17% before May 1, 2018, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected in accrued expenses and other current liabilities, and the excess of input VAT over output VAT is reflected in prepayments and other current assets in the consolidated balance sheets.

(n)    Short-term Investments

          The Group's short-term investments represent the Group's investments in financial products managed by financial institutions in the PRC which are redeemable at the option of the Group on any working day. Short-term investments are reported at fair value, with unrealized holding gains or losses, net of any related income tax effect, excluded from earnings and recorded as a separate component of accumulated other comprehensive loss until realized. Realized gains or losses from the sale of short-term investments are determined on a specific identification basis and are recorded as investment income when earned.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(o)    Warrant Liabilities

          The freestanding warrants to purchase redeemable convertible preferred shares at a future date were determined to be freestanding instruments that were accounted for as liabilities. At initial recognition, the Group recorded the warrant liabilities on the consolidated balance sheets at their estimated fair value and changes in estimated fair values were included in the change in fair value of warrant liabilities on the consolidated statement of comprehensive loss or and allocated to the proceeds from the issuance of the debt instrument to the warrants based on the warrant liabilities fair value. The warrant liabilities are subject to remeasurement at each reporting period and the Group adjusted the carrying value of the warrant liabilities to fair value at the end of each reporting period utilizing the binominal option pricing model, with changes in estimated fair value included in the change in fair value of warrant liabilities on the consolidated statement of comprehensive loss.

(p)    Fair Value Measurements

          Fair value represents the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

          Accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Accounting guidance establishes a three-level fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

          Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

          Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

          Level 3 — Unobservable inputs which are supported by little or no market activity.

          Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

          Financial assets and liabilities of the Group primarily consist of cash, restricted cash, short-term investments, accounts receivables, other receivables included in prepayments and other current assets, other equity investments, equity method investment, amounts due from related parties, short-term borrowings and long-term borrowings, accounts payable, contract liabilities, other payables included in accrued expenses and other current liabilities and warrant liabilities. The Group measures short-term investments at fair value on a recurring basis. Short-term investments include financial products issued by financial institutions, which are valued based on prices per units quoted by issuers. They are categorized in Level 2 of the fair value hierarchy. Other equity

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

investments and warrant liabilities were measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy. As of December 31, 2018 and 2019, the carrying values of other financial instruments approximated to their fair values due to the short term maturity of these instruments.

          The Group's non-financial assets, such as intangible assets and property and equipment, would be measured at fair value only if they were determined to be impaired.

(q)    Revenue recognition

          The Company generate substantially all of the Company's revenues from the following services and products:

            (1)     Communication Platform-as-a-Service ("CPaaS") which allows customers to send text messages and place voice calls using the Company's cloud-based platform;

            (2)     Cloud-based Contact Centers ("Cloud-based CC") with which customers can operate their virtual contact centers and access related value-added services using the Company's cloud-based platform; and

            (3)     Cloud-based Unified Communications and Collaborations ("Cloud-based UC&C") where the Company create customized communications software on customers' private clouds to meet their specific needs and deliver the software licenses to customers.

          The Company have adopted ASC topic 606 Revenue from Contracts with Customers ("Topic 606") since January 1, 2018. In accordance with ASC 606, the Company recognize revenue upon the transfer of control of promised products or services provided to the Company's customers, in the amount of consideration the Company expect to receive for those products or services (excluding sales taxes collected on behalf of government authorities). The Company's revenue contracts generally do not include a right of return in relation to the delivered products or services.

          The timing of revenue recognition may differ from the timing of invoicing to the Company's customers. The Company record a contract asset when revenue is recognized prior to invoicing, and a contract liability when payment is received from a customer in advance of revenue recognition. The Company generally issue invoices based on contract terms, which may be when the services are completed, upon customer acceptance of the Company's deliverables or at preset milestones. Payments are due with standard payment terms which are generally not more than 90 days from invoice issuance.

  CPaaS revenues

          The Company account for revenue from customers' usage of text message and voice call services on the Company's CPaaS platform as two separate performance obligations. The Company's service fees are determined by applying the contractual unit price to the monthly usage volume of text messages sent or minutes of voice calls placed and a contractual monthly fixed charge per subscriber multiplied by the number of subscribers recorded by the Company's CPaaS platform where relevant. The cloud-based services to send text messages and place voice calls are sold separately to customers with observable standalone selling prices.

          The service contracts are generally with a length between 3 and 12 months and renewable at the latest fee rates of the renewed contract services on the contract renewal date. The option of

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

renewal does not provide the customer with a material right that it otherwise could not obtain without entering into that contract, therefore the renewal option was not recognized as a separate performance obligation in the contract. The service contracts do not grant the Company or customers a unilateral right to terminate the contracts before completion.

  Cloud-based CC revenues

          Customers subscribe to the Company's basic Cloud-based CC services at a fixed monthly fee and pay for other value added services on a usage basis. The Company recognize the monthly service fees ratably over the contract period during which the Company are obligated to grant customers continuous access to those basic Cloud-based CC services. Revenue for other value-added services on top of the basic subscription is determined by applying the contractual unit price to the monthly usage volume and recognized when the related services are provided to customers. The basic subscription is sold to customers at the same price with or without the value-added services, so the transaction price is allocated on the basis of observable stand-alone selling prices.

          The service contracts are generally with a length between 3 and 12 months and renewable at the latest fee rates of the renewed contract services on the contract renewal date. The option of renewal does not provide the customer with a material right that it otherwise could not obtain without entering into that contract, therefore the renewal option was not recognized as a separate performance obligation in the contract. The service contracts do not grant the Company or customers a unilateral right to terminate the contracts before completion.

  Cloud-based UC&C revenues

          the Company offer customized Cloud-based UC&C solutions to customers with tailored functionalities and interfacing capabilities suitable to their complicated IT environment. The Company have identified that the nature of our overall promise to customers as the provision of an appropriately customized and interfaced software solution comprising the customized UC&C license and other highly interdependent and interrelated services, and have accounted for the promise as one combined performance obligation. The Company applies an iterative process to design, test and implement the software in customers' IT environment and recognizes revenue for this performance obligation over a period of time during which the control of the customized UC&C solution is progressively transferred to the customers. The Company uses an input method to estimate progress, based on the proportion of the labour hours incurred relative to the estimated total labour hours. The Company's Cloud-based UC&C contracts generally include a standard assurance-type warranty.

(r)     Cost of Revenues

          Cost of revenues mainly consists of payroll and related costs for employees, communication service expense associated with the use of facilities and equipment by these employees, such as rental and depreciation expenses, communication service expense charges to telecom operators or its distributors and cloud service fees to cloud service providers.

(s)     Research and Development Expenses

          Research and development expenses mainly consist of payroll and related costs for employees involved in researching and developing new technologies, in the field of cloud

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

communication, and outsourced design expenses as well as expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses. Research and development expenses are expensed as incurred.

(t)     Selling and Marketing Expenses

          Selling and marketing expenses mainly consist of advertising costs, promotion expenses, payroll and related expenses for personnel engaged in selling and marketing activities and expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses.

(u)    General and Administrative Expenses

          General and administrative expenses mainly consist of payroll and related costs for employees involved in general corporate functions, expenses associated with the use of facilities and equipment by these employees, such as rental and depreciation expenses, professional fees and other general corporate expenses.

(v)     Share-based Compensation

          Share-based awards granted to the founders in the form of restricted shares are measured at the grant date fair value of the awards, and are recognized as compensation expense using the graded-vesting method. The Group elects to recognize the effect of forfeitures in compensation cost when they occur.

          Share-based awards granted to employees are measured at the grant date fair value of the awards, and are recognized as compensation expense with graded-vesting schedules over the requisite service period for each separately vesting portion (or tranche) of the award. The Group elects to recognize the effect of forfeitures in compensation cost when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.

          Share-based compensation in relation to the restricted ordinary shares is measured based on the fair value of the Company's ordinary shares at the grant date of the award, which is estimated using the income approach and equity allocation method. Estimation of the fair value of the Company's ordinary shares involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, discount rate, risk-free interest rate and subjective judgments regarding the Company's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. Share-based compensation in relation to the share options is estimated using the binominal option pricing model. The determination of the fair value of share options is affected by the share price of the Company's ordinary shares as well as the assumptions regarding a number of complex and subjective variables, including the expected share price volatility, risk-free interest rate, exercise multiple and expected dividend yield. The fair value of these awards was determined by management with the assistance from a valuation report prepared by an independent valuation firm using management's estimates and assumptions.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(w)    Employee Benefits

          The Company's subsidiaries and the VIE and VIE's subsidiaries in the PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to RMB60,765,557 and RMB66,161,467 for the years ended December 31, 2018 and 2019, respectively.

(x)     Income Taxes

          Current income taxes are provided on the basis of income before income taxes for financial reporting purposes, and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income tax assets and liabilities are recognized for the tax effects of temporary differences and are determined by applying enacted statutory tax rates that will be in effect in the period in which the temporary differences are expected to reverse to the temporary differences between the financial statements' carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to reduce the amount of deferred income tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred income tax assets will not be realized. The effect on deferred income taxes arising from a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change.

          The Group applies a "more likely than not" recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated financial statements if the tax position is "more likely than not" to prevail based on the facts and technical merits of the position. Tax positions that meet the "more likely than not" recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group's consolidated financial statements in the period in which the change that necessities the adjustments occurs. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in interest expenses and general and administrative expenses, respectively. As of December 31, 2018 and December 31, 2019, the Group did not have any significant unrecognized uncertain tax positions.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(y)     Operating Leases

          The Group leases premises for offices under non-cancellable operating leases. Leases with escalated rent provisions are recognized on a straight-line basis commencing with the beginning of the lease term.

(z)     Foreign Currency Translation and Foreign Currency Risks

          The Company's reporting currency is RMB. The functional currency of the Company and its subsidiary incorporated at Hong Kong S.A.R. is the US$. The functional currency of the Company's subsidiary incorporated at Japan is JPY. The functional currency of the Company's PRC subsidiary, the VIE and the VIE's subsidiaries is RMB.

          Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded as foreign currency exchange gains (losses), net in the consolidated statements of comprehensive loss.

          The financial statements of the Company, its subsidiary incorporated at Hong Kong S.A.R. and its subsidiary incorporated at Japan are translated from the functional currency into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings (deficits) generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive loss in the consolidated statements of comprehensive loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive loss in the consolidated statements of changes in shareholders' deficit.

          RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PRC government, controls the conversion of RMB to foreign currencies. The value of RMB is subject to changes of central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

(aa)  Concentration and Risk

Concentration of customers and suppliers

          No customers individually represent greater than 10.0% of total revenues of the Group for the years ended December 31, 2018 and 2019.

          No suppliers individually represent greater than 10.0% of total purchases of the Group for the years ended December 31, 2018 and 2019.

          One customer individually represents 11.8% of accounts receivables, net and contract assets of the Group as of December 31, 2018. No customers individually represent greater than 10.0% of accounts receivables, net and contract assets as of December 31, 2019.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          No suppliers individually represent greater than 10.0% of total accounts payable as of December 31, 2018 and 2019.

          No customers individually represent greater than 10.0% of contract liabilities of the Group as of December 31, 2018 and 2019.

          No suppliers individually represent greater than 10.0% of prepayments and other current assets of the Group as of December 31, 2018 and 2019.

Concentration of credit risk

          Financial instruments that potentially expose the Group to concentrations of credit risk consist principally of cash, restricted cash, term deposits, short-term investments and accounts receivables.

          The Group's investment policy requires cash, restricted cash, term deposits and short-term investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. The Group regularly evaluates the credit standing of the counterparties or financial institutions.

          The Group conducts credit evaluations on its customers prior to delivery of goods or services. The assessment of customer creditworthiness is primarily based on historical collection records, research of publicly available information and customer on-site visits by senior management. Based on this analysis, the Group determines what credit terms, if any, to offer to each customer individually. If the assessment indicates a likelihood of collection risk, the Company will not deliver the services or sell the products to the customer or require the customer to pay cash, post letters of credit to secure payment or to make significant down payments.

Interest rate risk

          The Group's short-term bank borrowings bears interests at fixed rates. If the Group were to renew these loans, the Group might be subject to interest rate risk.

(bb)  Loss per Share

          Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretions to redemption value of the preferred shares, by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, any net income is allocated between ordinary shares and other participating securities based on their participating rights. A net loss is not allocated to participating securities when the participating securities does not have contractual obligation to share losses.

          The Company's preferred shares and restricted ordinary shares are participating securities. The preferred shares are participating securities as they participate in undistributed earnings on an as-if-converted basis and the restricted ordinary shares are participating securities as the holders of the restricted ordinary shares have a non-forfeitable right to receive dividends with all ordinary shares. Neither the preferred shares nor the restricted ordinary shares has a contractual obligation to fund or otherwise absorb the Group's losses. Accordingly, any undistributed net income is allocated on a pro rata basis to the ordinary shares, preferred shares and restricted ordinary shares; whereas any undistributed net loss is allocated to ordinary shares only.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Unvested restricted ordinary shares are excluded from the weighted average number of ordinary shares outstanding because the restricted ordinary shareholders must return the restricted ordinary shares to the Company, if the specified condition are not met.

          Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the accretion and allocation of net income related to the preferred shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares and convertible loan using the if-converted method, and ordinary shares issuable upon the vest of restricted ordinary shares or exercise of outstanding share option (using the treasury stock method). Ordinary equivalent shares are calculated based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

(cc)  Segment Reporting

          The Company's chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. For the purpose of internal reporting and management's operation review, the Company's chief executive officer and management personnel do not segregate the Group's business by product or service. All products and services are viewed as in one and the only operating segment.

(dd)  Statutory Reserves

          In accordance with the PRC Company Laws, the Group's PRC subsidiary, VIE and VIE's subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC ("PRC GAAP") to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

          The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

          For the years ended December 31, 2018 and 2019, no appropriation was made to the statutory surplus fund and discretionary surplus fund by the Group's PRC subsidiary, VIE and VIE's subsidiaries as these PRC companies did not earn any after-tax profits as determined under PRC GAAP.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(ee)  Recent Accounting Pronouncements

          In February 2016, the FASB issued ASU No. 2016-02 ("ASU 2016-02"), Leases. ASU 2016-02 specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 was further amended in November 2019 by ASU 2019-09, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), ASU 2019-09 deferred the effective date of new leases standard. As a result, ASC 842, Leases, is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2018. For all other entities, it is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. As the Group is an "emerging growth company" and elects to apply for the new and revised accounting standards at the effective date for a private company, ASU 2016-02 will be applied for the fiscal year ending December 31,2021. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

          In June 2016, the FASB amended ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was further amended in November 2019 by ASU 2019-09, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As the Group is an "emerging growth company" and elects to apply for the new and revised accounting standards at the effective date for a private company, ASU 2016-13 will be applied for the fiscal year ending December 31, 2022. The Group is currently evaluating the impact of this new guidance on its consolidated financial statements.

          On August 6, 2016, the FASB issued ASU 2016-15, Statement of Cash Flows — Classification of Certain Cash Receipts and Payments. The ASU provides guidance on the classification of certain cash receipts and payments including debt prepayment or debt issuance costs and cash payments for contingent considerations. The ASU also provides clarification on the application of the predominance principle outlined in ASC230. The effective date for public entities will be annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Group adopted this ASU beginning January 1, 2018. The adoption of this ASU does not have any impact on the consolidated financial statements.

          In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies certain disclosure requirements on fair value measurements, including (i) clarifying narrative disclosure regarding measurement uncertainty from the use of unobservable inputs, if those inputs reasonably could have been different as of the reporting date, (ii) adding certain quantitative disclosures, including (a) changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and (b) the range and weighted average of significant unobservable

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

inputs used to develop Level 3 fair value measurements, and (iii) removing certain fair value measurement disclosure requirements, including (a) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (b) the policy for timing of transfers between levels of the fair value hierarchy and (c) the valuation processes for Level 3 fair value measurements. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The adoption of this ASU did not have any impact on the consolidated financial statements.

3. CASH AND RESTRICTED CASH

          A reconciliation of cash and restricted cash in the consolidated balance sheets to the amounts in the consolidated statement of cash flows is as follows:

	December 31,

	2018	2019

	RMB	RMB
Cash	84,878,803	164,118,081
Restricted cash	2,045,000	195,000

Total cash and restricted cash shown in the consolidated statements of cash flows	86,923,803	164,313,081

4. SHORT-TERM INVESTMENTS

	December 31,

	2018	2019

	RMB	RMB
Aggregate cost basis	3,000,000	2,500,000
Gross unrealized holding (loss)/ gain	(5,784)	1,024

Aggregate fair value	2,994,216	2,501,024

          The Group's short-term investments represent wealth management products issued by commercial banks in the PRC which are redeemable on demand of the Group. The wealth management products are invested in debt securities issued by the PRC government, corporate debt securities, bank deposits, central bank bills and other securities issued by other financial institutions.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ACCOUNTS RECEIVABLES, NET

          Accounts receivables, net consisted of the following:

	December 31,

	2018	2019

	RMB	RMB
Accounts receivables	169,579,704	241,492,824
Allowance for doubtful accounts	(19,251,933)	(22,361,424)

Accounts Receivables, net	150,327,771	219,131,400

          The movement of the allowance for doubtful accounts is as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Balance at the beginning of the year	19,048,819	19,251,933
Additions charged to bad debt expense	203,114	7,696,110
Write-off	—	(4,586,619)

Balance at the end of the year	19,251,933	22,361,424

          Accounts receivables, net includes accounts receivables that were pledged for bank borrowings (see Note 10).

6. PREPAYMENTS AND OTHER CURRENT ASSETS

          Prepayments and other current assets as of December 31, 2018 and 2019 consisted of the following:

	December 31,

	2018	2019

	RMB	RMB
Advance to suppliers	55,765,222	78,609,793
Deposits	6,697,073	10,313,867
Staff advances	10,238,357	13,776,145
Deductible input VAT	12,440,798	12,056,458
Receivable from third party payment platforms	297,711	2,418,033
Others	1,231,586	536,959

Prepayments and Other Current Assets	86,670,747	117,711,255

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM INVESTMENTS

	December 31,

	2018	2019

	RMB	RMB
Available-for-sale debt securities
Beijing Chenfeng Network Technology Co., Ltd.	—	2,500,000
Total available-for-sale debt securities	—	2,500,000
Equity method investments
Beijing Lianxinzhihui Technology Co., Ltd.	3,803,459	3,788,867
Shenzhen City Yunjitong Technology Co., Ltd.	7,383,678	7,383,678
Shenyang Yunrongxin Technology Co., Ltd.	2,000,000	2,000,000

Total equity method investments	13,187,137	13,172,545
Less: Impairment of equity method investments	(9,383,678)	(9,383,678)

Total equity method investments, net	3,803,459	3,788,867

Other equity investments
Shanghai Yuhuan Information System Co.Ltd.	25,600,000	25,600,000
Beijing Hujingtiaoyue Technology Co., Ltd.	4,100,000	5,000,000
Hangzhou Paileyun Technology Co., Ltd.	—	3,188,340
Sichuan Taojinniwo Information Technology Co., Ltd.	6,657,838	6,657,838
Beijing Hanyuhaikuo Software Technology Co., Ltd.	5,000,000	5,000,000

Total other equity investments	41,357,838	45,446,178

Less: Impairment of other equity investments	(11,657,838)	(11,657,838)

Total other equity investments, net	29,700,000	33,788,340

Total long-term investments	33,503,459	40,077,207

Available-for-sale debt securities

          On September 2, 2019, Ronglian Yitong entered into a shares purchase agreement to acquire 10% equity interest of Beijing Chenfeng Network Technology Co., Ltd. ("Beijing Chenfeng"), which is principally engaged in provision of customer relationship management solutions, at a cash consideration of RMB2,500,000. The investment was classified as AFS debt security because the investment contains substantive liquidation preference and redemption provision and is redeemable at the option of the investor. The value of the debt security is estimated based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to the enterprise, as well as the rights of each equity classes. This method involves a forward-looking analysis of the potential future outcomes available to the enterprise, the estimation of future and present value under each outcome, and the application of a probability factor to each outcome as of the valuation date. There's no fair value change for the year ended December 31, 2019.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM INVESTMENTS (Continued)

Equity method investments

          In September 2017, Ronglian Yitong acquired 16% equity interest of Beijing Lianxinzhihui Technology Co., Ltd., which is principally engaged in provision of big data solutions in the area of fraud prevention and precision marketing, at a cash consideration of RMB4.5 million. Ronglian Yitong has the right to appoint one out of three director for the years ended December 31, 2018 and 2019. The investments are accounted for under the equity method as Ronglian Yitong is able to exercise significant influence through its board representation. The Company recognized its share of loss of these equity investments of RMB546,530 and RMB14,592 for the years ended December 31, 2018 and 2019, respectively.

          Management evaluated whether there was other than temporary impairment based on the facts, including recent financing activities, projected and historical financial performance. The Company performed an impairment analysis and recognized an other than temporary loss for the investments of Shenzhen City Yunjitong Technology Co., Ltd and Shenyang Yunrongxin Technology Co., Ltd of RMB11.7 million prior to January 1, 2018.

Other equity investments

          In May 2017, Ronglian Yitong entered into share purchase agreement to acquire 15.48% equity interest of Shanghai Yuhuan Information System Co., Ltd. ("Shanghai Yuhuan"), which is principally engaged in provision of cross border communication solutions, at a cash consideration of RMB8 million. According to the shares purchase agreement, Ronglian Yitong has the right to appoint one director. The Group accounted for its investment in Shanghai Yuhuan as an other equity investments since the investment is not in-substance common stock due to the liquidation preference feature, and does not have readily determinable fair value. The Group elected to measure other equity investments without a readily determinable fair value at cost adjusted for changes resulting from impairments, if any, and observable price changes in orderly transactions for the identical or similar securities of the same issuer.

          In January 2018, Shanghai Yuhuan entered into new financing agreements with new investors. After Shanghai Yuhuan's new financing, Ronglian Yitong's equity interest in Shanghai Yuhuan decreased to 14.4% and Ronglian Yitong remains the right to appoint one director. The new financing provided an observable price for Ronglian Yitong's investments in Shanghai Yuhuan and Ronglian Yitong evaluated the investments' carrying amount based on the observable price, and recognized a gain of RMB17.6 million from the change in fair value.

          In September, 2017, Ronglian Yitong entered into a share purchase agreement to acquire 6.56% equity interest of Beijing Hujingtiaoyue Technology Co., Ltd. ("Hujingtiaoyue"), which is principally engaged in provision of artificial intelligence marketing solutions, at a cash consideration of RMB4 million. According to the shares purchase agreement, Ronglian Yitong, together with another shareholder, has the right to appoint one director. The Group accounts for its investment in Hujingtiaoyue as other equity investments since its investment is not in-substance common stock due to the liquidation preference feature, and does not have readily determinable fair value. The Group elected to measure other equity investments without a readily determinable fair value at cost adjusted for changes resulting from impairments, if any, and observable price changes in orderly transactions for the identical or similar securities of the same issuer.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM INVESTMENTS (Continued)

          In June 2018, Hujingtiaoyue entered into new financing agreements with new investors. After Hujingtiaoyue's new financing, Ronglian Yitong's equity interest in Hujingtiaoyue decreased to 5.45% and Ronglian Yitong, together with another shareholder, remains the right to appoint one director. The new financing provided an observable price for Ronglian Yitong's investment in Hujingtiaoyue and Ronglian Yitong evaluated the investments carrying amount based on the observable price, and recognized a gain of RMB100,000 from the change in fair value.

          In May 2019, Hujingtiaoyue entered into new financing agreements with new investors. After Hujingtiaoyue's new financing, Ronglian Yitong's equity interest in Hujingtiaoyue further decreased to 4.29% and Ronglian Yitong, together with another shareholder, remains the right to appoint one director. The new financing provided an observable price for Ronglian Yitong's investments in Hujingtiaoyue and Ronglian Yitong evaluated this investment's carrying amount based on the observable price, and recognized a gain of RMB900,000 from the change in fair value.

          In August 2019, Ronglian Yitong entered into a shares purchase agreement to acquire 3% equity interest of Hangzhou Paileyun Technology Co., Ltd. ("Hangzhou Paileyun"), which is principally engaged in provision of real-time voice and video cloud communication services, at a cash consideration of RMB3,188,340. According to the shares purchase agreement, Ronglian Yitong does not have the right to appoint any directors. The Group accounts for its investment in Hangzhou Paileyun as other equity investments since its investment is not in-substance common stock due to the liquidation preference feature, and does not have readily determinable fair value. The Group elected to measure other equity investments without a readily determinable fair value at cost adjusted for changes resulting from impairments, if any, and observable price changes in orderly transactions for the identical or similar securities of the same issuer. The Group did not identify any observable price changes requiring an adjustment to the investments in Hangzhou Paileyun for the year ended December 31,2019.

          The new financing agreement with new investors provided the observable price for other equity investment and the fair value adjustments are determined primarily based on the market approach as of the transaction date, which takes into consideration a number of factors including recent financing pricing and discount rates from traded companies in the industry and requires the Company to make certain assumptions and estimates regarding industry factors. Specifically, some of the significant unobservable inputs included discount of lack of marketability. The assumptions are inherently uncertain and subjective. Changes in any unobservable inputs may have a significant impact on the fair values.

          The Company made a qualitative assessment and identified that Sichuan Taojinniwo Information Technology Co., Ltd and Beijing Hanyuhaikuo Software Technology Co., Ltd ("Hanyuhaikuo") failed to meet the expected milestones and operation forecasts and encountered shortage of working capital resulted from continuous negative operating cash flows, which indicates that impairment exists. Therefore the other equity investment of Sichuan Taojinniwo Information Technology Co., Ltd was fully impaired prior to January 1, 2018 and the other equity investment of Hanyuhaikuo was fully impaired in 2018. To estimate the fair value of investment in Hanyuhaikuo, the Group used discounted cash flow model ("DCF Model"), which is based on the fair value of the entire invested capital of Hanyuhaikuo using an income approach. The significant inputs for the valuation model include, but not limited to, future cash flows, discount rate, and the comparable selection set of companies operating in similar businesses.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. PROPERTY AND EQUIPMENT, NET

          Property and equipment as of December 31, 2018 and 2019 consisted of the following:

	December 31,

	2018	2019

Computer and office equipment	21,354,153	23,913,290
Furniture and fixtures	1,463,869	1,540,476
Motor vehicles	326,521	653,303
Leasehold improvement	369,247	369,247
Softwares	4,227,600	10,627,169

Property and Equipment	27,741,390	37,103,485
Less: Accumulated depreciation	13,203,598	19,199,417

Property and Equipment, net	14,537,792	17,904,068

          Depreciation expenses were RMB5,574,439 and RMB6,152,479 for the years ended December 31, 2018 and 2019, respectively.

          Depreciation expenses on property and equipment were allocated to the following expense items:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Cost of revenues	818,112	1,310,170
Research and development expenses	777,841	1,304,893
Selling and marketing expenses	1,985,829	2,335,885
General and administrative expenses	1,992,657	1,201,531

Total depreciation expenses	5,574,439	6,152,479

9. INTANGIBLE ASSETS, NET

          The following table summarizes the Company's intangible assets, as of December 31, 2018 and 2019.

	December 31, 2018

	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average amortization Period

	RMB	RMB	RMB	Years
Software copyrights	4,302,000	(2,600,131)	1,701,869	6.8
Telecommunication business operation licenses	5,019,753	(1,864,112)	3,155,641	4.0

Total intangible assets, net	9,321,753	(4,464,243)	4,857,510

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INTANGIBLE ASSETS, NET (Continued)

	December 31, 2019

	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average amortization period

	RMB	RMB	RMB	Years
Software copyrights	4,302,000	(3,264,250)	1,037,750	6.8
Telecommunication business operation licenses	5,744,940	(3,339,512)	2,405,428	4.0

Total intangible assets, net	10,046,940	(6,603,762)	3,443,178

          Amortization expenses for intangible assets recognized as general and administrative expenses were RMB2,103,717 and RMB2,139,519 for the years ended December 31, 2018 and 2019, respectively.

          As of December 31, 2019, the estimated amortization expense for the next five years is as follows:

Year ending December 31,	RMB

2020	1,412,190
2021	1,181,053
2022	682,085
2023	167,850
2024	—

10. BORROWINGS

(a)
Current

	December 31,

	2018	2019

	RMB	RMB
Secured bank loans	19,885,432	26,838,032

Short-term bank borrowings	19,885,432	26,838,032

          As of December 31, 2018 and 2019, the Company's short-term bank borrowings bear a weighted average interest rate of 6.31% and 7.51% per annum, respectively. All short-term bank borrowings mature at various times within one year and contain no renewal terms.

          During the years ended December 31, 2018 and 2019, Ronglian Yitong obtained short-term borrowings with amounts of RMB33,731,653 and RMB19,941,451, respectively, from Silicon Valley Bank ("SPD") and repaid SPD with amounts of RMB27,502,356 and RMB12,988,851, respectively.

          The short-term bank borrowings were pledged by accounts receivables of Ronglian Yitong and were jointly guaranteed by the Company, Beijing Ronglian 7Moor Technology Co., Ltd. ("Ronglian 7Moor") and Beijing Ronglian Guanghui Technology Co., Ltd. ("Ronglian Guanghui"), subsidiaries of the Company.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. BORROWINGS (Continued)

          As of December 31, 2018 and 2019, accounts receivables and other receivables of Ronglian Yitong with amounts of RMB110,334,728 and RMB168,249,612 and other receivables included in prepayments and other current assets of RMB11,309,311 and RMB10,610,652 were pledged to secure bank borrowings from SPD.

          On September 25, 2019, the Company borrowed two unsecured loans in total of US$15 million (equivalent to RMB106.1 million) with detachable warrants from two PRC onshore investment funds. The warrants entitled the PRC onshore investment funds to purchase 6,112,570 Series E Redeemable Convertible Preferred Shares (see Note 12).

          At initial recognition, the Company recorded the warrants as liabilities at their estimated fair value in the amount of US$2.1 million (equivalent to RMB14.8 million) and the remaining proceeds of US$12.9 million (equivalent to RMB91.2 million) were allocated to the non-current interest free loan. The difference between US$12.9 million (equivalent to RMB91.2 million) allocated to the non-current interest free loan and the US$15 million (equivalent to RMB106.1 million), the repayment amount, is accreted as interest expense over the 16.5 months term of the loan using an effective interest rate of 11.59%.

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,

	2018	2019

	RMB	RMB
Accrued payroll and social insurance	33,257,071	45,688,185
Taxes payable	17,943,551	17,011,290
Deposits	2,269,496	2,235,945
Staff reimbursements	1,624,990	1,841,772
Other payables*	2,462,810	1,991,306

Accrued Expenses and Other Current Liabilities	57,557,918	68,768,498

*
Other payables mainly include accrued expenses.

12. WARRANT LIABILITIES

          In February 2016, Ronglian Yitong entered into a two-year credit facility with SPD to borrow up to RMB40,000,000. On September 23, 2016, in connection with the credit facility arrangement, the Company issued a warrant to China Equities HK Limited, a related party of SPD, to purchase an aggregate of 661,376 shares of the Company's Series C Redeemable Convertible Preferred Shares at an exercise price of US$0.945 per share. The warrant is exercisable upon issuance and expires on September 23, 2023. The warrant has not been exercised as of December 31, 2019. At initial recognition, the Group recorded the warrant liabilities on the consolidated balance sheet at its estimated fair value and subsequently, at each reporting date, recorded changes in estimated fair value included in the change in fair value of warrant liabilities on the consolidated statement of comprehensive loss.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. WARRANT LIABILITIES (Continued)

          During the Company's Series E financing in September 2019, two PRC onshore investment funds would also like to invest in the Series E Redeemable Convertible Preferred Shares. However, these two PRC onshore investment funds were required to obtain ODI approvals from relevant PRC government authorities and complete foreign currency exchange procedures before conducting an outbound direct investment pursuant to the PRC laws. To facilitate these two PRC onshore investment funds to invest in the Series E Redeemable Convertible Preferred Shares with the same preference and rights as other three offshore investment funds, a series of agreements were entered into by the Company and Ronglian Yitong. On September 25, 2019, Ronglian Yitong entered into loan agreements with the two PRC onshore investment funds to borrow two loans in the amount of US$9.0 million and US$6.0 million, respectively (equivalent to RMB106,092,000 in total). The Company also entered into warrant purchase agreements with the two PRC onshore investment funds, which entitle the PRC onshore investment funds to purchase 6,112,570 Series E Redeemable Convertible Preferred Shares at Series E's issuance price of $2.45 per share. Such preferred shares shall be issuable upon the exercise of the warrants once the two investors obtain the government approval and complete the exchange procedures for ODI. The warrants, which are outstanding as of December 31, 2019, are exercisable through February 28, 2021. If the government approval is not obtained before the due date of the loan, the warrants are lapsed. At initial recognition, the Group allocated the proceeds from the issuance of the debt instrument to the warrants based on the warrant liabilities fair value. The warrant liabilities are subject to remeasurement at each reporting period.

          The Company classified the warrants to purchase redeemable convertible preferred shares as warrant liabilities and adjusted the carrying value of the warrant liabilities to fair value at the issuance date and at the end of each reporting period utilizing the binomial option pricing model. The fair value of the warrant to purchase Series C Redeemable Convertible Preferred Shares at the issuance date is US$547,000 and the fair value of the warrant to purchase Series E Redeemable Convertible Preferred Shares at the issuance date is US$2,100,000.

          The fair value of the warrant liability to China Equities HK Limited for purchasing Series C Convertible Preferred Shares as of December 31, 2018 and 2019 are estimated with the following assumptions used:

	December 31,

	2018	2019

Risk-free rate of return	3.48%	2.6%
Volatility	45%	45%
Expected dividend yield	0%	0%
Fair value of underlying Series C Redeemable Convertible Preferred Shares	US$1.79	US$1.97
Expected term	4.7 years	3.7 years

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. WARRANT LIABILITIES (Continued)

          The fair value of the warrant liability issued to two PRC onshore investment funds for purchasing Series E Convertible Preferred Shares as of December 31, 2019 are estimated with the following assumptions used:

December 31, 2019

Risk-free rate of return	2.58%
Volatility	55%
Expected dividend yield	0%
Fair value of underlying Series E Redeemable Convertible Preferred Shares	US$2.49
Expected term	1.2 years

          The risk free interest rate was based on the U.S. Treasury rate for the expected remaining life of preferred shares warrants. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company's warrant liabilities. Expected dividend yield is zero as the Company does not anticipate any dividend payments in the foreseeable future. Expected term is the remaining contract life of the warrant liabilities.

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES

          On July 30, 2014, the Company issued 18,642,038 Series A Redeemable Convertible Preferred Shares at US$0.1475 per share with total consideration of US$2,750,000 (equivalent to RMB16,902,050).

          On February 6, 2015, the Company issued 19,617,225 Series B Redeemable Convertible Preferred Shares at US$0.52 per share with total consideration of US$10,200,000 (equivalent to RMB62,691,240).

          On June 10, 2016, Max Connect Limited ("Max Connect"), incorporated in the Cayman Islands, purchased 26,051,641 Series C Redeemable Convertible Preferred Shares at nominal consideration. On the same day, Beijing Hongshan Shengde Equity Investment Center (Limited Partnership) ("Hongshan Shengde"), registered in the People's Republic of China and is an affiliate of Max Connect, and Ronglian Yitong and its nominee shareholders entered into a capital increase agreement, pursuant to which, Hongshan Shengde invested into Ronglian Yitong with cash of RMB230,086,500 (equivalent to US$35,000,000).

          On November 3, 2020, the Company, Max Connect and Hongshan Shengde agreed to change certain investment arrangements relating to Max Connect's investment in Series C Redeemable Convertible Preferred Shares and Hongshan Shengde's investment in Ronglian Yitong, pursuant to which, (1) Max Honest Ltd. ("Max Honest"), incorporated in the Cayman Islands and is an affiliate of Max Connect and Hongshan Shengde, would be designated as the new holder of 26,051,641 Series C Redeemable Convertible Preferred Shares which was previously held by Max Connect, and (2) the capital increase arrangement with Ronglian Yitong would be terminated.

          Upon the capital increase agreement was terminated, the capital previously received by Ronglian Yitong with amount of RMB230,086,500 became payable to Hongshan Shengde. Upon the holder of Series C Redeemable Convertible Preferred Shares was re-designated, Max Connect

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

surrendered 26,051,641 Series C Redeemable Convertible Preferred Shares for nominal consideration. On the same day of holder re-designation, the Company approved the issue of 26,051,641 Series C Redeemable Convertible Preferred Shares to Max Honest for a consideration of USD35,000,000, which will be paid via a promissory note.

          To facilitate the repayment of the promissory note issued by Max Honest, the Company intends for Ronglian Yitong to pay to Hongshan Shengde the cash consideration that Max Honest have promised for its Series C Redeemable Convertible Preferred Shares and Max Honest will return such cash consideration to the Company. The net impact of those transactions will be to transfer a certain amount of cash from the Company's subsidiary to the Company, with no net impact on cash.

          Upon the holder of Series C Redeemable Convertible Preferred Shares was re-designated, the subscription receivable of USD35,000,000 from Max Honest was recorded in mezzanine equity. Upon the capital increase agreement was terminated, the payable by Ronglian Yitong to Hongshan Shengde with an amount of RMB230,086,500 was recorded in liabilities.

          On March 19, 2018, the Company issued 12,462,157 Series D Redeemable Convertible Preferred Shares at US$2.05 per share with total consideration of US$25,600,000 (equivalent to RMB160,975,360).

          On August 28, 2019, the Company issued 13,040,152 Series E Redeemable Convertible Preferred Shares at US$2.45 per share with total consideration of US$32,000,000 (equivalent to RMB226,646,200).

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

          The Company's redeemable convertible preferred shares activities consist of the following:

RMB	Series A	Series B	Series C	Series D	Series E	Total

Balance as of January 1, 2018	128,754,021	153,434,897	473,035,494	—	—	755,224,412
Issuance for cash	—	—	—	160,975,360	—	160,975,360
Issuance costs paid	—	—	—	(1,793,926)	—	(1,793,926)
Modifications	—	—	4,654,516	—	—	4,654,516
Accretion of Redeemable Convertible Preferred Shares	21,341,595	22,457,999	45,290,526	13,122,517	—	102,212,637
Foreign currency translation adjustment	7,275,547	8,559,710	25,672,740	15,143,355	—	56,651,352

Balance as of December 31, 2018	157,371,163	184,452,606	548,653,276	187,447,306	—	1,077,924,351
Issuance for cash	—	—	—	—	226,646,200	226,646,200
Issuance costs paid	—	—	—	—	(12,427,087)	(12,427,087)
Inducement cost*	—	—	—	—	(4,768,612)	(4,768,612)
Modifications	—	—	6,716,297	5,562,201	—	12,278,498
Accretion of Redeemable Convertible Preferred Shares	23,148,378	24,359,297	48,739,310	9,510,712	22,995,748	128,753,445
Foreign currency translation adjustment	2,851,785	3,311,309	9,657,984	3,256,021	(3,342,472)	15,734,627

Balance as of December 31, 2019	183,371,326	212,123,212	613,766,867	205,776,240	229,103,777	1,444,141,422

*
On August 28,2019, the Series E investors requested to restrict one of the founder, Mr Li's ordinary shares for a period of three years, which was a protective clause and was an inducement made to facilitate the investment in the Series E Preferred Shares on behalf of the Company. Therefore, the fair value of the restricted shares recognized as additional paid-in capital and reflected as a reduction of the proceeds allocated to the Series E Preferred Shares. The fair value of restricted shares was estimated by management with the assistance of valuer and involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including discount rate, risk-free interest rate and subjective judgments regarding the Company's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. As of August 28,2019, the fair value of the restricted shares were determined to be RMB4,768,612 based on the Company's ordinary share price on August 28,2019.

          The redemption amounts in each of the five years following the date of the latest statement of financial position presented are greater of (1) 100% of the Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Preferred Shares, which is RMB173,154,401, RMB187,006,753, RMB196,672,203, RMB nil, RMB nil as of December 31,2020, 2021, 2022, 2023 and 2024 and (2) the fair market value of the relevant Preferred Shares.

          The rights, preferences and privileges of the Redeemable Convertible Preferred Shares are as follows:

Redemption Rights

          Prior to the issuance of Series C Preferred Shares in June 2016, Series A and B Preferred Shares shall be redeemable at the option of holders of the Series A and B Preferred Shares, at any time after the earliest of (i) the fifth (5th) anniversary of the Series A Preferred Shares issue date, if a Qualified Initial Public Offering ("Qualified IPO"), has not been consummated by then, (ii) the time

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

when any material adverse change in the regulatory environment occurs, under which circumstance the captive structure of the Group becomes, has become, or is threaten to become invalid, illegal or unenforceable, or (iii) the date that there is a material breach by the Company or by any direct or indirect owners of the ordinary shares of any of their respective representations, warranties, or undertakings under the transaction documents.

          Upon the issuance of Series C Preferred Shares in June 2016, the redemption term of Series A and Series B Preferred Shares were modified to be the same as Series C Preferred Shares, in which they were redeemable at the option of holders of these preferred shares: at any time after the fourth (4th) anniversary of the issuance date of Series C Preferred Shares, if the Company has not consummated a Qualified IPO by then, which extends the redemption start date of Series A and B Preferred Shares was extended from July 31, 2019 to June 9, 2020 to be in line with the optional redemption date of Series C Preferred Shares.

          Upon the issuance of Series D Preferred Shares in February 2018, the redemption term of Series A, B and C Preferred Shares were modified to be the same as Series D Preferred Shares, in which they were redeemable at the option of holders of these preferred shares: at any time after the third (3rd) anniversary of the issuance date of Series D Preferred Shares, if the Company has not consummated a Qualified IPO by then, which extends the redemption start date of Series A, B and C Preferred Shares was extended from June 9, 2020 to February 27, 2021 to be in line with the optional redemption date of Series D Preferred Shares.

          Upon the issuance of Series E Preferred Shares in August 2019, the redemption term of Series A, B, C and D Preferred Shares were modified to be the same as Series E Preferred Shares, in which they were redeemable at the option of holders of these preferred shares: at any time after the third (3rd) anniversary of the issuance date of Series E Preferred Shares, if the Company has not consummated a Qualified IPO by then, which extends the redemption start date of Series A, B,C and D Preferred Shares was extended from February 27, 2021 to August 27, 2022 to be in line with the optional redemption date of Series E Preferred Shares.

          The redemption price equals to the greater of (1) 100% of the Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Preferred Shares, and (2) the fair market value of the relevant Preferred Shares. The fair value of the relevant Preferred Shares were determined by management with the assistance from a valuation firm using management's estimates and assumptions.

          The Company recognized changes in the redemption value immediately as they occur and adjust the carrying value of the Redeemable Convertible Preferred Shares to equal the redemption value at the end of each reporting period, as if it were also the redemption date for the Redeemable Convertible Preferred Shares.

          The Company determines whether an amendment or modification to the terms of Series A, B, C and D Preferred Shares represents an extinguishment based on a fair value approach. If the fair value of the preferred shares immediately before and after the amendment is significantly different (by more than 10%), the amendment or modification represents an extinguishment. The Company has determined that the amendment to the terms of Series A, B, C and D Preferred Shares did not represent an extinguishment, and therefore modification accounting was applied by analogy to the modification guidance contained in ASC 718 20, Compensation — Stock Compensation. The

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Company accounts for modifications that result in an increase to the fair value of the modified preferred shares as a deemed dividend reconciling net loss to net loss attributable to ordinary shareholders as there is a transfer of value from the ordinary shareholders to the preferred shareholders. Modifications that result in a decrease in the fair value of the modified preferred shares were not recognized. The inputs for appraising the fair value of the modified preferred shares are the redemption term, volatility, dividend rate and risk-free interest rate.

Conversion Rights

          Each preferred share shall be convertible, at the option of the holder, at any time after the date of issuance of such preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events.

          Each preferred share shall automatically be converted into ordinary shares, at the applicable then-effective conversion price upon the earlier of (a) the closing of a Qualified IPO, or (b) the date specified by written consent or agreement of the holders of a majority of each round of Preferred Shares with respect to each round of Preferred Shares.

Voting Rights

          Each preferred share shall be entitled to that number of votes corresponding to the number of ordinary shares on an as converted basis. Preferred shares shall vote separately as a class with respect to certain specified matters. Otherwise, the holders of preferred shares and ordinary shares shall vote together as a single class.

Dividend Rights

          Preferred shares holders are entitled to receive dividends at the rate of 8% of the applicable preferred shares issue price, payable out of funds or assets legally available. Such dividends shall be payable only if declared by the Board of Directors and shall be non-cumulative.

          The Company is not obliged to declare, pay, set aside or make such dividends to preferred shares holders except for (i) a distribution made in liquidation; (ii) applicable exempted distribution, including (a) the purchase, repurchase or redemption of ordinary shares by the Company from terminated employees, officers or consultants in accordance with the ESOP or the share restriction agreement, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board, and (b) the purchase, repurchase or redemption of the Preferred Shares;(iii) all declared but unpaid dividends on the preferred shares have been paid in full, and (iv) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each issued and outstanding preferred share such that the dividend or distribution declared, paid, set aside or made to the holder shall be equal to the dividend or distribution that such holder would have received if such preferred share had been converted into ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder received such dividend or distribution.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Liquidation Preferences

          In the event of any liquidation including deemed liquidation, dissolution or winding up of the Company, holders of the preferred shares shall be entitled to receive a per share amount equal to 100% of the original preferred shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such preferred shares, in the sequence of Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares. After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be ratably distributed among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

          The Company classified all series of Redeemable Convertible Preferred Shares as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders after a specified time period.

          The Company evaluated the embedded conversion option in all series preferred shares to determine if the embedded conversion option require bifurcation and accounting for as a derivative. The Company concluded the embedded conversion option did not need to be bifurcated pursuant to ASC 815 Derivatives and Hedging. The Company also determined that there was no beneficial conversion feature attributable to all series preferred shares because the initial effective conversion prices of these all series preferred share were higher than the fair value of the Company's ordinary shares at the relevant commitment dates. The fair value of the Company's ordinary shares on the commitment date was estimated by management, which involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including discount rate, risk-free interest rate and subjective judgments regarding the Company's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. Except for the warrant liability with proceeds allocated from the issuance of the debt instrument, the Company also determined there was no other embedded features to be separated from all series preferred shares.

14. SHARE-BASED COMPENSATION

Restricted ordinary shares

          On July 30, 2014, Mr. Changxun Sun and Cloopen Co., Ltd. and Mr. Xiaoguang Li and Slivo Co., Ltd. entered into an arrangement with other investors of the Company, whereby 10,200,000 and 3,400,000 ordinary shares became restricted and subject to service vesting conditions respectively. The fair value of US$884,000 was amortized to consolidated statements of comprehensive (loss)/income over the vesting term of four years.

          On June 10, 2016, Cloopen Co., Ltd. entered into an arrangement with the Company, whereby 27,862,642 ordinary shares with a fair value at US$16,048,882 (equivalent to RMB106,601,488) were restricted and subject to service vesting conditions since July 30, 2014, was amortized to consolidated statements of comprehensive loss over the vesting term of four years. On February 22, 2017, the Company repurchased 10,879,664 vested ordinary shares at the repurchase price of US$2,691,809 (equivalent to RMB18,527,721) from Cloopen Co., Ltd. and the remaining portion of restricted shares was amortized to consolidated statements of comprehensive loss over

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION (Continued)

the remaining vesting term, among which 3,964,184 shares became vested in 2018. Such repurchased ordinary shares were then canceled in 2017.

          On August 28,2019, 8,154,893 ordinary shares held by Cloopen Co., Ltd. became restricted with a graded vesting as to 1/3 of the options vest on the first anniversary of August 28, 2019 with the remaining 2/3 vesting evenly over the next two years.

          A summary of the Company's restricted ordinary shares held by the Company's employees for the years ended December 31, 2018 and 2019 is presented below:

	Number of shares	Weighted average grant date fair value

Unvested as of January 1, 2018	3,964,184	0.38
Vested	(3,964,184)	0.38

Unvested as of December 31, 2018	—	—
Granted	8,154,893	1.32
Vested	—	—

Unvested as of December 31, 2019	8,154,893	1.32

          Total compensation expenses recognized for restricted ordinary shares for the years ended December 31, 2018 and 2019 were allocated to the following expense items:

	Year Ended December 31,

	2018	2019

	RMB	RMB
General and administrative expenses	1,404,438	15,126,755

Total restricted ordinary shares compensation expenses	1,404,438	15,126,755

          As of December 31, 2019, RMB123,538,274 of total unrecognized compensation expense related to restricted ordinary shares is expected to be recognized until 2023 respectively.

Shares Options

          In January 2017, the Company's shareholders and board of directors approved a share option plan ("2016 Share Plan"), under which a maximum aggregate number of 21,119,408 ordinary shares may be issued pursuant to all awards to be granted. In September 2018, the Company's shareholders and board of directors approved that the 2016 Share Plan shall be modified to 25,838,502 Pre-offering class A Ordinary Shares. The options may be exercised with respect to the first 25% of the shares subject to the options as of the first anniversary of the vesting commencement date. The remaining 75% of the shares subject to the options shall become vested in equal monthly installments over the 36-month period thereafter. Share options were granted with exercise prices ranging from US$0.147 to US$0.38 and will expire 10 years from the grant dates.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION (Continued)

          Under the 2016 Share Plan, 5,412,917 and 2,750,000 share options were granted to employees, officers, and board members for the year ended December 31, 2018 and the year ended December 31, 2019, respectively. A summary of the share options activities for the year ended December 31, 2018 and 2019 is presented below:

	Number of shares	Weighted average exercise price	Weighted remaining contractual years	Aggregate intrinsic value

		US$		US$
Outstanding as of January 1, 2018	17,285,084	0.21
Granted	5,412,917	0.35
Forfeited	(748,000)	0.25

Outstanding as of December 31, 2018	21,950,001	0.24
Granted	2,750,000	0.26
Forfeited	(3,448,846)	0.27

Outstanding as of December 31, 2019	21,251,155	0.24

Vested and expected to vest as of December 31, 2019	19,763,574	0.24	7.98	12,386,905

Exercisable as of December 31, 2019	9,853,238	0.18	4.77	4,012,925

          The fair values of the options granted are estimated on the dates of grant using the binomial option pricing model with the following assumptions used:

Grant dates:	Year Ended December 31, 2018	Year Ended December 31, 2019

Risk-free rate of return	3.7% - 4.0%	2.5% - 2.9%
Volatility	45% - 50%	45%
Expected dividend yield	0%	0%
Exercise multiple	2.20	2.20
Fair value of underlying ordinary share	US$1.14 - US$1.19	US$1.19 - US$1.36
Expiration terms	1.5 years - 10 years	3 years - 10 years

          The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company's options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company's options in effect at the option valuation date. Expected dividend yield is zero as the Company does not anticipate any dividend payments in the foreseeable future. The expected exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options. As the Company did not have sufficient information of past employee exercise history, it has considered the statistics on exercise patterns of employees compiled by Huddart and Lang in Huddart, S., and M. Lang. 1996. "Employee Stock Option Exercises: An Empirical Analysis." Journal of Accounting and Economics, vol. 21, no. 1

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION (Continued)

(February):5-43, which are widely adopted by valuers as authoritative guidance on expected exercise multiples. Expected term is the contract life of the option.

          The weighted average grant date fair value of the share options granted for the years ended December 31, 2018 and 2019 was US$0.897 and US$1.091, respectively. Compensation expense recognized for share options for the year ended December 31, 2018 and 2019 is allocated to the following expense items:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Cost of revenues	142,416	598,204
Research and development expenses	1,474,597	305,554
Selling and marketing expenses	163,658	4,901,300
General and administrative expenses	3,607,570	6,523,090

Total share option compensation expenses	5,388,241	12,328,148

          As of December 31, 2019, RMB32,337,102 of total unrecognized compensation expense related to share options is expected to be recognized until 2023 respectively.

15. FAIR VALUE MEASUREMENT

          The following tables present the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2019, respectively:

	December 31, 2018			Total

RMB	Level 1	Level 2	Level 3	Fair Value

Assets
Short-term investments
Short-term investments (Note 4)	—	2,994,216	—	2,994,216
Long-term investments
Other equity investments (Note 7)	—	—	29,700,000	29,700,000
Liabilities
Warrant liabilities (Note 12)	—	—	5,037,589	5,037,589

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. FAIR VALUE MEASUREMENT (Continued)

	December 31, 2019			Total

RMB	Level 1	Level 2	Level 3	Fair Value

Assets
Short-term investments
Short-term investments (Note 4)	—	2,501,024	—	2,501,024
Long-term investments
Available-for-sale debt securities (Note 7)	—	—	2,500,000	2,500,000
Other equity investments (Note 7)	—	—	33,788,340	33,788,340

Total	—	—	36,288,340	36,288,340

Liabilities
Warrant liabilities (Note 12)	—	—	19,631,027	19,631,027

          The table below reflects the reconciliation from the opening balances to the closing balances for recurring fair value measurements of the fair value hierarchy for the years ended December 31, 2018 and 2019:

				Year ended December 31, 2018

				Gain or Losses

RMB	January 1, 2018	Purchase /Issue	Sell	Included in earnings	Included in other comprehensive loss	Foreign currency translation adjustment included in other comprehensive loss	December 31, 2018

Assets
Short-term investments
Short-term investments (Note 4)	11,772,573	49,000,000	58,384,622	384,622	221,643	—	2,994,216
Long-term investments
Other equity investments (Note 7)	12,000,000	—	—	17,700,000	—	—	29,700,000
Liabilities
Warrant liabilities (Note 12)	4,351,777	—	—	450,083	—	235,729	5,037,589

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. FAIR VALUE MEASUREMENT (Continued)

				Year ended December 31, 2019

				Gain or Losses

RMB	January 1, 2019	Purchase /Issue	Sell	Included in earnings	Included in other comprehensive loss	Foreign currency translation adjustment included in other comprehensive loss	December 31, 2019

Assets
Short-term investments
Short-term investments (Note 4)	2,994,216	34,000,000	34,614,192	114,192	6,808	—	2,501,024
Long-term investments
Available-for-sale debt securities (Note 7)	—	2,500,000	—	—	—	—	2,500,000
Other equity investments (Note 7)	29,700,000	3,188,340	—	900,000	—	—	33,788,340

Total	29,700,000	5,688,340	—	900,000	—	—	36,288,340

Liabilities
Warrant liabilities (Note 12)	5,037,589	14,852,880	—	(137,969)	—	(121,473)	19,631,027

16. INCOME TAX

a)
Income tax

The Cayman Islands

          Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

          No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

Hong Kong S.A.R.

          Under the current Hong Kong S.A.R. Inland Revenue Ordinance, the Company's Hong Kong S.A.R. subsidiary is subject to Hong Kong S.A.R. profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong S.A.R. . Payments of dividends by the Hong Kong S.A.R. subsidiary to the Company is not subject to withholding tax in Hong Kong S.A.R. . A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2018 and 2019.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

Japan

          The Company's Japan subsidiary, Cloopen Japan Co., Ltd., is subject to Japanese corporation tax (including national corporation tax, local enterprise tax and other income-based taxes) on its worldwide income. The statutory effective tax rate is approximately 30% to 34%, depending on the size of the company.

          Dividends paid by a Japanese company are generally subject to Japanese withholding tax. If the Japanese company paying dividends is a non-listed company and the payee is a non-resident of Japan, the rate of such withholding tax is 20.42% and 10% under Japan-China tax treaty.

The PRC

          The Group's PRC subsidiaries, the VIE, and the VIE's subsidiaries are subject to the PRC Corporate Income Tax Law ("CIT Law") and are taxed at the statutory income tax rate of 25%, unless otherwise specified.

          In March 2007, a new enterprise income tax law (the "New EIT Law") in the PRC was enacted which became effective on January 1, 2008. The New EIT Law applies a unified 25% enterprise income tax ("EIT") rate to both foreign invested enterprises and domestic enterprises, unless a preferential EIT rate is otherwise stipulated. On April 14, 2008, relevant governmental regulatory authorities released further qualification criteria, application procedures and assessment processes for meeting the High and New Technology Enterprise ("HNTE") status under the New EIT Law which would entitle qualified and approved entities to a favorable EIT tax rate of 15%. In April 2009 and June 2017, the State Administration for Taxation ("SAT") issued Circular Guoshuihan [2009] No. 203 ("Circular 203") and SAT Announcement [2017] No. 24 ("Announcement 24") stipulating that entities which qualified for the HNTE status should apply with in-charge tax authorities to enjoy the reduced EIT rate of 15% provided under the New EIT Law starting from the year when the new HNTE certificate becomes effective. The HNTE certificate is effective for a period of three years and can be renewed for another three years. Subsequently, an entity needs to re-apply for the HNTE status in order to be able to enjoy the preferential tax rate of 15%.

          Ronglian 7Moor obtained the HNTE certificate in December 2016, and subsequently renewed the HNTE certificate in October 2019. Thus, it entitles to the preferential tax rate of 15% from 2016 to 2021.

          Beijing Baiyi High-Tech Information Technology Co., Ltd., a subsidiary of the Company, obtained the HNTE certificate in October 2017, which expired in October 2020 and the renewal application is currently under review. Thus, it entitled to the preferential tax rate of 15% from 2017 to 2019. Baiyi is currently in the process of renewing their HNTE certificates for another three years.

          Ronglian Guanghui and Beijing Yunrong Tianxia Technology Co., Ltd., subsidiaries of the Company, obtained the HNTE certificates in December 2017, which will be expired in December 2020. Thus, it entitled to the preferential tax rate of 15% from 2017 to 2019. Yunrong Tianxia Technology Co., Ltd., is currently in the process of renewing their HNTE certificates for another three years. Due to business scope change, Ronglian Guanghui had no plan to renew the HNTE certificates and could not entitle to the preferential tax rate of 15% after the HNTE certificate became void.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

          Ronglian Yitong, a subsidiary of the Company obtained the HNTE certificate in September 2015 and subsequently renewed the HNTE certificate in September 2018. Thus, it entitles to the preferential tax rate of 15% from 2015 to 2021.

          Beijing Ronglian Huitong Technology Co., Ltd. and Shenzhen Zhongtian Wangjing Technology Co., Ltd., subsidiaries of the Company, obtained the HNTE certificates in December 2019. Thus, they entitle to the preferential tax rate of 15% from 2019 to 2021.

          If any entities fail to maintain the HNTE qualification under the New EIT Law, they will no longer qualify for the preferential tax rate of 15%, which could have a material and adverse effect on the Company's results of operations and financial position provided that they do not qualify for any other preferential tax treatment. Historically, the abovementioned PRC subsidiaries have successfully obtained or renewed the HNTE certificates when the previous certificates had expired.

          The CIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC be treated as a resident enterprise for the PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the CIT Law define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside the PRC should be considered a resident enterprise for PRC tax purposes.

          The components of loss before income taxes are as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
The Cayman Islands	(8,508,744)	(27,173,956)
Hong Kong S.A.R	(100,880)	(21,374)
Japan	(1,843,749)	4,080,678
The PRC, excluding Hong Kong S.A.R.	(142,339,777)	(159,727,099)

Total	(152,793,150)	(182,841,751)

Withholding tax on undistributed dividends

          The CIT law also imposes a withholding income tax of 10% on dividends distributed by a foreign investment enterprise ("FIE") to its immediate holding company outside of Mainland China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within Mainland China or if the received dividends have no connection with the establishment or place of such immediate holding company within Mainland China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. The Cayman Islands, where the Company is incorporated, does not have such tax treaty with the PRC. According to the arrangement between Mainland China and Hong Kong S.A.R. on the Avoidance of Double Taxation and Prevention of

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

Fiscal Evasion in August 2006, dividends paid by an FIE in Mainland China to its immediate holding company in Hong Kong S.A.R. will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The Group did not record any dividend withholding tax, as the Group's PRC entities, have no retained earnings in any of the periods presented.

	Year Ended December 31,

	2018	2019

	RMB	RMB
Current income tax expense	973,035	307,850
Deferred income tax expense	1,699,063	344,760

Total	2,672,098	652,610

          Reconciliation of the differences between the income tax benefit computed based on the PRC statutory income tax rate and the Group's income tax expense for the years ended December 31, 2018 and 2019 are as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Computed expected income tax benefit	(38,198,288)	(45,710,438)
Non-deductible expenses
Share-based compensation	1,698,170	6,863,726
Entertainment	1,210,158	968,832
Others	1,034,841	3,586,558
Non-PRC entities not subject to income tax	884,692	(1,217,586)
Research and development expenses bonus deduction	(12,090,177)	(24,851,250)
HNTE tax incentives	(744,674)	(266,961)
(Under)/over provision in respect of prior years	(1,582,864)	(166,030)
Net operating loss carry forwards expired	—	22,083
Others	104,153	440,864
Change in valuation allowance	50,356,087	60,982,812

Actual income tax expense	2,672,098	652,610

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

b)
Deferred income tax assets

	December 31,

	2018	2019

	RMB	RMB
Net operating loss carry forwards	111,643,190	161,427,285
Uninvoiced expenditures	14,587,617	23,400,140
Accounts receivables allowance	4,877,088	6,966,170
Long term investments impairment	5,260,379	5,260,379
Goodwill impairment	1,416,835	1,416,835
Others	157,237	168,560
Less: Valuation allowance	(132,566,897)	(193,549,709)

Total deferred income tax assets, net	5,375,449	5,089,660

Intangible assets	(425,467)	(259,438)
Change in fair value of long-term investment	(4,425,000)	(4,650,000)

Total gross deferred income tax liabilities	(4,850,467)	(4,909,438)

Net deferred income tax assets	524,982	180,222

          As of December 31, 2019, the Group had net operating loss carry forwards of approximately RMB659 million attributable to the PRC subsidiaries, the VIE, and the VIE's subsidiaries. The loss carried forward by the PRC companies will expire during the period from year 2020 to year 2029. As of December 31, 2019, the Group had tax loss carry forwards for PRC income tax purpose of RMB655,472,610, which will expire if unused by the following period-end:

Year ending December 31,	RMB

2020	58,426,900
2021	30,911,749
2022	140,363,734
2023	25,514,452
2024 and thereafter	400,255,775

          A valuation allowance is provided against deferred income tax assets when the Group determines that it is more likely than not that the deferred income tax assets will not be utilized in the foreseeable future. In making such determination, the Group evaluates a variety of factors including the Group's operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.

          As of December 31, 2019, the valuation allowance of RMB193,549,709 was related to the deferred income tax assets of the PRC entities which were in loss position. As of December 31, 2019, management believes it is more likely than not that the Group will realize the deferred income tax assets, net of the valuation allowance.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

          Changes in valuation allowance are as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Balance at the beginning of the year	(82,210,810)	(132,566,897)
Additions	(50,356,087)	(60,982,812)

Balance at the end of the year	(132,566,897)	(193,549,709)

          According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company's PRC subsidiary, the VIE and the VIE's subsidiaries for the years from 2014 to 2019 are open to examination by the PRC tax authorities.

17. NET LOSS PER SHARE

          The following table sets forth the basic and diluted net loss per ordinary share computation and provides a reconciliation of the numerator and denominator for the periods presented:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Numerator:
Net loss	(155,465,248)	(183,494,361)
Accretion and modifications of Redeemable Convertible Preferred Shares	(106,867,153)	(141,031,943)

Numerator for basic and diluted net loss per ordinary share calculation	(262,332,401)	(324,526,304)

Denominator:
Weighted average number of Pre-offering Class A and Pre-offering Class B ordinary shares	91,083,938	89,567,463

Denominator for basic and diluted net loss per ordinary share calculation	91,083,938	89,567,463

Net loss per ordinary share attributable to Pre-offering Class A and Pre-offering Class B ordinary shareholders
— Basic and diluted	(2.88)	(3.62)

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. NET LOSS PER SHARE (Continued)

          Securities that could potentially dilute basic net loss per ordinary share in the future that were not included in the computation of diluted net loss per ordinary share because to do so would have been antidilutive for the years ended December 31, 2018 and 2019 are as follow:

	Year Ended December 31,

	2018	2019

Share options	21,950,001	21,251,155
Restricted ordinary shares	1,700,000	9,854,893
Redeemable Convertible Preferred Shares	95,381,376	108,421,528
Warrant liabilities	661,376	6,773,946

18. REVENUE INFORMATION

  Revenues

          The Group's revenues are disaggregated by major products/service lines, timing of revenue recognition and primary geographical markets (based on the location of customers) as follow:

	Year Ended December 31,

Major products/services lines	2018	2019

	RMB	RMB
CPaaS
— Text messaging	167,859,282	234,745,048
— Voice calls	60,285,356	67,128,537
— Others(Note1)	27,060,127	43,383,515
Cloud-based CC	129,198,999	173,593,018
Cloud-based UC&C	111,931,266	123,165,257
Other services	5,153,637	8,266,792

Revenues	501,488,667	650,282,167

Note 1: Others include CPaaS revenue from the customers' use of the Group's Internet of Things (IoT) and jointly-operated CPaaS platforms.

Timing of revenue recognition	Year Ended December 31,

	2018	2019

	RMB	RMB
Point in time	353,009,329	474,920,173
Over time	148,479,338	175,361,994

Revenues	501,488,667	650,282,167

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. REVENUE INFORMATION (Continued)

          Primary geographical markets (based on the location of customers)

	Year Ended December 31,

	2018	2019

	RMB	RMB
The PRC	498,615,542	640,290,226
Japan	2,873,125	9,991,941

Revenues	501,488,667	650,282,167

  Contract Assets and Contract Liabilities

          The Group's contract assets and contract liabilities as of December 31, 2018 and 2019 are as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Contract assets	18,036,555	25,249,719
Contract liabilities	98,417,522	111,953,381

          The contract assets primarily relate to the Group's rights to consideration for work performed but not invoiced at the reporting date on Cloud-based UC&C projects. The contract assets are transferred to receivables when the rights to consideration become unconditional.

          The contract liabilities primarily related to the advanced consideration received from customers in relation to the subsequent provision of Cloud-based CC services and/or customization and implementation of C loud-based UC&C projects, The contract liabilities will be recognized as revenue as and when the Group fulfils its performance obligations to transfer the promised products or services to customers, which is expected to occur within one year.

          Changes in the contract assets balances for the years ended December 31, 2018 and 2019 are as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Gross amount at the beginning of the year	20,021,820	18,985,847
Increases due to revenue recognized during the year	53,536,894	62,994,291
Transfers to accounts receivables during the year	(54,572,867)	(55,198,449)

Gross amount at the end of the year	18,985,847	26,781,689
Allowance for contract assets	(949,292)	(1,531,970)

Contract assets, net	18,036,555	25,249,719

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. REVENUE INFORMATION (Continued)

          The movement of the allowance for contract assets is as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Balance at the beginning of the year	1,001,091	949,292
(Reversal)/Additions charged to bad debt	(51,799)	582,678

Balance at the end of the year	949,292	1,531,970

          Changes in the contract liabilities balances for the years ended December 31, 2018 and 2019 are as follows:

	Year Ended December 31,

	2018	2019

	RMB	RMB
Balance at the beginning of the year	74,361,332	98,417,522
Revenue recognised that was included in the contract liabilities balance at the beginning of the year	(67,051,465)	(84,099,618)
Increase due to cash received, excluding amount recognised as revenue during the year	91,107,655	97,635,477

Balance at the end of the year	98,417,522	111,953,381

          The amounts of revenue recognized for the years ended December 31, 2018 and 2019 that were included in the contract liabilities balances at the beginning of the year are RMB67.1 million and RMB84.1 million, respectively.

          The Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose the information about remaining performance obligations which are part of contracts that have an original expected duration of one year or less.

19. COMMITMENTS AND CONTINGENCIES

          The Group leases its offices under non-cancelable operating lease agreements. Rental expenses were RMB17,687,924 and RMB19,386,322 for the years ended December 31, 2018 and 2019, respectively.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

          As of December 31, 2019, future minimum lease commitments, all under office and facilities non-cancelable operating lease agreements, were as follows:

Year ended December 31,	RMB

2020	17,697,903
2021	5,989,549
2022	3,759,151

          Except for those disclosed above, the Group did not have any significant capital or other commitments, long-term obligations, or guarantees as of December 31, 2019.

20. RELATED PARTY TRANSACTIONS

(a)    Rental expenses paid for related parties

          For the years ended December 31, 2018 and 2019, the Group paid rental expenses of RMB130,000 and RMB100,000, respectively on behalf of Beijing Puhui Sizhong Technology Limited Company ("Puhui Sizhong"), a company affiliated with Mr. Changxun Sun, the Group's founder and a board member. The Group did not expect to collect the amount paid from Puhui Sizhong and therefore recognized the rental expenses paid on behald of Puhui Sizhong as general and administrative expenses.

(b)    Subscription receivable due from a related party

          As of December 31, 2018 and 2019, the balance of subscription receivable due from a related party represents the receivable due from Mr. Changxun Sun, the Company's founder and a board member in exchange for 16,982,978 ordinary shares at a consideration of US$3,674,376 (equivalent to RMB23,219,901).

(c)    Interest free loans provided to and collected from related parties

          For the years ended December 31, 2018 and 2019, the Company provided interest-free loans of RMB4,000,000 and RMB nil, respectively, to the three management employees of the Group. Meanwhile, for the years ended December 31, 2018 and 2019, the Company collected interest-free loans of RMB3,180,000 and RMB310,000, respectively, from the three management employees of the Group. As of January 1, 2018, December 31, 2018 and December 31, 2019, the amount due from the three management employees was RMB2,000,000, RMB2,820,000 and RMB2,510,000, respectively.

(d)    Cloud-based UC&C services provided to related parties

          The Company provided Cloud-based UC&C services to subsidiaries of Hi Sun Technology (China) Limited ("Hi Sun Group"), a company which controls Main Access Limited, one of the Company's shareholders. Revenues of RMB 38,524,686 and RMB38,280,256 were recorded in the consolidated statements of comprehensive loss for the years ended December 31, 2018 and 2019, respectively. Amounts due from Hi Sun Group were RMB19,641,603 and RMB12,501,982 as of December 31, 2018 and 2019, which are included in accounts receivable, net on the consolidated balance sheets. Deposits for performance guarantee, which are included in prepayments and other

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. RELATED PARTY TRANSACTIONS (Continued)

current assets on the consolidated balance sheets, were Nil and RMB3,935,606 as of December 31, 2018 and 2019, respectively.

(e) Outsourcing services purchased from related parties

          The Company purchased outsourcing services from Hi Sun Group to receive project development services, which is included in cost of revenues of RMB1,287,644 and RMB7,901,958 for the years ended December 31, 2018 and 2019, respectively. Amounts due to Hi Sun Group were RMB1,155,103 and RMB3,180,095 as of December 31, 2018 and 2019, respectively, which are included in accounts payable on the consolidated balance sheets.

21. SUBSEQUENT EVENTS

(a)    Series F Preferred Shares

          On November 3, 2020, the Company entered into a shares purchase agreement with certain investors, pursuant to which a total of 37,828,402 Series F Redeemable Convertible Preferred Shares ("Series F Preferred Shares") were to be issued for an aggregated cash consideration of US$125 million.

          The rights, preferences and privileges of the Series F Preferred Shares are as follows:

  Redemption Rights

          At any time after the earliest of (i) the third anniversary of the Series E Redeemable Convertible Preferred Shares issue date, if a Qualified Initial Public Offering ("Qualified IPO") has not been consummated by then; (ii) the time when any material adverse occurs, under which circumstance the captive structure of the Group which is established through the cooperation documents becomes, has become, or is threaten to become invalid, illegal or unenforceable, (iii) the date that there is a material breach by the Company or by any principal of any of their respective representations, warranties, or undertakings under the transaction documents, or (iv) any fraud or dishonesty to the preferred shares investors by the Group or the principals, (v) solely with respect to the holders of Series E Preferred Shares and/or Series F Preferred Shares, the exercise of the redemption right held by any other holders of preferred shares, or (vi) solely with respect to the holders of Series F Preferred Shares, any material breach by the Group of the contracts entered into with telecom carriers which leads to the termination of such contracts by the telecom carriers, and such termination causes a material adverse effect, each share of Series F Preferred Shares shall be redeemable at the option of each holder of the Series F Preferred Shares, at a redemption price per share that equals to the greater of (x) 100% of the Series F Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Series F Preferred Shares, and (y) the fair market value of the relevant Series F Preferred Shares.

  Conversion Right

          Each preferred share shall be convertible, at the option of the holder, at any time after the date of issuance of such preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. SUBSEQUENT EVENTS (Continued)

          Each preferred share shall automatically be converted into ordinary shares, at the applicable then-effective conversion price upon the earlier of (a) the closing of the sale of shares of Common Stock to the public at a pre-offering valuation of at least US$1.5 billion with gross proceeds of at least US$100 million , in a Qualified Initial Public Offering ("Qualified IPO"), or (b) the date specified by written consent or agreement of the holders of a majority of the Series F Preferred Shares.

  Dividends rights

          Preferred shares holders are entitled to receive dividends at the rate of 8% of the applicable preferred shares issue price, payable out of funds or assets legally available. Such dividends shall be payable only if declared by the Board of Directors and shall be non-cumulative.

          The Company is not obliged to declare, pay, set aside or make such dividends to preferred shares holders except for (i) a distribution made in liquidation; (ii) applicable exempted distribution, including (a) the purchase, repurchase or redemption of ordinary shares by the Company from terminated employees, officers or consultants in accordance with the ESOP or the share restriction agreement, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board, and (b) the purchase, repurchase or redemption of the Preferred Shares;(iii) all declared but unpaid dividends on the preferred shares have been paid in full, and (iv) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each issued and outstanding preferred share such that the dividend or distribution declared, paid, set aside or made to the holder shall be equal to the dividend or distribution that such holder would have received if such preferred share had been converted into ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder received such dividend or distribution.

  Liquidation Rights

          At the time of the liquidation, dissolution or winding up, the holders of the Series F Preferred Shares shall be entitled to receive in preference to the holders of Series A-D Preferred Shares and ordinary shares, liquidation preference amounts equivalent to 100% of the Series F Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Series F Preferred Shares.

(b)    Series F Warrants

          Pursuant to the Series F preferred share purchase agreement, the Company agreed to issue a warrant to Novo Investment HK Limited with the exercise price of US$34,000,000, or the series F warrant, at the closing of Series F financing. The warrant holder may, within six months commencing from the issuance date, subscribe for an aggregate of 11,799,685 series F preferred shares of the Company, par value of US$0.0001 per share, at the exercise price of US$2.8814 per share, subject to adjustment. The Company has granted the warrant holder the same registration rights as holders of registrable securities, including demand registration rights, F-3/S-3 registration rights and piggyback registration rights.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. SUBSEQUENT EVENTS (Continued)

(c)    Waiver of subscription receivable due from shareholder

          On June 10, 2016, the Company issued 16,982,978 ordinary shares at fair value (the "Shares") to Mr. Changxun Sun, for an aggregate consideration of US$3,674,376 (the "Subscription Price"), which was unpaid as of December 31, 2019.

          On November 3, 2020, all the shareholders and directors of the Company passed a special resolution to waive the Subscription Price, except for the par value, which shall be paid by Mr. Changxun Sun.

(d)    Coronavirus Impact

          Since the outbreak of COVID-19 throughout China and other countries and regions, a series of precautionary and control measures have been implemented worldwide to contain the virus. The outbreak of COVID-19 has had certain negative impact on the overall economy of the regions where the Company deliver its products or services. Any economic slowdown and/or negative business sentiment could potentially have an impact on the industries in which the Company's major customers operate, including the settlement of the outstanding accounts receivable from these customers.

          The Group will continue to closely focus on both global and domestic situation of concerning its prevention and control, and cope with the related impacts on the Company actively.

(e) Purchase of non-controlling interests

          On July 15, 2020, the Company entered into a series of contracts to purchase all the non-controlling interests of three subsidiaries. The considerations included cash in RMB24,195,169 and 4,161,837 Pre-offering Class A ordinary shares and share options, with aggregate fair value of approximately $5.4 million (unaudited).

22. PARENT ONLY FINANCIAL INFORMATION

          The following condensed parent company financial information of Cloopen Group Holding Limited has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements. As of December 31, 2019, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of Cloopen Group Holding Limited, except for those, which have been separately disclosed in the consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. PARENT ONLY FINANCIAL INFORMATION (Continued)

(a)    Condensed Balance Sheets

	December 31,

	2018	2019

	RMB	RMB
Assets
Current assets
Cash	6,709,911	355,008
Other current assets	17,409	17,409

Total current assets	6,727,320	372,417

Non-current assets:
Investments in and amounts due from subsidiaries and consolidated VIE and VIE's subsidiaries	139,986,560	227,116,226

Total non-current assets	139,986,560	227,116,226

Total assets	146,713,880	227,488,643

Liabilities
Current liabilities
Accrued expenses and other current liabilities	—	707
Warrant liabilities	5,037,589	19,631,027

Total current liabilities and total liabilities	5,037,589	19,631,734

Mezzanine equity
Series A Redeemable Convertible Preferred Shares	157,371,163	183,371,326
Series B Redeemable Convertible Preferred Shares	184,452,606	212,123,212
Series C Redeemable Convertible Preferred Shares	548,653,276	613,766,867
Series D Redeemable Convertible Preferred Shares	187,447,306	205,776,240
Series E Redeemable Convertible Preferred Shares	—	229,103,777

Total mezzanine equity	1,077,924,351	1,444,141,422

Shareholders' deficit:
Pre-offering Class A ordinary shares	23,519	23,519
Pre-offering Class B ordinary shares	33,348	33,348
Subscription receivable	(23,219,901)	(23,219,901)
Accumulated other comprehensive loss	(57,227,223)	(72,548,649)
Accumulated deficit	(855,857,803)	(1,140,572,830)

Total shareholders' deficit	(936,248,060)	(1,236,284,513)

Total liabilities, mezzanine equity and shareholders' deficit	146,713,880	227,488,643

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. PARENT ONLY FINANCIAL INFORMATION (Continued)

(b)    Condensed Statements of Comprehensive Loss

	Year Ended December 31,

	2018	2019

	RMB	RMB
Total operating expenses	(8,068,500)	(38,414,163)
Share of (losses)/profits from subsidiaries and consolidated VIE and VIE's subsidiaries	(147,396,748)	(145,080,198)

Loss before income taxes	(155,465,248)	(183,494,361)
Income tax expense	—	—

Net loss	(155,465,248)	(183,494,361)

Accretion and modification of Redeemable Convertible Preferred Shares	(106,867,153)	(141,031,943)

Net loss attributable to ordinary shareholders	(262,332,401)	(324,526,304)

(c)    Condensed Statements of Cash Flows

	Year Ended December 31,

	2018	2019

	RMB	RMB
Net cash used in operating activities	(268,540)	(3,038,499)
Net cash used in investing activities	(154,188,532)	(218,538,384)
Net cash provided by financing activities	159,782,892	215,232,018
Effect of foreign currency exchange rate changes on cash	550,960	(10,038)

Net increase /(decrease) in cash	5,876,780	(6,354,903)
Cash at the beginning of the year	833,131	6,709,911

Cash at the end of the year	6,709,911	355,008

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Cloopen Group Holding Limited:

Opinion on the Consolidated Financial Statements

          We have audited the accompanying consolidated balance sheets of Cloopen Group Holding Limited and subsidiaries (the Company) as of December 31, 2019 and September 30, 2020, the related consolidated statements of comprehensive loss, changes in shareholders' deficit, and cash flows for the nine months then ended and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020, and the results of its operations and its cash flows for the nine months then ended, in conformity with U.S. generally accepted accounting principles.

          The accompanying consolidated statements of comprehensive loss, changes in shareholders' deficit, and cash flows for the nine months ended September 30, 2019, and the related notes, were not audited by us and, accordingly, we do not express an opinion on them.

Basis for Opinion

          These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company's auditor since 2018.

Beijing, China
January 19, 2021

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

		December 31,	September 30,

	Note	2019	2020

		RMB	RMB	US$
ASSETS
Current assets
Cash	3	164,118,081	60,365,642	8,890,898
Restricted cash (including restricted cash of VIE that can only be used to settle the VIE's own obligation of RMB195,000 and RMB695,000 as of December 31, 2019 and September 30, 2020)	3	195,000	695,000	102,362
Term deposits	2(g)	69,762,000	—	—
Short-term investments	4,15	2,501,024	—	—
Accounts receivables, net (including accounts receivables of VIE that can only be used to settle the VIE's own obligations of RMB168,249,612 and RMB160,121,684 as of December 31, 2019 and September 30, 2020)	5	219,131,400	231,804,314	34,141,085
Contract assets	18	25,249,719	30,326,986	4,466,682
Amounts due from related parties	20	2,510,000	5,670,000	835,101
Prepayments and other current assets (including other receivables of VIE that can only be used to settle the VIE's own obligations of RMB10,610,652 and RMB8,038,298 as of December 31, 2019 and September 30, 2020)	6	117,711,255	111,330,284	16,397,179

Total current assets		601,178,479	440,192,226	64,833,307

Non-current assets
Long-term investments	7,15	40,077,207	61,396,989	9,042,799
Property and equipment, net	8	17,904,068	17,375,696	2,559,163
Intangible assets, net	9	3,443,178	2,411,653	355,198
Deferred income tax assets	16	180,222	1,184,577	174,469
Other non-current assets		4,648,976	4,623,830	681,017

Total non-current assets		66,253,651	86,992,745	12,812,646

Total assets		667,432,130	527,184,971	77,645,953

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities
Short-term borrowings, including current portion of long-term borrowings (including short-term borrowings of VIE without recourse to the Company of RMB26,838,032 and RMB133,128,104 as of December 31, 2019 and September 30, 2020, respectively)	10	26,838,032	133,128,104	19,607,651
Amounts due to a related party (including amounts due to a related party of VIE without recourse to the Company of nil and RMB39,623 as of December 31, 2019 and September 30, 2020, respectively)	20	—	39,623	5,836
Accounts payable (including accounts payable of VIE without recourse to the Company of RMB135,194,396 and RMB118,238,803 as of December 31, 2019 and September 30, 2020, respectively)		152,008,136	124,803,674	18,381,594
Contract liabilities (including contract liabilities of VIE without recourse to the Company of RMB108,950,803 and RMB107,611,552 as of December 31, 2019 and September 30, 2020, respectively)	18	111,953,381	107,612,385	15,849,591
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of VIE without recourse to the Company of RMB52,880,022 and RMB57,928,005 as of December 31, 2019 and September 30, 2020, respectively)	11	68,768,498	75,930,158	11,183,303
Warrant liabilities	12,15	—	15,663,230	2,306,944

Total current liabilities		359,568,047	457,177,174	67,334,919

Non-current liabilities
Non-current warrant liabilities	12,15	19,631,027	6,387,874	940,832
Long-term borrowings, excluding current portion (including long-term borrowings of VIE without recourse to the Company of RMB 96,190,363 and nil as of December 31, 2019 and September 30, 2020, respectively)	10	96,190,363	—	—

Total non-current liabilities		115,821,390	6,387,874	940,832

Total liabilities		475,389,437	463,565,048	68,275,751

Commitments and contingencies (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

		December 31,	September 30,

	Note	2019	2020

		RMB	RMB	US$
MEZZANINE EQUITY	13
Series A Redeemable Convertible Preferred Shares (US$0.0001 par value, 18,642,038 shares authorized, issued and outstanding as of December 31, 2019 and September 30, 2020, Redemption value of RMB183,371,326 and RMB218,361,126 as of December 31, 2019 and September 30, 2020; Liquidation value of RMB29,118,733 and RMB30,116,032 as of December 31, 2019 and September 30, 2020		183,371,326	218,361,126	32,161,118
Series B Redeemable Convertible Preferred Shares (US$0.0001 par value, 19,617,225 shares authorized, issued and outstanding as of December 31, 2019 and September 30, 2020, Redemption value of RMB212,123,212 and RMB 248,487,191 as of December 31, 2019 and September 30, 2020; Liquidation value of RMB103,675,227 and RMB107,226,041 as of December 31, 2019 and September 30, 2020)		212,123,212	248,487,191	36,598,208
Series C Redeemable Convertible Preferred Shares (US$0.0001 par value, 44,659,956 shares authorized, issued and outstanding as of December 31, 2019 and September 30, 2020, Redemption value of RMB613,766,867 and RMB 690,395,000 as of December 31, 2019 and September 30, 2020; Liquidation value of RMB550,571,448 and RMB569,428,188 as of December 31, 2019 and September 30, 2020)		613,766,867	690,395,000	101,684,193
Series D Redeemable Convertible Preferred Shares (US$0.0001 par value, 12,462,157 shares authorized, issued and outstanding as of December 31, 2019 and September 30, 2020, Redemption value of RMB205,776,240 and RMB222,355,563 as of December 31, 2019 and September 30, 2020; Liquidation value of RMB205,776,240 and RMB212,823,952 as of December 31, 2019 and September 30, 2020)		205,776,240	222,355,563	32,749,435
Series E Redeemable Convertible Preferred Shares (US$0.0001 par value, 13,040,152 shares authorized, issued and outstanding as of December 31, 2019 and 20,137,445 shares authorized, 13,710,600 issued and outstanding as of September 30, 2020, Redemption value of RMB229,103,777 and RMB 252,100,504 as of December 31, 2019 and September 30, 2020; Liquidation value of RMB229,103,777 and RMB236,950,443 as of September 30, 2020)		229,103,777	252,100,504	37,130,391

Total mezzanine equity		1,444,141,422	1,631,699,384	240,323,345

SHAREHOLDERS' DEFICIT:
Pre-offering Class A Ordinary Shares (US$0.0001 par value, 214,973,841 shares authorized as of December 31, 2019 and 213,004,397 shares authorized as of September 30,2020, respectively, 34,724,614 shares issued and 24,869,721 shares outstanding as of December 31, 2019, and 41,932,446 shares issued and 34,795,851 shares outstanding as of September 30, 2020)		23,519	28,592	4,211
Pre-offering Class B Ordinary Shares (US$0.0001 par value, 170,492,060 shares authorized as of December 31, 2019 and 171,476,782 shares authorized as of September 30, 2020, respectively, 55,957,962 and 55,957,962 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively).		33,348	33,348	4,912
Subscription receivable		(23,219,901)	(23,218,856)	(3,419,768)
Accumulated other comprehensive loss		(72,548,649)	(27,174,321)	(4,002,345)
Accumulated deficit		(1,140,572,830)	(1,520,424,745)	(223,934,362)

Total shareholders' deficit attributable to Cloopen Group Holding Limited		(1,236,284,513)	(1,570,755,982)	(231,347,352)

Non-controlling interests		(15,814,216)	2,676,521	394,209

Total shareholders' deficit		(1,252,098,729)	(1,568,079,461)	(230,953,143)

Total liabilities, mezzanine equity and shareholders' deficit		667,432,130	527,184,971	77,645,953

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

		For the nine months ended September 30,

	Note	2019	2020

		RMB	RMB	US$
		(unaudited)

Revenues	18	426,286,008	508,997,542	74,967,235
Cost of revenues		(250,239,696)	(302,673,983)	(44,579,060)

Gross profit		176,046,312	206,323,559	30,388,175
Operating expenses:
Research and development expenses		(112,176,971)	(120,473,014)	(17,743,757)
Selling and marketing expenses		(126,119,772)	(150,618,925)	(22,183,770)
General and administrative expenses		(66,197,280)	(138,823,209)	(20,446,449)

Total operating expenses		(304,494,023)	(409,915,148)	(60,373,976)

Operating loss		(128,447,711)	(203,591,589)	(29,985,801)
Interest expenses		(1,374,257)	(9,397,234)	(1,384,063)
Interest income		314,546	1,063,677	156,663
Investment income		101,727	12,192	1,796
Gain from disposal of subsidiaries, net	7	21,421	14,562,030	2,144,755
Share of losses of equity method investments		(29,283)	(2,211,416)	(325,706)
Change in fair value of warrant liabilities	12	(239,894)	(2,964,481)	(436,621)
Change in fair value of long-term investments		900,000	1,554,334	228,929
Foreign currency exchange losses, net		(406,703)	(252,500)	(37,189)

Loss before income taxes		(129,160,154)	(201,224,987)	(29,637,237)
Income tax expense	16	(458,260)	(2,492,034)	(367,037)

Net loss		(129,618,414)	(203,717,021)	(30,004,274)

Accretion and modifications of Redeemable Convertible Preferred Shares	13	(99,204,005)	(215,790,622)	(31,782,524)
Deemed dividend to Series E Redeemable Convertible Preferred Shareholders		—	(12,070,034)	(1,777,724)
Net loss attributable to ordinary shareholders		(228,822,419)	(431,577,677)	(63,564,522)
Net loss attributable to non-controlling interests		(6,175,521)	(7,438,548)	(1,095,580)

Net loss attributable to Cloopen Group Holding Limited		(222,646,898)	(424,139,129)	(62,468,942)

Net loss		(129,618,414)	(203,717,021)	(30,004,274)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of nil income taxes		(35,184,207)	40,427,597	5,954,341
Unrealized holding gain on available-for-sale securities, net of nil income taxes		108,346	4,911,168	723,337
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		(101,727)	(12,192)	(1,796)

Total other comprehensive loss		(35,177,588)	45,326,573	6,675,882

Comprehensive loss		(264,000,007)	(386,251,104)	(56,888,640)

Comprehensive loss attributable to non-controlling interests		(6,157,998)	(7,486,303)	(1,102,613)
Comprehensive loss attributable to Cloopen Group Holding Limited		(257,842,009)	(378,764,801)	(55,786,027)
Net loss per ordinary share
— Basic and diluted	17	(2.50)	(5.19)	(0.76)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
— Basic and diluted	17	91,366,949	83,197,013

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

	Note	Pre-offering Class A ordinary shares (unaudited)		Pre-offering Class B ordinary shares (unaudited)		Additional paid-in capital (unaudited)	Subscription receivable (unaudited)	Accumulated other comprehensive loss (unaudited)	Accumulated deficit (unaudited)	Total shareholders' deficit attributable to Cloopen Group Holding Limited (unaudited)	Non- controlling interests (unaudited)	Total shareholders' deficit (unaudited)

		Number of shares	RMB	Number of shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2019		34,724,614	23,519	55,957,962	33,348	—	(23,219,901)	(57,227,223)	(855,857,803)	(936,248,060)	(6,406,275)	(942,654,335)
Change in the ownership interest in the subsidiaries		—	—	—	—	288,908	—	—	—	288,908	(4,288,908)	(4,000,000)
Inducement cost	13	—	—	—	—	4,768,612				4,768,612	—	4,768,612
Net loss		—	—	—	—	—	—	—	(123,442,893)	(123,442,893)	(6,175,521)	(129,618,414)
Share-based compensation	14	—	—	—	—	11,201,948	—	—	—	11,201,948	—	11,201,948
Accretion and modification of Redeemable Convertible Preferred Shares	13	—	—	—	—	(16,259,468)	—	—	(82,944,537)	(99,204,005)	—	(99,204,005)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	—	—	(35,199,347)	—	(35,199,347)	15,140	(35,184,207)
Unrealized holding losses on available-for-sale securities, net of nil income taxes		—	—	—	—	—	—	68,177	—	68,177	40,169	108,346
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		—	—	—	—	—	—	(63,941)	—	(63,941)	(37,786)	(101,727)

Balance as of September 30, 2019 (unaudited)		34,724,614	23,519	55,957,962	33,348	—	(23,219,901)	(92,422,334)	(1,062,245,233)	(1,177,830,601)	(16,853,181)	(1,194,683,782)

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT (Continued)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

	Note	Pre-offering Class A ordinary shares		Pre-offering Class B ordinary shares		Additional paid-in capital	Subscription receivable	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders' deficit attributable to Cloopen Group Holding Limited	Non- controlling interests	Total shareholders' deficit

		Number of shares	RMB	Number of shares	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2020		34,724,614	23,519	55,957,962	33,348	—	(23,219,901)	(72,548,649)	(1,140,572,830)	(1,236,284,513)	(15,814,216)	(1,252,098,729)
Issuance of ordinary shares to Baiyi's non-controlling interest shareholders as share based compensation	14	3,706,745	2,623	—	—	33,950,732	—	—	—	33,953,355	—	33,953,355
Purchase of the non-controlling interests of the Group's subsidiaries	14	3,501,087	2,450	—	—	(35,255,509)	—	—	—	(35,253,059)	19,160,340	(16,092,719)
Reclassification of subscription receivable to other current assets		—	—	—	—	—	1,045	—	—	1,045	—	1,045
Change in the ownership interest in the subsidiaries		—	—	—	—	(831,703)	—	—	—	(831,703)	6,816,700	5,984,997
Net loss		—	—	—	—	—	—	—	(196,278,473)	(196,278,473)	(7,438,548)	(203,717,021)
Share-based compensation	14	—	—	—	—	46,423,694	—	—	—	46,423,694	—	46,423,694
Deemed dividends	13	—	—	—	—	—	—	—	(12,070,034)	(12,070,034)	—	(12,070,034)
Accretion of Redeemable Convertible Preferred Shares	13	—	—	—	—	(44,287,214)	—	—	(171,503,408)	(215,790,622)	—	(215,790,622)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	—	—	40,474,984	—	40,474,984	(47,387)	40,427,597
Unrealized holding losses on available-for-sale securities, net of nil income taxes		—	—	—	—	—	—	4,907,147	—	4,907,147	4,021	4,911,168
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		—	—	—	—	—	—	(7,803)	—	(7,803)	(4,389)	(12,192)

Balance as of September 30, 2020		41,932,446	28,592	55,957,962	33,348	—	(23,218,856)	(27,174,321)	(1,520,424,745)	(1,570,755,982)	2,676,521	(1,568,079,461)

Balance as of September 30, 2020 — US$		41,932,446	4,211	55,957,962	4,912	—	(3,419,768)	(4,002,345)	(223,934,362)	(231,347,352)	394,209	(230,953,143)

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,

	2019	2020

	RMB	RMB	US$
	(unaudited)
Operating activities:
Net loss	(129,618,414)	(203,717,021)	(30,004,274)
Adjustments to reconcile net loss to net cash used in operating activities
Allowance for doubtful accounts	5,811,736	10,335,733	1,522,289
Share-based compensation	11,201,948	80,374,426	11,837,874
Depreciation and amortization	6,147,757	6,490,545	955,954
Deferred tax expense (benefit)	325,618	(1,004,355)	(147,926)
Loss (gain) from disposal of property and equipment	79,293	(49,014)	(7,219)
Investment income	(101,727)	(12,192)	(1,796)
Accretion of interest expenses on unsecured loans	—	8,011,996	1,180,039
Gain from disposal of subsidiaries, net	(21,421)	(14,562,030)	(2,144,755)
Share of losses of equity method investments	29,283	2,211,416	325,706
Change in fair value of warrant liabilities	239,894	2,964,481	436,621
Change in fair value of long-term investments	(900,000)	(1,554,334)	(228,929)
Unrealized foreign exchange loss	406,703	252,500	37,189
Changes in operating assets and liabilities:
Accounts receivables	(44,519,488)	(22,232,825)	(3,274,541)
Contract assets	(4,009,833)	(6,190,002)	(911,689)
Prepayments and other current assets	5,114,404	5,403,326	795,824
Other non-current assets	—	25,146	3,704
Accounts payable	55,692,447	(27,200,326)	(4,006,175)
Contract liabilities	(538,830)	(4,340,996)	(639,360)
Amounts due to a related party	—	39,623	5,836
Accrued expenses and other current liabilities	7,086,667	(3,432,992)	(505,625)

Net cash used in operating activities	(87,573,963)	(168,186,895)	(24,771,253)

Investing activities:
Cash paid for purchase of property and equipment	(9,441,787)	(4,710,659)	(693,805)
Cash paid for purchase of intangible assets	(378,069)	(440,000)	(64,805)
Cash paid for purchase of long-term investments	(1,250,000)	(457,326)	(67,357)
Cash received from disposal of property and equipment	496,221	62,416	9,193
Cash paid for purchase of short-term investments	(34,000,000)	—	—
Cash received from sale of short-term investments	34,601,727	2,512,192	370,006
Cash disposed of from deconsolidation of subsidiaries	—	(1,462,776)	(215,444)
Payment of interest free loans provided to related parties	—	(3,950,000)	(581,772)
Collection of interest free loans provided to related parties	280,000	790,000	116,354
Cash received from maturity of term deposits	—	69,762,000	10,274,832

Net cash provided by / (used in) investing activities	(9,691,908)	62,105,847	9,147,202

Financing activities:
Proceeds from issuance of Series E Redeemable Convertible Preferred Shares	219,652,900	—	—
Payment of issuance costs	(1,451,614)	—	—
Cash paid to acquire subsidiaries' equity interests held by non-controlling shareholders	(4,000,000)	(1,822,500)	(268,425)
Proceeds from short-term bank borrowings	9,941,451	20,000,000	2,945,682
Repayment for short-term bank borrowings	(5,628,875)	(15,096,393)	(2,223,458)

Net cash provided by financing activities	218,513,862	3,081,107	453,799

Effect of foreign currency exchange rate changes on cash	(168,221)	(252,498)	(37,188)

Net increase (decrease) in cash and restricted cash	121,079,770	(103,252,439)	(15,207,440)

Cash and restricted cash at the beginning of the period	86,923,803	164,313,081	24,200,701

Cash and restricted cash at the end of the period	208,003,573	61,060,642	8,993,261

Supplemental information
Interest paid	1,296,496	1,175,198	173,088
Income tax paid	40,707	124,068	18,273
Income tax refund	—	(16,039)	(2,362)
Non-cash investing and financing activities:
Transfer of equity interest of subsidiaries at nil consideration	(53,714)	5,632,315	829,550
Issuance of ordinary shares as the consideration for purchase of non-controlling interests	—	27,025,334	3,980,401
Consideration payable to acquire subsidiaries' equity interests held by non-controlling shareholders	—	14,272,669	2,102,137

The accompanying notes are an integral part of these consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

Organization and principal activities

          Cloopen Group Holding Limited ("the Company"), through its wholly-owned subsidiaries, consolidated variable interest entity ("VIE") and VIE's subsidiaries (collectively referred to as "the Group"), is principally engaged in providing integrated communication services based on cloud computing technology. The Group's principal operations and geographic markets are mainly in the People's Republic of China ("PRC").

          The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, consolidated VIE and VIE's subsidiaries.

The VIE arrangements

          The Group operates its cloud communication business in the PRC through Beijing Ronglian Yitong Information Technology Co., Ltd. ("Ronglian Yitong", or the "VIE"), a limited liability company established under the laws of the PRC on March 31, 2009. Ronglian Yitong and its subsidiaries holds the necessary PRC operating licenses for the online businesses. The equity interests of Ronglian Yitong are legally held by Mr. Changxun Sun, the founder, chairman of board of directors and chief executive officer, Mr. Jianhong Zhou, the director of the Company, Lhasa Heye Investment Management Co., Ltd., and Beijing Hongshan Shengde Equity Investment Center (Limited Partnership) who act as nominee equity holders of the VIE on behalf of Anxun Guantong (Beijing) Technology Co., Ltd. ("Anxun Guantong" or "WFOE"), the Company's wholly-owned subsidiary. A series of contractual agreements, including Powers of Attorney, Exclusive Business Cooperation Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Spousal Consent Letter (collectively, the "VIE Agreements"), were entered among the Company, Anxun Guantong, Ronglian Yitong and its nominee equity holders.

          Pursuant to the VIE Agreements, the Company is able to exercise effective control over, bears the risks of, enjoys substantially all of the economic benefits of the VIE, and has an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by the PRC law at the lowest price possible. The Company's management concluded that Ronglian Yitong is a VIE and the Company is its primary beneficiary. As such, the consolidated financial statements of the VIE are included in the consolidated financial statements of the Company.

          The principal terms of the VIE Agreements are further described below.

1)      Powers of Attorney

          The Company and each of the equity holders of Ronglian Yitong entered into Powers of Attorney. Pursuant to the Powers of Attorney, the equity holders of Ronglian Yitong irrevocably appointed Anxun Guantong as their attorney-in-fact to exercise all equity holder rights, including, but not limited to, proposing, convening and attending in the equity holders' meeting, appointing or removing directors, executive officers and senior management, disposing of all or part of the equity holder's interests in Ronglian Yitong, casting the equity holders' votes on matters requiring equity holders' approval and doing all other acts in the capacity of the equity holders as permitted by Ronglian Yitong's Memorandum and Articles of Association. In addition, the Company has a right to assign its rights and benefits under the Powers of Attorney to any other parties without an advance notice to the equity holders of Ronglian Yitong. The Powers of Attorney shall continue in force and

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

be irrevocable as long as the equity holders of Ronglian Yitong remain as the equity holders of Ronglian Yitong.

2)      Exclusive Business Cooperation Agreement

          Anxun Guantong and Ronglian Yitong entered into an Exclusive Business Cooperation Agreement, whereby Anxun Guantong is appointed as the exclusive service provider for the provision of business support, technology and consulting services to Ronglian Yitong. Unless a written consent is given by Anxun Guantong, Ronglian Yitong is not allowed to engage a third party to provide such services, while Anxun Guantong is able to designate another party to render such services to Ronglian Yitong. Ronglian Yitong shall pay Anxun Guantong on a monthly basis a service fee, which shall be equal to 100% of the monthly net profits of Ronglian Yitong, and Anxun Guantong has the sole discretion to adjust the basis of calculation of the service fee amount according to service provided to Ronglian Yitong. Anxun Guantong owns the exclusive intellectual property rights, whether created by Anxun Guantong or Ronglian Yitong, as a result of the performance of the Exclusive Business Cooperation Agreement unless terminated in writing by Anxun Guantong. The Exclusive Business Cooperation Agreement may be extended if confirmed in writing by Anxun Guantong prior to the expiration thereof. The extended term shall be determined by Anxun Guantong, and Ronglian Yitong shall accept such extended term unconditionally.

3)      Equity Pledge Agreement

          An Equity Pledge Agreement was entered into by and among Anxun Guantong, Ronglian Yitong and equity holders of Ronglian Yitong. To guarantee payment from Ronglian Yitong, including but not limited to the service fee pursuant to the Exclusive Business Cooperation Agreement, and the performance of Ronglian Yitong and the nominee equity holders' obligations under the contractual arrangements including the Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Powers of Attorney, the equity holders of Ronglian Yitong pledged their respective equity in Ronglian Yitong to Anxun Guantong under the Equity Pledge Agreement as collateral. In the event Ronglian Yitong fails to pay Anxun Guantong its service fee, Anxun Guantong will have the right to sell the pledged equity and apply the proceeds received to pay any outstanding service fees due by Ronglian Yitong to Anxun Guantong. The equity holders of Ronglian Yitong agree that, during the term of the Equity Pledge Agreement, they will not dispose of the pledged equity or create or allow any encumbrance on the pledged equity, and they also agree that Anxun Guantong's rights relating to the equity pledges shall not be prejudiced by any legal actions of the equity holders of Ronglian Yitong , their successors or their designees. Except that the pledge of approximately 1.55% of the equity interests of VIE is subject to the registration in compliance with the PRC Property Rights Law, the equity pledge was registered with the relevant local administration for industry and commerce in October 2019 and may only be terminated upon the fulfillment of all contractual obligations under the Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Powers of Attorney. During the term of the Equity Pledge Agreement, Anxun Guantong is entitled to receive dividends attributable to the pledged Ronglian Yitong equity.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

4)      Exclusive Option Agreement

          Each of the equity holders of Ronglian Yitong entered into an Exclusive Option Agreement with Anxun Guantong, and Ronglian Yitong, pursuant to which the equity holders of Ronglian Yitong granted Anxun Guantong or other person upon the designation by Anxun Guantong, an irrevocable and exclusive option to purchase, at its discretion and to the extent permitted under the PRC law, all or part of the equity holders' interests in Ronglian Yitong at the lowest price that the PRC law permits at the time unless a valuation of the equity is required by the PRC law. The equity holders of Ronglian Yitong commit that without the prior written consent of Anxun Guantong, the equity holders of Ronglian Yitong will not, among other things, (1) change or amend the Memorandum and Articles of Association , increase or decrease Ronglian Yitong's registered capital, change its structure of registered capital in other manners; (2) sell, transfer, mortgage or dispose of in any manner any assets of Ronglian Yitong or legal or beneficial interest in the business or revenue of Ronglian Yitong, or allow the encumbrance thereon of any security interest; (3) incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans and (ii) debts disclosed to Anxun Guantong for which Anxun Guantong's written consent has been obtained; (4) providing any person with any loan or credit or guarantee in any form; (5) cause or permit Ronglian Yitong to merge, consolidate with, acquire or invest in any person, and/or sell permit Ronglian Yitong to sell assets with a value of over RMB500,000; (6) in any manner distribute dividends to its shareholders; (7) create any pledge or encumbrance on their equity interests in Ronglian Yitong; (8) transfer or otherwise dispose of their equity interests in Ronglian Yitong and its equity holders shall appoint those individuals recommended by Anxun Guantong as directors of Ronglian Yitong. Ronglian Yitong shall provide operating and financial information to the Company at the request of Anxun Guantong and ensure the continuance of the business. The Exclusive Option Agreement will remain effective until all equity interests in Ronglian Yitong held by its equity holders are transferred or assigned to the Company or its designee. Ronglian Yitong and its equity holders shall not have any right to terminate the Exclusive Option Agreement.

5)      Spousal Consent Letter

          Pursuant to the Spousal Consent Letters executed by the spouse of the principal individual shareholder of the VIE, the signing spouse confirmed that she does not enjoy any right or interest in connection with the equity interests of the VIE. The spouse also irrevocably agreed that she would not claim in the future any right or interest in connection with the equity interests in the VIE held by her spouse.

Risks in relation to the VIE structure

          In the opinion of the Company's management, the VIE Agreements have resulted in the WFOE having the power to direct activities that most significantly impact the VIE, including appointing key management, setting up operating policies, exerting financial controls and transferring profit or assets out of the VIE at its discretion. The Company considers that it has the right to receive all the benefits and assets of the VIE. As the VIE was established as a limited liability company under the PRC law, its creditors do not have recourse to the general credit of the Company for the liabilities of the VIE, and the Company does not have the obligation to assume the liabilities of the VIE.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

          The Company has determined that the VIE Agreements are in compliance with the PRC laws and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company's ability to enforce the VIE Agreements; and if the equity holders of the VIE were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms.

          The Company's ability to control the VIE also depends on the rights provided to the Company under the Powers of Attorney to vote on all matters requiring equity holders' approval in the respective VIE. As noted above, the Company believes these Powers of Attorney are legally enforceable but yet they may not be as effective as direct equity ownership. In addition, if the corporate structure of the Group or the contractual arrangements among the Company, Anxun Guantong, the VIE and its respective equity holders were found to be in violation of any existing PRC laws and regulations, the relevant PRC regulatory authorities could:

  •
  revoke the business license and/or operating licenses of such entities;

  •
  discontinue or place restrictions or onerous conditions on the Group's operations;

  •
  impose fines, confiscating the income from the VIE, or imposing other requirements with which the Group may not be able to comply;

  •
  require the Group to restructure its ownership structure or operations, including terminating the contractual arrangements with the VIE and deregistering the equity pledges of the VIE, which in turn would affect the Company's ability to consolidate, derive economic interests from, or exert effective control over the VIE; or

  •
  restrict or prohibit our use of the proceeds of this offering to finance our business and operations in the PRC.

          The imposition of any of the above restrictions or actions may result in a material and adverse effect on the Group's ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Company to lose the right to direct the activities of the VIE or the right to receive its economic benefits, the Company would no longer be able to consolidate the VIE. The Company's management believes that the likelihood to lose the Company's current ownership structure or the contractual arrangements with the VIE is remote based on the current facts and circumstances.

          There is no VIE in which the Company has a variable interest but is not the primary beneficiary. Currently there is no contractual arrangement that could require the Company to provide additional financial support to the VIE.

          The following consolidated assets and liabilities information of the Group's VIE as of December 31, 2019 and September 30, 2020, and consolidated revenues, net loss and cash flow

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

information for the periods then ended, have been included in the accompanying consolidated financial statements:

	December 31,	September 30,

	2019	2020

	RMB	RMB
Cash	120,450,112	42,506,625
Restricted cash	195,000	695,000
Short-term investments	2,501,024	—
Accounts receivables, net*	215,772,299	231,164,350
Contract assets	25,249,719	30,326,986
Amounts due from related parties***	5,018,019	8,178,019
Prepayments and other current assets**	101,568,509	93,880,372

Total current assets	470,754,682	406,751,352

Long-term investments	40,077,207	61,396,989
Property and equipment, net	10,261,327	11,421,677
Intangible assets, net	2,004,396	2,411,653
Deferred income tax assets	180,222	1,184,577
Other non-current assets	4,445,326	4,390,392

Total assets	527,723,160	487,556,640

Short-term borrowings, including current portion of long-term borrowings	26,838,032	133,128,104
Accounts payable	135,194,396	118,238,803
Contract liabilities	108,950,803	107,611,552
Amount due to related parties***	595,457,305	666,139,972
Accrued expenses and other current liabilities	52,880,022	57,928,005

Total current liabilities	919,320,558	1,083,046,436
Long-term borrowings, excluding current portion	96,190,363	—

Total liabilities	1,015,510,921	1,083,046,436

*
Accounts receivables, net includes accounts receivables of Ronglian Yitong Technology that pledged to bank borrowings (please refer to Note 10 for details). As of December 31, 2019 and September 30, 2020, accounts receivables of Ronglian Yitong Technology was RMB168,249,612 and RMB160,121,684, respectively after elimination.

**
Prepayments and other current assets include other receivables of Ronglian Yitong Technology that pledged to bank borrowings (please refer to Note 10 for details). As of December 31, 2019, and September 30, 2020, other receivables of Ronglian Yitong Technology was RMB10,610,652 and RMB8,038,298 respectively after elimination.

***
Amounts due from and due to related parties include amounts due from and due to the Company and its subsidiaries, which are eliminated upon consolidation, amounts due from three management employees and an equity investee of RMB2,510,000 and RMB5,670,000 as of December 31,2019 and September 30, 2020, and amounts due to an equity investee of RMB39,623 as of September 30, 2020.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION (Continued)

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)

Revenues	469,940,506	488,911,716
Net loss	(117,337,472)	(122,843,057)
Net cash used in operating activities	(27,014,759)	(64,733,514)
Net cash used in investing activities	(9,369,954)	(7,691,080)
Net cash provided by/(used in) financing activities	312,576	(5,018,893)
Net decrease in cash and restricted cash	(36,072,137)	(77,443,487)
Cash and restricted cash at the beginning of the period	54,226,410	120,645,112
Cash and restricted cash at the end of the period	18,154,273	43,201,625

          In accordance with VIE Agreements, WFOE has the power to direct the activities of the VIE. Therefore, the Company considers that there are no assets in the VIE that can be used only to settle obligations of the VIE, except for restricted cash of RMB195,000 and RMB695,000 as of December 31, 2019 and September 30, 2020, respectively, accounts receivables of RMB168,249,612 and RMB160,121,684 as of December 31, 2019 and September 30, 2020 and other receivables included in prepayments and other current assets of RMB10,610,652 and RMB8,038,298 as of December 31, 2019 and September 30, 2020, respectively, that were pledged to secure bank borrowings. The creditors of VIEs do not have recourse to the general credit of WFOE.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

          The accompanying consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

          The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group's ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms.

          The Group has incurred losses since its inception. As of September 30, 2020, the Group had an accumulated deficit of RMB 1,520,424,745. In addition, for nine months ended September 30, 2020, the Group recorded net cash used in operating activities of RMB168,186,895. Historically, the Group has relied principally on both operational sources of cash and non-operational sources of equity and debt financing, including issuance of preferred shares and borrowings from banks to fund its operations and business development.

          Management believes that the amount of available cash balance as of September 30, 2020 and forecasted net cash flows for a period of one year after the issuance of the consolidated

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial statements will be sufficient for the Group to satisfy its obligations and commitments when they become due for a reasonable period of time. The forecasted net cash flows have taken into account the proceeds of US$91 million (equivalent to RMB599 million) received up to date for the issuance of Series F Redeemable Convertible Preferred Shares (See note 21) in November and December 2020. Management also believes that the Group can adjust the pace of its business expansion and control operating expenses when necessary. The accompanying consolidated financial statements have been prepared on the basis the Group will be able to continue as a going concern for a period of one year after the issuance of the consolidated financial statements.

(b)    Principles of Consolidation

          The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE for which the WFOE is the primary beneficiary, and the VIE's subsidiaries.

          Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors. A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, exercises effective control over the activities that most impact the economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

          All intercompany transactions and balances among the Company, its subsidiaries, the VIE, and the VIE's subsidiaries have been eliminated upon consolidation.

(c)    Use of Estimates

          The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, determining the selling price of products and services in multiple element revenue arrangements, the allowance for doubtful accounts receivables and contract assets, depreciable lives and recoverability of property and equipment and intangible assets, the realization of deferred income tax assets, the fair value of share based compensation awards, redeemable convertible preferred shares, available-for-sale debt securities, other equity investments and warrant liabilities, and the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the redeemable convertible preferred shares. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)    Convenience Translation

          Translations of the consolidated financial statements from RMB into US$ as of and for the nine months ended September 30, 2020 are solely for the convenience of the readers and were calculated at the rate of US$1.00 = RMB 6.7896, representing the noon buying rate in The City of

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New York for cable transfers of RMB as set forth in the H.10 weekly statistical release of Federal Reserve Board on September 30, 2020. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2020, or at any other rate.

(e)    Commitments and Contingencies

          In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(f)     Cash

          Cash consists of cash on hand and cash at bank. Cash at bank are deposited in financial institutions at below locations:

	December 31,	September 30,

	2019	2020

	RMB	RMB
Cash on hand	118,613	14,657

Cash balances include deposits in:
Financial institutions in the mainland of the PRC
— Denominated in Renminbi ("RMB")	52,225,475	42,990,055
— Denominated in US$	103,577,057	9,787,071
— Denominated in Hong Kong S.A.R. Dollar ("HKD")	19,057	18,011

Total cash balances held at mainland PRC financial institutions	155,821,589	52,795,137

Financial institutions in Japan
— Denominated in Japanese Yen	8,177,879	7,555,848

Total cash balances held at Japan financial institutions	8,177,879	7,555,848

Total cash balances held at financial institutions	163,999,468	60,350,985

Total cash balances	164,118,081	60,365,642

          The bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Japan are insured by the government authorities up to RMB500,000 and JPY10,000,000, respectively. Total bank deposits and term deposits are insured by the government authority with

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounts up to RMB8,665,785 and RMB9,591,351 as of December 31, 2019 and September 30, 2020, respectively. The Company has not experienced any losses in uninsured bank deposits and does not believe that it is exposed to any significant risks on cash held in bank accounts. To limit exposure to credit risk, the Company primarily places bank deposits with large financial institutions in the PRC and Japan with acceptable credit rating.

(g)    Term deposits

          Term deposits represent deposits at banks with original maturities more than three months but less than one year. The Group's term deposits are denominated in US$ and are deposited at financial institutions in the mainland of the PRC with the interest rate of 2.4% per annum.

          Term deposits maintained at banks consist of the following:

	December 31,	September 30,

	2019	2020

	RMB	RMB
US$ denominated bank deposits with a financial institution in the PRC	69,762,000	—

          To limit exposure to credit risk relating to bank deposits, the Company primarily places bank deposits only with large financial institutions in the PRC.

(h)    Accounts Receivables

          Accounts receivables are recognized in the period when the Group has provided services to its customers and when its right to consideration is unconditional. Amounts collected on trade accounts receivables are included in net cash provided by operating activities in the consolidated statements of cash flows. Management considers the following factors when determining the collectability of specific accounts: historical experience, credit worthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. An allowance for doubtful accounts is made and recorded into general and administrative expenses based on aging of accounts receivables and on any specifically identified accounts receivables that may become uncollectible. Accounts receivables which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There is a time lag between when the Group estimates a portion of or the entire account balances to be uncollectible and when a write off of the account balances is taken. The Group does not have any off-balance sheet credit exposure related to its customers.

(i)      Long-term Investments

Debt securities

          The Group accounts for debt securities as available-for-sale ("AFS") when they are not classified as either trading or held-to-maturity. AFS securities are recorded at fair value, with unrealized gains and losses, net of related tax effect, are excluded from earnings and are reported as a separate component of accumulated other comprehensive loss until realized. Realized gains and losses from the sale of AFS securities are determined on a specific-identification basis. An

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

impairment loss on the AFS securities are recognized in the consolidated statement of comprehensive loss when the decline in value is determined to be other-than-temporary. No impairment loss was recognized for nine months ended September 30, 2019 (unaudited) and nine months ended September 30, 2020.

Equity method investments

          The Group applies the equity method to account for an equity interest in an investee over which the Group has significant influence but does not own a majority equity interest or otherwise control.

          Under the equity method of accounting, the Group's share of the investee's results of operations is reported as share of losses of equity method investments in the consolidated statements of comprehensive loss.

          The Group recognizes an impairment loss when there is a decline in value below the carrying value of the equity method investment that is considered to be other than temporary. The process of assessing and determining whether impairment on an investment is other than temporary requires a significant amount of judgment. To determine whether an impairment is other than temporary, management considers whether it has the ability and intent to hold the investment until recovery and whether evidence indicating the carrying value of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the decline in value, any change in value subsequent to the period end, and forecasted performance of the investee.

Other equity investments

          In connection with the adoption of Accounting Standards Codification ("ASC") 321 Investment — Equity securities as of January 1, 2018, the Group has elected to measure such investments at cost, adjusted for changes resulting from impairments and observable price changes in orderly transactions for identical or similar securities of the same issuer. The Group considers information in periodic financial statements and other documentation provided by the investees to determine whether observable price changes have occurred.

          The Group makes a qualitative assessment considering impairment indicators to evaluate whether the equity investments without a readily determinable fair value is impaired at each reporting period, and written down to its fair value if a qualitative assessment indicates that the investment is impaired and the fair value of the investment is less than its carrying value. If an equity security without a readily determinable fair value is impaired, the Group includes an impairment loss in net income equal to the difference between the fair value of the investment and its carrying amount.

(j)      Property and Equipment, net

          Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          The estimated useful lives are as follows:

Computer and office equipment	3 - 5 years
Furniture and fixtures	3 - 5 years
Motor vehicles	5 years
Leasehold improvements	The shorter of lease terms and estimated useful lives
Software	5 - 10 years

          Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

          When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and the proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred.

(k)     Intangible Assets, net

          Intangible assets represent telecommunication business operation licenses and software copyrights that acquired through assets acquisition, which are initially recognized and measured at cost, and amortized on a straight-line basis over their respective estimated useful lives, which range from 3 to 8 years.

(l)      Impairment of Long-lived Assets

          Long-lived assets such as property and equipment and intangible assets with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment of long-lived assets was recognized in nine months ended September 30, 2019 (unaudited) and September 30, 2020.

(m)   Value Added Taxes

          The Company's PRC subsidiaries are subject to value added tax ("VAT"). Revenue from providing cloud communication services and communication devices sales are generally subject to VAT at the rate of 6% and 13% since April 1, 2019, or 6% to 16% between May 1, 2018 and April 1, 2019, or 6% to 17% before May 1, 2018, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected in accrued expenses and other current liabilities, and the excess of input VAT over output VAT is reflected in prepayments and other current assets in the consolidated balance sheets.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(n)    Short-term Investments

          The Group's short-term investments represent the Group's investments in financial products managed by financial institutions in the PRC which are redeemable at the option of the Group on any working day. Short-term investments are reported at fair value, with unrealized holding gains or losses, net of any related income tax effect, excluded from earnings and recorded as a separate component of accumulated other comprehensive loss until realized. Realized gains or losses from the sale of short-term investments are determined on a specific identification basis and are recorded as investment income when earned.

(o)    Warrant Liabilities

          The freestanding warrants to purchase redeemable convertible preferred shares at a future date were determined to be freestanding instruments that were accounted for as liabilities. At initial recognition, the Group recorded the warrant liabilities on the consolidated balance sheets at their estimated fair value and changes in estimated fair values were included in the change in fair value of warrant liabilities on the consolidated statement of comprehensive loss or allocated to the proceeds from the issuance of the debt instrument to the warrants based on the warrant liabilities fair value. The warrant liabilities are subject to remeasurement at each reporting period and the Group adjusted the carrying value of the warrant liabilities to fair value at the end of each reporting period utilizing the binominal option pricing model, with changes in estimated fair value included in the change in fair value of warrant liabilities on the consolidated statement of comprehensive loss.

(p)    Fair Value Measurements

          Fair value represents the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

          Accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Accounting guidance establishes a three-level fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

          Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

          Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

          Level 3 — Unobservable inputs which are supported by little or no market activity.

          Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

          Financial assets and liabilities of the Group primarily consist of cash, restricted cash, short-term investments, accounts receivables, other receivables included in prepayments and other current assets, available-for-sale debt securities, other equity investments, equity method investment, amounts due from related parties, short-term borrowings and long-term borrowings, accounts payable, contract liabilities, other payables included in accrued expenses and other current liabilities and warrant liabilities. The Group measures short-term investments at fair value on a recurring basis. Short-term investments include financial products issued by financial institutions, which are valued based on prices per units quoted by issuers. They are categorized in Level 2 of the fair value hierarchy. Available-for-sale debt securities, other equity investments and warrant liabilities were measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy. As of December 31, 2019 and September 30, 2020, the carrying values of other financial instruments approximated to their fair values due to the short-term maturity of these instruments.

          The Group's non-financial assets, such as intangible assets and property and equipment, would be measured at fair value only if they were determined to be impaired.

(q)    Revenue recognition

          The Company generate substantially all of the Company's revenues from the following services and products:

            (1)     Communication Platform-as-a-Service ("CPaaS") which allows customers to send text messages and place voice calls using the Company's cloud-based platform;

            (2)     Cloud-based Contact Centers ("Cloud-based CC") with which customers can operate their virtual contact centers and access related value-added services using the Company's cloud-based platform; and

            (3)     Cloud-based Unified Communications and Collaborations ("Cloud-based UC&C") where the Company create customized communications software on customers' private clouds to meet their specific needs and deliver the software licenses to customers.

          The Company have adopted ASC topic 606 Revenue from Contracts with Customers ("Topic 606") since January 1, 2018. In accordance with ASC 606, the Company recognize revenue upon the transfer of control of promised products or services provided to the Company's customers, in the amount of consideration the Company expect to receive for those products or services (excluding sales taxes collected on behalf of government authorities). The Company's revenue contracts generally do not include a right of return in relation to the delivered products or services.

          The timing of revenue recognition may differ from the timing of invoicing to the Company's customers. The Company record a contract asset when revenue is recognized prior to invoicing, and a contract liability when payment is received from a customer in advance of revenue recognition. The Company generally issue invoices based on contract terms, which may be when the services are completed, upon customer acceptance of the Company's deliverables or at preset

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

milestones. Payments are due with standard payment terms which are generally not more than 90 days from invoice issuance.

CPaaS revenues

          The Company account for revenue from customers' usage of text message and voice call services on the Company's CPaaS platform as two separate performance obligations. The Company's service fees are determined by applying the contractual unit price to the monthly usage volume of text messages sent or minutes of voice calls placed and a contractual monthly fixed charge per subscriber multiplied by the number of subscribers recorded by the Company's CPaaS platform where relevant. The cloud-based services to send text messages and place voice calls are sold separately to customers with observable standalone selling prices.

          The service contracts are generally with a length between 3 and 12 months and renewable at the latest fee rates of the renewed contract services on the contract renewal date. The option of renewal does not provide the customer with a material right that it otherwise could not obtain without entering into that contract, therefore the renewal option was not recognized as a separate performance obligation in the contract. The service contracts do not grant the Company or customers a unilateral right to terminate the contracts before completion.

Cloud-based CC revenues

          Customers subscribe to the Company's basic Cloud-based CC services at a fixed monthly fee and pay for other value-added services on a usage basis. The Company recognize the monthly service fees ratably over the contract period during which the Company are obligated to grant customers continuous access to those basic Cloud-based CC services. Revenue for other value-added services on top of the basic subscription is determined by applying the contractual unit price to the monthly usage volume and recognized when the related services are provided to customers. The basic subscription is sold to customers at the same price with or without the value-added services, so the transaction price is allocated on the basis of observable stand-alone selling prices.

          The service contracts are generally with a length between 3 and 12 months and renewable at the latest fee rates of the renewed contract services on the contract renewal date. The option of renewal does not provide the customer with a material right that it otherwise could not obtain without entering into that contract, therefore the renewal option was not recognized as a separate performance obligation in the contract. The service contracts do not grant the Company or customers a unilateral right to terminate the contracts before completion.

Cloud-based UC&C revenues

          The Company offer customized Cloud-based UC&C solutions to customers with tailored functionalities and interfacing capabilities suitable to their complicated IT environment. The Company have identified that the nature of our overall promise to customers as the provision of an appropriately customized and interfaced software solution comprising the customized UC&C license and other highly interdependent and interrelated services, and have accounted for the promise as one combined performance obligation. The Company applies an iterative process to design, test and implement the software in customers' IT environment and recognizes revenue for this performance obligation over a period of time during which the control of the customized UC&C

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

solution is progressively transferred to the customers. The Company uses an input method to estimate progress, based on the proportion of the labour hours incurred relative to the estimated total labour hours. The Company's Cloud-based UC&C contracts generally include a standard assurance-type warranty.

(r)     Cost of Revenues

          Cost of revenues mainly consists of payroll and related costs for employees, communication service expense associated with the use of facilities and equipment by these employees, such as rental and depreciation expenses, communication service expense charges to telecom operators or its distributors and cloud service fees to cloud service providers.

(s)     Research and Development Expenses

          Research and development expenses mainly consist of payroll and related costs for employees involved in researching and developing new technologies, in the field of cloud communication, and outsourced design expenses as well as expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses. Research and development expenses are expensed as incurred.

(t)     Selling and Marketing Expenses

          Selling and marketing expenses mainly consist of advertising costs, promotion expenses, payroll and related expenses for personnel engaged in selling and marketing activities and expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses.

(u)    General and Administrative Expenses

          General and administrative expenses mainly consist of payroll and related costs for employees involved in general corporate functions, expenses associated with the use of facilities and equipment by these employees, such as rental and depreciation expenses, professional fees and other general corporate expenses.

(v)     Share-based Compensation

          Share-based awards granted to the founders in the form of restricted shares are measured at the grant date fair value of the awards, and are recognized as compensation expense using the graded-vesting method. The Group elects to recognize the effect of forfeitures in compensation cost when they occur.

          Share-based awards granted to employees are measured at the grant date fair value of the awards, and are recognized as compensation expense with graded-vesting schedules over the requisite service period for each separately vesting portion (or tranche) of the award. The Group elects to recognize the effect of forfeitures in compensation cost when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Share-based compensation in relation to the restricted ordinary shares is measured based on the fair value of the Company's ordinary shares at the grant date of the award, which is estimated using the income approach and equity allocation method. Estimation of the fair value of the Company's ordinary shares involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, discount rate, risk-free interest rate and subjective judgments regarding the Company's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. Share-based compensation in relation to the share options is estimated using the binominal option pricing model. The determination of the fair value of share options is affected by the fair value of the Company's ordinary shares as well as the assumptions regarding a number of complex and subjective variables, including the expected share price volatility, risk-free interest rate, exercise multiple and expected dividend yield. The fair value of these awards was determined by management with the assistance from a valuation report prepared by an independent valuation firm using management's estimates and assumptions.

          A change in any of the terms or conditions of share-based awards is accounted for as a modification of the awards. The Company calculates incremental compensation cost of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested awards, the Company recognizes incremental compensation cost in the period the modification occurs. For awards not being fully vested, the Company recognizes the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original awards over the remaining requisite service period after modification.

(w)    Employee Benefits

          The Company's subsidiaries and the VIE and VIE's subsidiaries in the PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to RMB48,590,077 and RMB31,978,740 for the nine months ended September 30, 2019 (unaudited) and 2020, respectively.

(x)     Income Taxes

          Current income taxes are provided on the basis of income before income taxes for financial reporting purposes, and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income tax assets and liabilities are recognized for the tax effects of temporary differences and are determined by applying enacted statutory tax rates that will be in effect in the period in which the temporary differences are expected to reverse to the temporary differences between the financial statements' carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to reduce the amount of deferred income tax assets if based on the weight of

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

available evidence, it is more-likely-than-not that some portion, or all, of the deferred income tax assets will not be realized. The effect on deferred income taxes arising from a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change.

          The Group applies a "more likely than not" recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated financial statements if the tax position is "more likely than not" to prevail based on the facts and technical merits of the position. Tax positions that meet the "more likely than not" recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group's consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in interest expenses and general and administrative expenses, respectively. As of December 31, 2019 and September 30, 2020, the Group did not have any significant unrecognized uncertain tax positions.

(y)     Operating Leases

          The Group leases premises for offices under non-cancellable operating leases. Leases with escalated rent provisions are recognized on a straight-line basis commencing with the beginning of the lease term.

(z)     Foreign Currency Translation and Foreign Currency Risks

          The Company's reporting currency is RMB. The functional currency of the Company and its subsidiary incorporated at Hong Kong S.A.R. is the US$. The functional currency of the Company's subsidiary incorporated at Japan is JPY. The functional currency of the Company's PRC subsidiary, the VIE and the VIE's subsidiaries is RMB.

          Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded as foreign currency exchange gains (losses), net in the consolidated statements of comprehensive loss.

          The financial statements of the Company, its subsidiary incorporated at Hong Kong S.A.R. and its subsidiary incorporated at Japan are translated from the functional currency into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings (deficits) generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

currency translation adjustments are recorded as a component of other comprehensive loss in the consolidated statements of comprehensive loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive loss in the consolidated statements of changes in shareholders' deficit.

          RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PRC government, controls the conversion of RMB to foreign currencies. The value of RMB is subject to changes of central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

(aa)  Concentration and Risk

Concentration of customers and suppliers

          No customers individually represent greater than 10.0% of total revenues of the Group during the nine months ended September 30, 2019 (unaudited) and 2020.

          One supplier individually represents 10.1% of total purchases of the Group for the nine months ended September 30, 2019 (unaudited). No suppliers individually represent greater than 10.0% of total purchases of the Group during the nine months ended September 30, 2020.

          No customers individually represent greater than 10.0% of accounts receivables, net and contract assets of the Group as of December 31, 2019 and September 30, 2020.

          No suppliers individually represent greater than 10.0% of total accounts payable of the Group as of December 31, 2019 and September 30, 2020.

          No customers individually represent greater than 10.0% of contract liabilities of the Group as of December 31, 2019 and September 30, 2020.

          No suppliers individually represent greater than 10.0% of prepayments and other current assets of the Group as of December 31, 2019 and September 30, 2020.

Concentration of credit risk

          Financial instruments that potentially expose the Group to concentrations of credit risk consist principally of cash, restricted cash, term deposits, short-term investments and accounts receivables.

          The Group's investment policy requires cash, restricted cash, term deposits and short-term investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. The Group regularly evaluates the credit standing of the counterparties or financial institutions.

          The Group conducts credit evaluations on its customers prior to delivery of goods or services. The assessment of customer creditworthiness is primarily based on historical collection records, research of publicly available information and customer on-site visits by senior management. Based on this analysis, the Group determines what credit terms, if any, to offer to each customer individually. If the assessment indicates a likelihood of collection risk, the Company will not deliver the services or sell the products to the customer or require the customer to pay cash, post letters of credit to secure payment or to make significant down payments.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest rate risk

          The Group's short-term bank borrowings bears interests at fixed rates. If the Group were to renew these loans, the Group might be subject to interest rate risk.

(bb)  Loss per Share

          Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretions to redemption value of the preferred shares, by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, any net income is allocated between ordinary shares and other participating securities based on their participating rights. A net loss is not allocated to participating securities when the participating securities does not have contractual obligation to share losses.

          The Company's preferred shares and restricted ordinary shares are participating securities. The preferred shares are participating securities as they participate in undistributed earnings on an as-if-converted basis and the restricted ordinary shares are participating securities as the holders of the restricted ordinary shares have a non-forfeitable right to receive dividends with all ordinary shares. Neither the preferred shares nor the restricted ordinary shares has a contractual obligation to fund or otherwise absorb the Group's losses. Accordingly, any undistributed net income is allocated on a pro rata basis to the ordinary shares, preferred shares and restricted ordinary shares; whereas any undistributed net loss is allocated to ordinary shares only.

          Unvested restricted ordinary shares are excluded from the weighted average number of ordinary shares outstanding because the restricted ordinary shareholders must return the restricted ordinary shares to the Company, if the specified condition are not met.

          Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares and shares issuable upon the exercise of warrants, and ordinary shares issuable upon the vest of restricted ordinary shares or exercise of outstanding share option (using the treasury stock method). Ordinary equivalent shares are calculated based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

(cc)  Segment Reporting

          The Company's chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. For the purpose of internal reporting and management's operation review, the Company's chief executive officer and management personnel do not segregate the Group's business by product or service. All products and services are viewed as in one and the only operating segment.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(dd)  Statutory Reserves

          In accordance with the PRC Company Laws, the Group's PRC subsidiary, VIE and VIE's subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC ("PRC GAAP") to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

          The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

          During the nine months ended September 30, 2019 (unaudited) and 2020, no appropriation was made to the statutory surplus fund and discretionary surplus fund by the Group's PRC subsidiary, VIE and VIE's subsidiaries as these PRC companies did not earn any after-tax profits as determined under PRC GAAP.

(ee)  Recent Accounting Pronouncements

          In February 2016, the FASB issued ASU No. 2016-02 ("ASU 2016-02"), Leases. ASU 2016-02 specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 was further amended in November 2019 by ASU 2019-09, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), ASU 2019-09 deferred the effective date of new leases standard. As a result, ASC 842, Leases, is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2018. For all other entities, it is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. As the Group is an "emerging growth company" and elects to apply for the new and revised accounting standards at the effective date for a private company, ASU 2016-02 will be applied for the fiscal year ending December 31,2021. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

          In June 2016, the FASB amended ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was further amended in November 2019 by ASU 2019-09, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As the Group is an "emerging growth company" and elects to apply for the new and revised accounting standards at the effective date for a private company, ASU 2016-13 will be applied for the fiscal

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

year ending December 31, 2022. The Group is currently evaluating the impact of this new guidance on its consolidated financial statements.

          In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (ASU 2018-15). ASC 2018-15 aligns the requirements for capitalizing implementation costs in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This standard will be effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021 and should be applied either retrospectively or prospectively. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2018-15 on its consolidated financial statements.

3. CASH AND RESTRICTED CASH

          A reconciliation of cash and restricted cash in the consolidated balance sheets to the amounts in the consolidated statement of cash flows is as follows:

	December 31,	September 30,

	2019	2020

	RMB	RMB
Cash	164,118,081	60,365,642
Restricted cash	195,000	695,000

Total cash and restricted cash shown in the consolidated statements of cash flows	164,313,081	61,060,642

4. SHORT-TERM INVESTMENTS

	December 31,	September 30,

	2019	2020

	RMB	RMB
Aggregate cost basis	2,500,000	—
Gross unrealized holding gain	1,024	—

Aggregate fair value	2,501,024	—

          The Group's short-term investments represent wealth management products issued by commercial banks in the PRC which are redeemable on demand of the Group. The wealth management products are invested in debt securities issued by the PRC government, corporate debt securities, bank deposits, central bank bills and other securities issued by other financial institutions.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ACCOUNTS RECEIVABLES, NET

          Accounts receivables, net consisted of the following:

	December 31,	September 30,

	2019	2020

	RMB	RMB
Accounts receivables	241,492,824	263,388,736
Allowance for doubtful accounts	(22,361,424)	(31,584,422)

Accounts Receivables, net	219,131,400	231,804,314

          The movement of the allowance for doubtful accounts is as follows:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Balance at the beginning of the period	19,251,933	22,361,424
Additions charged to bad debt expense	5,280,855	9,222,998
Write-off	(4,586,619)	—

Balance at the end of the period	19,946,169	31,584,422

          Accounts receivables, net includes accounts receivables that were pledged for bank borrowings (see Note 10).

6. PREPAYMENTS AND OTHER CURRENT ASSETS

          Prepayments and other current assets as of December 31, 2019 and September 30, 2020 consisted of the following:

	December 31,	September 30,

	2019	2020

	RMB	RMB
Advance to suppliers	78,609,793	72,474,599
Deposits	10,313,867	13,741,353
Staff advances	13,776,145	15,911,205
Deductible input VAT	12,056,458	5,611,069
Receivable from third party payment platforms	2,418,033	2,840,993
Others	536,959	751,065

Prepayments and Other Current Assets	117,711,255	111,330,284

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM INVESTMENTS

	December 31,	September 30,

	2019	2020

	RMB	RMB
Available-for-sale debt securities
Beijing Chenfeng Network Technology Co., Ltd.	2,500,000	7,400,000

Total available-for-sale debt securities	2,500,000	7,400,000

Equity method investments
Beijing Lianxinzhihui Technology Co., Ltd.	3,788,867	3,763,869
Shenzhen City Yunjitong Technology Co., Ltd.	7,383,678	7,383,678
Beijing Jingushitong Technology Co., Ltd	—	14,433,120
Shenyang Yunrongxin Technology Co., Ltd	2,000,000	2,000,000

Total equity method investments	13,172,545	27,580,667
Less: impairment of equity method investments	(9,383,678)	(9,383,678)

Total equity method investments, net	3,788,867	18,196,989

Other equity investments
Shanghai Yuhuan Information System Co., Ltd.	25,600,000	25,600,000
Beijing Hujingtiaoyue Technology Co., Ltd.	5,000,000	5,000,000
Hangzhou Paileyun Technology Co., Ltd.	3,188,340	5,200,000
Sichuan Taojinniwo Information Technology Co., Ltd.	6,657,838	6,657,838
Beijing Hanyuhaikuo Software Technology Co., Ltd.	5,000,000	5,000,000

Total other equity investments	45,446,178	47,457,838
Less: impairment of other equity investments	(11,657,838)	(11,657,838)

Total other equity investments, net	33,788,340	35,800,000

Total long-term investments	40,077,207	61,396,989

Available-for-sale debt securities

          On September 2, 2019, Ronglian Yitong entered into a shares purchase agreement to acquire 10% equity interest of Beijing Chenfeng Network Technology Co., Ltd. ("Beijing Chenfeng"), which is principally engaged in provision of customer relationship management solutions, at a cash consideration of RMB2,500,000. The investment was classified as AFS debt security because the investment contains substantive liquidation preference and redemption provision and is redeemable at the option of the investor. The value of the debt security is estimated based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to the enterprise, as well as the rights of each equity classes. This method involves a forward-looking analysis of the potential future outcomes available to the enterprise, the estimation of future and present value under each outcome, and the application of a probability factor to each outcome as of the valuation date. The significant inputs for the valuation model include, but not limited to, future cash flows, discount rate, and the selection of comparable companies operating in similar businesses. There was no fair value change based on the fair value of the entire invested capital of Beijing Chenfeng using an income approach for the nine months ended September 30, 2019 or as of December 31, 2019 considering the investment date was

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM INVESTMENTS (Continued)

September 2, 2019, which is a short period between investment date and September 30, 2019 and December 31, 2019. Unrealized gain of RMB4,900,000, net of nil income taxes were recorded in other comprehensive income for the nine months ended September 30, 2020.

Equity method investments

          In September 2017, Ronglian Yitong acquired 16% equity interest of Beijing Lianxinzhihui Technology Co., Ltd., which is principally engaged in provision of big data solutions in the area of fraud prevention and precision marketing, at a cash consideration of RMB4.5 million. Ronglian Yitong has the right to appoint one out of three directors. The investments are accounted for under the equity method as Ronglian Yitong is able to exercise significant influence through its board representation. The Company recognized its share of loss of this equity investment of RMB29,283 and RMB24,998 for the nine months ended September 30, 2019 (unaudited) and 2020, respectively.

          On March 23, 2020, a new third-party investor acquired 7.69% of the equity interest of one subsidiary, Beijing Jingu Shitong Technology Co., Ltd ("Jingu"), which led to the reduction of the Group's ownership from 60% to 55.38%. Accordingly, the article of association of Jingu was updated that all the matters should be voted and agreed by shareholders with at least 2/3 voting rights. The article of association can only be modified with the agreement by shareholders with at least 2/3 voting rights. As a result, the Group deconsolidated Jingu as of March 23, 2020 when the Group ceased to have a controlling financial interest in Jingu. The Company determined fair value of the retained non-controlling interest as at March 23, 2020 with the assistance of appraiser using market approach. The fair value of the retained non-controlling is referred to the observable price changes in orderly transactions for the similar investment of Jingu as the new third-party investor acquired equity interest of Jingu.

          Upon the deconsolidation of Jingu, the Group recorded a gain from disposal of a subsidiary amounting to RMB14,897,034, of which approximately RMB13,871,309 was the remeasurement of the retained non-controlling investment in Jingu to fair value.

          The Group uses the equity method to account for its retained interest in Jingu as it had the ability to exercise significant influence over the entity and reports its share of losses of equity method investments in Jingu on the consolidated statements of comprehensive loss. For the nine months ended September 30, 2020, the Group's share of loss of Jingu was approximately RMB2,186,418.

          Management evaluated whether there was other than temporary impairment based on the facts, including recent financing activities, projected and historical financial performance. The Company performed an impairment analysis and recognized an other than temporary loss for the investments of Shenzhen City Yunjitong Technology Co., Ltd and Shenyang Yunrongxin Technology Co., Ltd of RMB9.4 million prior to January 1, 2018.

Other equity investments

          In August 2019, Ronglian Yitong entered into a shares purchase agreement to acquire 3% equity interest of Hangzhou Paileyun Technology Co., Ltd. ("Hangzhou Paileyun"), which is principally engaged in provision of real-time voice and video cloud communication services, at a cash consideration of RMB3,188,340. According to the shares purchase agreement, Ronglian

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM INVESTMENTS (Continued)

Yitong does not have the right to appoint any directors. The Group accounts for its investment in Hangzhou Paileyun as other equity investments since its investment is not in-substance common stock due to the liquidation preference feature, and does not have readily determinable fair value. The Group elected to measure other equity investments without a readily determinable fair value at cost adjusted for changes resulting from impairments, if any, and observable price changes in orderly transactions for the identical or similar securities of the same issuer. The Group did not identify any observable price changes requiring an adjustment to the investments in Hangzhou Paileyun during the nine months ended September 30, 2019 (unaudited).

          In August 2020, Hangzhou Paileyun entered into new financing agreements with new investors. After Hangzhou Paileyun's new financing, Ronglian Yitong's equity interest remained at 3% as Ronglian Huitong made an additional investment of RMB457,326 in Hangzhou Paileyun pursuant to a capital increase agreement. The new financing from third parties provided an observable price for Ronglian Yitong's investment in Hangzhou Paileyun and Ronglian Yitong evaluated the investment's carrying amount based on the observable price and recognized a gain of RMB1,554,334 from the change in fair value during the nine months ended September 30, 2020.

          The new financing agreement with new investors provided the observable price for other equity investment and the fair value adjustment was determined primarily based on the market approach as of the transaction date, which takes into consideration a number of factors including recent financing pricing which shall be adjusted as similar securities to reflect difference in the rights and obligations between the equity security that was transacted and the equity security held by the Company, and discount rates from traded companies in the industry and requires the Company to make certain assumptions and estimates regarding industry factors. Specifically, some of the significant unobservable inputs included discount of lack of marketability. The assumptions are inherently uncertain and subjective. Changes in any unobservable inputs may have a significant impact on the fair values.

          In September 2017, Ronglian Yitong entered into a share purchase agreement to acquire 6.56% equity interest of Beijing Hujingtiaoyue Technology Co., Ltd. ("Hujingtiaoyue"), which is principally engaged in provision of artificial intelligence marketing solutions, at a cash consideration of RMB4 million. According to the shares purchase agreement, Ronglian Yitong, together with another shareholder, has the right to appoint one director. The Group accounts for its investment in Hujingtiaoyue as other equity investments since its investment is not in-substance common stock due to the liquidation preference feature, and does not have readily determinable fair value. The Group elected to measure other equity investments without a readily determinable fair value at cost adjusted for changes resulting from impairments, if any, and observable price changes in orderly transactions for the identical or similar securities of the same issuer.

          In June 2018, Hujingtiaoyue entered into new financing agreements with new investors. After Hujingtiaoyue's new financing, Ronglian Yitong's equity interest in Hujingtiaoyue decreased to 5.45% and Ronglian Yitong, together with another shareholder, remains the right to appoint one director. The new financing provided an observable price for Ronglian Yitong's investment in Hujingtiaoyue and Ronglian Yitong evaluated the investments carrying amount based on the observable price and recognized a gain of RMB100,000 from the change in fair value.

          In May 2019, Hujingtiaoyue entered into new financing agreements with new investors. After Hujingtiaoyue's new financing, Ronglian Yitong's equity interest in Hujingtiaoyue further decreased

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM INVESTMENTS (Continued)

to 4.29% and Ronglian Yitong, together with another shareholder, remains the right to appoint one director. The new financing provided an observable price for Ronglian Yitong's investments in Hujingtiaoyue and Ronglian Yitong evaluated this investment's carrying amount based on the observable price, and recognized a gain of RMB900,000 from the change in fair value.

          The Company did not identify any observable price changes requiring adjustments or other-than-temporary impairment loss to the investments except for Hujingtiaoyue for nine months ended September 30, 2019 (unaudited) and Hangzhou Paileyun for nine months ended September 30, 2020.

          Management evaluated whether there was other than temporary impairment based on the facts, including recent financing activities, which shall be adjusted as similar securities to reflect difference in the rights and obligations between the equity security that was transacted and the equity security held by the Company, and projected and historical financial performance. The Company performed an impairment analysis and recognized an other than temporary loss for the investments of Sichuan Taojinniwo Information Technology Co., Ltd.and Beijing Hanyuhaikuo Software Technology Co., Ltd. of RMB11.7 million prior to January 1, 2018.

8. PROPERTY AND EQUIPMENT, NET

          Property and equipment as of December 31, 2019 and September 30, 2020 consisted of the following:

	December 31,	September 30,

	2019	2020

	RMB	RMB
Computer and office equipment	23,913,290	25,969,393
Furniture and fixtures	1,540,476	2,449,652
Motor vehicles	653,303	263,196
Leasehold improvement	369,247	185,989
Software	10,627,169	12,749,682

Property and Equipment	37,103,485	41,617,912
Less: Accumulated depreciation	(19,199,417)	(24,242,216)

Property and Equipment, net	17,904,068	17,375,696

          Depreciation expenses were RMB4,543,118 and RMB5,159,345 for the nine months ended September 30, 2019 (unaudited) and 2020, respectively.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. PROPERTY AND EQUIPMENT, NET (Continued)

          Depreciation expenses on property and equipment were allocated to the following expense items:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Cost of revenues	964,744	1,383,347
Research and development expenses	999,736	876,204
Selling and marketing expenses	1,772,532	1,781,061
General and administrative expenses	806,106	1,118,733

Total depreciation expenses	4,543,118	5,159,345

9. INTANGIBLE ASSETS, NET

          The following table summarizes the Company's intangible assets, as of December 31, 2019 and September 30, 2020.

	December 31, 2019

	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average amortization Period

	RMB	RMB	RMB	Years
Software copyrights	4,302,000	(3,264,250)	1,037,750	6.8
Telecommunication business operation licenses	5,744,940	(3,339,512)	2,405,428	4.0

Total intangible assets, net	10,046,940	(6,603,762)	3,443,178

	September 30, 2020

	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average amortization period

	RMB	RMB	RMB	Years
Software copyrights	2,372,000	(1,556,626)	815,374	8.0
Telecommunication business operation licenses	5,906,192	(4,309,913)	1,596,279	4.1

Total intangible assets, net	8,278,192	(5,866,539)	2,411,653

          Amortization expenses for intangible assets recognized as general and administrative expenses were RMB1,604,639 and RMB1,331,200 for the nine months ended September 30, 2019 (unaudited) and 2020, respectively.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INTANGIBLE ASSETS, NET (Continued)

          The estimated amortization expense for the next five years is as follows:

RMB

Remainder of 2020	389,070
2021	1,039,747
2022	645,792
2023	288,422
2024	45,069
2025	3,553

10. BORROWINGS

	December 31,	September 30,

	2019	2020

	RMB	RMB
Secured bank loans	26,838,032	11,741,639
Unsecured bank loans	—	20,000,000

Short-term bank borrowings	26,838,032	31,741,639

Current portion of long-term borrowings	—	101,386,465
Short-term borrowings, including current portion of long-term borrowings	26,838,032	133,128,104

Longs-term borrowings, excluding current portion	96,190,363	—

Secured bank loans

          During the nine months ended September 30, 2019 (unaudited) and 2020, Ronglian Yitong obtained short-term borrowings with amounts of RMB9,941,451 and nil, respectively, from Silicon Valley Bank ("SPD") and repaid SPD with amounts of RMB5,628,875 and RMB15,096,393, respectively.

          As of December 31, 2019 and September 30, 2020, the Company's secured bank borrowings bear a weighted average interest rate of 7.51% per annum. All secured bank loans matured on December 18, 2020.

          The short-term bank borrowings were pledged by accounts receivables of Ronglian Yitong and were jointly guaranteed by the Company, Beijing Ronglian 7Moor Technology Co., Ltd. ("Ronglian 7Moor"), and Beijing Ronglian Guanghui Technology Co., Ltd. ("Ronglian Guanghui"), subsidiaries of the Company.

          As of December 31, 2019 and September 30, 2020, accounts receivables of Ronglian Yitong with amounts of RMB168,249,612 and RMB160,121,684 and other receivables included in prepayments and other current assets of RMB10,610,652 and RMB8,038,298 were pledged to secure bank borrowings from SPD.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. BORROWINGS (Continued)

Unsecured bank loans

          During the nine months ended September 30, 2020, Ronglian Yitong obtained short-term borrowings with amounts of RMB20,000,000 from Bank of Beijing ("BOB").

          As of September 30, 2020, the Company's unsecured bank borrowings bear a weighted average interest rate of 3.85% per annum. Unsecured bank loans mature at various times within one year and contain no renewal terms.

Long-term borrowings

          On September 25, 2019, the Company borrowed two unsecured loans in total of US$15 million (equivalent to RMB106.1 million) with detachable warrants from two PRC onshore investment funds. The warrants entitled the PRC onshore investment funds to purchase 6,112,570 Series E Redeemable Convertible Preferred Shares (see Note 12).

          At initial recognition, the Company recorded the warrants as liabilities at their estimated fair value in the amount of US$2.1 million (equivalent to RMB14.8 million) and the remaining proceeds of US$12.9 million (equivalent to RMB91.2 million) were allocated to the non-current interest free loan. The difference between US$12.9 million (equivalent to RMB91.2 million) allocated to the non-current interest free loan and the US$15 million (equivalent to RMB106.1 million), the repayment amount, is accreted as interest expense over the 16.5 months term of the loans using an effective interest rate of 11.59%. The Company subsequently repaid such unsecured loans on December 30, 2020 (see Note 21).

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,	September 30,

	2019	2020

	RMB	RMB
Accrued payroll and social insurance	45,688,185	37,924,601
Taxes payable	17,011,290	17,490,164
Deposits	2,235,945	1,325,033
Staff reimbursements	1,841,772	2,116,107
Payable for purchase of non-controlling interests	—	14,272,669
Other payables	1,991,306	2,801,584

Accrued expenses and other current liabilities	68,768,498	75,930,158

12. WARRANT LIABILITIES

          In February 2016, Ronglian Yitong entered into a two-year credit facility with SPD to borrow up to RMB40,000,000. On September 23, 2016, in connection with the credit facility arrangement, the Company issued a warrant to China Equities HK Limited, a related party of SPD, to purchase an aggregate of 661,376 shares of the Company's Series C Redeemable Convertible Preferred Shares at an exercise price of US$0.945 per share. The warrant is exercisable upon issuance and expires on September 23, 2023. The warrant has not been exercised as of September 30, 2020. At initial

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. WARRANT LIABILITIES (Continued)

recognition, the Group recorded the warrant liabilities on the consolidated balance sheet at its estimated fair value and subsequently, at each reporting date, recorded changes in estimated fair value included in the change in fair value of warrant liabilities on the consolidated statement of comprehensive loss.

          During the Company's Series E financing in September 2019, two PRC onshore investment funds would also like to invest in the Series E Redeemable Convertible Preferred Shares. However, these two PRC onshore investment funds were required to obtain ODI approvals from relevant PRC government authorities and complete foreign currency exchange procedures before conducting an outbound direct investment pursuant to the PRC laws. To facilitate these two PRC onshore investment funds to invest in the Series E Redeemable Convertible Preferred Shares with the same preference and rights as other three offshore investment funds, a series of agreements were entered into by the Company and Ronglian Yitong. On September 25, 2019, Ronglian Yitong entered into loan agreements with the two PRC onshore investment funds to borrow two loans in the amount of US$9.0 million and US$6.0 million, respectively (equivalent to RMB106,092,000 in total). The Company also entered into warrant purchase agreements with the two PRC onshore investment funds, which entitle the PRC onshore investment funds to purchase 6,112,570 Series E Redeemable Convertible Preferred Shares at Series E's issuance price of US$2.45 per share. Such preferred shares shall be issuable upon the exercise of the warrants once the two investors obtain the government approval and complete the exchange procedures for ODI. The warrants, which are outstanding as of December 31, 2019 and September 30, 2020, are exercisable through February 28, 2021. If the government approval is not obtained before the due date of the loan, the warrants are lapsed. At initial recognition, the Group allocated the proceeds from the issuance of the debt instrument to the warrants based on the warrant liabilities fair value. The warrant liabilities are subject to remeasurement at each reporting period.

          On March 25 and July 15, 2020, the Company issued 3,706,745 and 3,501,087 ordinary shares, in connection with the purchase of non-controlling interests of the Group's subsidiaries. Pursuant to the anti-dilution provision in the Series E financing arrangement, the two PRC onshore investment funds were entitled to additional 123,677 and 190,597 warrants to purchase Series E Preferred Shares, respectively.

          The Company classified the warrants to purchase redeemable convertible preferred shares as warrant liabilities and adjusted the carrying value of the warrant liabilities to fair value at the end of each reporting period utilizing the binomial option pricing model. The fair value of the warrant to purchase 661,376 Series C Redeemable Convertible Preferred Shares at the issuance date is US$547,000 (equivalent to RMB3,638,995), the fair value of the warrant to purchase 6,112,570 Series E Redeemable Convertible Preferred Shares at the issuance date is US$2,100,000 (equivalent to RMB14,852,880) and the fair value of additional warrants issued to purchase the additional 123,677 and 190,597 Series E Preferred Shares at issuance date is US$73,268 (equivalent to RMB 515,611).

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. WARRANT LIABILITIES (Continued)

          The fair value of the warrant liability to China Equities HK Limited for purchasing Series C Convertible Preferred Shares as of December 31, 2019 and September 30, 2020 are estimated with the following assumptions used:

	December 31,	September 30,

	2019	2020

Risk-free rate of return	2.6%	1.14%
Volatility	45%	45%
Expected dividend yield	0%	0%
Fair value of underlying Series C Redeemable Convertible Preferred Shares	US$1.97	US$2.27
Expected term	3.7 years	3 years

          The fair value of the warrant liability issued to two PRC onshore investment funds for purchasing Series E Convertible Preferred Shares as of December 31, 2019 and September 30, 2020 are estimated with the following assumptions used:

	December 31,	September 30,

	2019	2020

Risk-free rate of return	2.58%	1.09%
Volatility	55%	30%
Expected dividend yield	0%	0%
Fair value of underlying Series E Redeemable Convertible Preferred Shares	US$2.49	US$2.70
Expected term	1.2 years	0.4 years

          The risk-free interest rate was based on the U.S. Treasury rate for the expected remaining life of preferred shares warrants. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company's warrant liabilities. Expected dividend yield is zero as the Company does not anticipate any dividend payments in the foreseeable future. Expected term is the remaining life of the warrant liabilities.

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES

          On July 30, 2014, the Company issued 18,642,038 Series A Redeemable Convertible Preferred Shares at US$0.1475 per share with total consideration of US$2,750,000 (equivalent to RMB16,902,050).

          On February 6, 2015, the Company issued 19,617,225 Series B Redeemable Convertible Preferred Shares at US$0.52 per share with total consideration of US$10,200,000 (equivalent to RMB62,691,240).

          On June 10, 2016, the Company issued 18,608,315 Series C Redeemable Convertible Preferred Shares to investors at US$1.34 per share with total consideration of US$25,000,000 (equivalent to RMB165,466,000).

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

          Also on June 10, 2016, Max Connect Limited ("Max Connect"), incorporated in the Cayman Islands, purchased 26,051,641 Series C Redeemable Convertible Preferred Shares at nominal consideration. On the same day, Beijing Hongshan Shengde Equity Investment Center (Limited Partnership) ("Hongshan Shengde"), registered in the People's Republic of China and is an affiliate of Max Connect, and Ronglian Yitong and its nominee shareholders entered into a capital increase agreement, pursuant to which, Hongshan Shengde invested into Ronglian Yitong with cash of RMB230,086,500 (equivalent to US$35,000,000).

          On November 3, 2020, the Company, Max Connect and Hongshan Shengde agreed to change certain investment arrangements relating to Max Connect's investment in Series C Redeemable Convertible Preferred Shares and Hongshan Shengde's investment in Ronglian Yitong, pursuant to which, (1) Max Honest Ltd. ("Max Honest"), incorporated in the Cayman Islands and is an affiliate of Max Connect and Hongshan Shengde, would be designated as the new holder of 26,051,641 Series C Redeemable Convertible Preferred Shares which was previously held by Max Connect, and (2) the capital increase arrangement with Ronglian Yitong would be terminated.

          Upon the capital increase agreement was terminated, the capital previously received by Ronglian Yitong with amount of RMB230,086,500 became payable to Hongshan Shengde. Upon the holder of Series C Redeemable Convertible Preferred Shares was re-designated, Max Connect surrendered 26,051,641 Series C Redeemable Convertible Preferred Shares for nominal consideration. On the same day of holder re-designation, the Company approved the issue of 26,051,641 Series C Redeemable Convertible Preferred Shares to Max Honest for a consideration of USD35,000,000, which would be paid via a promissory note.

          To facilitate the repayment of the promissory note issued by Max Honest, the Company intends for Ronglian Yitong to pay to Hongshan Shengde the cash consideration that Max Honest have promised for its Series C Redeemable Convertible Preferred Shares and Max Honest will return such cash consideration to the Company. The net impact of those transactions will be to transfer a certain amount of cash from the Company's subsidiary to the Company, with no net impact on cash.

          Upon the holder of Series C Redeemable Convertible Preferred Shares was re-designated, the subscription receivable of USD35,000,000 from Max Honest was recorded in mezzanine equity. Upon the capital increase agreement was terminated, the payable by Ronglian Yitong to Hongshan Shengde with an amount of RMB230,086,500 was recorded in liabilities.

          On March 19, 2018, the Company issued 12,462,157 Series D Redeemable Convertible Preferred Shares at US$2.05 per share with total consideration of US$25,600,000 (equivalent to RMB160,975,360).

          On August 28, 2019, the Company issued 13,040,152 Series E Redeemable Convertible Preferred Shares at US$2.45 per share with total consideration of US$32,000,000 (equivalent to RMB226,646,200), of which US$1,000,000 (equivalent to RMB6,993,300) was received in November 2019. The issuance cost was RMB12,427,087, of which RMB10,975,473 was paid from October to November 2019.

          On March 25 and July 15, 2020, the Company issued 3,706,745 and 3,501,087 ordinary shares, in connection with of the purchase non-controlling interests of the Group's subsidiaries. Pursuant to the anti-dilution provision in the Series E financing arrangement, the Company issued

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

263,843 and 406,605 additional Series E Preferred at par value to existing Series E Preferred Shareholders on March 25, 2020 and July 15, 2020, respectively. The newly issued preferred shares were deemed as a dividend to the existing Series E Redeemable Convertible preferred shares.

          The Company's redeemable convertible preferred shares activities consist of the following:

RMB	Series A	Series B	Series C	Series D	Series E	Total

Balance as of January 1, 2019	157,371,163	184,452,606	548,653,276	187,447,306	—	1,077,924,351
Issuance for cash	—	—	—	—	226,646,200	226,646,200
Issuance costs	—	—	—	—	(12,427,087)	(12,427,087)
Inducement cost*	—	—	—	—	(4,768,612)	(4,768,612)
Modifications	—	—	6,716,297	5,562,201	—	12,278,498
Accretion of Redeemable Convertible Preferred Shares	16,610,671	16,135,011	30,016,160	5,529,630	18,634,035	86,925,507
Foreign currency translation adjustment	5,338,614	6,150,882	17,936,286	6,081,393	(267,485)	35,239,690

Balance as of September 30, 2019 (unaudited)	179,320,448	206,738,499	603,322,019	204,620,530	227,817,051	1,421,818,547

Balance as of January 1, 2020	183,371,326	212,123,212	613,766,867	205,776,240	229,103,777	1,444,141,422
Deemed dividends	—	—	—	—	12,070,034	12,070,034
Accretion of Redeemable Convertible Preferred Shares	40,405,256	42,518,903	93,674,704	22,051,516	17,140,243	215,790,622
Foreign currency translation adjustment	(5,415,456)	(6,154,924)	(17,046,571)	(5,472,193)	(6,213,550)	(40,302,694)

Balance as of September 30, 2020	218,361,126	248,487,191	690,395,000	222,355,563	252,100,504	1,631,699,384

*
On August 28, 2019, the Series E investors requested to restrict one of the founders, Mr. Li's ordinary shares for a period of three years, which was a protective clause and was an inducement made to facilitate the investment in the Series E Preferred Shares on behalf of the Company. Therefore, the fair value of the restricted shares recognized as additional paid-in capital and reflected as a reduction of the proceeds allocated to the Series E Preferred Shares. The fair value of restricted shares was estimated by management with the assistance of valuer and involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including discount rate, risk-free interest rate and subjective judgments regarding the Company's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. As of August 28, 2019, the fair value of the restricted shares was determined to be RMB4,768,612 based on the Company's ordinary share price on August 28, 2019.

          The redemption amounts in each of the five years following the date of the latest statement of financial position presented are greater of (1) 100% of the Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Preferred Shares, which is nil, US$196,672,203, nil, nil and nil as of September 30, 2021, 2022, 2023, 2024 and 2025 and (2) the fair market value of the relevant Preferred Shares.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

          The rights, preferences and privileges of the Redeemable Convertible Preferred Shares are as follows:

Redemption Rights

          Prior to the issuance of Series C Preferred Shares in June 2016, Series A and B Preferred Shares shall be redeemable at the option of holders of the Series A and B Preferred Shares, at any time after the earliest of (i) the fifth (5th) anniversary of the Series A Preferred Shares issue date, if a Qualified Initial Public Offering ("Qualified IPO"), has not been consummated by then, (ii) the time when any material adverse change in the regulatory environment occurs, under which circumstance the captive structure of the Group becomes, has become, or is threaten to become invalid, illegal or unenforceable, or (iii) the date that there is a material breach by the Company or by any direct or indirect owners of the ordinary shares of any of their respective representations, warranties, or undertakings under the transaction documents.

          Upon the issuance of Series C Preferred Shares in June 2016, the redemption term of Series A and Series B Preferred Shares were modified to be the same as Series C Preferred Shares, in which they were redeemable at the option of holders of these preferred shares: at any time after the fourth (4th) anniversary of the issuance date of Series C Preferred Shares, if the Company has not consummated a Qualified IPO by then, which extends the redemption start date of Series A and B Preferred Shares was extended from July 30, 2019 to June 9, 2020 to be in line with the optional redemption date of Series C Preferred Shares.

          Upon the issuance of Series D Preferred Shares in February 2018, the redemption term of Series A, B and C Preferred Shares were modified to be the same as Series D Preferred Shares, in which they were redeemable at the option of holders of these preferred shares: at any time after the third (3rd) anniversary of the issuance date of Series D Preferred Shares, if the Company has not consummated a Qualified IPO by then, which extends the redemption start date of Series A, B and C Preferred Shares was extended from June 9, 2020 to March 18, 2021 to be in line with the optional redemption date of Series D Preferred Shares.

          Upon the issuance of Series E Preferred Shares in August 2019, the redemption term of Series A, B, C and D Preferred Shares were modified to be the same as Series E Preferred Shares, in which they were redeemable at the option of holders of these preferred shares: at any time after the third (3rd) anniversary of the issuance date of Series E Preferred Shares, if the Company has not consummated a Qualified IPO by then, which extends the redemption start date of Series A, B,C and D Preferred Shares was extended from March 18, 2021 to August 27, 2022 to be in line with the optional redemption date of Series E Preferred Shares.

          The redemption price equals to the greater of (1) 100% of the Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Preferred Shares, and (2) the fair market value of the relevant Preferred Shares. The fair value of the relevant Preferred Shares was determined by management with the assistance from a valuation firm using management's estimates and assumptions.

          The Company recognized changes in the redemption value immediately as they occur and adjust the carrying value of the Redeemable Convertible Preferred Shares to equal the redemption

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

value at the end of each reporting period, as if it were also the redemption date for the Redeemable Convertible Preferred Shares.

          The Company determines whether an amendment or modification to the terms of Series A, B, C and D Preferred Shares represents an extinguishment based on a fair value approach. If the fair value of the preferred shares immediately before and after the amendment is significantly different (by more than 10%), the amendment or modification represents an extinguishment. The Company has determined that the amendment to the terms of Series A, B, C and D Preferred Shares did not represent an extinguishment, and therefore modification accounting was applied by analogy to the modification guidance contained in ASC 718 20, Compensation — Stock Compensation. The Company accounts for modifications that result in an increase to the fair value of the modified preferred shares as a deemed dividend reconciling net loss to net loss attributable to ordinary shareholders as there is a transfer of value from the ordinary shareholders to the preferred shareholders. Modifications that result in a decrease in the fair value of the modified preferred shares were not recognized. As a result, the increase in fair value of Series C Preferred Shares and Series D Preferred Shares at the modification date resulting from extention of optional redemption date were US$973,588 (equivalent to RMB6,716,297) and US$806,291 (equivalent to RMB5,562,201), respectively.The inputs for appraising the fair value of the modified preferred shares are the redemption term, volatility, dividend rate and risk-free interest rate.

Conversion Rights

          Each preferred share shall be convertible, at the option of the holder, at any time after the date of issuance of such preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events.

          Each preferred share shall automatically be converted into ordinary shares, at the applicable then-effective conversion price upon the earlier of (a) the closing of a Qualified IPO, or (b) the date specified by written consent or agreement of the holders of a majority of each round of Preferred Shares with respect to each round of Preferred Shares.

Voting Rights

          Each preferred share shall be entitled to that number of votes corresponding to the number of ordinary shares on an as converted basis. Preferred shares shall vote separately as a class with respect to certain specified matters. Otherwise, the holders of preferred shares and ordinary shares shall vote together as a single class.

Dividend Rights

          Preferred shares holders are entitled to receive dividends at the rate of 8% of the applicable preferred shares issue price, payable out of funds or assets legally available. Such dividends shall be payable only if declared by the Board of Directors and shall be non-cumulative.

          The Company is not obliged to declare, pay, set aside or make such dividends to preferred shares holders except for (i) a distribution made in liquidation; (ii) applicable exempted distribution, including (a) the purchase, repurchase or redemption of ordinary shares by the Company from

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

terminated employees, officers or consultants in accordance with the ESOP or the share restriction agreement, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board, and (b) the purchase, repurchase or redemption of the Preferred Shares;(iii) all declared but unpaid dividends on the preferred shares have been paid in full, and (iv) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each issued and outstanding preferred share such that the dividend or distribution declared, paid, set aside or made to the holder shall be equal to the dividend or distribution that such holder would have received if such preferred share had been converted into ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder received such dividend or distribution.

Liquidation Preferences

          In the event of any liquidation including deemed liquidation, dissolution or winding up of the Company, holders of the preferred shares shall be entitled to receive a per share amount equal to 100% of the original preferred shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such preferred shares, in the sequence of Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares. After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be ratably distributed among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

          The Company classified all series of Redeemable Convertible Preferred Shares as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders after a specified time period.

          The Company evaluated the embedded conversion option in all series preferred shares to determine if the embedded conversion option require bifurcation and accounting for as a derivative. The Company concluded the embedded conversion option did not need to be bifurcated pursuant to ASC 815 Derivatives and Hedging. The Company also determined that there was no beneficial conversion feature attributable to all series preferred shares because the initial effective conversion prices of these all series preferred share were higher than the fair value of the Company's ordinary shares at the relevant commitment dates. The fair value of the Company's ordinary shares on the commitment date was estimated by management, which involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including discount rate, risk-free interest rate and subjective judgments regarding the Company's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. Except for the warrant liability with proceeds allocated from the issuance of the debt instrument, the Company also determined there was no other embedded features to be separated from all series preferred shares.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION

Restricted ordinary shares

          On July 30, 2014, Mr. Changxun Sun and Cloopen Co., Ltd. and Mr. Xiaoguang Li and Slivo Co., Ltd. entered into an arrangement with other investors of the Company, whereby 10,200,000 and 3,400,000 ordinary shares became restricted and subject to service vesting conditions respectively. The fair value of US$884,000 was amortized to consolidated statements of comprehensive (loss)/income over the vesting term of four years.

          On June 10, 2016, Cloopen Co., Ltd. entered into an arrangement with the Company, whereby 27,862,642 ordinary shares, with a fair value at US$16,048,882 (equivalent to RMB106,601,488) were restricted and subject to service vesting conditions since July 30, 2014, was amortized to consolidated statements of comprehensive loss over the vesting term of four years. On February 22, 2017, the Company repurchased 10,879,664 vested ordinary shares at the repurchase price of US$2,691,809 (equivalent to RMB18,527,721) from Cloopen Co., Ltd. and the remaining portion of restricted shares was amortized to consolidated statements of comprehensive loss over the remaining vesting term, among which 3,964,184 shares became vested in 2018. Such repurchased ordinary shares were then canceled in 2017.

          On August 28, 2019, 8,154,893 ordinary shares held by Cloopen Co., Ltd. became restricted with a graded vesting as to 1/3 of the ordinary shares vest on the first anniversary of August 28, 2019 with the remaining 2/3 vesting evenly over the next two years. Such restricted shares are also subject to immediate vesting upon the Company's completion of a qualified IPO.

          In March 2020, the Company, through the VIE, obtained 38% equity interest in one subsidiary, Beijing Baiyi High-tech Information Technology Co., Ltd. ("Baiyi") from the non-controlling shareholders, who are also the management employees in Baiyi. This transaction was accounted for as equity transactions of changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary according to ASC Topic 810-10-45-23. Therefore, no gain or loss shall be recognized in consolidated statements of comprehensive loss.

          At the same time, the Company issued 3,706,745 ordinary shares at par value to the management employees and the management employees transferred the ordinary shares of 3,706,745 to Kastle Limited which is a trust entity as controlled by these management employees. These ordinary shares became restricted and subject to a graded vesting that 1,853,373 restricted ordinary shares will vest on March 25, 2021 and the remaining 1,853,372 restricted ordinary shares will vest evenly over the next twelve months. The fair value of the shares of US$4,855,836 (RMB33,950,732) are amortized to consolidated statements of comprehensive loss over the vesting term of two years.

          In July 2020, the Company accelerated the vesting of 3,706,745 restricted shares so that all the restricted shares vested immediately. The Company accounted for the modification as a Type I (probable-to-probable) modification. Such a modification resulted in the unrecognized share-based compensation expense of US$3,502,071 (RMB24,485,562) to be recognized as general and administrative expenses at the time of the modification.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION (Continued)

          A summary of the Company's restricted ordinary shares held by the Company's employees for the year ended December 31, 2019 and nine months ended September 30, 2020 is presented below:

	Number of shares	Weighted average grant date fair value

Unvested as of January 1, 2019	—	—
Granted (unaudited)	8,154,893	1.32
Vested (unaudited)	—	—

Unvested as of September 30, 2019 (unaudited)	8,154,893	1.32

Unvested as of January 1, 2020	8,154,893	1.32
Granted	3,706,745	1.31
Vested	(6,425,043)	1.31

Unvested as of September 30, 2020	5,436,595	1.32

          Total compensation expenses recognized for restricted ordinary shares for the nine months ended September 30, 2019 (unaudited) and 2020 were allocated to the following expense items:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
General and administrative expenses	3,757,364	66,355,323

Total restricted ordinary shares compensation expenses	3,757,364	66,355,323

          As of September 30, 2020, RMB 26,829,605 of total unrecognized compensation expense related to restricted ordinary shares is expected to be recognized until 2022.

Shares Options

          In January 2017, the Company's shareholders and board of directors approved a share option Plan ("2016 Share Plan"), under which a maximum aggregate number of 21,119,408 ordinary shares may be issued pursuant to all awards to be granted. In September 2018, the Company's shareholders and board of directors approved that the maximum aggregate number of ordinary shares may be issued under 2016 Share Plan shall be modified to 25,838,502 pre-offering Class A Ordinary Shares. In March 2020 and July 2020, the Company's shareholders and board of directors approved that the maximum aggregate number of ordinary shares may be issued under 2016 Share Plan shall be modified to 26,419,211 and 29,525,465 pre-offering Class A Ordinary Shares, respectively.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION (Continued)

          In addition, the options may be exercised with respect to the 25% to 50% of the shares subject to the options as of the first anniversary of the vesting commencement date with the remaining shares subject to the options shall become vested in equal monthly installments over a period of 12—36 months thereafter. Share options were granted with exercise prices ranging from US$0.01 to US$0.38 and will expire 10 years from the grant dates.

          Under the 2016 Share Plan, 2,200,000 and 6,793,528 share options were granted to employees, officers, and board members for the nine months ended September 30, 2019 (unaudited) and 2020, respectively. A summary of the share options activities for the nine months ended September 30, 2019 (unaudited) and 2020 is presented below:

	Number of shares	Weighted average exercise price	Weighted remaining contractual years	Aggregate intrinsic value

		US$		US$
Outstanding as of January 1, 2019	21,950,001	0.24
Granted (unaudited)	2,200,000	0.23
Forfeited (unaudited)	(3,076,846)	0.26

Outstanding as of September 30, 2019 (unaudited)	21,073,155	0.24

Outstanding as of January 1, 2020	21,251,155	0.24
Granted	6,793,528	0.29
Forfeited	(2,468,465)	0.30

Outstanding as of September 30, 2020	25,576,218	0.25

Vested and expected to vest as of September 30, 2020	23,785,883	0.25	6.68	14,184,171

Exercisable as of September 30, 2020	13,925,552	0.20	4.55	5,328,600

          The fair values of the options granted are estimated on the dates of grant using the binomial option pricing model with the following assumptions used:

Grant dates:	For the nine months ended September 30, 2019	For the nine months ended September 30, 2020

	(unaudited)
Risk-free rate of return	2.5% - 2.9%	1.67%
Volatility	45%	45%
Expected dividend yield	0%	0%
Exercise multiple	2.20	2.20
Fair value of underlying ordinary share	US$1.19 - US$1.32	US$1.31 - US$1.68
Expiration terms	10 years	10 years

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION (Continued)

          The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company's options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company's options in effect at the option valuation date. Expected dividend yield is zero as the Company does not anticipate any dividend payments in the foreseeable future. The expected exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options. As the Company did not have sufficient information of past employee exercise history, it has considered the statistics on exercise patterns of employees compiled by Huddart and Lang in Huddart, S., and M. Lang. 1996. "Employee Stock Option Exercises: An Empirical Analysis."Journal of Accounting and Economics, vol. 21, no. 1 (February):5-43, which are widely adopted by valuers as authoritative guidance on expected exercise multiples. Expected term is the contract life of the option.

          The weighted average grant date fair value of the share options granted during the nine months ended September 30, 2019 (unaudited) and 2020 was US$1.105 and US$1.071 respectively. Compensation expense recognized for share options during the nine months ended September 30, 2019 (unaudited) and 2020 is allocated to the following expense items:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Cost of revenues	380,576	428,017
Research and development expenses	(215,979)	987,609
Selling and marketing expenses	4,323,549	(600,592)
General and administrative expenses	2,956,438	8,132,691

Total share option compensation expenses	7,444,584	8,947,725

          As of September 30, 2020, RMB51,766,113 of total unrecognized compensation expense related to share options that are expected to be recognized until 2024 respectively. The share options are expected to be recognized over a weighted average period of approximately 3.5 years.

Ordinary shares issued to management employees to acquire their equity interests in the majority-owned subsidiaries

          In July 2020, the Company, through the VIE, obtained minority interest in three majority-owned subsidiaries from the non-controlling shareholders, among which there are management employees of the three subsidiaries. The consideration included cash consideration of RMB16,095,169 and 3,501,087 ordinary shares, which were issued by the Company on July 15, 2020. These transactions were accounted for as equity transactions of changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary according to ASC Topic 810-10-45-23. Therefore, no gain or loss shall be recognized in consolidated statements of comprehensive loss.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHARE-BASED COMPENSATION (Continued)

          The difference between fair value of consideration paid to certain management employees and fair value of the non-controlling interest at the time of aquisiton is recognized as share-based compensation expenses in the amount of RMB5,071,378 for nine months ended September 30, 2020.

          Cash consideration of RMB1,822,500 was paid in September 2020 and the remaining portion of the cash consideration was paid before December 31, 2020.

15. FAIR VALUE MEASUREMENT

          The following tables present the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 and September 30, 2020, respectively:

	December 31, 2019			Total

RMB	Level 1	Level 2	Level 3	Fair Value

Assets
Short-term investments
Short-term investments (Note 4)	—	2,501,024	—	2,501,024

Long-term investments
Available-for-sale debt securities (Note 7)	—	—	2,500,000	2,500,000
Other equity investments (Note 7)	—	—	33,788,340	33,788,340

Total	—	—	36,288,340	36,288,340

Liabilities
Warrant liabilities (Note 12)	—	—	19,631,027	19,631,027

	September 30, 2020			Total

RMB	Level 1	Level 2	Level 3	Fair Value

Assets
Long-term investments
Available-for-sale debt securities (Note 7)	—	—	7,400,000	7,400,000
Other equity investments (Note 7)	—	—	35,800,000	35,800,000

Total	—	—	43,200,000	43,200,000

Liabilities
Warrant liabilities (Note 12)	—	—	22,051,104	22,051,104

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. FAIR VALUE MEASUREMENT (Continued)

          The table below reflects the reconciliation from the opening balances to the closing balances for recurring fair value measurements of the fair value hierarchy for the nine months ended September 30, 2019 (unaudited) and 2020:

				For the nine months ended September 30, 2019 (unaudited)

				Gain or Losses

RMB	January 1, 2019	Purchase/ Issue	Sell	Included in earnings	Included in other comprehensive loss	Foreign currency translation adjustment included in other comprehensive loss	September 30, 2019 (unaudited)

Assets
Short-term investments
Short-term investments (Note 4)	2,994,216	34,000,000	34,601,727	101,727	6,619	—	2,500,835

Long-term investments
Available-for-sale debt securities (Note 7)	—	1,250,000	—	—	—	—	1,250,000
Other equity investments (Note 7)	29,700,000	—	—	900,000	—	—	30,600,000

Total	29,700,000	1,250,000	—	900,000	—	—	31,850,000

Liabilities
Warrant liabilities (Note 12)	5,037,589	—	—	239,894	—	161,577	5,439,060

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. FAIR VALUE MEASUREMENT (Continued)

				For the nine months ended September 30, 2020

				Gain or Losses

RMB	January 1, 2020	Purchase/ Issue	Sell	Included in earnings	Included in other comprehensive loss	Foreign currency translation adjustment included in other comprehensive loss	September 30, 2020

Assets
Short-term investments
Short-term investments (Note 4)	2,501,024	—	2,512,192	12,192	(1,024)	—	—

Long-term investments
Available-for-sale debt securities (Note 7)	2,500,000	—	—	—	4,900,000	—	7,400,000
Other equity investments (Note 7)	33,788,340	457,326	—	1,554,334	—	—	35,800,000

Total	36,288,340	457,326	—	1,554,334	4,900,000	—	43,200,000

Liabilities
Warrant liabilities (Note 12)	19,631,027	—	—	2,964,481	—	(544,404)	22,051,104

16. INCOME TAX

a)
Income tax

The Cayman Islands

          Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

          No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

Hong Kong S.A.R.

          Under the current Hong Kong S.A.R. Inland Revenue Ordinance, the Company's Hong Kong S.A.R. subsidiary is subject to Hong Kong S.A.R. profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong S.A.R. Payments of dividends by the Hong Kong S.A.R. subsidiary to the Company is not subject to withholding tax in Hong Kong S.A.R. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. No provision for Hong Kong profits tax has been made in the financial statements as the

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

subsidiary in Hong Kong has no assessable profits for the nine months ended September 30, 2019 (unaudited) and 2020.

Japan

          The Company's Japan subsidiary, Cloopen Japan Co., Ltd., is subject to Japanese corporation tax (including national corporation tax, local enterprise tax and other income-based taxes) on its worldwide income. The statutory effective tax rate is approximately 30% to 34%, depending on the size of the company.

          Dividends paid by a Japanese company are generally subject to Japanese withholding tax. If the Japanese company paying dividends is a non-listed company and the payee is a non-resident of Japan, the rate of such withholding tax is 20.42% under Japanene Tax law. The Company enjoys preferential withholding tax rate of 10% under Japan-China tax treaty.

The PRC

          The Group's PRC subsidiaries, the VIE, and the VIE's subsidiaries are subject to the PRC Corporate Income Tax Law ("CIT Law") and are taxed at the statutory income tax rate of 25%, unless otherwise specified.

          In March 2007, a new enterprise income tax law (the "New EIT Law") in the PRC was enacted which became effective on January 1, 2008. The New EIT Law applies a unified 25% enterprise income tax ("EIT") rate to both foreign invested enterprises and domestic enterprises, unless a preferential EIT rate is otherwise stipulated. On April 14, 2008, relevant governmental regulatory authorities released further qualification criteria, application procedures and assessment processes for meeting the High and New Technology Enterprise ("HNTE") status under the New EIT Law which would entitle qualified and approved entities to a favorable EIT tax rate of 15%. In April 2009 and June 2017, the State Administration for Taxation ("SAT") issued Circular Guoshuihan (2009) No. 203 ("Circular 203") and SAT Announcement (2017) No. 24 ("Announcement 24") stipulating that entities which qualified for the HNTE status should apply with in-charge tax authorities to enjoy the reduced EIT rate of 15% provided under the New EIT Law starting from the year when the new HNTE certificate becomes effective. The HNTE certificate is effective for a period of three years and can be renewed for another three years. Subsequently, an entity needs to re-apply for the HNTE status in order to be able to enjoy the preferential tax rate of 15%.

          Ronglian 7Moor obtained the HNTE certificate in December 2016, and subsequently renewed the HNTE certificate in October 2019. Thus, it entitles to the preferential tax rate of 15% from 2016 to 2021.

          Beijing Baiyi High-Tech Information Technology Co., Ltd., a subsidiary of the Company, obtained the HNTE certificate in October 2017, which expired in October 2020 and the renewal application is currently under review. Thus, it entitled to the preferential tax rate of 15% from 2017 to 2019. In October 2020, Baiyi received approval from the tax authority on the renewal of its HNTE status which entitled it to the preferential income tax rate of 15% from 2020 to 2022.

          Ronglian Guanghui and Beijing Yunrong Tianxia Technology Co., Ltd., subsidiaries of the Company, obtained the HNTE certificates in December 2017, which will be expired in December 2020. Thus, it entitled to the preferential tax rate of 15% from 2017 to 2019. In October 2020,

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

Beijing Yunrong Tianxia Technology Co., Ltd., received approval from the tax authority on the renewal of its HNTE status which entitled it to the preferential income tax rate of 15% from 2020 to 2022. Due to business scope change, Ronglian Guanghui had no plan to renew the HNTE certificates and could not entitle to the preferential tax rate of 15% after the HNTE certificate became void from January 1, 2020.

          Ronglian Yitong, a subsidiary of the Company, obtained the HNTE certificate in September 2015 and subsequently renewed the HNTE certificate in September 2018. Thus, it entitles to the preferential tax rate of 15% from 2015 to 2021.

          Beijing Ronglian Huitong Technology Co., Ltd. and Shenzhen Zhongtian Wangjing Technology Co., Ltd., subsidiaries of the Company, obtained the HNTE certificates in December 2019. Thus, they entitle to the preferential tax rate of 15% from 2019 to 2021.

          If any entities fail to maintain the HNTE qualification under the New EIT Law, they will no longer qualify for the preferential tax rate of 15%.

          The CIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC be treated as a resident enterprise for the PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the CIT Law define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside the PRC should be considered a resident enterprise for PRC tax purposes.

          The components of loss before income taxes are as follows:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
The Cayman Islands	(15,414,788)	(84,538,007)
Hong Kong S.A.R	(16,031)	(1,749,193)
Japan	3,060,509	4,605,981
The PRC, excluding Hong Kong S.A.R.	(116,789,844)	(119,543,768)

Total	(129,160,154)	(201,224,987)

Withholding tax on undistributed dividends

          The CIT law also imposes a withholding income tax of 10% on dividends distributed by a foreign investment enterprise ("FIE") to its immediate holding company outside of Mainland China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within Mainland China or if the received dividends have no connection with the establishment or place of such immediate holding company within Mainland China, unless such

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

immediate holding company's jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. The Cayman Islands, where the Company is incorporated, does not have such tax treaty with the PRC. According to the arrangement between Mainland China and Hong Kong S.A.R. on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in Mainland China to its immediate holding company in Hong Kong S.A.R. will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The Group did not record any dividend withholding tax, as the Group's PRC entities, have no retained earnings in any of the periods presented.

	For the nine months ended September 30,

	2019
		2020

	RMB	RMB
	(unaudited)
Current income tax expense	132,642	3,496,389
Deferred income tax expense (benefit)	325,618	(1,004,355)

Total	458,260	2,492,034

          Reconciliation of the differences between the income tax benefit computed based on the PRC statutory income tax rate and the Group's income tax expense for the nine months ended September 30, 2019 (unaudited) and 2020 are as follows:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Computed expected income tax benefit	(32,290,039)	(50,306,247)
Non-deductible expenses
Share-based compensation	2,800,487	20,093,606
Interest expenses	324,419	3,047,305
Entertainment	727,150	581,929
Others	844,572	920,935
Non-PRC entities not subject to income tax	201,032	275,358
Research and development expenses bonus deduction	(18,638,438)	(17,398,104)
HNTE tax incentives	(228,530)	—
Under provision in respect of prior years	(124,522)	(55,594)
Others	429,468	597,437
Changes in valuation allowance	46,412,661	44,735,409

Actual income tax expense	458,260	2,492,034

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

b)
Deferred income tax assets

	December 31, 2019	September 30, 2020

	RMB	RMB
Net operating loss carry forwards	161,427,285	193,683,476
Uninvoiced expenditures	23,400,140	31,234,874
Accounts receivables allowance	6,966,170	9,544,356
Long term investments impairment	5,260,379	5,260,379
Goodwill impairment	1,416,835	1,416,835
Accrued expense	—	2,339,853
Share of losses of equity method investments	140,281	693,135
Others	28,279	289,878
Less: Valuation allowance	(193,549,709)	(233,086,523)

Total deferred income tax assets, net	5,089,660	11,376,263

Intangible assets	(259,438)	(203,844)
Gain from disposal of a subsidiary	—	(3,724,258)
Change in fair value of long-term investment	(4,650,000)	(6,263,584)

Total gross deferred income tax liabilities	(4,909,438)	(10,191,686)

Net deferred income tax assets	180,222	1,184,577

          As of September 30, 2020, the Group had net operating loss carry forwards of approximately RMB777 million attributable to the PRC subsidiaries, the VIE, and the VIE's subsidiaries. The loss carried forward by the PRC companies will expire during the period from year 2020 to year 2030. As of September 30, 2020, the Group had tax loss carry forwards for PRC income tax purpose of RMB777,100,585, which will expire if unused by the following period-end:

Period ended September 30,	RMB

2020	50,939,108
2021	29,923,209
2022	128,252,538
2023	21,464,305
2024 and thereafter	546,521,425
Total	777,100,585

          A valuation allowance is provided against deferred income tax assets when the Group determines that it is more likely than not that the deferred income tax assets will not be utilized in the foreseeable future. In making such determination, the Group evaluates a variety of factors including the Group's operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.

          As of September 30, 2020, the valuation allowance of RMB233,086,523 was related to the deferred income tax assets of the PRC entities which were in loss position. As of September 30, 2020, management believes it is more likely than not that the Group will realize the deferred income tax assets, net of the valuation allowance.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAX (Continued)

          Changes in valuation allowance are as follows:

	Nine months ended September 30,

	2019	2020

	RMB	RMB
	(Unaudted)
Balance at the beginning of the period	(132,566,897)	(193,549,709)
Additions	(46,412,661)	(44,735,409)
Decrease upon disposal of a subsidiary	—	5,198,595

Balance at the end of the period	(178,979,558)	(233,086,523)

          According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company's PRC subsidiary, the VIE and the VIE's subsidiaries for the years from 2014 to 2019 are open to examination by the PRC tax authorities.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. NET LOSS PER SHARE

          The following table sets forth the basic and diluted net loss per ordinary share computation and provides a reconciliation of the numerator and denominator for the periods presented:

	For the nine months ended September 30,

	2019
		2020

	RMB	RMB
	(unaudited)
Numerator:
Net loss	(129,618,414)	(203,717,021)
Accretion and modifications of Redeemable Convertible Preferred Shares	(99,204,005)	(215,790,622)
Deemed dividend to Series E Redeemable Convertible Preferred Shareholders	—	(12,070,034)

Numerator for basic and diluted net loss per ordinary share calculation	(228,822,419)	(431,577,677)

Denominator:
Weighted average number of pre-offering Class A and pre-offering Class B ordinary shares	91,366,949	83,197,013

Denominator for basic and diluted net loss per ordinary share calculation	91,366,949	83,197,013

Net loss per ordinary share attributable to pre-offering Class A and pre-offering Class B ordinary shareholders
— Basic and diluted	(2.50)	(5.19)

          Securities that could potentially dilute basic net loss per ordinary share in the future that were not included in the computation of diluted net loss per ordinary share because to do so would have been antidilutive for the nine months ended September 30, 2019 (unaudited) and 2020 are as follow:

	For the nine months ended September 30,

	2019	2020

	(unaudited)
Share options	21,073,155	25,576,218
Restricted ordinary shares	9,854,893	7,136,595
Redeemable Convertible Preferred Shares	108,421,528	109,091,976
Warrants	6,773,946	7,088,220

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. REVENUE INFORMATION

  Revenues

          The Group's revenues are disaggregated by major products/services lines, timing of revenue recognition and primary geographical markets (based on the location of customers) as follow:

	For the nine months ended September 30,

Major products/services lines	2019
		2020

	RMB	RMB
	(unaudited)
CPaaS
— Text messaging	145,320,867	177,533,301
— Voice calls	43,240,125	43,034,317
— Others(Note1)	27,663,386	48,985,028
Cloud-based CC	121,013,571	153,650,255
Cloud-based UC&C	82,842,909	81,824,412
Other services	6,205,150	3,970,229

Revenues	426,286,008	508,997,542

Note 1: Others include CPaaS revenue from the customers' use of the Group's Internet of Things (IoT) and jointly-operated CPaaS platforms.

	For the nine months ended September 30,

Timing of revenue recognition	2019	2020

	RMB	RMB
	(unaudited)
Point in time	304,641,118	389,201,166
Over time	121,644,890	119,796,376

Revenues	426,286,008	508,997,542

          The Group's business is subject to seasonal fluctuations. The Group believe that their quarterly sales are affected by industry buying patterns. As such, the Group generally record higher revenues in the second half of each year. In addition, the Group typically generate lower revenues in the first quarter during or around Chinese New Year holiday. Changes in seasonal trends may cause fluctuations in our results of operations and financial condition.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. REVENUE INFORMATION (Continued)

Primary geographical markets (based on the location of customers)	For the nine months ended September 30,

	2019
		2020

	RMB	RMB
	(unaudited)
The PRC	422,527,419	488,905,683
Japan	3,758,589	20,091,859

Revenues	426,286,008	508,997,542

  Contract Assets and Contract Liabilities

          The Group's contract assets and contract liabilities as of December 31, 2019 and September 30, 2020 are as follows:

	December 31,	September 30,

	2019	2020

	RMB	RMB
Contract assets	25,249,719	30,326,986
Contract liabilities	111,953,381	107,612,385

          The contract assets primarily relate to the Group's rights to consideration for work performed but not invoiced at the reporting date on Cloud-based UC&C projects. The contract assets are transferred to receivables when the rights to consideration become unconditional.

          The contract liabilities primarily related to the advanced consideration received from customers in relation to the subsequent provision of Cloud-based CC services and/or customization and implementation of Cloud-based UC&C projects. The contract liabilities will be recognized as revenue when the Group fulfils its performance obligations to transfer the promised products or services to customers, which is expected to occur within one year.

          Changes in the contract assets balances for the nine months ended September 30, 2019 (unaudited) and 2020 are as follows:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Gross amount at the beginning of the period	18,985,847	26,781,689
Increases due to revenue recognized during the period	47,189,076	34,679,340
Transfers to accounts receivables during the period	(43,179,243)	(28,489,338)

Gross amount at the end of the period	22,995,680	32,971,691
Allowance for contract assets	(1,480,173)	(2,644,705)

Contract assets, net	21,515,507	30,326,986

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. REVENUE INFORMATION (Continued)

          The movement of the allowance for contract assets is as follows:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Balance at the beginning of the period	949,292	1,531,970
Additions charged to bad debt expense	530,881	1,112,735

Balance at the end of the period	1,480,173	2,644,705

          Changes in the contract liabilities balances for the nine months ended September 30, 2019 (unaudited) and 2020 are as follows:

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Balance at the beginning of the period	98,417,522	111,953,381
Revenue recognised that was included in the contract liabilities balance at the beginning of the period	(73,503,337)	(74,074,308)
Increase due to cash received, excluding amount recognised as revenue during the period	72,964,507	69,733,312

Balance at the end of the period	97,878,692	107,612,385

          The amounts of revenue recognized for the nine months ended September 30, 2019 (unaudited) and 2020 that were included in the contract liabilities balances at the beginning of the year are RMB73.5 million and RMB74.1 million, respectively.

          The Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose the information about remaining performance obligations which are part of contracts that have an original expected duration of one year or less.

19. COMMITMENTS AND CONTINGENCIES

          The Group leases its offices under non-cancelable operating lease agreements. Rental expenses were RMB13,376,326 and RMB 15,673,796 for the nine months ended September 30, 2019 (unaudited) and 2020, respectively.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

          As of September 30, 2020, future minimum lease commitments, all under office and facilities non-cancelable operating lease agreements, were as follows:

Period ended September 30,	RMB

The remainder of 2020	6,311,477
2021	16,221,303
2022	12,893,148
2023	3,798,696

          Except for those disclosed above, the Group did not have any significant capital or other commitments, long-term obligations, or guarantees as of September 30, 2020.

20. RELATED PARTY TRANSACTIONS

(a)    Rental expenses paid for related parties

          For the nine months ended September 30, 2019 (unaudited) and 2020, the Group paid rental expenses of RMB100,000 and RMB150,000, respectively on behalf of Beijing Puhui Sizhong Technology Limited Company ("Puhui Sizhong"), a company affiliated with Mr. Changxun Sun, the Group's founder and a board member. The Group did not expect to collect the amount paid from Puhui Sizhong and therefore recognized the rental expenses paid on behalf of Puhui Sizhong as general and administrative expenses.

(b)    Interest free loans provided to and collected from related parties

          For the nine months ended September 30, 2019 (unaudited) and 2020, the Company provided interest-free loans of nil and RMB2,550,000, respectively, to the three management employees of the Group. For the nine months ended September 30, 2019 (unaudited) and 2020, the Company collected interest-free loans of RMB280,000 and RMB790,000, respectively, from the three management employees of the Group. As of December 31, 2019 and September 30, 2020, the amounts due from the three management employees were RMB2,510,000, and RMB4,270,000 respectively. The Company received repayments of RMB4,270,000 in cash from the three management employees of the Group from October 2020 to January 2021.

          For the nine months ended September 30 2020, the Company provided interest-free loans of RMB1,400,000 to Jingu. As of September 30, 2020, the amount due from Jingu was RMB1,400,000. The Company received RMB1,400,000 in cash from Jingu on January 14, 2021.

(c)    Rental from the equity investee

          For the nine months ended September 30, 2020, the Group leased office to Jingu with a rental of RMB237,736, which is payable in advance. As of September 30, 2020, the amount due to the equity investee was RMB39,623.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. RELATED PARTY TRANSACTIONS (Continued)

(d)    Cloud-based UC&C services provided to related parties

          The Company provided Cloud-based UC&C services to subsidiaries of Hi Sun Technology (China) Limited ("Hi Sun Group"), a company which controls Main Access Limited, one of the Company's shareholders. Revenues of RMB28,859,083 and RMB20,295,370 were recorded in the consolidated statements of comprehensive loss for the nine months ended September 30, 2019 (unaudited) and 2020. Amounts due from Hi Sun Group were RMB12,501,982 and RMB8,772,189 as of December 31, 2019 and September 30, 2020, which are included in accounts receivable, net on the consolidated balance sheets. Deposits for performance guarantee, which are included in prepayments and other current assets on the consolidated balance sheets, were RMB3,935,606 and RMB3,935,606 as of December 31, 2019 and September 30, 2020, respectively.

(e)    Outsourcing services purchased from related parties

          The Company purchased outsourcing services from Hi Sun Group to receive project development services, which is included in cost of revenues of RMB6,243,367 and RMB386,321 for the nine months ended September 30, 2019 (unaudited) and 2020, respectively and research and development services, which is included in research and development expenses of Nil and RMB 4,138,051 for the nine months ended September 30, 2019 (unaudited) and 2020, respectively. Amounts due to Hi Sun Group were RMB3,180,095 and RMB1,010,803 as of December 31, 2019 and September 30, 2020, respectively, which is included in accounts payable on the consolidated balance sheets.

21. SUBSEQUENT EVENTS

(a)    Series F Preferred Shares

          On November 13, 2020, the Company issued a total of 31,581,509 Series F Redeemable Convertible Preferred Shares ("Series F Preferred Shares") certain investors for an aggregated cash consideration of US$91 million.

          The rights, preferences and privileges of the Series F Preferred Shares are as follows:

Redemption Rights

          At any time after the earliest of (i) the third anniversary of the Series E Redeemable Convertible Preferred Shares issue date, if a Qualified Initial Public Offering ("Qualified IPO") has not been consummated by then; (ii) the time when any material adverse occurs, under which circumstance the captive structure of the Group which is established through the cooperation documents becomes, has become, or is threaten to become invalid, illegal or unenforceable, (iii) the date that there is a material breach by the Company or by any principal of any of their respective representations, warranties, or undertakings under the transaction documents, or (iv) any fraud or dishonesty to the preferred shares investors by the Group or the principals, (v) solely with respect to the holders of Series E Preferred Shares and/or Series F Preferred Shares, the exercise of the redemption right held by any other holders of preferred shares, or (vi) solely with respect to the holders of Series F Preferred Shares, any material breach by the Group of the contracts entered into with telecom carriers which leads to the termination of such contracts by the telecom carriers, and such termination causes a material adverse effect, each share of Series F Preferred Shares

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. SUBSEQUENT EVENTS (Continued)

shall be redeemable at the option of each holder of the Series F Preferred Shares, at a redemption price per share that equals to the greater of (x) 100% of the Series F Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Series F Preferred Shares, and (y) the fair market value of the relevant Series F Preferred Shares.

Conversion Right

          Each preferred share shall be convertible, at the option of the holder, at any time after the date of issuance of such preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events.

          Each preferred share shall automatically be converted into ordinary shares, at the applicable then-effective conversion price upon the earlier of (a) the closing of the sale of shares of Common Stock to the public at a pre-offering valuation of at least US$1.5 billion with gross proceeds of at least US$100 million , in a Qualified Initial Public Offering ("Qualified IPO"), or (b) the date specified by written consent or agreement of the holders of a majority of the Series F Preferred Shares.

Dividends rights

          Preferred shares holders are entitled to receive dividends at the rate of 8% of the applicable preferred shares issue price, payable out of funds or assets legally available. Such dividends shall be payable only if declared by the Board of Directors and shall be non-cumulative.

          The Company is not obliged to declare, pay, set aside or make such dividends to preferred shares holders except for (i) a distribution made in liquidation; (ii) applicable exempted distribution, including (a) the purchase, repurchase or redemption of ordinary shares by the Company from terminated employees, officers or consultants in accordance with the ESOP or the share restriction agreement, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board, and (b) the purchase, repurchase or redemption of the Preferred Shares;(iii) all declared but unpaid dividends on the preferred shares have been paid in full, and (iv) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each issued and outstanding preferred share such that the dividend or distribution declared, paid, set aside or made to the holder shall be equal to the dividend or distribution that such holder would have received if such preferred share had been converted into ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder received such dividend or distribution.

Liquidation Rights

          At the time of the liquidation, dissolution or winding up, the holders of the Series F Preferred Shares shall be entitled to receive in preference to the holders of Series A-D Preferred Shares and ordinary shares, liquidation preference amounts equivalent to 100% of the Series F Preferred Shares issue price with an 8% compound per annum, plus any declared but unpaid dividends on such Series F Preferred Shares.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. SUBSEQUENT EVENTS (Continued)

(b)    Series F Warrants

          Pursuant to the Series F preferred share purchase agreement, the Company agreed to issue a warrant to Novo Investment HK Limited ("Novo Investment") with the exercise price of US$34,000,000. Novo Investment may, within six months commencing from the issuance date, subscribe for an aggregate of 11,799,685 Series F Redeemable Convertible Preferred Shares of the Company, par value of US$0.0001 per share, at the exercise price of US$2.8814 per share, subject to adjustment.

          On January 7, 2021, Series F warrant was fully exercised with the exercise price of US$34,000,000 and the Company issued 11,799,685 Series F Redeemable Convertible Preferred Shares to Novo Investment.

(c)    Waiver of subscription receivable due from shareholder

          On June 10, 2016, the Company issued 16,982,978 ordinary shares at fair value to Mr. Changxun Sun, for an aggregate consideration of US$3,674,376 (the "Subscription Price"), which was unpaid as of September 30, 2020.

          On November 3, 2020, all the shareholders and directors of the Company passed a special resolution to waive the Subscription Price, except for the par value which shall be paid by Mr. Changxun Sun.

          The waiver of the subscription receivable with Mr. Changxun Sun will be recorded as compensation expense in our consolidated statements of comprehensive loss for the year ended December 31, 2020.

(d)    Coronavirus Impact

          Since the outbreak of COVID-19 throughout China and other countries and regions, a series of precautionary and control measures have been implemented worldwide to contain the virus. The outbreak of COVID-19 has had certain negative impact on the overall economy of the regions where the Company deliver its products or services. Any economic slowdown and/or negative business sentiment could potentially have an impact on the industries in which the Company's major customers operate, including the settlement of the outstanding accounts receivable from these customers.

          The Group will continue to closely focus on both global and domestic situation of concerning its prevention and control, and cope with the related impacts on the Company actively.

(e)    Excise of warrants and repayment of unsecured loans in connection with Series E Financing

          On November 3, 2020, the warrants in connection with Series E Financing (Note 12) were exercised and the Company issued 6,426,844 Series E Redeemable Convertible Preferred Shares to the offshore affiliates of the two PRC onshore investment funds (the "Offshore Affiliates") in exchange for two promissory notes in the aggregate amount of US$15 million.

          On December 30, 2020, the unsecured loans of US$15 million (equivalent to RMB106.1 million) was repaid by Ronglian Yitong.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. SUBSEQUENT EVENTS (Continued)

(f)    Share option issuance

          Subsequent to September 30, 2020, the Company granted share options to purchase up to 936,700 ordinary shares with a weighted-average exercise price of US$0.333 per share. Based on the fair value per share at issuance date, the Company estimates it will recognize approximately RMB20.1 million (equivalent to US$3.0 million) of share-based compensation expense related to these share options over the requisite service period of 4 years.

(g)    Acquisition of equity interest in a majority-owned subsidiary

          In January 2021, the Company obtained 45% equity interest in a majority-owned subsidiary, Cloopen Japan Co., Ltd. ("Cloopen Japan") by issuing 1,424,312 ordinary shares to the non-controlling shareholders, who are also the management employees in Cloopen Japan. These transactions were accounted for as equity transactions of changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary according to ASC Topic 810-10-45-23. Therefore, no gain or loss shall be recognized in consolidated statements of comprehensive loss.

          The difference between fair value of consideration paid to the management employees and fair value of the non-controlling interest at the time of aquisiton is recognized as share-based compensation expenses in the amount of RMB4.5 million (unaudited).

22. PARENT ONLY FINANCIAL INFORMATION

          The following condensed parent company financial information of Cloopen Group Holding Limited has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements. As of September 30, 2020, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of Cloopen Group Holding Limited, except for those, which have been separately disclosed in the consolidated financial statements.

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. PARENT ONLY FINANCIAL INFORMATION (Continued)

(a)    Condensed Balance Sheets

	December 31,	September 30,

	2019	2020

	RMB	RMB
Assets
Current assets
Cash	355,008	6,943,008
Other current assets	17,409	17,409

Total current assets	372,417	6,960,417

Non-current assets:
Investments in and amounts due from subsidiaries and consolidated VIE and VIE's subsidiaries	227,116,226	76,037,169

Total non-current assets	227,116,226	76,037,169

Total assets	227,488,643	82,997,586

Liabilities
Current liabilities
Accrued expenses and other current liabilities	707	3,080
Warrant liabilities	—	15,663,230

Total current liabilities	707	15,666,310

Non-current liabilities
Non-current warrant liabilities	19,631,027	6,387,874

Total non-current liabilities	19,631,027	6,387,874

Total liabilities	19,631,734	22,054,184

Mezzanine equity
Series A Redeemable Convertible Preferred Shares	183,371,326	218,361,126
Series B Redeemable Convertible Preferred Shares	212,123,212	248,487,191
Series C Redeemable Convertible Preferred Shares	613,766,867	690,395,000
Series D Redeemable Convertible Preferred Shares	205,776,240	222,355,563
Series E Redeemable Convertible Preferred Shares	229,103,777	252,100,504

Total mezzanine equity	1,444,141,422	1,631,699,384

Shareholders' deficit:
Pre-offering Class A ordinary shares	23,519	28,592
Pre-offering Class B ordinary shares	33,348	33,348
Subscription receivable	(23,219,901)	(23,218,856)
Accumulated other comprehensive loss	(72,548,649)	(27,174,321)
Accumulated deficit	(1,140,572,830)	(1,520,424,745)

Total shareholders' deficit	(1,236,284,513)	(1,570,755,982)

Total liabilities, mezzanine equity and shareholders' deficit	227,488,643	82,997,586

CLOOPEN GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. PARENT ONLY FINANCIAL INFORMATION (Continued)

(b)    Condensed Statements of Comprehensive Loss

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Total operating expenses	(11,993,225)	(80,678,172)
Share of losses from subsidiaries and consolidated VIE and VIE's subsidiaries	(117,625,189)	(123,038,849)

Loss before income taxes	(129,618,414)	(203,717,021)
Income tax expense	—	—

Net loss	(129,618,414)	(203,717,021)

Accretion and modification of Redeemable Convertible Preferred Shares	(99,204,005)	(215,790,622)
Deemed dividend to Series E Redeemable Convertible Preferred Shareholders	—	(12,070,034)

Net loss attributable to ordinary shareholders	(228,822,419)	(431,577,677)

(c)    Condensed Statements of Cash Flows

	For the nine months ended September 30,

	2019	2020

	RMB	RMB
	(unaudited)
Net cash used in operating activities	(38,587)	(978,728)
Net cash used in investing activities	(218,538,384)	—
Net cash provided by financing activities	218,909,986	7,781,837
Effect of foreign currency exchange rate changes on cash	(7,004)	(215,109)

Net increase in cash	326,011	6,588,000
Cash at the beginning of the period	6,709,911	355,008

Cash at the end of the period	7,035,922	6,943,008

[Page intentionally left blank for back cover graphics]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

          Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against fraud, dishonesty or the consequences of committing a crime.

          Our post-offering amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering provide that each officer or director of our company (but not auditors) shall be indemnified out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person's own dishonesty, wilful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

          Under the form of indemnification agreement filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

          The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

          During the past three years, we have issued and sold the securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. We believe that our issuances of options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Title and Number of Securities	Consideration (US$)
7Moor Ultima Holding Limited	February 22, 2017	3,894,424 pre-offering Class A ordinary shares	US$389.4424
7Moor Thule Holding Limited	February 22, 2017	1,947,212 pre-offering Class A ordinary shares	US$194.7212

Purchaser	Date of Issuance	Title and Number of Securities	Consideration (US$)

Main Access Limited	March 19, 2018	2,434,015 series D preferred shares	US$5,000,000
Trustbridge Partners V, L.P.	March 19, 2018	9,736,060 series D preferred shares	US$20,000,000
Telstra Ventures Pty Limited	March 19, 2018	292,082 series D preferred shares	US$600,000
Prospect Avenue Capital Limited Partnership	August 28, 2019	12,225,142 series E preferred shares	US$30,000,000
Sequoia Capital CV IV Holdco, Ltd.	August 28, 2019	407,505 series E preferred shares	US$1,000,000
Vitalbridge Fund I, L.P.	August 28, 2019	407,505 series E preferred shares	US$1,000,000
PRAISING EASE LIMITED	October 15, 2019	one series E-1 preferred shares	US$0.0001
Guizhou Province Yunli High-tech Industry Investment Partnership (Limited Partnership) and Guizhou Province Chuangxin Chuangye Equity Investment Fund (Limited Partnership)	October 15, 2019	Warrants to subscribe for an aggregate of 6,112,570 series E preferred shares	N/A
Kastle Limited	March 25, 2020	3,706,745 pre-offering Class A ordinary shares	US$370.6745
Prospect Avenue Capital Limited Partnership	March 25, 2020	247,353 series E preferred shares	US$24.7353
Sequoia Capital CV IV Holdco, Ltd.	March 25, 2020	8,245 series E preferred shares	US$0.8245
Vitalbridge Fund I, L.P.	March 25, 2020	8,245 series E preferred shares	US$0.8245
Guizhou Province Yunli High-tech Industry Investment Partnership (Limited Partnership) and Guizhou Province Chuangxin Chuangye Equity Investment Fund (Limited Partnership)(1)	March 25, 2020	Warrants to subscribe for an aggregate of 123,677 series E preferred shares	US$12.3677
Kastle Limited	July 15, 2020	3,036,187 pre-offering Class A ordinary shares	US$303.6187

Purchaser	Date of Issuance	Title and Number of Securities	Consideration (US$)

Will Hunting Capital Fund I, L.P.	July 15, 2020	464,900 pre-offering Class A ordinary shares	US$1,140,864.60
Prospect Avenue Capital Limited Partnership	July 15, 2020	381,193 series E preferred shares	US$38.1193
Sequoia Capital CV IV Holdco, Ltd.	July 15, 2020	12,706 series E preferred shares	US$1.2706
Vitalbridge Fund I, L.P.	July 15, 2020	12,706 series E preferred shares	US$1.2706
Guizhou Province Yunli High-tech Industry Investment Partnership (Limited Partnership) and Guizhou Province Chuangxin Chuangye Equity Investment Fund (Limited Partnership)	July 15, 2020	Warrants to subscribe for an aggregate of 190,597 series E preferred shares	US$19.0597
Max Honest Limited	November 3, 2020	26,051,641 series C preferred shares	US$35,000,000
Beijing Zhanjin Management Consultant Center (LLP) and Beijing Yunli Hefeng Management Consultant Center (LLP)	November 3, 2020	6,426,844 series E preferred shares	US$15,000,000
Wisdom Legend Investment Limited	November 3, 2020	1,700,000 pre-offering Class A ordinary shares	US$170.0000
Novo Investment HK Limited	November 13, 2020	Warrants to subscribe for an aggregate of 11,799,685 series F preferred shares	N/A
Image Frame Investment (HK) Limited	November 13, 2020	11,799,685 series F preferred shares	US$34,000,000
Mirae Asset Growth 1 Investment Company Limited	November 13, 2020	694,099 series F preferred shares	US$2,000,000
Mirae Asset New Economy Fund L.P.	November 13, 2020	5,205,743 series F preferred shares	US$15,000,000
Mirae Asset Securities (HK) Limited	November 13, 2020	1,388,198 series F preferred shares	US$4,000,000
VM EDU Fund I, L.P.	November 13, 2020	7,635,090 series F preferred shares	US$22,000,000

Purchaser	Date of Issuance	Title and Number of Securities	Consideration (US$)

Parantoux Vintage PE Ltd.	November 13, 2020	3,123,446 series F preferred shares	US$9,000,000
CloudAlpha Master Fund	November 13, 2020	1,735,248 series F preferred shares	US$5,000,000
Novo Investment HK Limited	January 7, 2021	11,799,685 series F preferred shares	US$34,000,000
Kastle Limited	January 15, 2021	1,424,312 pre-offering Class A ordinary shares	N/A
Certain directors, officers, employees, consultants and other recipients of options granted under the 2016 Plan	Various dates	25,230,592 ordinary shares issuable upon exercise of outstanding options(1)	Exercise price ranging from US$0.01 to US$0.38 per share

(1)
See "Management — Share Incentive Plans".

Item 8.    Exhibits and Financial Statement Schedules

(a)    Exhibits

          See Exhibits Index beginning on page II-6 of this registration statement.

(b)    Financial Statement Schedules

          Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1		Seventh Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2		Form of Eighth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)
4.1	*	Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Registrant's Specimen Certificate for Ordinary Shares
4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of the American Depositary Shares
5.1		Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1		Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2		Opinion of CM Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)
10.1		2016 Share Incentive Plan
10.2		2021 Share Incentive Plan
10.3		Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.4		Form of Employment Agreement between the Registrant and each of its executive officers
10.5
Amended and Restated Exclusive Business Cooperation Agreement between Anxun Guantong (Beijing) Technology Co., Ltd. and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of November 3, 2020
10.6
Share Pledge Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Lhasa Heye Investment Management Co., Ltd., and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of March 28, 2019
10.7		Share Pledge Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Changxun Sun, and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of March 28, 2019
10.8		Share Pledge Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Jianhong Zhou, and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of March 28, 2019
10.9
Share Pledge Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Beijing Hongshan Shengde Equity Investment Center (Limited Partnership), and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of November 3, 2020
10.10
Exclusive Option Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Lhasa Heye Investment Management Co., Ltd., and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of August 28, 2019

Exhibit No.	Description of Exhibit
10.11	Exclusive Option Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Changxun Sun, and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of August 28, 2019
10.12	Exclusive Option Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Jianhong Zhou, and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of March 28, 2019
10.13
Exclusive Option Agreement among Anxun Guantong (Beijing) Technology Co., Ltd., Beijing Hongshan Shengde Equity Investment Center (Limited Partnership), and Beijing Ronglian Yitong Information Technology Co., Ltd. dated as of November 3, 2020
10.14	Power of Attorney issued by Lhasa Heye Investment Management Co., Ltd. dated as of August 28, 2019
10.15	Power of Attorney issued by Changxun Sun dated as of August 28, 2019
10.16	Power of Attorney issued by Jianhong Zhou dated as of March 28, 2019
10.17	Power of Attorney issued by Beijing Hongshan Shengde Equity Investment Center (Limited Partnership) dated as of November 3, 2020
10.18	Spousal Consent Letter issued by the spouse of Changxun Sun dated as of August 28, 2019
10.19	The Sixth Amended and Restated Shareholders Agreement between the Registrant and other parties thereto dated as of November 13, 2020
10.20	The Sixth Amended and Restated Right of First Refusal and Co-sale Agreement between the Registrant and other parties thereto dated as of November 13, 2020
10.21	Series F Preferred Share Purchase Agreement between the Registrant and other parties thereto dated as of November 4, 2020
10.22	Warrant to Purchase Series F Preferred Shares of the Registrant, dated as of November 13, 2020
21.1	List of Principal Subsidiaries and Affiliated Entities of the Registrant
23.1	Consent of KPMG Huazhen LLP, an independent registered public accounting firm
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3	Consent of CM Law Firm (included in Exhibit 99.2)
24.1	Powers of Attorney (included on signature page)
99.1	Code of Business Conduct and Ethics of the Registrant
99.2	Opinion of CM Law Firm regarding certain PRC law matters
99.3	Consent of China Insights Consultancy
99.4	Consent of Yipeng Li
99.5	Consent of Xiegang Xiong
99.6	Consent of Cheng Luo

*
To be filed by amendment.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 19, 2021.

Cloopen Group Holding Limited
By:	/s/ CHANGXUN SUN
	Name:	Changxun Sun
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mr. Changxun Sun and Mr. Yipeng Li as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, or the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHANGXUN SUN Name: Changxun Sun	Chairman and Chief Executive Officer (principal executive officer)	January 19, 2021
/s/ YIPENG LI Name: Yipeng Li	Chief Financial Officer (principal financial and accounting officer)	January 19, 2021
/s/ KUI ZHOU Name: Kui Zhou	Director	January 19, 2021

Signature	Title	Date

/s/ QINGSHENG ZHENG Name: Qingsheng Zheng	Director	January 19, 2021
/s/ XIAODONG LIANG Name: Xiaodong Liang	Director	January 19, 2021
/s/ ZI YANG Name: Zi Yang	Director	January 19, 2021
/s/ MING LIAO Name: Ming Liao	Director	January 19, 2021
/s/ FENG ZHU Name: Feng Zhu	Director	January 19, 2021
/s/ LOK YAN HUI Name: Lok Yan Hui	Director	January 19, 2021
/s/ JIANHONG ZHOU Name: Jianhong Zhou	Director	January 19, 2021
/s/ CHING CHIU Name: Ching Chiu	Director	January 19, 2021

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

          Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Cloopen Group Holding Limited, has signed this registration statement or amendment thereto in New York on January 19, 2021.

COGENCY GLOBAL INC. Authorized U.S. Representative
By:	/s/ COLLEEN A. DE VRIES
	Name:	Colleen A. De Vries
	Title:	Senior Vice President